As filed with the Securities and Exchange Commission on May 20, 2005

Registration Statement No. 333-124052

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Wynn Las Vegas, LLC

(Exact name of registrant as specified in its charter)

Nevada	7990	88-0494878
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Wynn Las Vegas Capital Corp.

(Exact name of registrant as specified in its charter)

Nevada	7990	46-0484992
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

*See Table of Additional Registrants below

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(702) 770-1100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald J. Kramer

President

c/o Wynn Resorts, Limited

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(702) 770-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Jerome L. Coben, Esq.

Jonathan L. Friedman, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071

(213) 687-5000

(213) 687-5600 (facsimile)

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

TABLE OF ADDITIONAL REGISTRANTS

Name of Additional Registrant*	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
Las Vegas Jet, LLC	Nevada	7990	88-0460935
World Travel, LLC	Nevada	7990	47-0846667
Wynn Golf, LLC	Nevada	7990	20-1267401
Wynn Show Performers, LLC	Nevada	7990	20-0475541
Wynn Sunrise, LLC	Nevada	7990	20-1366675

*	Address and telephone number of principal executive offices are the same as Wynn Las Vegas, LLC. The 6 5/8% First Mortgage Notes due 2014 were issued by Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. The additional registrants are guarantors.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 20, 2005

PROSPECTUS

Wynn Las Vegas, LLC

Wynn Las Vegas Capital Corp.

Offer to exchange $1,300,000,000 of its outstanding

6 5/8% First Mortgage Notes due 2014

for

6 5/8% First Mortgage Notes due 2014

that have been registered under the Securities Act of 1933, as amended

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005, unless we extend the exchange offer in our sole and absolute discretion.

Terms of the exchange offer:

•	We will exchange the new notes for all outstanding old notes that are validly tendered and not withdrawn pursuant to the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes will not apply to the new notes.

•	The exchange of old notes for new notes will not be a taxable transaction for United States federal income tax purposes. You should see the discussion under the heading “Material United States Federal Income Tax Considerations” for more information.

•	We will not receive any cash proceeds from the exchange offer.

•	We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, transfer of the old notes is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the old notes.

There is no established trading market for the new notes or the old notes.

See “ Risk Factors” beginning on page 19 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Neither the Nevada Gaming Commission, the Nevada State Gaming Control Board nor any other gaming authority has passed upon the accuracy or adequacy of this prospectus or the investment merits of the notes being offered by this prospectus. Any representation to the contrary is unlawful.

The date of this prospectus is                     , 2005

This prospectus contains summaries of the material terms of certain documents. Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to us. Requests for documents or other additional information should be directed to Wynn Las Vegas, LLC, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Legal Department, Telephone (702) 770-7000. To obtain timely delivery of documents or information, we must receive your request no later than five (5) business days before the expiration date of the exchange offer.

INDUSTRY DATA

Industry data used throughout this prospectus are based on surveys and studies conducted by third parties and industry and general publications. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

FOREIGN CURRENCY TRANSLATIONS

Solely for the convenience of the reader, this prospectus contains a translation of a certain Macau pataca amount into U.S. dollars. This translation should not be construed as a representation that the Macau pataca amount actually represents such U.S. dollar amount or could be converted into U.S. dollars at the rate indicated or at all. The translation of Macau patacas into U.S. dollars has been made at the rate of 8.317 Macau patacas to one U.S. dollar, the rate as reported on OANDA.com (http://www.oanda.com) as of March 31, 2005. OANDA.com is an on-line currency converter operated by OANDA Corporation, a technology and financial services provider of foreign currency tools, data and transaction services. All references to “$” in this offering memorandum denote U.S. dollars.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including, but not limited to, statements relating to our business strategy and development activities, as well as other capital spending, financing sources, the effects of regulation (including gaming and tax regulations), expectations concerning future operations, margins, profitability and competition.

Any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, in some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “would,” “could,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “continue” or the negative of these terms or other comparable terminology. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. These risks and uncertainties include, but are not limited to, those relating to:

•	conditions precedent to funding under the agreement governing the disbursement of funds from the accounts holding certain proceeds of the issuance of the old notes and borrowings under our credit facilities;

•	competition in the casino/hotel and resorts industry;

•	estimated development and construction costs of Encore at Wynn Las Vegas;

•	our intention to fund a substantial portion of the development and construction costs of Encore at Wynn Las Vegas with anticipated cash flows generated at Wynn Las Vegas;

•	new development and construction activities of competitors;

•	our lack of operating history;

•	our dependence on Stephen A. Wynn and existing management;

•	our dependence on one property for all of our cash flow;

•	leverage and debt service (including sensitivity to fluctuations in interest rates);

•	levels of travel, leisure and casino spending;

•	general domestic or international economic conditions;

•	pending or future legal proceedings;

•	changes in federal or state tax laws or the administration of such laws;

•	changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions);

•	application for licenses and approvals under applicable jurisdictional laws and regulations (including gaming laws and regulations);

•	the impact that an outbreak of an infectious disease, such as severe acute respiratory syndrome (“SARS”) or Asian bird flu, or the impact of a natural disaster, such as the tsunami that struck southeast Asia in December 2004, may have on the travel and leisure industry; and

•	the consequences of the war in Iraq and other military conflicts in the Middle East and any future security alerts and/or terrorist attacks such as the attacks that occurred on September 11, 2001.

For a more detailed discussion of these and other risk factors, please read carefully the information under the caption “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us. We undertake no obligation to publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus.

SUMMARY

This summary highlights certain material information contained in this prospectus and does not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the financial data and related notes and the “Risk Factors” section beginning on page 19 before making an investment decision. You should read this summary together with the more detailed information contained elsewhere in this prospectus and in our financial statements and accompanying notes.

The new notes will be jointly issued by Wynn Las Vegas, LLC, a Nevada limited liability company, and its wholly owned subsidiary, Wynn Las Vegas Capital Corp., a Nevada corporation (“Wynn Capital”). The new notes will be guaranteed by all of our subsidiaries other than Wynn Completion Guarantor, LLC. Unless the context otherwise requires, all references in this prospectus to “we,” “us” or “our,” or similar terms, refer to Wynn Las Vegas, LLC and its consolidated subsidiaries. The “old notes” consisting of the 6 5/8% First Mortgage Notes due 2014 that were issued on December 14, 2004 and the “new notes” consisting of the 6 5/8% First Mortgage Notes due 2014 offered pursuant to this prospectus are sometimes referred to in this prospectus, individually or together, as the “notes” or the “First Mortgage Notes.”

Overview

We own and operate Wynn Las Vegas, a new destination casino resort which opened to the public on April 28, 2005. Wynn Las Vegas is the concept of Stephen A. Wynn, Chairman of the Board, Chief Executive Officer and one of the principal stockholders of our ultimate parent, Wynn Resorts, Limited (“Wynn Resorts”). From 1973 to 2000, Mr. Wynn was Chairman of the Board, President and Chief Executive Officer of Mirage Resorts, Incorporated and its predecessors. In that role, he was responsible for overseeing the development and operation of the Bellagio, The Mirage, Treasure Island at The Mirage and the Golden Nugget—Las Vegas in Las Vegas, Nevada, as well as the Atlantic City Golden Nugget in New Jersey and the Beau Rivage in Biloxi, Mississippi. Our management believes that Wynn Las Vegas has set a new standard of luxury and elegance for destination casino resorts in Las Vegas.

Wynn Las Vegas is located on Las Vegas Boulevard (the “Las Vegas Strip” or the “Strip) on the site of the former Desert Inn Resort & Casino (the “Desert Inn”), at the northeast corner of the intersection of the Strip and Sands Avenue, one-half block north of The Venetian and Treasure Island at The Mirage and across the Strip from the recently expanded Fashion Show Mall. Wynn Las Vegas also is adjacent to both the Sands Expo Center and Las Vegas Convention Center, which together contain more than 3.2 million square feet of convention space. Wynn Las Vegas occupies approximately 215 acres of land, consisting of a hotel casino on 55 acres of land, a new golf course occupying approximately 142 acres of land and approximately 18 acres of land for employee parking across Sands Avenue from the hotel casino. A second casino resort to be developed on land adjacent to Wynn Las Vegas, known as Encore at Wynn Las Vegas (“Encore”), will occupy an additional 20 acres of land on the Las Vegas Strip.

Wynn Las Vegas features 2,716 luxurious guest rooms and suites, an approximately 111,000 square foot casino, 22 food and beverage outlets, an on-site 18-hole golf course, approximately 223,000 square feet of meeting space, an on-site Ferrari and Maserati dealership and approximately 76,290 square feet of retail space. The resort will also have two showrooms featuring live entertainment productions. The Wynn Theater opened concurrently with Wynn Las Vegas and features “Le Rêve, a small collection of imperfect dreams,” a water-based show produced by Franco Dragone, who created “O,” “Mystère” and the Celine Dion show. Our second showroom, the Broadway Theater, is expected to open in September 2005 and will feature the 2004 Tony Award winning Broadway musical, “Avenue Q.”

Our principal executive offices are located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and our telephone number is (702) 770-7000.

Wynn Las Vegas

The total cost of Wynn Las Vegas is estimated to be in the range of $2.7 to $2.75 billion, including the cost of acquiring approximately 235 acres of land, costs of design and construction, capitalized interest, pre-opening expenses, financing fees and construction contingencies, but excluding the incremental cost for Encore, other than the land for Encore. Through March 31, 2005, we had funded approximately $2.4 billion of project costs for Wynn Las Vegas primarily from a combination of contributed capital, proceeds from the initial public offering of Wynn Resorts’ common stock, proceeds from the issuance of our 12% Second Mortgage Notes due 2010 (the “Second Mortgage Notes”) which recently were discharged, a portion of the proceeds from the issuance of the First Mortgage Notes and a portion of the borrowings under our credit facilities.

Encore at Wynn Las Vegas

Due to anticipated demand for Wynn Las Vegas, the continued strength in the Las Vegas market, and our desire to maximize the potential of our substantial real estate assets, we continue to refine the scope of Encore. We have elevated Encore to the status of a free standing casino resort which is fully integrated with Wynn Las Vegas. As currently designed, Encore includes a hotel tower consisting of approximately 1,100 suites and approximately 1,400 guest rooms. In addition, the current plans for Encore include approximately 200,000 square feet of convention and meeting space, a 50,000 square foot casino, additional entertainment venues, restaurants, a spa and salon, swimming pools and retail space. The scope and design of Encore remain subject to the approval of Wynn Resorts’ board of directors. We currently anticipate that Encore will open in the first half of 2008.

We expect that the portion of the proceeds from the sale of the First Mortgage Notes remaining after completion of Wynn Las Vegas, together with remaining availability under our credit facilities and cash flow from the operations of Wynn Las Vegas, will be sufficient to fund Encore project costs of up to $1.4 billion without incurring additional debt or receiving additional capital contributions from Wynn Resorts. We are permitted to spend up to $100.0 million from the proceeds of the First Mortgage Notes and borrowings under our credit facilities to fund costs related to Encore prior to the time the construction budget, construction schedule and certain plans, specifications, schematic drawings and other specified deliverables for Encore (collectively, the “Encore Budget, Plans and Specifications”) are approved by a majority of the arrangers or a majority of the lenders under our credit facilities. Availability of funds in excess of this amount and commencement of construction of Encore are subject to approval of the Encore Budget, Plans and Specifications by a majority of the arrangers or a majority of lenders under our credit facilities by June 30, 2005. Once we have finalized the scope and plans for Encore, we will seek necessary consents and approvals from our lenders and noteholders.

Wynn Resorts

We are indirect wholly owned subsidiaries of Wynn Resorts, a Nevada corporation formed in June 2002, which consummated an initial public offering of its common stock in October 2002. Wynn Resorts’ predecessor, Valvino Lamore, LLC (“Valvino”), was formed in April 2000 as a Nevada limited liability company to acquire land and design, develop and finance Wynn Las Vegas (then known as “Le Rêve”). In June 2000, Valvino completed the purchase of the Desert Inn for approximately $270.0 million plus an adjustment for working capital, and later purchased additional lots located in and around the Desert Inn golf course for an additional $47.8 million. Valvino ceased the operations of the hotel and casino in August 2000 to focus on the design and development of Wynn Las Vegas. Valvino continued to operate the Desert Inn golf course until summer 2002. During 2004, Wynn Resorts purchased the ten remaining residences of the former Desert Inn County Club Estates for approximately $23.0 million as part of a settlement of litigation involving those residences.

Wynn Resorts’ efforts to date have been devoted principally to the design, development, financing and construction of Wynn Las Vegas and the concession negotiation, design, development, financing, land acquisition and construction of a casino development (referred to herein as “Wynn Macau”) in the Macau Special Administrative Region of the People’s Republic of China (“Macau”).

Business Strategy

Showcase the “Wynn Brand.” Mr. Wynn’s involvement with Wynn Las Vegas provides a distinct advantage over other gaming enterprises. We believe that Wynn Las Vegas is Mr. Wynn’s most innovative work to date and has set a new standard of luxury and elegance for destination casino resorts in Las Vegas, much as the Bellagio and The Mirage did when they were built by Mirage Resorts, Incorporated under the guidance of Mr. Wynn.

Create the Preeminent Destination Casino Resort on the Las Vegas Strip. We plan to attract a range of customers, including middle-market and high-end gaming patrons, to Wynn Las Vegas by offering a premium level of luxury and high-quality guest rooms and suites, as well as non-gaming amenities such as a world-class golf course, fine dining, premier retail shopping and distinctive entertainment in intimate, luxurious surroundings. We believe that the level of luxury, sophistication and service we offer at Wynn Las Vegas, together with Mr. Wynn’s experience and reputation in building and operating premier Las Vegas destination casino resorts, appeals to international and domestic high-roller gaming patrons. Wynn Las Vegas has a sophisticated, casually elegant ambience rather than a highly themed experience like many other hotel casino resorts on the Las Vegas Strip. We believe that, over time, Wynn Las Vegas’ more generally themed casually elegant environment, together with its high-quality amenities, superior level of service and distinctive attractions, will have greater lasting appeal to customers than a resort with a particular theme and attractions based on that theme.

Capitalize on the Attractive Location of Wynn Las Vegas and Encore. Wynn Las Vegas has approximately 1,350 feet of frontage on the Las Vegas Strip at the site of the former Desert Inn on the northeast corner of the intersection of the Las Vegas Strip and Sands Avenue. Wynn Las Vegas is located close to a number of premium retail stores and two of the nation’s largest convention centers: the Las Vegas Convention Center and the Sands Expo and Convention Center. Encore will be immediately adjacent and connected to Wynn Las Vegas and will have approximately 900 feet of Strip frontage.

Capitalize on Our Experienced Management Team. Mr. Wynn and his team bring significant experience in the design, development and operation of destination casino resorts. Mr. Wynn and members of his team were responsible for the design, development and operation of the Bellagio, The Mirage and Treasure Island at The Mirage. Other senior executives joined Mr. Wynn from renowned hospitality companies, including Caesars Entertainment and Starwood.

Marketing. Our marketing strategy consists of positioning Wynn Las Vegas as a full-service luxury resort and casino in the leisure, convention and tour and travel markets. We market the casino directly to gaming customers using database marketing techniques and traditional incentives, such as reduced room rates and complimentary meals and suites. We offer high-roller gaming customers premium suites and special hotel services, and have developed a guest loyalty program. We expect to capitalize on the substantial network of international and domestic high-roller and premium customers who are familiar with Mr. Wynn from his tenure at Mirage Resorts, Incorporated. We also intend to implement cross-marketing strategies between Wynn Las Vegas and Wynn Macau to encourage international business between the Macau and Las Vegas markets.

Master-planned Design for Future Las Vegas Expansion. We are creating a long-range plan to develop the 142-acre golf course parcel into a large mixed use hotel, casino and residential entertainment resort complex. The complex may include multiple waterfront hotels built around a lake offering water sports and other entertainment. The complex also may include multiple restaurants, retail offerings and entertainment venues. We have not yet developed specific plans for such a complex, and there can be no assurance that plans will be developed. We cannot predict the cost of such a development or whether we will be able to obtain the necessary financing for the development on suitable terms, if at all. In any event, it is not expected that any construction on the golf course land would begin before 2009.

The Exchange Offer

Old Notes	6 5/8% First Mortgage Notes due 2014, which we issued December 14, 2004.

New Notes

6 5/8% First Mortgage Notes due 2014, the issuance of which has been registered under the Securities Act of 1933. The form and the terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Exchange Offer

We are offering to issue up to $1,300,000,000 aggregate principal amount of the new notes in exchange for a like principal amount of the old notes to satisfy our obligations under the registration rights agreement that we entered into when the old notes were issued in a transaction consummated in reliance upon the exemption from registration provided by Rule 144A under the Securities Act.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless extended in our sole and absolute discretion. By tendering your old notes, you represent to us that:

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

•	any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•	at the time of the commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act;

•	if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution”; and

•	if you are not a participating broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes, as defined in the Securities Act.

Withdrawal; Non-Acceptance

You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on                     , 2005. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust

Company (“DTC”), any withdrawn or unaccepted old notes will be credited to the tendering holders’ account at DTC. For further information regarding the withdrawal of the tendered old notes, see “The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes” and “The Exchange Offer—Withdrawal Rights.”

Conditions to the Exchange Offer

We are not required to accept for exchange or to issue new notes in exchange for any old notes, and we may terminate or amend the exchange offer, if any of the following events occur prior to our acceptance of the old notes:

•	the exchange offer violates any applicable law or applicable interpretation of the staff of the Securities and Exchange Commission (the “SEC”);

•	an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our or our guarantors’ ability to proceed with the exchange offer;

•	we do not receive all the governmental approvals that we believe are necessary to consummate the exchange offer; or

•	there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.

We may waive any of the above conditions in our reasonable discretion. See the discussion below under the caption “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes

Unless you comply with the procedure described below under the caption “The Exchange Offer—Guaranteed Delivery Procedures,” you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

•	tender your old notes by sending (i) the certificates for your old notes (in proper form for transfer), (ii) a properly completed and duly executed letter of transmittal and (iii) all other documents required by the letter of transmittal to U.S. Bank National Association, as exchange agent, at one of the addresses listed below under the caption “The Exchange Offer—Exchange Agent”; or

•

tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, U.S. Bank National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer—Book-Entry Transfers.” As used in this prospectus, the term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

Guaranteed Delivery Procedures	If you are a registered holder of old notes and wish to tender your old notes in the exchange offer, but

•	the old notes are not immediately available;

•	time will not permit your old notes or other required documents to reach the exchange agent before the expiration or termination of the exchange offer; or

•	the procedure for book-entry transfer cannot be completed prior to the expiration or termination of the exchange offer;

then you may tender old notes by following the procedures described below under the caption “The Exchange Offer—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender them on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name, or obtain a properly completed bond power from the person in whose name the old notes are registered.

Material United States Federal Income Tax Considerations

The exchange of old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption “Material United States Federal Income Tax Considerations” for more information regarding the United States federal income tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent

U.S. Bank National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption, “The Exchange Offer—Exchange Agent.”

Resales

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the new notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the new notes; and

•	you are not an affiliate of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the new notes:

(1)	you cannot rely on the applicable interpretations of the staff of the SEC; and

(2)	you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market- making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale or other transfer of the new notes issued in the exchange offer, including information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.

Furthermore, any broker-dealer that acquired any of its old notes directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley Co. Inc., SEC no-action letter (June 5, 1991) and Shearman Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Broker-Dealers

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were received by the broker-dealer as a result of market-making or other trading activities. We have agreed that for a period of up to 180 days after the consummation of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” beginning on page 187 for more information.

Registration Rights Agreement

When we issued the old notes in December 2004, we entered into a registration rights agreement with the initial purchasers of the old notes. Under the terms of the registration rights agreement, we agreed to:

•	cause the exchange offer registration statement to be filed with the Securities and Exchange Commission on or prior to April 13, 2005;

•	use all commercially reasonable efforts to have the exchange offer registration statement declared effective no later than August 11, 2005;

•	use all commercially reasonable efforts to consummate the exchange offer within 30 business days after the date on which the exchange offer registration statement is declared effective;

•	use all commercially reasonable efforts to file a shelf registration statement for the resale of the old notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances; and

•	if we fail to meet our registration obligations, we will pay liquidated damages in an amount equal to $0.05 per week per $1,000 of the principal amount of old notes held by a holder for each day that we default on our registration obligations, increasing by an additional $0.05 per week per $1,000 of the principal amount of old notes for each subsequent 90-day period our registration obligations are not met, up to a maximum of liquidated damages equal to $0.50 per week per $1,000 of the principal amount of old notes.

Consequences of Not Exchanging Old Notes

If you do not exchange your old notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligations to file a shelf registration statement, see “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes” and “Description of the New Notes—Registration Rights.”

Summary Description of the New Notes

The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. For a more complete understanding of the new notes, see “Description of New Notes” in this prospectus.

Issuers	Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp.

Securities Offered	$1.3 billion aggregate principal amount of 6 5/8% First Mortgage Notes due 2014.

Maturity Date	December 1, 2014.

Interest Payment Dates	June 1 and December 1 of each year, commencing June 1, 2005. Interest will accrue from the issue date of the new notes.

Subsidiary Guarantees

The notes will be unconditionally guaranteed by all of our subsidiaries (except Wynn Completion Guarantor, LLC) on an equal and ratable basis with the guarantees by such guarantors of our existing credit facilities. The guarantees may be released if the lenders under our existing credit facilities release the corresponding guarantees provided by such guarantors in respect of the existing facilities and certain other conditions set forth in the indenture are satisfied.

Ranking

The new notes will be senior obligations of the issuers and will rank pari passu in right of payment with all other senior indebtedness of the issuers, including our obligations under our credit facilities.

Security

To the extent permitted by gaming and other applicable laws and subject to certain permitted liens, the new notes will be secured on an equal and ratable basis (with certain exceptions) with our obligations under our credit facilities by:

•	a perfected first priority lien on substantially all of our existing and future assets, including the land on which Wynn Las Vegas has been constructed and the land on which Encore will be constructed, all improvements constructed as part of the Wynn Las Vegas resort and Encore, all other real property held by us, certain personal property, including items of furniture, fixtures and equipment located within Wynn Las Vegas and Encore, water rights for the resort’s water feature, and all material agreements and contractual rights;

•	a perfected first priority pledge of the equity interests in Wynn Las Vegas, LLC, Wynn Capital, Wynn Completion Guarantor, LLC and the guarantors;

•	a perfected first priority lien on all amounts on deposit from time to time in the completion guarantee deposit account ($50.0 million as of March 31, 2005); and

•	a perfected first priority lien on all amounts on deposit from time to time in our liquidity reserve account ($30.0 million as of March 31, 2005).

In addition, the holders of the new notes will have a sole perfected first priority lien on any remaining net proceeds of the offering of the old notes deposited into the notes proceeds account, pending release to fund disbursement requests under a disbursement agreement.

To the extent permitted by gaming and other applicable laws and subject to certain permitted liens, the subsidiary guarantors’ obligations under the guarantees on the new notes will be secured by a perfected first priority lien on substantially all of the existing and future assets of the subsidiary guarantors, including the Wynn Las Vegas golf course, water rights for the golf course, and all agreements and contractual rights.

The new notes will not be secured by World Travel, LLC’s aircraft; provided, however, the aircraft will secure the new notes in the event that we do not obtain secured financing from another source in an amount not to exceed up to 100% of the fair market value of the aircraft, by June 12, 2005. The new notes will also not be secured by any proceeds on deposit in the bank proceeds account, which will be drawn and used to pay certain costs in connection with completion of construction of Wynn Las Vegas and the development and construction of Encore.

Release of Collateral

The security interests in all of the collateral securing our obligations under the notes and the obligations of the subsidiary guarantors under the subsidiary guarantees, including the golf course land, may be released if:

•	the completion date for Encore has occurred;

•	the lenders under our existing credit facilities release their security interest in such collateral (other than in connection with a refinancing);

•	no default or event of default has occurred and is continuing; and

•	the lenders under any other outstanding secured debt (other than capital lease obligations and purchase money indebtedness) have released their security interest in such collateral.

The security interests in the golf course land may also be released if:

•	no default or event of default has occurred and is continuing;

•	the lenders under our existing credit facilities concurrently release their security interests in the golf course land (other than in connection with a refinancing);

•	Encore is open and operating; and

•	our total debt does not exceed 6.5 times our Consolidated EBITDA (as defined in the indenture) for the most recent four full fiscal quarters.

However, if we incur or guarantee debt to finance costs related to the development of the golf course parcel into a mixed use hotel, casino and residence resort complex pursuant to the debt incurrence baskets described below under the caption “Description of First Mortgage Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock,” then the security interest in the golf course land may not be released without obtaining the consent of holders of at least 90% of the outstanding principal amount of the notes.

The security interest in approximately 20 acres of the golf course land granted by one of our subsidiaries may be released if the lenders under our credit facilities concurrently release their lien on such land (other than pursuant to a refinancing) and no default or event of default exists or is continuing.

In addition, the indenture provides for releases of the security interests in certain collateral under specified circumstances and also provides that security interests in the collateral can be released in connection with asset sales, permitted investments and other permitted dispositions.

Optional Redemption after Qualified Equity Offerings

At any time prior to December 1, 2007, we may, on one or more occasions, redeem up to 35% of the outstanding notes at a redemption price of 106.625% of the principal amount, plus accrued and unpaid interest, with the net cash proceeds of one or more qualified equity offerings by Wynn Resorts which are contributed to us; provided that the redemption occurs within 60 days of the closing of the qualified equity offering.

Optional Redemption

Except in connection with a qualified equity offering of Wynn Resorts, we cannot redeem the notes until December 1, 2009. Thereafter, we may redeem some or all of the notes at a premium declining ratably to zero, plus accrued and unpaid interest.

Gaming Redemption	The notes will be subject to redemption requirements imposed by gaming laws and regulations of gaming authorities in Nevada or other jurisdictions.

Change of Control Offer	If a change of control occurs, we must offer to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest.

Asset Sales and Events of Loss

If we or any of our restricted subsidiaries sell certain assets or experience certain events of loss, we must either reinvest the proceeds of such sale in Wynn Las Vegas or Encore, or offer to repurchase the notes and repay indebtedness under our credit facilities on a pro rata basis, subject to certain exceptions, with any proceeds not reinvested in our business.

Certain Indenture Provisions	The indenture governing the notes contains covenants restricting our and our restricted subsidiaries’ ability to:

•	pay dividends or distributions or repurchase equity;

•	incur additional debt;

•	make investments;

•	create liens on assets to secure debt;

•	enter into transactions with affiliates;

•	issue stock of, or member’s interests in, subsidiaries;

•	enter into sale-leaseback transactions;

•	engage in other businesses;

•	merge or consolidate with another company;

•	transfer and sell assets;

•	issue disqualified stock;

•	create dividend and other payment restrictions affecting subsidiaries; and

•	designate restricted and unrestricted subsidiaries.

Disbursement Agreement

We have entered into a disbursement agreement with the agent for the lenders under our credit facilities, a disbursement agent and the trustee under the indenture governing the notes (the “Indenture Trustee”). Upon consummation of the offering of the old notes, the net proceeds of the offering (after expenses and payments in connection with certain refinancing transactions) were deposited into a notes proceeds account to be disbursed pursuant to the disbursement agreement. The disbursement agreement establishes the conditions and sequence for, among other things, (i) disbursements of funds from the notes proceeds account, (ii) borrowings under our credit facilities to pay construction costs of Wynn Las Vegas and development and construction costs for Encore and (iii) disbursement of funds from an account holding certain other cash proceeds available to us, including equity contributions and certain operating cash flows.

Under the disbursement agreement, until the amounts on deposit in the notes proceeds account have been exhausted, the proceeds of the notes will be used to fund two-thirds of each disbursement, while the proceeds of our credit facilities will be used to fund one-third of each disbursement.

The disbursement agreement provides that, at all times, the agent for the lenders under our credit facilities, acting under the credit agreement, is entitled to waive any conditions precedent to the disbursement of funds under the disbursement agreement, including disbursements from the notes proceeds account, without the consent of the trustee or holders of the notes. The trustee (acting under the indenture) is entitled to waive the conditions precedent to advances from the notes proceeds account without the disbursement agent’s consent or the lenders’ consent under our credit facilities. Furthermore, the disbursement agreement provides that the agent, acting under the credit agreement, and without the consent of the trustee or the holders of the notes, is entitled to waive events of default by or with respect to us under the disbursement agreement or to amend the disbursement agreement, other than the provisions providing for the funding ratio between the notes proceeds account and our existing credit facilities (which requires the consent of both the agent and the trustee to amend).

Until such time as the Encore Budget, Plans and Specifications have been submitted by us and approved by a majority of the arrangers or a majority of the lenders under the our credit facilities (in consultation with Inspection & Valuation International, Inc., or “IVI”) pursuant to the terms of the disbursement agreement, the disbursement agreement permits disbursements of up to $100.0 million to pay for costs for Encore pursuant to abbreviated disbursement procedures set forth in the disbursement agreement (of which a maximum of $66.7 million may be disbursed from the notes proceeds account). If the Encore Budget, Plans and Specifications are approved, any funds remaining in the notes proceeds account are available to be disbursed pursuant to the disbursement agreement to fund development and construction costs for Encore.

Pursuant to our credit facilities, if the Encore Budget, Plans and Specifications are not approved in accordance with the disbursement agreement by June 30, 2005, then the commitments thereunder will be reduced by $550.0 million and, upon final completion of Wynn Las Vegas, any remaining funds in the notes proceeds account will be released to us. In addition, if the Encore Budget, Plans and Specifications are not so approved by such date, the amount of debt which the indenture permits to be incurred under our credit facilities will be reduced by $550.0 million.

The disbursement agreement will terminate after final completion of Wynn Las Vegas or, if applicable, after final completion of Encore. The trustee shall cease to be a party to the disbursement agreement (and will not have any rights, obligations or remedies thereunder) upon exhaustion of the amounts on deposit in the notes proceeds account (at which time Wynn Las Vegas will be entitled to close the notes proceeds account). Upon termination of the disbursement agreement, all amounts remaining in all disbursement agreement accounts will be released to us, and the covenants contained in the disbursement agreement will cease to apply.

Intercreditor Agreement

The Indenture Trustee and the agent for the lenders under our credit facilities have entered into an amended and restated intercreditor agreement that governs the relationship among the holders of the notes, the lenders under our credit facilities and holders of future senior and junior indebtedness. Under the intercreditor agreement, the trustee on behalf of the holders of the notes and the agent for the lenders under our credit facilities have appointed a collateral agent with respect to all of the collateral granted in favor of the holders of the notes and the lenders under our credit facilities. The intercreditor agreement provides that the collateral agent holds a lien on the notes proceeds account for the sole benefit of the holders of the notes, and a lien on the bank proceeds account for the sole benefit of the lenders under our credit facilities. Except for such proceeds accounts, the liens on the collateral that secure the notes rank pari passu with the liens on such collateral that secure our credit facilities and any other permitted senior debt, and rank prior to the liens on such collateral that secure any other permitted junior debt.

Pursuant to the intercreditor agreement, each of the agent under our credit facilities and, from and after the expiration of 30 days after a payment default or acceleration under the indenture governing the notes, lenders under our credit facilities and holders of notes controlling a majority of the aggregate amount of loans and notes outstanding may instruct the collateral agent to commence the exercise of remedies against the collateral. In addition, the agent under our credit facilities has the right, subject to certain limited exceptions, to direct the collateral agent to enter into amendments of, or waive defaults under, or, subject to certain conditions, release all of the collateral from, the security documents that grant liens on the collateral without obtaining the consent of the trustee or the holders of the notes. The agent under our credit facilities also has the right, at any time when amounts outstanding under our credit facilities equal or exceed $100.0 million, to amend the intercreditor agreement without the consent of the trustee or the holders of the notes, so long as such amendment only affects the subordination provisions in respect of any junior debt but does not affect the provisions governing the relationship between the lenders under our credit facilities and the holders of the notes. See “Intercreditor Agreement.”

Completion Guarantee

One of our wholly owned unrestricted subsidiaries, Wynn Completion Guarantor, LLC, sometimes referred to as the Completion Guarantor, has provided a $50.0 million completion guarantee in favor of the Indenture Trustee (for the benefit of the holders of the notes) and the agent (as the representative of the lenders under our credit facilities), supported by $50.0 million in a deposit account pledged to the lenders under our credit facilities and the holders of the notes on a first priority basis. The completion guarantee, subject to the $50.0 million cap (as such amount may be reduced as described below), guarantees the completion of Wynn Las Vegas and, in the event the Encore Budget, Plans and Specifications are approved as described above, Encore. In the event the Encore Budget, Plans and Specifications are approved, then upon completion of Wynn Las Vegas, no less than $30.0 million will be required to be on deposit in the completion guarantee deposit account for utilization with respect to Encore. Amounts in the completion guarantee deposit account are available to us on a gradual basis to fund construction.

Upon final completion of Wynn Las Vegas or, in the event the Encore Budget, Plans and Specifications are approved, upon final completion of Encore, any amounts remaining in this account will be released to us.

Liquidity Reserve Account

We maintain a liquidity reserve account in an amount equal to $30.0 million, which funds are held in cash or permitted securities and are pledged to the lenders under our credit facilities and the holders of the notes on a first priority basis. Amounts in the liquidity reserve account are available to us on a gradual basis to apply to the development costs of Wynn Las Vegas, including cost overruns.

Once we have met prescribed financial tests for a period of two consecutive calendar quarters, but not prior to the later of December 31, 2005 and the final completion date of Wynn Las Vegas, any remaining funds in the liquidity reserve account will be used to reduce the outstanding balance of our credit facilities but without reducing the revolving credit facility commitment.

Trading	Securities issued in book-entry form will be issued to Cede & Co. as nominee of DTC. The notes are expected to be eligible for trading in the PORTAL market.

Governing Law	The laws of the State of New York.

Risk Factors	You should refer to the section entitled “Risk Factors,” beginning on page 19, for a discussion of certain risks involved in investing in the notes.

RISK FACTORS

The following risk factors, among others, could cause our financial performance to differ significantly from the goals, plans, objectives, intentions and expectations expressed in this prospectus. If any of the following risks and uncertainties or other risks and uncertainties not currently known to us or not currently considered to be material actually occur, our business, financial condition or operating results could be harmed substantially.

Risks Associated with Our Business

There are conditions precedent to the funding of the remaining components of the financing for Wynn Las Vegas and Encore.

As of March 31, 2005, we had approximately $435.8 million in remaining net proceeds from the offering of the First Mortgage Notes held in a notes proceeds account, approximately $286.9 million of borrowings under our credit facilities held in a bank proceeds account and $600.0 million of availability under our credit facilities, which we intend to use to fund the remaining construction costs of Wynn Las Vegas and Encore.

We expect that the portion of the proceeds from the sale of the First Mortgage Notes remaining after the date of final completion (as defined in the contract with the general contractor) of Wynn Las Vegas, together with remaining availability under our credit facilities and cash flow from the operations of Wynn Las Vegas, will be sufficient to fund Encore project costs of up to $1.4 billion without incurring additional debt or receiving additional capital contributions from Wynn Resorts.

We have entered into a disbursement agreement with the agent under our credit facilities and the Indenture Trustee, which sets forth the sequence of funding and establishes conditions for the disbursement of funds for the Wynn Las Vegas and Encore projects. Our ability to borrow, from time to time, under our credit facilities and receive advances from the notes proceeds account is subject to various conditions precedent set forth in the disbursement agreement.

We cannot assure you that we will be able to satisfy the conditions to funding at the time drawdowns are required to make payments of our construction costs. Satisfaction of various conditions is subject to the discretion of the disbursement agent and the lenders under our credit facilities and/or their consultants and agent and may therefore be beyond our control. Failure to satisfy the conditions to the drawdowns under our credit facilities could impact our ability to achieve final completion of Wynn Las Vegas as scheduled or to develop and construct Encore. We may not have access to alternative sources of funds necessary to develop and construct Encore on satisfactory terms or at all.

The development costs of Wynn Las Vegas are estimates only, and actual development costs may be higher than expected.

We expect the total development costs of Wynn Las Vegas to be in the range of approximately $2.7 to $2.75 billion, including design and construction costs, cost of the land, capitalized interest, pre-opening expenses and all financing fees. Determination of the final project cost is subject to a complete accounting after the date of final completion, which will occur in late 2005. This amount has increased from our initial anticipated cost of $2.4 billion as a result of various enhancements to the design of Wynn Las Vegas, which we have already implemented. The required cash interest payments and commitment fees on our credit facilities, the notes and our other indebtedness and obligations which were due and payable prior to the commencement of operations of Wynn Las Vegas have been included in our estimate of the total development cost.

While we believe that the estimated range of total development costs for Wynn Las Vegas is reasonable, these development costs are estimates and the actual development costs may be higher than expected. Although we have certain owners’ contingencies plus a $50.0 million completion guarantee and a $30.0 million liquidity reserve account to cover cost overruns, these contingencies may not be sufficient to cover the full amount of such overruns. If these contingencies are not sufficient to cover these costs, we may not have the funds required to pay the excess costs and would be dependent upon Wynn Resorts, which is not a guarantor of our debt, to contribute capital to achieve final completion of the project.

Not all of the construction costs of Wynn Las Vegas are covered by our amended guaranteed maximum price construction contract, and we will be responsible for any cost overruns of these excluded items.

We have entered into an amended guaranteed maximum price construction contract for the construction of Wynn Las Vegas with Marnell Corrao Associates, Inc. (“Marnell Corrao”), covering approximately $1.1 billion of the $1.6 billion design and construction costs for Wynn Las Vegas. The contract does not include items such as the costs to complete construction of the golf course, parking garage, and interior design costs and related furniture, fixtures and equipment. We are responsible for cost overruns with respect to the components that are not part of the amended guaranteed maximum price contract.

The amended guaranteed maximum price under the Marnell Corrao construction contract may increase, and we would be responsible for the amount of any increase.

Although we have an amended $1.1 billion guaranteed maximum price construction contract with Marnell Corrao for the construction of Wynn Las Vegas, it provides that the guaranteed maximum price will be appropriately increased (as it has increased from its original amount of $901.9 million), and the deadline for the contractor’s obligation to complete construction will be appropriately adjusted, on account of, among other things:

•	changes in the architect-prepared design documents or deficiencies in the design documents;

•	changes requested or directed by us in the scope of the work to be performed pursuant to the construction contract;

•	changes in legal requirements;

•	natural disasters, unavoidable casualties, industry-wide labor disputes affecting the general Las Vegas area and not limited to the project and other force majeure events that are unforeseeable and beyond the reasonable control of Marnell Corrao; and

•	delays caused by us.

If any of these events occurs and the guaranteed maximum price is increased, we may not be able to achieve final completion of Wynn Las Vegas within the estimated range of total development costs.

The financial resources of our contractor may be insufficient to fund cost overruns for which it is responsible under the amended guaranteed maximum price contract.

Under the terms of the amended guaranteed maximum price construction contract, Marnell Corrao is, subject to specific conditions and limitations, responsible for all construction costs covered by the construction contract that exceed the approximately $1.1 billion guaranteed maximum price contained in the contract.

Austi, Inc. (“Austi”), the parent company of the contractor, which is a private company controlled by the Anthony A. Marnell II family, has agreed to provide a continuing guaranty by which Austi guarantees Marnell Corrao’s full performance under the construction contract until final payment under that contract. In addition, Marnell Corrao has provided a $150.0 million contractor performance and payment bond.

We cannot assure you that Marnell Corrao and Austi will have sufficient financial resources to fund any cost overruns or liquidated damages for which Marnell Corrao is responsible under the guaranteed maximum price contract. Furthermore, neither Marnell Corrao nor Austi is contractually obligated to maintain its financial resources to cover cost overruns. If Marnell Corrao and Austi do not have the resources to meet their obligations and we are unable to obtain funds under the performance and payment bond in a timely manner, or if the performance and payment bond is insufficient to cover any shortfall, we may need to pay these excess costs.

Certain provisions in the construction contract with Marnell Corrao for construction of Wynn Las Vegas may be unenforceable.

Certain Nevada statutes have substantially impaired, and in some cases eliminated, an owner’s ability to withhold funds from a contractor or subcontractor, even when there may be defective work or a dispute about amounts owed. These laws also limit an owner’s ability to terminate, suspend or interrupt the construction, and in several circumstances, entitle the contractor and subcontractor to payment of their full unearned fee, following a brief notice period, if the owner suspends, terminates or interrupts the construction or fails to make payment or withholds amounts claimed to be due. In addition, Nevada law permits contractors and subcontractors to terminate construction contracts upon very short notice periods if any payments are not timely made to the contractors. The construction contract with Marnell Corrao contains provisions that provide us with rights and protections that in some circumstances may be inconsistent with these laws. While it appears that some of these laws can be waived, others expressly prohibit waiver. The effect of these laws on the provisions of the construction contract is not completely clear. Therefore, while we have negotiated with Marnell Corrao for specific rights and obligations, including with respect to damages, termination and suspension of construction, those provisions of the construction contract may not be enforceable to the extent they conflict with non-waivable provisions of applicable laws. If the provisions of the construction contract are not enforceable, delays or suspensions in the work initiated by the owner or other events may expose us to increased costs. We cannot assure you that we will have sufficient funds to pay these increased costs.

Availability under our credit facilities will be reduced by $550.0 million if the Encore Budget, Plans and Specifications are not approved by June 30, 2005.

Our credit facilities provide that a majority of the arrangers or a majority of the lenders must approve the Encore Budget, Plans and Specifications on or before June 30, 2005. If the Encore Budget, Plans and Specifications are not approved by such date, availability under our credit facilities is reduced by $550.0 million.

Once we have finalized the scope and plans for Encore, we will seek necessary consents and approvals from our lenders and noteholders, which may include an extension of the deadline for approval of the Encore Budget, Plans and Specifications. We cannot assure you that the Encore Budget, Plans and Specifications will be satisfactory to the arrangers or lenders under our credit facilities, or that we will be able to amend the credit agreement and the indenture governing the notes to accommodate the increased scope and any necessary changes in the dates for delivery of the Encore Budget, Plans and Specifications. Such decisions are subject to lender and noteholder discretion and are beyond our control. If we do not have this availability under our credit facilities or are unable to obtain the required consents, we may not have access to alternative sources of funds necessary to develop and construct Encore on satisfactory terms or at all.

We intend to fund a substantial portion of the development costs of Encore, and our substantial debt service and other obligations (including the notes), with cash flows generated at Wynn Las Vegas, which may not be sufficient to fund such development costs and debt service obligations.

Our ability to fund a substantial portion of the development costs of Encore, and to make interest payments under our credit facilities, the notes and any other indebtedness, depends on our ability to generate sufficient cash flow from operations. We cannot assure you that Wynn Las Vegas will generate sufficient cash flow to fund such development costs and make the interest payments under our credit facilities, the notes and any other indebtedness. Our ability to generate cash flow will depend upon many factors, including:

•	our future operating performance;

•	the demand for services that we provide;

•	general economic conditions and economic conditions affecting Nevada or the hotel/casino industry in particular;

•	our ability to hire and retain employees at a reasonable cost;

•	competition; and

•	legislative and regulatory factors affecting our operations and business.

Some of these factors are beyond our control. Any inability to generate sufficient cash flows to fund the development of Encore or meet our debt service obligations would have a material adverse effect on our operating results and financial condition. In addition, the financing documents for the Wynn Macau project contain restrictions on the distribution to Wynn Resorts of any cash flow generated by the Wynn Macau casino. Thus, any cash flow generated by Wynn Macau may not be available to fund development costs of Encore or service our debt.

We are highly leveraged and future cash flow may not be sufficient for us to meet our obligations, and we might have difficulty obtaining more financing.

We have a substantial amount of consolidated debt in relation to our equity. At the time of the opening of Wynn Las Vegas on April 28, 2005, we had total outstanding debt of approximately $1.7 billion. If the Encore Budget, Plans and Specifications are approved in accordance with the disbursement agreement, we will be able to incur up to an additional $550.0 million of debt under our credit facilities to fund the construction of Encore. In addition to the $550.0 million, which may be available under the credit facilities for Encore, the credit agreement will permit us to incur additional indebtedness in connection with potential expansion plans under certain circumstances in the future. Our substantial indebtedness could have important consequences. For example:

•	it could make it more difficult to satisfy our obligations with respect to our indebtedness;

•	if we fail to meet our payment obligations or otherwise default under the agreements governing our indebtedness, the lenders under those agreements will have the right to accelerate the indebtedness and exercise other rights and remedies against us. These rights and remedies include the rights to:

•	repossess and foreclose upon the assets that serve as collateral,

•	initiate judicial foreclosure against us,

•	petition a court to appoint a receiver for us or for substantially all of our assets, and

•	if we are insolvent, initiate involuntary bankruptcy proceedings against us, in each case, subject to procedural restraints and limitations applicable to secured creditors generally and also those imposed by applicable gaming laws, rules and regulations;

•	we will be required to use a substantial portion of our cash flow from operations to service and amortize our indebtedness and to pay development costs of Encore, which will reduce the available cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	we may have a limited ability to respond to changing business and economic conditions and to withstand competitive pressures, which may affect our financial condition;

•	we may have a limited ability to obtain additional financing, if needed, to fund development and construction costs of Encore, working capital requirements, capital expenditures, debt service, general corporate or other obligations, including our obligations with respect to the notes;

•	under our credit facilities, a portion of the interest rates we pay will fluctuate with market rates and, accordingly, our interest expense will increase if market interest rates increase;

•	our substantial indebtedness will increase our vulnerability to general adverse economic and industry conditions; and

•	we may be placed at a competitive disadvantage to our competitors who are not as highly leveraged.

Under the terms of our credit agreement and the indenture for the notes, we are permitted to incur additional indebtedness, including secured senior and subordinated indebtedness. If we incur additional indebtedness, the risks described above will be exacerbated.

Our credit agreement and the indenture for the notes contain covenants that restrict our ability to engage in certain transactions and may impair our ability to respond to changing business and economic conditions.

Our credit agreement and the indenture for the notes contain covenants that restrict our ability to engage in certain transactions and may impair our ability to respond to changing business and economic conditions. The debt facilities impose operating and financial restrictions on us and our restricted subsidiaries, including, among other things, limitations on the ability to:

•	pay dividends or distributions or repurchase equity;

•	incur additional debt;

•	make investments;

•	create liens on assets to secure debt;

•	enter into transactions with affiliates;

•	issue stock of, or member’s interests in, subsidiaries;

•	enter into sale-leaseback transactions;

•	engage in other businesses;

•	merge or consolidate with another company;

•	transfer and sell assets;

•	issue disqualified stock;

•	create dividend and other payment restrictions affecting subsidiaries; and

•	designate restricted and unrestricted subsidiaries.

Our credit agreement and the indenture for the notes require us to satisfy various financial covenants, which include minimum interest coverage and total debt to earnings before interest, tax, depreciation and amortization. Future indebtedness or other contracts could contain financial or other covenants more restrictive than those applicable to the existing debt facilities.

Our ability to comply with these provisions may be affected by general economic conditions, industry conditions, other events beyond our control. As a result, we cannot assure you that we will be able to comply with these covenants. Our failure to comply with the covenants contained in the debt facilities, including failure as a result of events beyond our control, could result in an event of default, which could materially and adversely affect our operating results and our financial condition.

If there were an event of default under one of our debt instruments, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default, or that we would be able to repay, refinance or restructure the payments on those debt securities.

Our indebtedness is secured by a substantial portion of our assets.

Subject to applicable laws, including gaming laws, and certain agreed upon exceptions, our debt is secured by liens on substantially all of our assets. In the event of a default under our financing documents, or if we experience insolvency, liquidation, dissolution or reorganization, the holders of our secured debt instruments would first be entitled to payment from their collateral security, and only then would holders of our unsecured debt be entitled to payment from our remaining assets.

We have a limited operating history.

We were formed principally to develop and operate Wynn Las Vegas and had no revenue or earnings until Wynn Las Vegas opened on April 28, 2005. Encore is not expected to open until the first half of 2008. We cannot assure you that we will be able to attract a sufficient number of hotel guests, gaming customers and other visitors to either Wynn Las Vegas or Encore to make our operations profitable.

Our operations are subject to the significant business, economic, regulatory and competitive uncertainties and contingencies frequently encountered by new businesses in competitive environments, many of which are beyond our control. Because we have a limited operating history, it may be more difficult for us to prepare for and respond to these types of risks and the risks described elsewhere in this prospectus than for a company with an established business and operating cash flow. If we are not able to manage these risks successfully, it could negatively impact our operations.

There are significant risks associated with major construction projects that may prevent opening of Encore on schedule and within budget.

Major construction projects of the scope and scale of Encore entail significant risks, including:

•	shortages of materials or skilled labor;

•	unforeseen engineering, environmental and/or geological problems;

•	work stoppages;

•	weather interference;

•	unanticipated cost increases; and

•	unavailability of construction equipment.

Construction, equipment or staffing problems or difficulties in obtaining any of the requisite licenses, permits and authorizations from regulatory authorities could increase the total cost, delay or prevent the construction or opening or otherwise affect the design and features of Encore.

We anticipate that only some of the subcontractors engaged for this project will post bonds guaranteeing timely completion of a subcontractor’s work and payment for all of that subcontractor’s labor and materials. We cannot assure you that these bonds will be adequate to ensure completion of the work.

We have not yet hired a general contractor or any trade contractors with respect to the construction of Encore. We cannot assure you that we will agree with general or trade contractors on financial and other terms that will meet our forecasted cost budget and schedule.

We cannot assure you that Encore will commence operations on schedule or that construction costs will not exceed budgeted amounts. Failure to complete Encore on schedule or within budget may have a significant negative effect on us and on our ability to make payments on our debt.

The loss of Stephen A. Wynn could significantly harm our business.

Our ability to maintain our competitive position is dependent to a large degree on the efforts and skills of Stephen A. Wynn. On August 6, 2004, Wynn Resorts extended the term of Mr. Wynn’s employment agreement until October 2017. However, we cannot assure you that Mr. Wynn will remain with Wynn Resorts. If Wynn Resorts loses the services of Mr. Wynn, or if he is unable to devote sufficient attention to our operations for any other reason, our business may be significantly impaired. In addition, if Mr. Wynn is no longer either employed by Wynn Resorts as Chief Executive Officer or serving as Chairman of the Board, other than as a result of death or disability or other limited circumstances, it would constitute a change of control that would require us to offer to repay the notes and would constitute an event of default under our credit facilities.

Because we will be entirely dependent upon one property for all of our cash flow for some time, we will be subject to greater risks than a gaming company with more operating properties.

We do not expect to have material assets or operations other than Wynn Las Vegas until the opening of Encore, which is anticipated in the first half of 2008. As a result, we will be entirely dependent upon Wynn Las Vegas for all of our cash flow for some time.

Given that our operations initially will only focus on one property in Las Vegas, we will be subject to a greater degree of risk than a gaming company with more operating properties. The risks to which we will have a greater degree of exposure include the following:

•	local economic and competitive conditions;

•	changes in local and state governmental laws and regulations, including gaming laws and regulations;

•	natural and other disasters;

•	an increase in the cost of electric power for Wynn Las Vegas as a result of, among other things, power shortages in California or other western states with which Nevada shares a single regional power grid;

•	a decline in the number of visitors to Las Vegas; and

•	a decrease in gaming and non-gaming activities at Wynn Las Vegas.

Any of the factors outlined above could negatively affect our ability to generate sufficient cash flow to make payments on the notes or under our credit facilities.

The casino, hotel, convention and other facilities at Wynn Las Vegas and Encore will face intense competition.

The casino/hotel industry is highly competitive. Resorts located on or near the Las Vegas Strip compete with other Las Vegas Strip hotels and with other hotel casinos in Las Vegas on the basis of overall atmosphere, range of amenities, level of service, price, location, entertainment, theme and size. Wynn Las Vegas and Encore also will compete with a large number of other hotels and motels located in and near Las Vegas, as well as other resort destinations. Many of our competitors have established gaming operations, are subsidiaries or divisions of large public companies and may have greater financial and other resources than we do.

According to the Las Vegas Convention and Visitors Authority, there were approximately 131,503 hotel rooms in Las Vegas as of December 2004. Competitors of Wynn Las Vegas and Encore will include resorts on the Las Vegas Strip, among which are Bally’s Las Vegas, the Bellagio, Caesars Palace, Harrah’s Las Vegas Hotel and Casino, Luxor Hotel and Casino, Mandalay Bay Resort & Casino, MGM Grand Hotel and Casino, The Mirage, Monte Carlo Hotel and Casino, New York-New York Hotel and Casino, Paris Las Vegas, Treasure Island at The Mirage and The Venetian, and resorts off the Las Vegas Strip, such as Las Vegas Hilton, The Palms Casino Resort and Rio All-Suite Hotel & Casino. In June 2003, the Venetian completed and opened an expansion consisting of a 1,013-room hotel tower and approximately 150,000 square feet of additional meeting and conference space. In addition, in December 2003, Mandalay Bay Resort & Casino opened a 1,117-room, all-suite tower connected to the pre-existing hotel casino resort and a new convention, meeting and retail complex. The Forum Shops at Caesars Palace also completed a 175,000 square foot expansion project in October 2004. Also, in December 2004, MGM Mirage opened an approximately 925-room “spa tower” addition to the Bellagio, as well as an expansion of the Bellagio’s spa and salon, meeting space and retail space. Furthermore, Caesars Palace has begun construction of a 949-room tower addition, which is expected to open in the second half of 2005, and the Venetian Resort and Casino’s expansion named “Palazzo” will open on the Las Vegas Strip adjacent to the existing property in the first quarter of 2007. It is also anticipated that the New Frontier and the Stardust, located on the Las Vegas Strip just north of Wynn Las Vegas, may be replaced by newer properties which would, if constructed, provide additional competition.

We cannot assure you that the Las Vegas market will continue to grow or that hotel casino resorts will continue to be popular. A decline or leveling off of the growth or popularity of hotel casino resorts or the appeal of the features offered by Wynn Las Vegas or Encore would impair our financial condition and future results of operations.

Wynn Las Vegas and Encore are designed to be different from many other Las Vegas resorts in that they do not focus on a highly themed experience. Instead, Wynn Las Vegas offers, and Encore is designed to offer, an environment having a sophisticated, casually elegant ambience. This environment may not appeal to customers. In addition, customer preferences and trends can change, often without warning, and we may not be able to predict or respond to changes in customer preferences in time to adapt Wynn Las Vegas and Encore and the attractions and amenities they offer to address new trends.

Las Vegas casinos also compete, to some extent, with other hotel/casino facilities in Nevada and in Atlantic City, riverboat gaming facilities in other states, hotel/casino facilities elsewhere in the world, state lotteries, Internet gaming and other forms of gaming. In addition, certain states have legalized, and others may or are likely to legalize, casino gaming in specific areas. Passage of the Tribal Government Gaming and Economic Self- Sufficiency Act in 1988 has led to rapid increases in Native American gaming operations. Also, in March 2000, California voters approved an amendment to the California Constitution allowing federally recognized Native American tribes to conduct and operate slot machines, lottery games and banked and percentage card games on Native American land in California. As a result, casino-style gaming on tribal lands is growing and could become a significant competitive force. The proliferation of Native American gaming in California could have a negative impact on our operations. The proliferation of gaming activities in other areas could significantly harm our business as well. In particular, the legalization of casino gaming in or near metropolitan areas, such as New York, Philadelphia, Los Angeles, San Francisco and Boston, from which we intend to attract customers, could have a substantial negative effect on our business. In addition, new or renovated casinos in Macau or elsewhere in Asia could draw Asian gaming customers, including high-rollers, away from Las Vegas.

Wynn Las Vegas and Encore will also compete, to some extent, with other forms of gaming on both a local and national level, including state-sponsored lotteries, on- and off-track pari-mutuel wagering and card parlors. The expansion of legalized gaming to new jurisdictions throughout the United States will also increase the competition we face and will continue to do so in the future.

Terrorism and the uncertainty of military conflicts, as well as other factors affecting discretionary consumer spending, may harm our operating results.

The strength and profitability of our business depends on consumer demand for hotel casino resorts in general and for the type of luxury amenities we offer. Changes in consumer preferences or discretionary consumer spending could harm our business. The terrorist attacks of September 11, 2001, other terrorist activities in the United States and elsewhere, military conflicts in Iraq and in the Middle East and past outbreaks of SARS have had negative impacts on travel and leisure expenditures, including lodging, gaming and tourism. We cannot predict the extent to which similar events and conditions may continue to affect us, directly or indirectly, in the future. An extended period of reduced discretionary spending and/or disruptions or declines in airline travel and business conventions could significantly harm our operations. In particular, because our business relies heavily upon high-end customers, particularly international customers, factors resulting in a decreased propensity to travel internationally could have a negative impact on our operations.

In addition to terrorist activities, military conflicts, the outbreak of infectious diseases or the impact of a natural disaster such as a tsunami or typhoon, other factors affecting discretionary consumer spending, including general economic conditions, disposable consumer income, fears of recession and reduced consumer confidence in the economy, may negatively impact our business. Negative changes in factors affecting discretionary spending could reduce customer demand for the products and services we offer, thus imposing practical limits on pricing and harming our operations.

Our insurance coverage may not be adequate to cover all possible losses that we could suffer, and our insurance costs may increase.

The terrorist attacks of September 11, 2001 have substantially affected the availability of insurance coverage for certain types of damages or occurrences. We currently have insurance coverage for occurrences of terrorist acts with respect to Wynn Las Vegas for up to $500.0 million of losses that could result from these acts. We also intend to obtain insurance coverage for occurrences of terrorist acts with respect to Encore prior to beginning construction of Encore. However, these types of acts could expose us to losses that exceed our coverage and could have a significant negative impact on our operations.

In addition, insurance premiums have increased on available coverage, and we may not have sufficient insurance coverage in the event of a catastrophic property or casualty loss. We may also suffer disruption of our business in the event of a terrorist attack or other catastrophic property or casualty loss or be subject to claims by third parties injured or harmed. While we currently carry general liability insurance and business interruption insurance with respect to Wynn Las Vegas and intend to obtain similar coverage for Encore, such insurance may not be adequate to cover all losses in such event. In addition, if insurance premiums increase in the future, we may not be able to maintain the insurance coverages we currently have or otherwise be able to maintain adequate insurance protection.

We are subject to extensive state and local regulation, and licensing and gaming authorities have significant control over our operations, which could have a negative effect on our business.

The operation of Wynn Las Vegas is contingent upon maintenance of all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations. The laws, regulations and ordinances requiring these licenses, permits and other approvals generally relate to the responsibility, financial stability and character of the owners and managers of gaming operations, as well as persons financially interested or involved in gaming operations. The scope of the approvals required to operate a facility is extensive. Failure to maintain the necessary approvals could significantly impair our financial position and results of operations.

The Nevada Gaming Commission may, in its discretion, require the holder of any securities that we, Wynn Resorts Holdings, LLC (“Holdings”) and Wynn Resorts issue to file applications, be investigated and be found suitable if it has reason to believe that the security ownership would be inconsistent with the declared policies of the State of Nevada.

Nevada regulatory authorities have broad powers to request detailed financial and other information, to limit, condition, suspend or revoke a registration, gaming license or related approval and to approve changes in our operations. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied. The suspension or revocation of any license which may be granted to us or the levy of substantial fines or forfeiture of assets could significantly harm our business, financial condition and results of operations. Furthermore, compliance costs associated with gaming laws, regulations and licenses are significant. Any change in the laws, regulations or licenses applicable to our business or a violation of any current or future laws or regulations applicable to our business or gaming licenses could require us to make substantial expenditures or could otherwise negatively affect our gaming operations.

Our business relies on high-end, international customers to whom we may extend credit, and we may not be able to collect gaming receivables from our credit players.

A significant portion of our table game revenue at Wynn Las Vegas is attributable to the play of a limited number of international customers. The loss or a reduction in the play of the most significant of these customers could have a substantial negative effect on our future operating results. A downturn in economic conditions in the countries in which these customers reside could cause a reduction in the frequency of visits by and revenue generated from these customers.

We conduct our gaming activities on a credit as well as a cash basis. This credit is unsecured. Table games players typically are extended more credit than slot players, and high-stakes players typically are extended more credit than patrons who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a positive or negative impact on cash flow and earnings in a particular quarter.

In addition, the collectibility of receivables from international customers could be negatively affected by future business or economic trends or by significant events in the countries in which these customers reside. We will extend credit to those customers whose level of play and financial resources warrant, in the opinion of management, such an extension.

While gaming debts evidenced by a credit instrument, including what is commonly referred to as a “marker,” and judgments on gaming debts are enforceable under the current laws of Nevada, and judgments on gaming debts are enforceable in all states under the Full Faith and Credit Clause of the United States Constitution, other jurisdictions may determine that direct or indirect enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the United States of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from U.S. courts are not binding on the courts of many foreign nations. We cannot assure you that we will be able to collect the full amount of gaming debts owed to us, even in jurisdictions that enforce gaming debts. Our inability to collect gaming debts could have a significant negative impact on our operating results.

Because we own real property, we are subject to extensive environmental regulation, which creates uncertainty regarding future environmental expenditures and liabilities.

We have incurred costs and expended funds to comply with environmental requirements, such as those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. Under these and other environmental requirements we may be required to investigate and clean up hazardous or toxic substances or chemical releases at that property. As an owner or operator, we could also be held responsible to a governmental entity or third parties for property damage, personal injury and investigation and cleanup costs incurred by them in connection with any contamination.

These laws typically impose cleanup responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. The liability under those laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of the responsibility. The costs of investigation, remediation or removal of those substances may be substantial, and the presence of those substances, or the failure to remediate a property properly, may impair our ability to use our property.

We believe that we have remediated all material environmental risks of which we are currently aware. In connection with the demolition of the existing buildings situated on the 20-acre parcel where we intend to construct Encore, we discovered a small amount of asbestos which we incurred costs to dispose of appropriately. We may be required to incur costs to remediate other potential environmental hazards or to mitigate environmental risks in the future.

If a third party successfully challenges our ownership of, or right to use, the Wynn-related service marks, our business or results of operations could be harmed.

Holdings has filed applications with the United States Patent and Trademark Office (“PTO”), to register a variety of WYNN-related trademarks and service marks in connection with a variety of goods and services. These marks include “WYNN LAS VEGAS.” Some of the applications are based upon ongoing use and others are based upon a bona fide intent to use the marks in the future.

A common element of these marks is the use of the surname, “WYNN.” As a general rule, a surname (or a mark primarily constituting a surname) is not registrable unless the surname has acquired “secondary meaning.” To date, Holdings has been successful in demonstrating to the PTO such secondary meaning for the Wynn name, in certain of the applications, based upon Mr. Wynn’s prominence as a resort developer, but we cannot assure you that it will be successful with the other pending applications.

Even if Holdings is able to obtain registration of the WYNN-related marks, such federal registrations are not completely dispositive of the right to such marks. Third parties who claim prior rights with respect to similar marks may nonetheless challenge our right to obtain registrations or our use of the marks and seek to overcome the presumptions afforded by such registrations.

If a third party asserts other forms of intellectual property claims against us, our business or results of operations could be adversely affected.

Historically, trademarks and service marks have been the principal form of intellectual property right of relevance to the gaming industry. However, due to the increased use of technology in computerized gaming machines and in business operations generally, other forms of intellectual property rights (such as patents and copyrights) are becoming of increased relevance. It is possible that, in the future, third parties might assert superior intellectual property rights or allege that their intellectual property rights cover some aspect of our operations. The defense of such allegations may result in substantial expenses, and, if such allegations should be true, may have a material impact on our business.

Our employees may seek unionization.

Unions may seek to organize the workers at Wynn Las Vegas. Unionization, pressure to unionize or other forms of collective bargaining could increase our labor costs. We entered into an agreement with the Culinary and Bartenders Union local pursuant to which the union has recently been recognized as the exclusive bargaining agent of certain of our employees. As a result of this recognition, Wynn Las Vegas is obligated to negotiate a collective bargaining agreement with the union.

A downturn in general economic conditions may adversely affect our results of operations.

Our business operations are affected by international, national and local economic conditions. A recession or downturn in the general economy, or in a region constituting a significant source of customers for our property, could result in fewer customers visiting our property, which would adversely affect our revenues.

Wynn Resorts’ officers, directors and substantial stockholders are able to exert significant control over our future direction.

Our ultimate parent company is Wynn Resorts. Mr. Wynn and Aruze USA, Inc. each own approximately 25% of Wynn Resorts’ outstanding common stock. As a result, Mr. Wynn and Aruze USA, Inc., to the extent they vote their shares in a similar manner, effectively are able to control all matters requiring Wynn Resorts stockholders’ approval, including the approval of significant corporate transactions.

In addition, Mr. Wynn and Aruze USA, Inc., together with Baron Asset Fund, have entered into a stockholders’ agreement. Under the stockholders’ agreement, Mr. Wynn and Aruze USA, Inc. have agreed to vote their shares of Wynn Resorts’ common stock for a slate of directors, a majority of which will be designated by Mr. Wynn, of which at least two will be independent directors, and the remaining members of which will be designated by Aruze USA, Inc. As a result of this voting arrangement, Mr. Wynn, as a practical matter, controls the slate of directors to be elected to the Board of Directors.

Our development and construction of Encore and Wynn Macau may interfere with our operation of Wynn Los Vegas.

Wynn Las Vegas opened on April 28, 2005, and our affiliate, Wynn Resorts (Macau), S.A. (“Wynn Macau, S.A.”), is currently constructing Wynn Macau. Furthermore, development and preconstruction efforts for Encore continue. Since there is significant overlap of the development and construction of these projects, members of Wynn Resorts’ senior management are simultaneously involved in planning, developing and operating these three projects. Constructing Wynn Macau simultaneously with the operation of Wynn Las Vegas and the planned development and construction of Encore may divert corporate management resources from the construction and/or opening of any one project. Management’s inability to devote sufficient time and attention to any one project may delay the construction or opening of Wynn Macau or Encore. Any delay caused by such circumstances could have a negative effect on our business and operations.

In addition, although we intend to construct Encore with minimal impact on Wynn Las Vegas, we cannot assure you that the construction will not disrupt the operations of Wynn Las Vegas or that it will be implemented as planned. Therefore, the construction of Encore may adversely impact the business, operations and revenues of Wynn Las Vegas.

Risks Related to the Notes and the Exchange Offer

If there is a default, the value of the collateral may not be sufficient to repay both the lenders under our credit facilities and the holders of the notes.

The value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. We cannot assure you that the proceeds from the sale or sales of all of such collateral would be sufficient to satisfy the amounts outstanding under the notes and our credit facilities. If these proceeds were not sufficient to repay amounts outstanding under the notes and our credit facilities, then holders of the notes, to the extent not repaid from the proceeds of the sale of the collateral, would have unsecured claims against our remaining assets, which claims would rank equally with all of our general unsecured indebtedness and obligations, including trade payables.

At the opening of Wynn Las Vegas on April 28, 2005, we had approximately $400.0 million outstanding under our credit facilities and, in July 2005, we expect to borrow an additional $122.0 million under our credit facilities to fund a loan to Wynn Group Asia, Inc. Under the indenture governing the notes, we are permitted to incur additional indebtedness that could be secured by first priority liens on the collateral including up to $550.0 million to fund development and construction costs for Encore and additional indebtedness in connection with potential expansion plans under certain circumstances in the future.

The agent under our credit facilities has the ability to waive defaults and conditions to disbursement of funds under the disbursement agreement.

The disbursement agreement sets forth, among other things, our obligation to complete Wynn Las Vegas and, if applicable, to construct and complete Encore, and contains the conditions we must satisfy in order to obtain disbursement of the proceeds of the notes and the proceeds of the credit facilities. Under the disbursement agreement, certain rights of the agent under our credit facilities could subject the holders of the notes to certain risks. For example, the disbursement agreement permits the agent for the lenders under our credit facilities

(acting without consent of the trustee or holders of the notes) to waive any defaults and conditions to the disbursement of funds under the disbursement agreement. The disbursement agreement further provides that the agent under the credit facilities is fully released and indemnified from and against any losses, damages or other claims related to such waivers except in very limited circumstances. While any such waiver may facilitate the development and construction of Encore and thus benefit the holders of the notes, it also could result in funding additional amounts from the proceeds of the notes to the detriment of the holders of the notes. The disbursement agreement provides that, until all funds in the notes proceeds account have been exhausted, the proceeds of the notes will be used to fund two-thirds of each disbursement, while borrowings under our credit facilities will be used to fund one-third of each disbursement. As a result, the interests of the lenders under the credit facilities may not be aligned with those of the holders of the notes and, therefore, the lenders may be more willing to permit disbursements before the notes proceeds account is exhausted than after.

The intercreditor agreement permits the agent under our credit facilities to amend the terms of, and waive defaults under, the security documents and to amend certain provisions of the intercreditor agreement.

The security documents create the liens on the collateral in favor of a collateral agent for the benefit of the holders of the notes and the lenders under our credit facilities. However, the intercreditor agreement grants the agent under the credit facilities certain rights that may adversely affect the interests of the holders of the notes under the security documents. The intercreditor agreement permits the agent under the credit facilities, without the consent of the holders of the notes, to direct the collateral agent to amend various terms of, and waive defaults under, the security documents. The agent under the credit facilities is entitled to exercise this right even at a time when no amounts are outstanding under the credit facilities. If the agent under the credit facilities exercises such rights, the holders of the notes may not be able to enforce the terms of the security documents and exercise their rights thereunder. The intercreditor agreement releases the agent for the lenders from all liability to the extent permitted by law, except for fraud or willful misconduct.

In addition, the agent under the credit facilities is entitled, at any time when the amount outstanding under the credit facilities equals or exceeds $100.0 million and without the consent of the trustee or the holders of the notes, to amend the subordination provisions that apply to any junior debt that we may incur. Any such amendment could increase, perhaps significantly, the rights of any holders of junior debt under the intercreditor agreement to the detriment of the holders of the notes. Any such amendment could also adversely affect the ability of the trustee or the holders of the notes to enforce remedies against the collateral and recover the proceeds thereof.

The intercreditor agreement limits the ability of holders of the notes to control decisions regarding the collateral and to take enforcement action.

The intercreditor agreement provides that for the first 30 days following an occurrence of a payment default under the credit facilities or the indenture governing the notes, only the agent for the lenders under the credit facilities has the right to instruct the collateral agent to enforce their security interests and initiate the exercise of remedies against the collateral, and the holders of the notes have no right to direct such remedies. From and after the expiration of such 30 day period, either the agent for the lenders under the credit facilities, or the lenders under the credit facilities and holders of notes controlling a majority of the aggregate amount of loans and notes outstanding, may instruct the collateral agent to commence the exercise of remedies against the collateral. Given that the amount of loans advanced by the lenders under the credit facilities may, from time to time, be substantially smaller than the outstanding amount of the notes, the lenders’ interests may not be aligned with those of noteholders and the lenders may have different motives or strategies to protect their investment. As such, the lenders under the credit facilities may choose to instruct the collateral agent to enforce their security interests or may initiate the exercise of other remedies against the collateral at a given time even though allowing us additional time to resolve any issues or take any other actions could increase the likelihood of repayment of the notes.

Gaming laws will impose additional restrictions on foreclosure.

As a result of gaming restrictions, in any foreclosure sale of Wynn Las Vegas or the gaming equipment constituting collateral securing the notes, the purchaser or the operator of the facility and/or such gaming equipment would need to be licensed to operate the resort’s casino under the Nevada gaming laws and regulations. If the trustee acting on behalf of the holders of the notes or the lenders under our credit facilities purchases Wynn Las Vegas at a foreclosure sale, the trustee or such lenders would not be permitted to continue gaming operations at Wynn Las Vegas unless it retained an entity licensed under the Nevada gaming laws to conduct gaming operations at the facility. The holders of the notes may have to be licensed or found suitable in any event.

Because potential bidders who wish to operate the casino must satisfy these gaming regulatory requirements, the number of potential bidders in a foreclosure sale could be less than in foreclosures of other types of facilities, and this requirement may delay the sale of, and may reduce the sales price for, the collateral. The ability to take possession and dispose of the collateral securing the notes upon acceleration of the notes is likely to be significantly impaired or delayed by applicable bankruptcy law if a bankruptcy case is commenced by or against us prior to a taking of possession or disposition of the collateral securing the notes by the trustee for the benefit of the holders of the notes.

We may not be able to fulfill our repurchase obligations with respect to the notes upon a change of control.

If we experience certain specific change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. We cannot assure you that we will have available funds sufficient to pay the change of control purchase price for any or all of the notes that might be delivered by holders of the notes seeking to accept the change of control offer. Moreover, under the indenture governing the notes, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change of control” and thus would not give rise to any repurchase rights. See “Description of the New Notes—Repurchase at the Option of Holders—Change of Control.”

In addition, our credit facilities will contain, and any future credit agreement likely will contain, restrictions or prohibitions on our ability to repurchase the notes under certain circumstances. If these change of control events occur at a time when we are prohibited from repurchasing the notes, we may seek the consent of our lenders to purchase the notes or could attempt to refinance the borrowings that contain these prohibitions or restrictions. If we do not obtain our lenders’ consent or refinance these borrowings, we will not be able to repurchase the notes. Accordingly, the holders of the notes may not receive the change of control purchase price for their notes in the event of a sale or other change of control, which will give the trustee and the holders of the notes the right to declare an event of default and accelerate the repayment of the mortgage notes. See “Description of the New Notes—Events of Default and Remedies.”

Bankruptcy laws may significantly impair your rights to repossess and dispose of collateral securing the notes.

If a bankruptcy case were to be commenced by or against us, the right of the indenture trustee to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture is likely to be significantly impaired by applicable bankruptcy law and may be affected by a bankruptcy even if repossession and disposition of the collateral occurs before bankruptcy. A bankruptcy case may be commenced by us or by unsecured or unsecured creditors, which may include the holders of notes, the lenders under our credit facilities or any other creditors, including junior creditors.

The “automatic stay” under applicable bankruptcy law prohibits secured creditors, such as the holders of the notes and the lenders under our credit facilities, from repossessing their security from a debtor in a bankruptcy case, or from disposing of collateral in their possession, without prior bankruptcy court approval. Moreover, applicable bankruptcy law permits the debtor to continue to retain and use the collateral even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection.”

The term “adequate protection” is not specifically defined by applicable bankruptcy law and its meaning may vary according to circumstances, but it is generally intended to protect the value of the secured creditor’s interest in the collateral as of the commencement of bankruptcy from diminution as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. “Adequate protection” may include cash payments or the granting of additional security, of such type, at such time and in such amount as the court may determine. For example, the debtor could be permitted to use the funds in the notes proceeds account as cash collateral if the debtor provided adequate protection for such use by granting replacement liens on other collateral, which might not consist of liquid assets.

In view of the lack of a precise definition of the term “adequate protection,” the broad discretionary powers of a bankruptcy court and the possible complexity of valuation issues, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the collateral or whether or to what extent, through the requirement of “adequate protection,” the holders of the notes would be compensated for any delay in payment or loss of value of the collateral.

Other factors specific to bankruptcy that might bear on the recovery by the holders of the notes in these circumstances, among others, would include:

•	a debtor in a bankruptcy case does not have the ability to compel performance of a “financial accommodation,” including the funding of various undrawn loans contemplated to fund completion of Wynn Las Vegas;

•	lenders with higher priority liens may seek, and perhaps receive, relief from the automatic stay to foreclose their respective liens (see “—Under applicable law, certain liens securing any second mortgage notes may rank ahead in priority of the liens securing the notes”); and

•	the cost and delay of developing a confirmed Chapter 11 plan could reduce the present value of revenues.

In addition, in a bankruptcy proceeding, the court would have broad discretion to approve transactions that could disadvantage the holders of the notes. For example, under certain circumstances, a court could approve our or third parties’ motions for sales of collateral on terms unfavorable to us, require you to accept subordinated or other securities in exchange for the notes, or substantive consolidation of us with Wynn Resorts in a bankruptcy in which Wynn Resorts was debtor. Regardless of the ultimate disposition of any of these or other motions or claims, we cannot assure you that during litigation of these issues our payments on the notes would be paid in full or on time.

Contract rights under agreements serving as collateral for the notes may be rejected in bankruptcy.

Among other things, contract rights under certain of our agreements serve as collateral for the notes, including rights that stem from the agreements to which we are a party, such as the Marnell Corrao construction contract. If a bankruptcy case were to be commenced by or against Marnell Corrao, it is possible that all or part of the Marnell Corrao construction contract could be rejected by that party or a trustee appointed in the bankruptcy case pursuant to Section 365 or Sections 1123 and 1129 of the United States Bankruptcy Code and thus not be specifically enforceable against the debtor. Additionally, to the extent any rejected agreement constitutes a lease of real property, the resulting claim of the lessor for damages resulting from termination may be capped pursuant to Section 502(b)(6) of the bankruptcy code.

In the event that a bankruptcy court orders the substantive consolidation of us with certain affiliated parties, payments on the notes could be delayed or reduced.

We believe that we have observed and will observe certain formalities and operating procedures that are generally recognized requirements for maintaining our separate existence and that our assets and liabilities can be readily identified as distinct from those of Wynn Resorts and its other subsidiaries. However, we cannot assure you that a bankruptcy court would agree in the event that any of Wynn Resorts or any such other affiliates becomes a debtor under the bankruptcy code. If a bankruptcy court concludes that substantive consolidation of us with any affiliated party referred to in this paragraph is warranted, the risks described above under “—Bankruptcy laws may significantly impair your rights to repossess and dispose of collateral securing the notes” and “—Contract rights under agreements serving as collateral for the notes may be rejected in bankruptcy” would apply as a result of such bankruptcy filing, whether or not we were then successfully operating Wynn Las Vegas and able to pay our obligations as they become due. If substantive consolidation is ordered, noteholders should expect payments on the notes to be delayed and/or reduced.

The notes are not secured by certain of our assets.

The holders of the notes do not have a lien on our gaming or liquor licenses, because under the Nevada gaming laws they may not be pledged as collateral. Also, the aircraft owned by our subsidiary, World Travel, LLC will be financed separately, and does not secure the notes. Although the notes are expected to be secured by our planned $122.0 million loan to our affiliate, Wynn Group Asia, Inc., which holds Wynn Resorts’ interest in Wynn Macau, Wynn Macau is not owned by us and will not secure the notes. Accordingly, such assets will not be available to the holders upon an exercise of remedies under the collateral documents.

The note holders’ liens on all or part of the collateral will be released if certain conditions are met.

The liens on all of the collateral will be released if the lenders under our credit facilities release their security interest in such collateral (other than in connection with a refinancing) and (i) no default or event of default has occurred and is continuing, (ii) the completion date for Encore has occurred and (iii) the lenders under any other outstanding secured debt (other than capital lease obligations and purchase money indebtedness) have released their security interest in such collateral.

In addition, the liens on the golf course land and related water rights may be released so long as Encore is open and operating and (i) no default or event of default has occurred and is continuing immediately prior to or after giving effect to such release, (ii) the lenders under our credit facilities concurrently release their first priority security interest in the golf course land (other than in connection with a refinancing) and (iii) both immediately prior to the release of the security interest and after giving pro forma effect to such release our and our restricted subsidiaries’ total debt does not exceed 6.5 times Consolidated EBITDA (as defined in the indenture) for the last four full fiscal quarters.

In the event that the security interests on all of the collateral are released, the notes will essentially become our unsecured obligations. Once the security interests in the golf course land and the related water rights are released, the note holders will have only a first priority lien on the assets comprising the hotel and casino and the equity interests of our restricted subsidiaries.

In addition, the indenture provides for releases of the security interests in certain collateral under specified circumstances and also provides that security interests in the collateral can be released in connection with asset sales, permitted investments and other permitted dispositions.

The guarantors of the notes likely will not be able to contribute to any payments with respect to the notes.

The primary purpose of the guarantees is to provide first priority liens on the assets of the subsidiary guarantors, including the golf course land and water rights but excluding, among other things, our aircraft. While these assets are integral to Wynn Las Vegas, they are not expected to have operations that generate significant cash flows. As such, you should not expect any of the guarantors to contribute to any payments of principal, interest or other amounts required to be made on the notes.

Wynn Resorts will not be required to contribute to payments of principal, interest or other amounts required to be made on the notes regardless of whether it has unrestricted funds from other sources. In addition, certain subsidiaries of Wynn Resorts, including the entities involved in the development of Wynn Macau, are parties to financing or other agreements that restrict their ability to make any payments or distributions to Wynn Resorts.

Federal and state statutes allow courts, under specific circumstances, to avoid guarantees and the liens securing the guarantees and to require note holders to return payments received from us or the guarantors.

Our creditors or the creditors of our guarantors could challenge the note guarantees and the liens securing those guarantees as fraudulent conveyances or on other grounds. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the delivery of the guarantees and the grant of the first priority liens securing the guarantees could be avoided as fraudulent transfers if a court determined that the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or granted its lien:

•	delivered the guarantee or granted the lien with the intent to hinder, delay or defraud its existing or future creditors; or

•	received less than reasonably equivalent value or did not receive fair consideration for the delivery of the guarantee and the incurrence of the lien, and if the guarantor:

•	was insolvent or rendered insolvent at the time it delivered the guarantee or granted the lien;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

If the guarantees were avoided or limited under fraudulent transfer or other laws, any claim you may make against us for amounts payable on the notes would be unenforceable to the extent of such avoidance or limitation. If the granting of liens to secure the guarantees were avoided or limited under fraudulent transfer or other laws, the guarantees would become unsecured claims to the extent of the avoidance or limitation, ranking equally with all general unsecured claims of the guarantors.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure what standard a court would apply in making these determinations or, regardless of the standard, that a court would not avoid the guarantees or that any guarantee would not be subordinated to a guarantor’s other indebtedness.

Any additional guarantees or liens on collateral provided after the notes are issued could also be avoided as preferential transfers.

The notes indenture provides that certain future restricted subsidiaries will guarantee the notes and secure their guarantees with liens on their assets. The notes indenture also requires us to grant liens on certain assets that we and the existing guarantors acquire after the notes are issued. If any new guarantor providing new collateral for the notes is insolvent or anticipates insolvency at the time the guarantee or lien is granted, the guarantee or lien, as applicable, could be avoided as a preferential transfer. The guarantee or lien, as applicable, could also be avoided if the new guarantor commenced a bankruptcy within 90 days following the time the guarantee or lien is granted.

We are permitted to create unrestricted subsidiaries, which generally will not be subject to any of the covenants in the indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Unrestricted subsidiaries will generally not be subject to the covenants under the notes indenture, and their assets will not be available as security for the notes. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the notes.

The collateral securing the notes includes real property and, as a result, holders of the notes may be subject to certain environmental risks.

Real property pledged as security may be subject to known and unknown environmental risks or liabilities which can adversely affect the property’s value. In addition, under the federal Comprehensive Environmental Response Compensation and Liability Act, as amended, referred to as CERCLA, a secured lender may be held liable, in certain limited circumstances, for the costs of remediating a release of, or preventing a threatened release of, hazardous substances at a mortgaged property. There may be similar risks under state laws or common law theories.

Under CERCLA, a person “who, without participating in the management of a . . . facility, holds indicia of ownership primarily to protect his security interest” is not a property owner, and thus not a responsible person under CERCLA. Lenders seldom have been held liable under CERCLA. The lenders who have been found liable generally have been found to have been sufficiently involved in the mortgagor’s operations so that they have “participated in the management of the borrower.” CERCLA does not specify the level of actual participation in management. CERCLA was amended in 1996 to provide certain “safe harbors” for foreclosing lenders. However, the courts have not yet issued any definitive interpretations of the extent of these safe harbors. There currently is no controlling authority on this matter.

We may redeem your notes due to regulatory considerations, either as required by gaming authorities or in our discretion.

The indenture grants us the power to redeem the notes that you own or control if any gaming authority requires you, or a beneficial owner of the notes, to be licensed, qualified or found suitable under any applicable gaming law and:

•	you or such beneficial owner fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so (or such lesser period as required by the relevant gaming authority); or

•	you or such beneficial owner is determined by a gaming authority to be unsuitable to own or control the notes.

Under the foregoing circumstances, under the indenture, we may redeem, and if required by the applicable gaming authority, we must redeem, your notes to the extent required by the gaming authority or deemed necessary or advisable by us. The redemption price will be equal to:

•	the price required by applicable law or by order of any gaming authority; or

•	the lesser of (1) the principal amount of the notes and (2) the price that you or the beneficial owner paid for the notes, in either case, together with accrued and unpaid interest on the note.

As a holder of the notes, you may be required to comply with registration, licensing, qualification or other requirements under gaming laws or dispose of your securities.

The gaming authority of any jurisdiction in which we currently or in the future conduct or propose to conduct gaming may require that a holder of the notes be registered, licensed, qualified or found suitable, or comply with any other requirement under applicable gaming laws. If you purchase or otherwise accept an interest in the notes, by the terms of the indenture governing the notes, you will agree to comply with all of these requirements, including your agreement to register or apply for a license, qualification or a finding of suitability, or comply with any other requirement, within the required time period, as provided by the relevant gaming authority. If you fail to apply to be, or fail to become, registered, licensed or qualified, or are found unsuitable or fail to comply with any other requirement of a gaming authority, then we will have the right, at our option, to:

•	require you to sell your notes or beneficial interest in the notes within 30 days after you receive notice of our election, or any earlier date that the relevant gaming authority may request or prescribe; or

•	redeem your notes (possibly within less than 30 days following the notice of redemption if requested or prescribed by the gaming authority) at a price equal to:

•	the price required by applicable law or by order of any gaming authority; or

•	the lesser of (1) the principal amount of the notes and (2) the price that you or the beneficial owner paid for the notes, in either case, together with accrued and unpaid interest on the note.

We will notify the indenture trustee in writing of any redemption as soon as practicable. We will not be responsible for any costs or expenses you may incur in connection with your registration, application for a license, qualification or a finding of suitability, or your compliance with any other requirement of a gaming authority. The indenture governing the notes will also provide that as soon as you are required to sell your notes as a result of a gaming authority action, you will, to the extent required by applicable gaming laws, have no further right:

•	to exercise, directly or indirectly, any right conferred by the notes; or

•	to receive from us any interest or any other distributions or payments, or any remuneration in any form, relating to the notes, except the redemption price we refer to above.

See “Description of the New Notes—Gaming Redemption.”

Some holders who exchange their old notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

There is no established trading market for the new notes, and you may find it difficult to sell your new notes.

There is no existing trading market for the new notes. We do not intend to apply for listing or quotation of the new notes on any exchange. Therefore, we do not know if investor interest will lead to the development of a trading market or how liquid that market may be, if new note holders will be able to sell their new notes, the amount of new notes that will be outstanding following the exchange offer or the price at which the new notes might be sold. As a result, the market price of the new notes could be adversely affected.

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act.

The exchange of old notes will decrease the liquidity of the old notes.

We have not conditioned the exchange offer on receipt of any minimum or maximum principal amount of old notes. As old notes are tendered and accepted in the exchange offer, the principal amount of remaining outstanding old notes will decrease. This decrease will reduce the liquidity of the trading market of the old notes, which decrease may be substantial. There may not be a trading market for the outstanding notes following the exchange offer. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the captions “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes” and “Material United States Federal Income Tax Considerations.”

You must comply with the exchange offer procedures in order to receive new, freely tradable notes. If you fail to comply with the exchange offer procedures, your notes will continue to be subject to restrictions on transfer.

Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, New York, New York as a depository, including an agent’s message if the tendering holder does not deliver a letter of transmittal;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time or the procedure for book entry transfer to be completed prior to the expiration or termination of the exchange offer. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the Registration Rights Agreement will terminate. See “The Exchange Offer—Procedures for Tendering Old Notes” and “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes.”

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

Our earnings were insufficient to cover our fixed charges by $1.5 million, $8.0 million, $18.3 million, $103.2 million and $277.0 million for the period from inception to December 31, 2000, and for the years ended December 31, 2001, 2002, 2003 and 2004, respectively. Our earnings were insufficient to cover our fixed charges by $53.6 million and $33.1 million for the three months ended March 31, 2005 and 2004, respectively, and by $461.6 million for the period from inception to March 31, 2005. For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of (loss) income before income taxes and fixed charges. “Fixed charges” consist of interest cost whether expensed or capitalized and amortization of debt expense.

CAPITALIZATION

The following table sets forth our capitalization, on a consolidated basis, as of March 31, 2005.

The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in this prospectus.

As of March 31, 2005
(in thousands)
Long-term debt:
6 5/8% first mortgage notes	$1,300,000
12% second mortgage notes	9,634
Credit facilities	400,000

Total long-term debt	1,709,634
Total members’ equity	1,250,238

Total capitalization	$2,959,872

SELECTED CONSOLIDATED FINANCIAL DATA

The selected data presented below as of December 31, 2004, 2003, 2002, 2001 and 2000, and for the years ended December 31, 2004, 2003, 2002 and 2001 and the period from inception (April 21, 2000) through December 31, 2000 is derived from the consolidated financial statements of the Company, which have been audited by Deloitte & Touche LLP, independent registered public accountants. The consolidated financial statements as of December 31, 2004 and 2003, and for the years ended December 31, 2004, 2003 and 2002 and the period from inception through December 31, 2004, and the auditors’ report thereon, are included elsewhere in this prospectus. The consolidated statement of operations data for the three months ended March 31, 2005 and 2004 and for the period from inception to March 31, 2005, and the consolidated balance sheet data as of March 31, 2005, have been derived from our unaudited interim consolidated financial statements and related notes included elsewhere in this prospectus.

This data should be read together with the Company’s consolidated financial statements and notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other information contained in this prospectus.

	Years Ended December 31,				Period from Inception to December 31, 2000	Three Months Ended March 31,		Period from Inception to March 31, 2005
	2004	2003	2002	2001		2005	2004
	(in thousands, except per share amounts)
Consolidated Statement of Operations Data:
Net revenues(1)	$—	$—	$14	$712	$78	$—	$—	$804
Pre-opening costs	(41,073)	(16,437)	(2,972)	(2,414)	(1,541)	(29,091)	(6,813)	(93,528)
Operating loss	(46,431)	(18,981)	(4,855)	(1,704)	(1,463)	(30,659)	(7,548)	(104,093)
Net loss accumulated during the development stage	$(161,917)	$(15,973)	$(4,833)	$(1,704)	$(1,463)	$(26,908)	$(6,770)	$(212,798)

	As of December 31,					As of March 31, 2005
	2004	2003	2002	2001	2000
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$25,691	$18,234	$7,499	$—	$—	$57,270
Restricted cash and investments(2)	778,590	356,141	792,729	500	—	827,295
Construction in progress	1,448,328	565,230	89,893	—	—	1,731,475
Total assets	2,788,101	1,209,183	1,155,710	1,889	38	3,204,152
Total long-term obligations	1,356,593	927,327	914,949	4,875	1,418	1,710,207
Member’s equity (deficiency)	$1,276,667	$221,895	$229,075	$(3,167)	$(1,463)	$1,250,238

(1)	Net revenues in 2002, 2001 and 2000 reflect charter revenue earned from the ownership and charter of an aircraft that was sold in February 2002.

(2)	Restricted cash and investments primarily reflects the proceeds of our debt financings and capital contributions from Wynn Resorts that are restricted for the construction of Wynn Las Vegas and the development of Encore. These proceeds are primarily in relatively short-term government-backed debt securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

Overview

With the opening of Wynn Las Vegas on April 28, 2005, we have commenced our principal operations. From inception until the opening of Wynn Las Vegas, we had been primarily a casino resort development company. Our efforts had been devoted principally to the development and construction activities described below with respect to Wynn Las Vegas.

We continue to develop the Encore Budget, Plans and Specifications, and we expect Encore to open in the first half of 2008. There are significant risks associated with any major construction project, and unexpected developments or delays could occur.

Wynn Las Vegas

Wynn Las Vegas, including the resort’s on-site golf course, occupies approximately 197 acres of land fronting the Las Vegas Strip and utilizes an additional 18 acres across Sands Avenue for employee parking. The resort opened on April 28, 2005, offering 2,716 rooms and suites and a full complement of restaurants, nightclubs, bars, lounges and entertainment and recreational venues. Approximately 10,000 employees were recently hired and trained. Management believes it has appropriately staffed Wynn Las Vegas to account for the increased needs at and immediately following its opening. Management expects that natural staffing attrition will occur as operations stabilize.

The total cost of Wynn Las Vegas is estimated to be in the range of $2.7 to $2.75 billion, including the cost of acquiring approximately 235 acres of land, costs of design and construction, capitalized interest, pre-opening expenses, financing fees and construction contingencies, but excluding the incremental cost for Encore, other than the land for Encore. Through March 31, 2005, we had funded approximately $2.4 billion of project costs for Wynn Las Vegas primarily from a combination of cash on hand from capital contributed by our ultimate parent company, Wynn Resorts, proceeds from the issuance of the Second Mortgage Notes which recently were discharged, a portion of the proceeds from the issuance of the First Mortgage Notes and a portion of the borrowings under our previous and currrent credit facilities. As of March 31, 2005, we estimated that $335.0 to $385.0 million would be needed to complete Wynn Las Vegas. However, consistent with large-scale construction projects, determination of the final project cost is subject to a complete accounting after the date of final completion (as defined in the contract with the general contractor), which will occur in late 2005. Remaining work includes completing construction punch lists and the Broadway Theater, which will open in September 2005.

In December 2004, Wynn Resorts contributed $400.0 million to us from the proceeds of the November 2004 offering of 7.5 million shares of Wynn Resorts’ common stock. Also, on December 14, 2004, we effected a series of transactions to refinance our debt and raise additional funds for Encore. These transactions included, among other things, the issuance of First Mortgage Notes, a tender offer for all of the outstanding Second Mortgage Notes, discharge of the remaining Second Mortgage Notes, and replacement of our previous credit facilities with new credit facilities. The new credit facilities bear interest at LIBOR plus 2.25% on the revolving credit facility (the “Revolver”) and LIBOR plus 2.125% on the term loan facility (the “Term Loans”). The refinancing lowered our overall cost of borrowing and provides the financial flexibility to allow for the further development of our real estate assets.

The $400.0 million contribution from Wynn Resorts’ common stock offering, a portion of the remaining proceeds from the First Mortgage Notes, availability under our credit facilities, our construction contingencies and our completion guarantee and liquidity reserve are expected to provide sufficient funds to pay for the actual cost of developing Wynn Las Vegas. We anticipate using a significant portion of our $50.0 million completion guarantee balance for Wynn Las Vegas and to the extent such funds are used, Wynn Las Vegas’ development costs will increase accordingly.

Wynn Resorts is not a guarantor of our debt and is not obligated to apply any of its funds to the Wynn Las Vegas project, although it has more than $300.0 million in unrestricted cash that could be made available.

Encore at Wynn Las Vegas

Due to anticipated demand for Wynn Las Vegas, the continued strength in the Las Vegas market, and our desire to maximize the potential of our substantial real estate assets, we continue to refine the scope of Encore. We have elevated Encore to the status of a free standing casino resort which is fully integrated with Wynn Las Vegas. As currently designed, Encore includes a hotel tower consisting of approximately 1,100 suites and approximately 1,400 guest rooms. In addition, the current plans for Encore include approximately 200,000 square feet of convention and meeting space, a 50,000 square foot casino, additional entertainment venues, restaurants, a spa and salon, swimming pools and retail space. The scope and design of Encore remain subject to the approval of Wynn Resorts’ board of directors. We currently anticipate that Encore will open in the first half of 2008.

We expect that the remaining proceeds from the First Mortgage Notes, together with availability under our existing credit facilities and cash flow from the operations of Wynn Las Vegas, will be sufficient to pay for expenditures of up to $1.4 billion on the Encore project without incurring additional debt or receiving additional capital contributions from Wynn Resorts. We are permitted to spend up to $100.0 million from the proceeds of the First Mortgage Notes and our credit facilities to fund costs related to Encore prior to the time the Encore Budget, Plans and Specifications are approved by a majority of the arrangers or a majority of the lenders under our credit facilities. Availability of funds in excess of this amount and commencement of construction of Encore are subject to approval of the Encore Budget, Plans and Specifications by a majority of the arrangers or a majority of lenders under our credit facilities by June 30, 2005. Once we have finalized the scope and plans for Encore, we will seek the necessary consents and approvals from our lenders and noteholders.

Critical Accounting Policies and Estimates

Our consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America. Certain of our accounting policies, including the estimated lives of our depreciable assets, our annual evaluation of assets for impairment and the purchase price allocations made in connection with acquisitions, require that management apply significant judgment in defining the appropriate assumptions integral to financial estimates. Judgments are based on historical experience, terms of existing contracts, industry trends and information available from outside sources, as appropriate. However, by their nature, judgments are subject to an inherent degree of uncertainty, and therefore actual results could differ from our estimates. As of, and for the period from inception to March 31, 2005, management does not believe there are any highly uncertain matters or other underlying assumptions that would have a material effect on the statement of financial position or results of operations of the Company if actual results differ from our estimates.

Critical accounting policies currently reflected in the consolidated financial statements primarily relate to expensing pre-opening costs as incurred, capitalizing construction costs, including portions of interest attributable to certain qualifying assets, and other policies related to our development stage status.

During the period of the construction of Wynn Las Vegas, direct costs such as those expected to be incurred for the design and construction of the Wynn Las Vegas hotel and casino, the golf course, parking garage and the water-based entertainment production, including interest, are capitalized. Accordingly, the recorded amounts of property and equipment increased significantly during the construction period. Depreciation expense related to the capitalized construction costs are recognized when the related assets are put in service. Accordingly, as a result of the commencement of operations at Wynn Las Vegas on April 28, 2005, significant amounts of depreciation expense will be recognized in the second quarter of 2005 based on the estimated useful life of the corresponding assets. This will have a significant effect on the results of our operations.

Results of Operations

We commenced principal operations on April 28, 2005, when Wynn Las Vegas opened to the public. For the period from inception to March 31, 2005, we were a development stage company. As is customary for a development stage company, we did not have revenues and, consequently, we incurred losses during this period. These losses increased commensurate with increased staff salaries and other pre-opening expenses as the Wynn Las Vegas project progressed. The acceleration of these costs was expected and was included in the project budget. We do not expect that our operating results prior to opening Wynn Las Vegas will be indicative of operating results thereafter.

Results of operations for the three months ended March 31, 2005 compared to the three months ended March 31, 2004.

Our development stage operations resulted in a net loss for the three months ended March 31, 2005 of approximately $26.9 million, a 297% increase over the net loss of approximately $6.8 million for the three months ended March 31, 2004, due to increased development activities.

Total expenses for the three months ended March 31, 2005 increased approximately $23.1 million, or 306%, to $30.7 million, as compared to $7.5 million for the three months ended March 31, 2004, primarily due to an approximately $22.3 million, or 327%, increase in preopening costs to $29.1 million for the three months ended March 31, 2005, from $6.8 million for the three months ended March 31, 2004. The increase in pre-opening costs, which consist primarily of salaries and wages and consulting and legal fees, is directly attributable to the increase in preopening activities of Wynn Las Vegas as compared to the same period in the prior year.

Other income (expense), net for the three months ended March 31, 2005, increased approximately $3.0 million to approximately $3.8 million from $778,000 for the three months ended March 31, 2004, as a result of the increase in interest income compared to the first quarter of 2004. The increase resulted from increased cash available and invested from the proceeds from the First Mortgage Notes originally issued in December 2004.

Comprehensive income for the three months ended March 31, 2005 of approximately $7.7 million increased from a comprehensive loss of $11.9 million for the three months ended March 31, 2004, due to the change in the fair value of our two interest rate swaps. We seek to manage the interest rate risk associated with our variable rate borrowings, through balancing fixed-rate and variable-rate borrowings and the use of derivative financial instruments. Our interest rate swaps have been designated by us as cash flow hedges in accordance with prevailing accounting regulations. As of March 31, 2005 and December 31, 2004, we recorded approximately $8.3 million and $583,000 in other assets, respectively, to reflect their fair value. These fair value amounts approximate the amount we would pay or receive if these contracts were settled at these dates. The increase in fair value of $7.7 million recorded as a component of comprehensive income at March 31, 2005, was primarily due to higher short-term interest rates at March 31, 2005, compared to those rates at December 31, 2004. Fair value is estimated based upon current, and predictions of future, interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions. Therefore, the fair value is subject to significant estimation and a high degree of variability of fluctuation between periods.

Results of operations for the year ended December 31, 2004 compared to the year ended December 31, 2003

Our development operations resulted in a net loss for the year ended December 31, 2004 of approximately $161.9 million, a 914% increase over the net loss of approximately $16.0 million for the year ended December 31, 2003, due to increased development activities, such as increased staffing, and financing activities, such as the loss on early retirement of debt.

In 2004, we reclassified the amounts received from certain executive officers for use of our corporate aircraft from revenues into preopening expenses to reflect these amounts as a reduction of the costs to operate our aircraft. These amounts were approximately $2.5 million, $2.7 million and $6.9 million for the years ended

December 31, 2003 and 2002 and for the period from inception to December 31, 2004. Total expenses for the year ended December 31, 2004 increased approximately $27.5 million, or 145%, to $46.4 million, as compared to $19.0 million for the year ended December 31, 2003. Preopening costs increased by $24.6 million to $41.1 million for the year ended December 31, 2004, as compared to $16.4 million for 2003. The increase in pre-opening costs, which consist primarily of salaries and wages and consulting and legal fees, is directly attributable to an increase in pre-opening activities, including staffing increases, as compared to the same period in the prior year. Management expects pre-opening costs to continue to increase as the development of Wynn Las Vegas progresses. In 2004, we sold our existing corporate aircraft and purchased another aircraft. The aircraft sale resulted in a loss of approximately $550,000. In addition, depreciation expenses increased as a result of the aircraft purchases. The increased depreciation of approximately $1.7 million for 2004 compared to 2003 and the additional losses on the sale of the aircraft, are the primary components of the remaining increase in total expenses over the prior year.

In addition, during the year ended December 31, 2004, incidental operations relating to certain cellular tower rental income plus the loss from the brief operation of an apartment complex purchased in July 2004 for the future development of a parking facility produced an increase in the loss from incidental operations of approximately $575,000 from $425,000 to $1.0 million.

Other income (expense), net for the year ended December 31, 2004 decreased approximately $118.5 million to an expense of approximately $115.5 million from income of approximately $3.0 million for the year ended December 31, 2003, primarily as a result of losses sustained from the early retirement of debt in both the second and fourth quarters of 2004. On June 14, 2004, we recorded a loss of approximately $25.6 million due to the early retirement of a portion of the Second Mortgage Notes. This loss is attributable to the 112% redemption premium and to write-offs of unamortized original issue discount and debt issuance costs. On December 14, 2004, as part of the refinancing discussed below (See Liquidity and Capital Resources—Refinancing), we recorded an additional loss on the early retirement of debt totaling approximately $92.7 million. This loss reflects the tender price on approximately $237.4 million of Second Mortgage Notes plus the writeoffs of the related unamortized original issue discount and debt issuance costs. Also, during the year ended December 31, 2004 there was a $5.0 million decrease in interest expense, and an approximately $5.2 million decrease in interest income. Lower interest income is primarily attributable to the decrease in average amount of cash from the net proceeds from equity and debt financing activity as the funds were used to construct Wynn Las Vegas, while the interest expense decreased due to increased capitalization of interest expense commensurate with the progress on the construction of Wynn Las Vegas.

Comprehensive income decreased from a gain of $8.8 million for the year ended December 31, 2003 to a gain of approximately $1.2 million for the year ended December 31, 2004, due to the increase and decrease, respectively, in the fair value of our two interest rate swaps entered into during the second quarter of 2003 combined with (for 2004 only) the change in the fair value of two new interest rate swaps that we entered into in connection with the refinancing on December 14, 2004. When we refinanced our outstanding indebtedness, we terminated the interest rate swaps associated with our former credit facilities and entered into two new interest rate swaps to hedge the interest rate risk on $400.0 million of term loan borrowings under our credit facilities. Although we received a cash settlement of approximately $9.6 million on terminating the former swaps, we are amortizing this amount from other comprehensive income into earnings over the original life of the former swap contracts (December 2006). Both our former and our new interest rate swaps have been designated by us as cash flow hedges in accordance with applicable accounting pronouncements. Accordingly, changes in the fair value are charged, to the extent the hedge is effective (as defined in the accounting pronouncements), directly to comprehensive income. The fair value approximates the amount we would pay or receive if these contracts were settled at the valuation dates. Fair value is estimated based upon current, and predictions of future, interest rate levels along a yield curve, the remaining duration of the instruments, and other market conditions, and therefore, is subject to significant estimation and a high degree of variability of fluctuation between periods.

Results of operations for the year ended December 31, 2003 compared to the year ended December 31, 2002

Our development operations resulted in a net loss for the year ended December 31, 2003, of approximately $16.0 million, an $11.1 million or 230% increase over the net loss of approximately $4.8 million for the year ended December 31, 2002, due to increased development activities.

In 2004, we reclassified the amounts received from certain executive officers for use of our corporate aircraft from revenues into preopening expenses to reflect these amounts as a reduction of the costs to operate our aircraft. These amounts were approximately $2.5 million, $2.7 million and $6.9 million for the years ended December 31, 2003 and 2002 and for the period from inception to December 31, 2004. Consequently, all periods presented were reclassified to conform to this presentation. As a result, the aircraft revenue in 2002 reflects third party charter revenue. The corporate aircraft owned by us subsequent to February 2002, when we sold our first corporate aircraft, have not been licensed for charter services. Accordingly, we no longer have third party charter revenues. Total revenues for the year ended December 31, 2003, decreased approximately $14,000 or 100% from total revenues of approximately $14,000 for the year ended December 31, 2002, primarily due to increased patronage of the art gallery and related retail store.

Total expenses for the year ended December 31, 2003 increased approximately $14.1 million, or 290%, to $19.0 million, as compared to $4.9 million for the year ended December 31, 2002, primarily due to an approximately $13.5 million or 453% increase in pre-opening costs to $16.4 million for the year ended December 31, 2003 from $3.0 million for the year ended December 31, 2002. The increase in pre-opening costs, which consist primarily of salaries and wages, including non-recurring employee separation expenses of approximately $1.4 million, and consulting and legal fees, is directly attributable to an increase in pre-opening activities as compared to the same period in the prior year. We expect pre-opening costs to continue to increase as development of Wynn Las Vegas progresses.

Other income/(expense)—net for the year ended December 31, 2003, increased to approximately $3.0 million from approximately $22,000 of income during the year ended December 31, 2002. Interest expense for the year ended December 31, 2003 increased approximately $3.2 million, or 170%, to approximately $5.1 million over the interest expense of approximately $1.9 million for the year ended December 31, 2002, due primarily to the commitment fees related to certain of the unused outstanding debt facilities entered into in October 2002. Offsetting the increase in interest expense is an increase in interest income for the year ended December 31, 2003 of approximately $6.2 million, or 325%, to approximately $8.1 million over interest income of approximately $1.9 million for the year ended December 31, 2002, as a result of the significant increase in invested cash from the net proceeds from equity and debt financing activity.

Certain trends that may affect development activities and future results of operations

The strength and profitability of our business depends on consumer demand for casino resorts, in general, and for the specific types of luxury amenities that Wynn Las Vegas will offer. Adverse changes in consumer preferences, discretionary income and general economic conditions, as well as fears of recession, reduced consumer confidence in the economy, the possibility of continued terrorist activities in the United States and elsewhere, the war in Iraq and other military conflicts in the Middle East, a resurgence of SARS or another infectious disease or a natural disaster such as the tsunami that struck southeast Asia in December 2004, could reduce customer demand for the products and services we will offer, thus imposing practical limits on pricing and harming our operations. Furthermore, in the near term, our development activities may be impacted by various economic factors, including, among other things, the availability and cost of materials, the availability of labor resources, interest rate levels and legislative and regulatory issues relating to gaming and taxes.

Liquidity and Capital Resources

Capital Resources

At March 31, 2005, we had approximately $57.3 million of cash and cash equivalents. In addition, we had approximately $827.3 million in restricted cash and investments from the proceeds of our debt financings. These funds are restricted for the development, construction and preopening expenses associated with Wynn Las Vegas and Encore. These amounts include $80.0 million restricted for a Wynn Las Vegas liquidity reserve and completion guarantee ($30.0 million of which must be retained or replenished for Encore for a completion guarantee if the Encore Budget, Plans and Specifications are approved). Cash equivalents are comprised of investments in overnight money market funds. Restricted investments are kept in money market funds or relatively short-term, government-backed, marketable debt securities as required by agreements governing the Company’s debt facilities.

Financing for Wynn Las Vegas and Encore

As of March 31, 2005, approximately $2.4 billion of the total Wynn Las Vegas project cost, (including the cost of the land, capitalized interest, pre-opening expenses and all financing fees) had been expended or incurred. This was funded primarily from a combination of our cash on hand from contributed capital, proceeds from the issuance of our recently discharged Second Mortgage Notes, a portion of the proceeds from the First Mortgage Notes and a portion of the borrowings under our previous and current credit facilities. On December 14, 2004, as described in more detail below, we completed a series of transactions that refinanced our debt structure and raised additional funds that we anticipate will be needed to develop Encore. The closing of the refinancing was the culmination of a series of transactions designed to facilitate the development of Encore, lower our overall cost of borrowing, and achieve an enhanced degree of financial maturity. In addition, it provides us with the financial flexibility to continue to develop our real estate assets.

In May 2004, we amended documents governing our former credit facilities to release from certain development and other restrictions, the approximately 20 acres owned by our affiliate, on which the remaining buildings of the former Desert Inn then stood, so that the land would be available for what is to become Encore. The land was then used to collateralize a $143.4 million borrowing (the “Land Loan”) by our affiliate under a credit agreement bearing interest at London Interbank Offered Rate (“LIBOR”) plus 5.5%. The proceeds of the Land Loan were contributed to us by our affiliate and used to fund a portion of the costs of Wynn Las Vegas and Encore.

Later in May 2004, Wynn Resorts completed a public offering of seven million shares of its common stock at a price of $38.75 per share, which, after underwriting discounts and commissions, generated net proceeds of approximately $268.2 million. A portion of the proceeds were contributed to us to repurchase a portion of the Second Mortgage Notes, as discussed below.

On June 14, 2004, pursuant to the indenture governing the Second Mortgage Notes, the issuers repurchased approximately $122.4 million of the $370 million in aggregate principal amount of the Second Mortgage Notes outstanding. The total price of the redemption was approximately $138.9 million, equal to 112.0% of the aggregate principal amount of the Second Mortgage Notes repurchased, plus accrued and unpaid interest thereon. In connection with the redemption, we wrote off approximately $7.0 million of the unamortized original issue discount and approximately $3.9 million of unamortized deferred financing costs associated with the Second Mortgage Notes. Accordingly, we recognized a loss on the early retirement of debt in the second quarter of 2004 of approximately $25.6 million to reflect the write-offs and the $14.7 million redemption premium.

In November and December 2004, Wynn Resorts completed the sale of 8,625,000 shares of its common stock at a price of $61.00 per share, which, after underwriting discounts and commissions, generated net proceeds of approximately $521.2 million. We received a capital contribution of $400.0 million of the net proceeds, which was used for the development of Wynn Las Vegas and Encore.

During 2004, we continued to borrow available amounts under our former credit facilities. On December 14, 2004, we completed a refinancing of our indebtedness whereby the issuers:

•	Issued $1.3 billion of First Mortgage Notes;

•	Repurchased $237.4 million of the outstanding $247.6 million of Second Mortgage Notes;

•	Repaid our affiliate’s outstanding $143.4 million balance on the Land Loan described above;

•	Repaid the outstanding $250.0 million balance of term loans under our previous credit facilities;

•	Repaid the outstanding $208.6 million balance of revolving credit loans under our previous credit facilities;

•	Repaid the outstanding $70.3 million balance of loans under our previous furniture, fixtures and equipment loan facility (the “FF&E Facility”);

•	Entered into a new $1.0 billion credit facility;

•	Terminated the two former interest rate swap agreements hedging the interest rate risk on a total of $825.0 million of available variable-rate borrowings under our previous credit facilities; and

•	Entered into two new interest rate swap agreements to hedge the interest rate risk on $400.0 million of term loan borrowings under the credit facilities.

In connection with this refinancing, we recorded a loss on the extinguishment of debt of approximately $92.7 million. This loss consists of the Second Mortgage Notes tender premium and associated consent fees of approximately $62.9 million, prepayment penalties on the FF&E Facility of approximately $1.6 million, the writeoff of the tendered portion of the original issue discount relating to the Second Mortgage Notes of approximately $12.6 million and writeoffs of debt issue costs associated with the Second Mortgage Notes and the former debt facilities of approximately $15.6 million. The refinancing lowers our long-term interest expense and also provides the financial flexibility for the further development of our real property assets.

Also, in connection with the termination of the two former interest rate swaps noted above, we received a cash settlement of approximately $9.6 million. The gain realized from the former swaps is being amortized out of other comprehensive income into earnings through December 2006 (the life of the original swaps).

During the first quarter of 2005, we borrowed the remaining $373.4 million available under the $400.0 million delay draw term loan facility, as was required under the agreements governing the credit facilities. The total $400.0 million of proceeds are being used to help finance the construction of Wynn Las Vegas and Encore. For a summary of our credit facilities, see “Description of Credit Facilities.”

We will fund the costs to achieve final completion (as defined in the contract with the general contractor) of Wynn Las Vegas pursuant to the disbursement agreement that we entered into with the agent for the lenders under the credit facilities and the Indenture Trustee. Under the disbursement agreement, we will use funds in the following order of priority:

•	First, by using any remaining proceeds from the First Mortgage Notes, and the proceeds of borrowings under the credit facilities, until exhaustion of the First Mortgage Notes proceeds, with amounts funded 66.67% from notes proceeds and 33.33% from the credit facilities;

•	Second, by using proceeds of additional borrowings under our credit facilities; and

•	Third, by using the funds made available to us on a gradual basis from the $50 million completion guarantee deposit account and the $30 million liquidity reserve account.

For a summary of the disbursement agreement, see “Disbursement Agreement.”

We expect to use our construction contingencies and a significant portion of the completion guarantee to achieve final completion of Wynn Las Vegas. As the completion guarantee funds are committed for use, the final cost of the Wynn Las Vegas project will increase correspondingly. Consistent with large-scale construction projects, determination of the final project cost is subject to a complete accounting after the date of final completion (as defined in the contract with the general contractor), which will occur in late 2005.

Through March 31, 2005, we have funded approximately $36.7 million of costs associated with the design and pre-development of Encore. Until such time as the Encore Budget, Plans and Specifications have been submitted by us and approved by a majority of the arrangers or a majority of the lenders under our credit facilities, the disbursement agreement permits disbursements of up to $100.0 million to pay for development costs for Encore. If the Encore Budget, Plans and Specifications are approved by June 30, 2005, then we expect to fund construction of Encore with remaining proceeds of the First Mortgage Notes, borrowings under our credit facilities and future cash flows from the operations of Wynn Las Vegas. We will fund the costs of development and construction of Encore pursuant to the disbursement agreement, with funds utilized in the same order of priority as indicated above for Wynn Las Vegas. If the Encore Budget, Plans and Specifications are not approved by June 30, 2005, then the amount available under our credit facilities, and the amount of indebtedness that the indenture for the First Mortgage Notes will permit us to incur for this purpose, will be reduced by $550.0 million.

We seek to manage the interest rate risk associated with our variable rate borrowings, through balancing fixed-rate and variable-rate borrowings and the use of derivative financial instruments. Our two new interest rate swaps have been designated as cash flow hedges of $400.0 million of term loan borrowings under our credit facilities in accordance Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). As of March 31, 2005, we recorded in other assets the fair value of the net effect of the two new interest rate swaps of approximately $8.3 million, an increase of $7.7 million compared to the value of $583,000 at December 31, 2004. Because there has been no ineffectiveness in the hedging relationship, the corresponding change in fair value of equal amount is reported in other comprehensive income for the year ended December 31, 2004. The fair value approximates the amount we would receive if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current, and predictions of future, interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions. Therefore, the fair value is subject to significant estimation and a high degree of variability of fluctuation between periods.

Expected Commercial Commitments

The following table summarizes certain information regarding our expected long-term indebtedness and material commercial commitments based upon our best estimate at December 31, 2004 of our expected long-term indebtedness and commercial commitments (amounts in millions):

	Payments Due By Period
Long-Term Indebtedness	Total	Less Than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years
First Mortgage Notes	$1,300.0	$—	$—	$—	$1,300.0
Term Loans(1)	26.6	—	—	—	26.6
Second Mortgage Notes(2)	10.1	—	—	—	10.1

Total long-term indebtedness	$1,336.7	—	—	—	$1,336.7

	Amount of Commitment Expiration Per Period
Other Commercial Commitments	Total Amounts Committed	Less Than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years
Construction contracts(3)	$246.2	$246.2	$—	$—	$—
Term Loans(1)	373.4	—	—	—	373.4
Revolver(4)	—	—	—	—	—
Employment agreements(5)	34.9	13.5	19.7	1.7	—
Operating leases	2.9	1.6	1.3	—	—
Estimated interest payments(6)	1,015.2	109.5	221.6	219.7	464.4

Total commercial commitments	$1,672.6	$370.8	$242.6	$221.4	$837.8

(1)	As of December 31, 2004, we had borrowed approximately $26.5 million of the available $400.0 million under the Term Loans. We borrowed all of the remaining $373.4 million by March 14, 2005. The Term Loans mature on December 14, 2011.
(2)	On December 14, 2004, we deposited in trust with the trustee under the Second Mortgage Notes Indenture, government securities having an aggregate face value of approximately $10.1 million (the amounts necessary to pay when due all interest payments and the redemption price on November 1, 2006), and an additional $3.0 million in cash to discharge amounts payable under the Second Mortgage Notes Indenture.
(3)	Represents obligations under our signed construction contracts with Marnell Corrao, Wadsworth Golf Construction Company, Bomel Construction Company, Inc., and certain other construction companies in connection with the construction of Wynn Las Vegas. We expect to satisfy some of the payment obligations under these contracts using amounts borrowed under the long-term indebtedness shown above.
(4)	As of December 31, 2004, we have not borrowed any amounts under the Revolver. The $600.0 million available under the Revolver may be used for working capital for Wynn Las Vegas or, upon satisfaction of certain conditions, for the construction and development of Encore. The Revolver matures on December 14, 2009.
(5)	We have entered into employment agreements with several executive officers, other members of management, and certain key employees. These agreements generally have three to five year terms, typically indicate a base salary with specified annual increases, and often contain provisions for guaranteed bonuses. If we terminate certain executives without “cause” or if certain executives terminate employment with us for “good reason” following a “change of control” (as these terms are defined in the employment contracts), we will pay the executive a “separation payment” in a lump sum, which typically is equal to the base salary of the remaining term of the employment contract plus foregone bonuses, plus certain other payments. Amounts represent the aggregate contractual salaries and guaranteed bonuses during the periods specified in the agreements.
(6)	Amounts for all periods represent our estimated future interest payments on our debt facilities based upon currently existing commitments, anticipated LIBOR rates based upon expected yield curves (including the effect of our interest rate swaps) as well as expected levels of borrowings and the timing of repayments.

Other Liquidity Matters

New business developments or other unforeseen events may occur, resulting in the need to raise additional funds. We continue to explore opportunities to develop additional gaming or related businesses in Las Vegas, whether through acquisition, investment or development, including the potential development of our golf course land. Any new development would require us to obtain additional financing.

Furthermore, if completion of Encore is delayed, then our debt service obligations accruing prior to the actual opening of Encore will increase correspondingly. Wynn Las Vegas will fund its operations and capital requirements from operating cash flow and remaining availability under our credit facilities. We cannot assure you, however, that Wynn Las Vegas will generate sufficient cash flow from operations or that future borrowings available to us under our credit facilities will be sufficient to enable us to service and repay our indebtedness and to fund our other liquidity needs. We may refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of the indebtedness on acceptable terms or at all.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our debt facilities that bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations.

The following table provides information about our long-term indebtedness as of December 31, 2004:

	Maturity Date	Face Amount	Carrying Value	Estimated Fair Value
	(in thousands)
6 5/8% Mortgage Notes	December 2014	$1,300,000	$1,300,000	$1,293,500
Term Loans, interest at LIBOR plus 2.125%, (approximately 4.575% at December 31, 2004)	December 2011	26,564	26,564	26,564
12% Second Mortgage Notes(1)	November 2010	10,142	9,611	11,359

		$1,336,706	$1,336,175	$1,331,423

(1)	On December 14, 2004, we deposited in trust with the trustee under the Second Mortgage Notes Indenture, government securities having an aggregate face value of approximately $10.1 million (the amounts necessary to pay when due all interest payments and the redemption price on November 1, 2006), and an additional $3.0 million in cash to discharge amounts payable under the Second Mortgage Notes Indenture. The estimated fair value reflects the face value of the Second Mortgage Notes reflected at the 112% redemption price at November 1, 2006).

The following table provides estimated future cash flow information derived from our best estimates of repayments at December 31, 2004 on our expected long-term indebtedness See Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”. However, we cannot predict the LIBOR rates that will be in effect in the future. Accordingly, the LIBOR rate at December 31, 2004 equal to 2.45% is used for all calculations in the table below.

	As of December 31,
	2005	2006	2007	2008	2009	Thereafter	Total
	(in millions)
Long-term debt:
Fixed rate	$—	$—	$—	$—	$—	$1,310.1	$1,310.1
Average interest rate	—	—	—	—	—	6.67%	6.67%

Variable rate	$—	$—	$—	$—	$—	$400.0	$400.0
Average interest rate	—	—	—	—	—	4.58%	4.58%

Under our former credit facilities, we were required to obtain interest rate protection for at least $325 million of borrowings thereunder, and in May 2003 and June 2003, we entered into two interest rate swap arrangements to hedge the underlying interest rate risk on a total of $825 million of expected future borrowings under such credit facilities, which bore interest at LIBOR plus 4% and LIBOR plus 5.5%, on the former revolving credit facility and the former term loan facility, respectively, and were to mature in October 2008 and October 2009, respectively. These two interest rate swaps were accounted for as cash flow hedges under the provisions of SFAS No. 133.

On December 14, 2004, concurrent with the refinancing of Wynn Las Vegas’ indebtedness, we terminated the two interest rate swaps. As a result of the termination, we received approximately $9.6 million in settlement of the related asset, which is being amortized from accumulated other comprehensive income to reduce interest expense over the original contract life of the two interest rate swaps. Approximately $1.2 million was amortized against interest expense during the first quarter of 2005.

Also concurrent with the refinancing, we entered into two new interest rate swap arrangements to hedge the underlying interest rate risk on the $400.0 million of term loan borrowings under our current credit facilities, which bear interest at LIBOR plus 2.125%. Under each of these two new interest rate swap arrangements, we will receive payments at a variable rate of LIBOR and pay a fixed rate of 3.793% on $200 million notional amount set forth in each of the swap instruments through December 2008. The interest rate swaps are expected to be effective as hedging instruments as long as sufficient term loan borrowings are outstanding, and effectively fix the interest rate on these borrowings at approximately 5.918%. Any ineffectiveness will increase our recorded interest expense in our consolidated financial statements.

As of December 31, 2003, we recorded in other assets the fair value of the net effect of the two former interest rate swaps of approximately $8.8 million. Because there had been no ineffectiveness in the hedging relationship, the corresponding change in fair value of equal amount was reported in other comprehensive income for the year ended December 31, 2003. As of December 31, 2004, we recorded in other assets the fair value of the net effect of the two new interest rate swaps of approximately $583,000. Because there has been no ineffectiveness in the hedging relationship, the corresponding change in fair value of equal amount is reported in other comprehensive income for the year ended December 31, 2004. As of March 31, 2005, we recorded in other assets the fair value of the net effect of the two new interest rate swaps of approximately $8.3 million, an increase of $7.7 million compared to the value at December 31, 2004.

The fair value approximates the amount the Company would receive if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current, and predictions of future, interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions. Therefore, the fair value is subject to significant estimation and a high degree of variability of fluctuation between periods.

The following table provides information about our interest rate swaps as of December 31, 2004 and using estimated future LIBOR rates based upon implied forward rates in the yield curve:

	Expected Averages as of December 31,
	2005	2006	2007	2008	2009	Thereafter	Total
	(in millions)
Average notional amount	$333.3	$400.0	$400.0	$400.0	$—	$—	n/a
Average pay rate	3.79%	3.79%	3.79%	3.79%	—	—	n/a
Average receive rate	2.78%	3.47%	4.02%	4.53%	—	—	n/a

We do not use derivative financial instruments, other financial instruments or derivative commodity instruments for trading or speculative purposes.

Approximately $400.0 million of our outstanding indebtedness at March 31, 2005 was based upon a variable, LIBOR rate plus a premium. As such, a 1% increase in the LIBOR would have increased our interest cost by approximately $394,000, based upon the average amounts outstanding over the first quarter of 2005.

BUSINESS

General

Wynn Las Vegas, LLC was formed on April 17, 2001. Originally named Hotel A, LLC, its name was changed to Wynn Las Vegas, LLC on May 15, 2002. The sole member of the Company is Holdings. The sole member of Holdings is Wynn Resorts. The Company was organized primarily to construct and operate Wynn Las Vegas, a destination resort and casino on the site of the former Desert Inn in Las Vegas, Nevada, which opened to the public on April 28, 2005.

Wynn Capital is a wholly owned subsidiary of the Company incorporated on June 3, 2002, solely for the purpose of obtaining financing for Wynn Las Vegas. Wynn Capital is authorized to issue 2,000 shares of common stock, par value $0.01. At March 31, 2005, the Company owned the one share that was issued and outstanding. At and for the period from its inception through March 31, 2005, Wynn Capital has neither any significant net assets nor any operating activity. Its sole function is to serve as the co-issuer of the mortgage notes described below.

On October 25, 2002, Wynn Resorts completed the initial public offering of approximately $450.0 million of its common stock (before underwriting discounts and commissions), the issuers concurrently issued $370.0 million aggregate principal amount of Second Mortgage Notes and the Company obtained commitments for approximately $1.2 billion of various credit facilities. Capital contributions from Wynn Resorts, the proceeds of the Second Mortgage Notes and borrowings under our credit facilities were used to fund construction of Wynn Las Vegas. Also in October 2002, Valvino (Wynn Resorts’ predecessor) transferred certain of its assets directly to the Company, including its 100% equity interests in both World Travel, LLC (“World Travel”) and Las Vegas Jet, LLC (“Las Vegas Jet”), companies which own and operate, respectively, the Company’s aircraft.

On December 14, 2004, the Company effected a series of transactions to refinance its debt and to facilitate the development of Encore. These transactions included, among other things, issuance by the issuers of the old notes, a tender offer for all of the outstanding Second Mortgage Notes, satisfaction and discharge of the remaining Second Mortgage Notes, and replacement of the Company’s previous credit facilities with new credit facilities.

Wynn Las Vegas

Overview. We own and operate Wynn Las Vegas, a new destination casino resort which opened to the public on April 28, 2005. Wynn Las Vegas is the concept of Stephen A. Wynn, the Chairman of the Board and Chief Executive Officer and one of the principal stockholders of Wynn Resorts. From 1973 to 2000, Mr. Wynn was Chairman of the Board, President and Chief Executive Officer of Mirage Resorts, Incorporated and its predecessors. In that role, he was responsible for overseeing the development and operation of the Bellagio, The Mirage, Treasure Island at The Mirage and the Golden Nugget—Las Vegas in Las Vegas, Nevada, as well as the Atlantic City Golden Nugget in New Jersey and the Beau Rivage in Biloxi, Mississippi. Our management believes that Wynn Las Vegas has set a new standard of luxury and elegance for destination casino resorts in Las Vegas.

Wynn Las Vegas is located on the Las Vegas Strip on the site of the former Desert Inn, at the northeast corner of the intersection of the Strip and Sands Avenue, one-half block north of The Venetian and Treasure Island at The Mirage and across the Strip from the recently expanded Fashion Show Mall. Wynn Las Vegas also is adjacent to both the Sands Expo Center and Las Vegas Convention Center, which together contain more than 3.2 million square feet of convention space. Wynn Las Vegas occupies approximately 215 acres of land, consisting of a hotel casino on 55 acres of land, a new golf course occupying approximately 142 acres of land and approximately 18 acres of land for employee parking across Sands Avenue from the hotel casino. Encore will occupy an additional 20 acres of land on the Las Vegas Strip immediately adjacent to Wynn Las Vegas.

Wynn Las Vegas features 2,716 luxurious guest rooms and suites, an approximately 111,000 square foot casino, 22 food and beverage outlets, an on-site 18-hole golf course, approximately 223,000 square feet of meeting space, an on-site Ferrari and Maserati dealership and approximately 76,290 square feet of retail space. The resort will also have two showrooms featuring live entertainment productions. The Wynn Theater opened concurrently with Wynn Las Vegas and features “Le Rêve, a small collection of imperfect dreams,” a water-based show produced by Franco Dragone, who created “O,” “Mystère” and the Celine Dion show titled “A new day...”. Our second showroom, the Broadway Theater, is expected to open in September 2005 and will feature the 2004 Tony Award winning Broadway musical, “Avenue Q.”

The Hotel. Wynn Las Vegas’ hotel tower contains 45 floors of hotel rooms and suites on top of a five-story low-rise building housing the casino, restaurants, retail outlets and entertainment and recreational venues. The hotel also features a three-story low-rise with 36 fairway villas situated along the golf course. The building has a total area of approximately 5.2 million square feet. The high-rise building is configured in the shape of a gentle arc with the focal point of the arc being the Wynn Las Vegas man-made, lake-mountain feature situated in front of the hotel. The hotel guest main arrival area features an atrium garden adjacent to the registration desk with a view of the lake-mountain feature, which provides special effects intended to entertain hotel guests and other visitors who come to the resort.

The Guest Rooms. The 2,359 standard guest rooms are decorated with sophisticated interior design elements and are equipped with plush comforts such as large, elegant bathrooms, European linens and bedding, and flat screen televisions in both the living and bathroom areas. The standard guest rooms have a floor layout of approximately 620 square feet, which is 100 to 125 square feet more than the industry standard for a guest room. The arc-shaped design of our high-rise building provides rooms with a view of the Las Vegas Strip, the golf course, the lake-mountain feature or the surrounding mountains. Wynn Las Vegas includes single and multiple bedroom luxury suites with superior amenities and furnishings designed to accommodate high-end hotel guests. Many suites include private massage rooms. Wynn Las Vegas offers 270 parlor and salon suites, 45 executive suites, 36 one- and two-bedroom fairway villas, and six private-entry villas averaging approximately 7,000 square feet.

The Casino. Wynn Las Vegas has an approximately 111,000 square foot casino located in the center of the first level of the low-rise building. The casino’s main gaming area contains an estimated 137 table games and 1,960 slot machines, a race and sports book, poker room, keno lounge, a baccarat salon and VIP gaming rooms. Our gaming limits accommodate a full range of casino customers.

The Golf Course. We have constructed a world-class, 18-hole golf course at the site of the former Desert Inn golf course. This golf course is the only golf course on the site of a hotel casino resort on the Las Vegas Strip. Tom Fazio and Mr. Wynn, the designers of the Shadow Creek golf course owned by MGM MIRAGE, have designed Wynn Las Vegas’ golf course, which may be played only by hotel guests of Wynn Las Vegas. The golf course features three lakes and a series of meandering streams that carve their way from the west to east end of the property. The golf course features dramatic elevation changes and water on almost every hole.

Restaurants, Lounges, Bars and Nightclubs. Wynn Las Vegas has 22 food and beverage outlets, including six fine-dining restaurants and an approximately 600-seat buffet, and has engaged signature chefs to provide unique experiences to appeal to our guests. Wynn Las Vegas also offers a full complement of lounges, bars and nightclubs.

The Wynn Theater. The Wynn Theater in Wynn Las Vegas offers “Le Rêve, a small collection of imperfect dreams,” Franco Dragone’s new water-based entertainment production. Mr. Dragone is the creative force behind the Bellagio’s production of “O” and Treasure Island at The Mirage’s production of “Mystère,” as well as Celine Dion’s production titled “A new day...” at the approximately 4,000-seat performing arts “Colosseum” at Caesars Palace.

The Wynn Theater seats approximately 2,080 guests and features an approximately 1,000,000 gallon performance pool. The seating for the Wynn Theater extends around the performance area a full 360 degrees and no seat is farther than approximately 42 feet from the performance area.

The Art Gallery. Wynn Las Vegas also offers an art gallery displaying rare paintings from The Wynn Collection, a private collection of fine art owned by Mr. and Mrs. Wynn. The Wynn Collection consists primarily of works from 19th and 20th century European and American masters, and at various times has included works by Pierre-Auguste Renoir, Pieter Brueghel, Paul Cézanne, Paul Gaugin, Édouard Manet, Henri Matisse, Amedeo Modigliani, Claude Monet, Pablo Picasso, Vincent Van Gogh and Johannes Vermeer. Subject to certain notice restrictions, Mr. and Mrs. Wynn have the right to remove or replace any or all of the works of art displayed in the art gallery. We have leased The Wynn Collection from Mr. and Mrs. Wynn for an annual fee of $1. The arrangement entitles us to retain all revenues from the public display of The Wynn Collection and the related merchandising revenues, while we are responsible for all expenses incurred in exhibiting and safeguarding The Wynn Collection, including the cost of insurance (including terrorism insurance) and taxes relating to the rental of the Wynn Collection. After specified notice periods, we or Mr. and Mrs. Wynn may terminate this lease.

The Ferrari and Maserati Dealership. Wynn Las Vegas has on-site an authorized, full-service Ferrari and Maserati dealership, including a service and maintenance facility. Currently, there are only 32 Ferrari and 45 Maserati dealerships in the United States, and our dealership is the first in Nevada. The dealership is located near the main entrance to the hotel. Our affiliate, Kevyn, LLC, has formed a joint venture with United Auto Group, a New York Stock Exchange-listed operator of auto dealerships whose largest shareholder is the Penske Corporation. United Auto Group is experienced in first class, exotic car dealership operations, and is primarily responsible for the management and operation of the dealership through the joint venture. Kevyn, LLC and United Auto Group have each invested an initial $1.0 million in the joint venture for working capital, and the joint venture is required to pay market rent for the space to operate the dealership, pay for tenant improvements and allocate profits and losses equally to United Auto Group and Kevyn, LLC.

The dealership must satisfy certain financing and other ongoing conditions, including minimum working capital and net worth requirements, and we must also continuously meet all capital, facility, personnel, customer satisfaction and operational standards of Ferrari North America and Maserati North America. Under the agreements with Ferrari North America and Maserati North America, Mr. Wynn may not hold less than 20% of Wynn Resorts’ issued and outstanding voting stock without the prior written approval of Ferrari North America and Maserati North America, which approval will not be unreasonably withheld. Mr. Wynn currently meets and, is expected to continue to meet, this requirement. The Dealership commenced operations on April 28, 2005.

Retail Space. Wynn Las Vegas includes approximately 76,290 square feet dedicated to 31 retail shops. We have entered into leases for five retail outlets with Cartier, Chanel, Christian Dior, Graff and Louis Vuitton. We or other retailers operate the remaining stores, including a golf shop and other shops selling, among other things, men’s clothing, women’s apparel and accessories, women’s shoes, art, watches, jewelry, sundries and proprietary Wynn Las Vegas products, either under license agreements or through joint ventures with other high-end, brand-name retailers such as Brioni, Oscar de la Renta, Jean Paul Gaultier, Anne Geddes, Judith Lieber and Jo Malone.

Spa, Salon and Fitness Complex. Wynn Las Vegas offers an approximately 38,000 square foot world-class spa, salon and fitness complex offering high-end spa treatments and fitness equipment and custom label and branded skin and body treatment products, as well as clothing, accessories, and athletic wear.

Swimming Pools. Wynn Las Vegas offers its guests five outdoor swimming pools and two whirlpool spas. Two swimming pools are dedicated for the exclusive use of our suite guests. All of the pool areas feature private cabanas and lush landscaping.

Convention, Meeting and Reception Facilities. Wynn Las Vegas features approximately 223,000 square feet of convention, meeting and reception space (including corridors and patio space), including a grand ballroom, a junior ballroom and meeting rooms with outdoor patios overlooking either the pool area or the golf course, as well as boardrooms and a business center. Covered patios off the meeting rooms are available as pre-function or break-out areas.

Wedding Chapels. Wynn Las Vegas has two intimate wedding chapels. The larger chapel accommodates 120 guests while the smaller accommodates 65 guests. There is also a private outdoor courtyard, which accommodates up to 40 guests, available for pre-event cocktails, day and evening weddings, post-ceremony cake and champagne or an intimate post-event cocktail party.

Parking. Wynn Las Vegas has two parking garages, a surface parking lot and an underground valet parking facility for its hotel guests, other visitors and employees. We kept and expanded the former Desert Inn parking garage for Wynn Las Vegas’ use and constructed the second parking garage as well as the underground valet parking. Our parking garages provide easy access to our hotel. We also have a separate surface parking lot for employees on the 18-acre parcel across Sands Avenue adjacent to Wynn Las Vegas. In total, there are approximately 5,830 parking spaces available to guests, visitors and employees of Wynn Las Vegas.

Entertainment Productions. Wynn Las Vegas has two showrooms. The Wynn Theater described above presents “Le Rêve, a small collection of imperfect dreams.” The second showroom, the Broadway Theater, will open in September 2005 and will present the Tony-Award winning Broadway musical, “Avenue Q.”

Le Rêve. We have entered into license and production services agreements for the creation, development and production of “Le Rêve, a small collection of imperfect dreams.” Franco Dragone is the executive producer and principal creator of the water-based show production.

Under these two ten-year license and production services agreements, which have five-year renewal options, we paid Mr. Dragone’s production company a $2.0 million up-front creation fee and will pay a royalty of 10% of the net retail revenues, 10% of the net ticket revenues and 50% of the show’s profits. We also have an option with respect to a second production for Wynn Las Vegas or for another project. We or one of our affiliates will be required to pay $1.0 million if we exercise the option.

As part of the show licensing and production agreements, Wynn Resorts granted to the production company an award of 189,723 shares of restricted stock. The restricted stock will vest on June 30, 2006. However, the restricted stock will not vest, but instead will be immediately cancelled and retired, if, as of June 30, 2006, the entertainment production at Wynn Las Vegas has been cancelled due to any act or omission of the production company.

Avenue Q. We have purchased the exclusive rights to produce and present “Avenue Q” in the United States and Canada. We have already paid $3 million of the total $5 million purchase price, and the final $2 million installment will be paid immediately after opening of “Avenue Q.”

We have also entered into a Production Services Agreement with the producer of “Avenue Q” for the production services necessary to present the show. The initial term of the agreement is from the opening of the show through December 31, 2006, and the agreement is renewable for one-year terms if the annual Show Net Profits, as defined in the agreement, is equal to or greater than $2 million. Under the terms of the agreement, we are required to advance to the producer $2 million to fund the costs of producing “Avenue Q.” We have advanced approximately $1.1 million of these expected costs to date and will further advance an additional $900,000 in the third quarter of 2005. In addition, we will pay the producer $15,000 per performance to pay for the costs of presenting the show and we will receive rental payments and real estate tax reimbursements amounting to 11% of the final project cost annually, up to a maximum of $440,000 per year. Furthermore, Wynn Las Vegas will pay the producer 60% of both the Show Net Profits and Merchandise Net Profits, as defined in the agreement.

Encore at Wynn Las Vegas

Due to anticipated demand for Wynn Las Vegas, the continued strength in the Las Vegas market, and our desire to maximize the potential of our substantial real estate assets, we continue to refine the scope of Encore. We have elevated Encore to the status of a free standing casino resort which is fully integrated with Wynn Las Vegas. As currently designed, Encore includes a hotel tower consisting of approximately 1,100 suites and approximately 1,400 guest rooms. In addition, the current plans for Encore include approximately 200,000 square feet of convention and meeting space, a 50,000 square foot casino, additional entertainment venues, restaurants, a spa and salon, swimming pools and retail space. The scope and design of Encore remain subject to the approval of Wynn Resorts’ board of directors. We currently anticipate that Encore will open in the first half of 2008.

Expected Costs and Financing for Wynn Las Vegas and Encore

Wynn Las Vegas. Wynn Design & Development, LLC, a design and development subsidiary of Wynn Resorts, is responsible for the design and architecture of Wynn Las Vegas (except for the Wynn Theater, the golf course and the hotel parking garage). Marnell Corrao is the builder and general contractor for Wynn Las Vegas (except for the hotel parking garage and the golf course). Marnell Corrao has had extensive experience in building large Las Vegas destination resorts, including the Bellagio, The Mirage, Treasure Island at The Mirage and New York-New York Hotel and Casino.

Wynn Las Vegas’ project costs, excluding the incremental cost anticipated for Encore, was, as of March 31, 2005, in the range of approximately $2.7 to $2.75 billion, including the cost of acquiring approximately 235 acres of land, costs of design and construction, capitalized interest, pre-opening expenses, financing fees and construction contingencies. Through March 31, 2005, we had funded approximately $2.4 billion of project costs primarily from a combination cash contributions from Wynn Resorts, proceeds from the issuance of our recently discharged Second Mortgage Notes, a portion of the proceeds from the First Mortgage Notes and borrowings under our previous and current credit facilities. As of March 31, 2005, we estimated that approximately $335.0 million to $385.0 million would be needed to complete Wynn Las Vegas. However, consistent with large-scale construction projects, determination of the final project cost is subject to a complete accounting after the date of final completion (as defined in the contract with the general contractor), which will occur in late 2005. Remaining work includes completing construction punch lists and the Broadway Theater, which will open in September 2005.

In December 2004, Wynn Resorts contributed $400.0 million to us from the proceeds of the November 2004 offering of 7.5 million shares of Wynn Resorts’ common stock. Also, on December 14, 2004, we effected a series of transactions to refinance our debt and raise additional funds for Encore. These transactions included, among other things, issuance of the First Mortgage Notes, a tender offer for all of the outstanding Second Mortgage Notes, discharge of the remaining Second Mortgage Notes, and replacement of our previous credit facilities with new credit facilities. The new credit facilities bear interest at LIBOR plus 2.25% on the revolving credit facility (the “Revolver”) and LIBOR plus 2.125% on the term loan facility (the “Term Loans”). The refinancing lowered our overall cost of borrowing and provides the financial flexibility to allow for the further development of our real estate assets.

The $400.0 million contribution from Wynn Resorts’ common stock offering, a portion of the remaining proceeds from the First Mortgage Notes, availability under our credit facilities, our construction contingencies and our completion guarantee and liquidity reserve are expected to provide sufficient funds to pay for the actual cost of developing Wynn Las Vegas. We anticipate using a significant portion of our $50.0 million completion guarantee balance for Wynn Las Vegas and to the extent such funds are used, Wynn Las Vegas’ development costs will increase accordingly. Wynn Resorts is not a guarantor of our debt and is not obligated to apply any of its funds to the Wynn Las Vegas project, although it has more than $300.0 million in unrestricted cash that could be made available.

Of the estimated $2.7 to $2.75 billion total development cost for Wynn Las Vegas, the design and construction costs are expected to be approximately $1.6 to $1.65 billion, including the cost of constructing the golf course and hotel parking garage, as well as the entertainment production costs. The remaining approximately $1.1 to $1.15 billion of development costs includes costs such as pre-opening expenses, land acquisition costs, construction period interest, financing fees and certain furniture, fixtures and equipment, such as slot machines, computer equipment and kitchen and dining supplies.

In an effort to manage our construction risk, we entered into a guaranteed maximum price construction contract, as amended, with Marnell Corrao, guaranteeing timely construction and covering approximately $1.1 billion of the design and construction cost. The $1.1 billion guaranteed maximum includes the actual construction costs, a $34.4 million lump-sum contractor’s fee, payment and performance bond costs, certain insurance and a $5.1 million owner-controlled contingency to cover, among other things, owner-created delays and scope changes.

Under certain circumstances, we will be responsible for excess costs with respect to Wynn Las Vegas. The guaranteed maximum price is subject to increases upon certain occurrences including, among other things, scope changes to the project.

As of March 31, 2005, approximately $509.2 million of the design and construction cost expenditures are not part of the Marnell Corrao guaranteed maximum price contract. These costs include:

•	owner-managed interior furniture, fixtures and equipment, construction of restaurant and retail spaces, including tenant allowances, signage and electronic systems, site work and exterior features, all at a cost of approximately $310.9 million;

•	estimated design and engineering professional fees of approximately $70.3 million;

•	entertainment production costs of approximately $34.4 million;

•	construction of the new golf course at a cost of approximately $23.1 million;

•	costs of miscellaneous capital projects, including demolition and mock-up costs, of approximately $19.9 million;

•	costs of obtaining required governmental approvals and permits and utility service connection fees of approximately $14.3 million;

•	estimated insurance costs of approximately $13.9 million for builder’s risk insurance, fees and reserves under the owner-controlled insurance program, umbrella and excess liability insurance and design professional liability insurance during the construction period;

•	construction of the hotel parking garage at a cost of approximately $11.1 million;

•	utilities and security costs during construction of approximately $6.3 million; and

•	contingency of approximately $5.0 million.

Encore at Wynn Las Vegas. We expect that the portion of the proceeds from the sale of the First Mortgage Notes remaining after completion of Wynn Las Vegas, together with remaining availability under the credit facilities and cash flow from the operations of Wynn Las Vegas, will be sufficient to fund Encore project costs of up to $1.4 billion without incurring additional debt or receiving additional capital contributions from Wynn Resorts. We are permitted to spend up to $100.0 million from the proceeds of the First Mortgage Notes and our credit facilities to fund costs related to Encore prior to the time the Encore Budget, Plans and Specifications are approved by a majority of the arrangers or a majority of the lenders under our credit facilities. Availability of funds in excess of this amount and commencement of construction of Encore are subject to approval of the Encore Budget, Plans and Specifications by June 30, 2005. Once we have finalized the scope and plans for Encore, we will seek necessary consents and approvals from our lenders and noteholders.

Upon completion of Wynn Las Vegas, if the Encore Budget, Plans and Specifications are approved, at least $30.0 million is required to be on deposit in this completion guarantee collateral account to provide contingent funds for the completion of Encore. These funds will become gradually available to us for Encore’s project costs as construction progresses. To the extent these amounts are committed for use, the Encore project budget will increase correspondingly. Encore is expected to open in the first half of 2008.

We, the Indenture Trustee and the agent of the lenders under our credit facilities have entered into a disbursement agreement to (i) regulate the holding and investment of the proceeds of the credit facilities and the First Mortgage Notes as well as any capital contribution Wynn Resorts makes to us and (ii) establish the restrictive conditions for, and sequencing of, funding construction costs and procedures for approving, and limitations and restrictions on, change orders and amendments to the construction schedule and budget.

Our Strategy

Showcase the “Wynn Brand.” Mr. Wynn’s involvement with Wynn Las Vegas and Encore provides a distinct advantage over other gaming enterprises. We believe that Mr. Wynn is widely viewed as the premier designer, developer and operator of destination casino resorts in Las Vegas and, as such, has developed a “brand name” status. In the major destination casino resorts he has previously developed, Mr. Wynn successfully developed a formula which integrates luxurious surroundings, upscale design, distinctive entertainment and superior amenities, including fine dining and premium retail offerings, to create resorts that appeal to a variety of customers, especially high-end customers. We believe that Wynn Las Vegas is Mr. Wynn’s most innovative work to date and has set a new standard of luxury and elegance for destination casino resorts in Las Vegas, much as the Bellagio and The Mirage did when they were built by Mirage Resorts, Incorporated under the guidance of Mr. Wynn.

Create the Preeminent Destination Casino Resorts on the Las Vegas Strip. Wynn Las Vegas represents a natural extension of the concepts Mr. Wynn has utilized in developing other major destination casino resorts. Following Mr. Wynn’s formula, we plan to attract a range of customers, including middle-market and high-end gaming patrons, to Wynn Las Vegas by offering a premium level of luxury and high-quality guest rooms and suites, as well as non-gaming amenities such as a world-class golf course, fine dining, premier retail shopping and distinctive entertainment in intimate, luxurious surroundings. We believe that the level of luxury, sophistication and service we offer at Wynn Las Vegas, together with Mr. Wynn’s experience and reputation in building and operating premier Las Vegas destination casino resorts, will appeal to international and domestic high-roller gaming patrons. In addition to the main casino, Wynn Las Vegas offers a baccarat salon and private high-limit gaming rooms designed to create a sense of comfort and exclusivity for high-end gaming customers. Wynn Las Vegas has a sophisticated, casually elegant ambience rather than a highly themed experience like many other hotel casino resorts on the Las Vegas Strip. We believe that, over time, Wynn Las Vegas’ more generally themed casually elegant environment, together with its high-quality amenities, superior level of service and distinctive attractions, will have greater lasting appeal to customers than a resort with a particular theme and attractions based on that theme.

Capitalize on the Attractive Location of Wynn Las Vegas and Encore. Wynn Las Vegas has approximately 1,350 feet of frontage on the Las Vegas Strip at the site of the former Desert Inn on the northeast corner of the intersection of the Las Vegas Strip and Sands Avenue. Wynn Las Vegas is directly across the Strip from the Fashion Show Mall, which contains premium retail stores and anchor tenants such as Neiman Marcus, Saks Fifth Avenue and Macy’s and recently underwent a substantial remodeling and expansion program. Wynn Las Vegas is also across the street from two of the nation’s largest convention centers: the Las Vegas Convention Center and the Sands Expo and Convention Center. The back of the Wynn Las Vegas property runs along Paradise Road, a major artery in the resort corridor that leads directly to and from McCarran International Airport. Encore will be immediately adjacent and connected to Wynn Las Vegas and will have approximately 900 feet of Strip frontage.

We believe our location provides us with a distinct competitive advantage. Wynn Las Vegas is conveniently accessible in an average of approximately four minutes from the Spring Mountain Road exit off of Interstate 15, and in an average of approximately ten minutes from McCarran International Airport. Shuttle service running along the north perimeter of the golf course provides convention and trade show attendees and other Wynn Las Vegas visitors with quick and convenient transportation to and from the Las Vegas Convention Center. We also anticipate that Wynn Las Vegas will be connected to both the Fashion Show Mall and the Venetian Resort & Casino by pedestrian bridges, which the government of Clark County, Nevada is scheduled to complete in the third quarter of 2005.

Capitalize on Our Experienced Management Team. Mr. Wynn and his team bring significant experience in the design, development and operation of destination casino resorts. Mr. Wynn and members of his team were responsible for the design, development and operation of the Bellagio, The Mirage and Treasure Island at The Mirage. Other senior executives joined Mr. Wynn from renowned hospitality companies including Caesars Entertainment and Starwood.

Marketing. Our marketing strategy consists of positioning Wynn Las Vegas as a full-service luxury resort and casino in the leisure, convention and tour and travel markets. We are creating general market awareness about product offerings through conventions and media, including television, radio, newspapers, magazines, the Internet, direct mail and billboards.

We market the casino directly to gaming customers using database marketing techniques, and traditional incentives, such as reduced room rates and complimentary meals and suites. We offer high-roller gaming customers premium suites and special hotel services, and have developed a guest loyalty program that integrates all gaming, hotel, food, beverage and retail revenue generated by a particular guest and compares it against incurred expenses to determine the profitability of that guest. We use this program to implement a rewards system that offers discounted and complimentary meals, lodging and entertainment for our guests. We also use that information to develop an integrated database that allows us to target specific customers for promotions that might induce them to visit Wynn Las Vegas.

We also expect to capitalize on the substantial network of international and domestic high-roller and premium customers who are familiar with Mr. Wynn from his tenure at Mirage Resorts, Incorporated. We believe that, in operating some of the signature properties in Las Vegas, Mr. Wynn has developed a high degree of customer recognition and guest loyalty and therefore believe that Wynn Las Vegas will attract wealthy international and domestic gaming customers. Furthermore, we believe that Mr. Wynn’s reputation will attract experienced, high-level international and domestic casino marketing executives to work with the Company. We have marketing executives located in local offices in Tokyo, Hong Kong, Macau, Singapore, Taiwan, Vancouver and southern California, and plan to have independent marketing representatives in major U.S. and foreign cities.

We also intend to implement cross-marketing strategies between Wynn Las Vegas and Wynn Macau to encourage international business between the Macau and Las Vegas markets. Wynn Macau is expected to open in the third quarter of 2006.

Master-planned Design for Future Las Vegas Expansion. We own approximately 235 acres of land, comprised of an approximately 55-acre plot along the Strip on which Wynn Las Vegas is located, 20 adjacent acres on the Strip where Encore will be constructed, an approximately 142-acre parcel located behind the hotel with our golf course and an approximately 18-acre parcel across Sands Avenue for employee parking.

We are creating a long-range plan to develop the 142-acre golf course parcel into a large mixed-use hotel, casino and residential entertainment resort complex. The complex may include multiple waterfront hotels built around a lake offering water sports and other entertainment. The complex also may include multiple restaurants, retail offerings and entertainment venues. We have not yet developed specific plans for such a complex, and there can be no assurance that plans will be developed. We cannot predict the cost of such a development or whether we will be able to obtain the necessary financing for the development on suitable terms, if at all. In any event, it is not expected that any construction on the golf course land would begin before 2009.

Market and Competition

Las Vegas is one of the fastest growing leisure, lodging and entertainment markets in the country, has one of the strongest and most resilient hotel markets in the country and, according to the American Gaming Association, has the highest casino gaming revenue in the United States. Major properties on the Las Vegas Strip have opened over the past ten years, including the Bellagio, Mandalay Bay Resort & Casino, New York-New York Hotel and Casino, Paris Las Vegas, Aladdin Resort & Casino and The Venetian. In addition, a number of existing properties on the Las Vegas Strip embarked on expansions during this period, including MGM Grand Hotel and Casino, Luxor Hotel and Casino, Mandalay Bay Resort & Casino, The Venetian and Caesars Palace. As a result, the casino/hotel industry in Las Vegas is highly competitive. Wynn Las Vegas, which is located on the Las Vegas Strip, competes with these and other high-quality resorts and hotel casinos on the Las Vegas Strip and those in downtown Las Vegas, as well as a large number of hotels and motels in and near Las Vegas.

Many competing properties, such as the Bellagio, Caesars Palace, Harrah’s Las Vegas, Luxor Hotel and Casino, Mandalay Bay Resort & Casino, the MGM Grand Hotel and Casino, The Mirage, Monte Carlo Hotel and Casino, New York-New York Hotel and Casino, Paris Las Vegas, Rio All-Suite Hotel & Casino, Treasure Island at The Mirage and The Venetian, have themes and attractions which draw a significant number of visitors and will directly compete with our operations. Some of these facilities are operated by companies that have more than one operating facility and may have greater name recognition and financial and marketing resources than we will and target the same demographic group as we will. We seek to differentiate Wynn Las Vegas from other major Las Vegas resorts by concentrating on our fundamental elements of design, atmosphere, personal service and level of luxury.

Las Vegas casinos also compete, to some extent, with other hotel/casino facilities in Nevada and in Atlantic City, riverboat gaming facilities in other states, hotel/casino facilities elsewhere in the world, state lotteries, Internet gaming and other forms of gaming. In addition, certain states have legalized, and others may or are likely to legalize, casino gaming in specific areas. Passage of the Tribal Government Gaming and Economic Self-Sufficiency Act in 1988 has led to rapid increases in Native American gaming operations. Also, in March 2000, California voters approved an amendment to the California Constitution allowing federally recognized Native American tribes to conduct and operate slot machines, lottery games and banked and percentage card games on Native American land in California. As a result, casino-style gaming on tribal lands is growing and could become a significant competitive force. The proliferation of Native American gaming in California could have a negative impact on our operations. The proliferation of gaming activities in other areas could significantly harm our business as well. In particular, the legalization of casino gaming in or near metropolitan areas, such as New York, Philadelphia, Los Angeles, San Francisco and Boston, from which we intend to attract customers, could have a substantial negative effect on our business. In addition, new or renovated casinos in Macau or elsewhere in Asia could draw Asian gaming customers, including high-rollers, away from Las Vegas.

Our casino also competes, to some extent, with other forms of gaming on both a local and national level, including state-sponsored lotteries, on- and off-track pari-mutuel wagering and card parlors. The expansion of legalized gaming to new jurisdictions throughout the United States will also increase the competition we face and will continue to do so in the future.

Regulation and Licensing

Introduction. The gaming industry is highly regulated. The ownership and operation of casino gaming facilities in the State of Nevada are subject to the Nevada Gaming Control Act and the regulations made under the Act, as well as to various local ordinances. Wynn Las Vegas’ operations are subject to the regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming License Board, which we refer to herein collectively as the Nevada Gaming Authorities. Gaming registrations, licenses and approvals, which we and our affiliates have obtained, can be suspended or revoked for a variety of reasons. We cannot assure you that our required registrations, findings of suitability, licenses and approvals will not be suspended, conditioned, limited or revoked. If we ever are prohibited from operating one of our gaming facilities, we would, to the extent permitted by law, seek to recover our investment by selling the property affected, but we cannot assure you that we would recover its full value.

Policy Concerns of Gaming Laws. The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy. These public policy concerns include, among other things:

•	preventing unsavory or unsuitable persons from being directly or indirectly involved with gaming at any time or in any capacity;

•	establishing and maintaining responsible accounting practices and procedures;

•	maintaining effective controls over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs, and safeguarding assets and revenue, providing reliable recordkeeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

•	preventing cheating and fraudulent practices; and

•	providing a source of state and local revenue through taxation and licensing fees.

Changes in these laws, regulations and procedures could have significant negative effects on Wynn Las Vegas’ gaming operations and our financial condition and results of operations.

Owner and Operator Licensing Requirements. Wynn Las Vegas, LLC, as the owner and operator of Wynn Las Vegas, has been approved by the Nevada Gaming Authorities as a limited liability company licensee, referred to as a company licensee, which includes approval to conduct casino gaming operations, including a race book and sports pool and pari-mutuel wagering. These gaming licenses are not transferable.

Company Registration Requirements. Wynn Las Vegas, LLC, as an issuer of the notes that are being registered with the United States Securities and Exchange Commission pursuant to the registration statement of which this prospectus constitutes a part, was registered by the Nevada Gaming Commission as a publicly traded company, referred to as a registered company for the purposes of the Nevada Gaming Control Act. Wynn Resorts, whose common stock is publicly traded, also was registered as a publicly traded company. Wynn Capital, as a co-issuer of the notes, was not required to be registered or licensed, but may be required to be found suitable as a lender or financing source.

Periodically, we will be required to submit detailed financial and operating reports to the Nevada Gaming Commission and provide any other information that the Nevada Gaming Commission may require. Substantially all of our material loans, leases, sales of securities and similar financing transactions must be reported to, or approved by, the Nevada Gaming Commission.

Individual Licensing Requirements. No person may become a stockholder or member of, or receive any percentage of the profits of, a company licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities. The Nevada Gaming Authorities may investigate any individual who has a material relationship to or material involvement with us to determine whether the individual is suitable or should be licensed as a business associate of a gaming licensee. Certain of our officers and key employees, as well as certain of Wynn Resorts’ directors, officers and key employees, have been or may be required to be licensed or found suitable by the Nevada Gaming Authorities. All applications required as of the date of this report have been filed and approved. However, the Nevada Gaming Authorities may require additional applications and may also deny an application for licensing for any reason which they deem appropriate. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. An applicant for licensing or an applicant for a finding of suitability must pay or must cause to be paid all the costs of the investigation. Changes in licensed positions must be reported to the Nevada

Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensing, the Nevada Gaming Authorities have the jurisdiction to disapprove a change in a corporate position.

If the Nevada Gaming Authorities were to find a Wynn Resorts director, officer or key employee, or one of our officers or key employees unsuitable for licensing or unsuitable to continue having a relationship with Wynn Resorts or us, we or Wynn Resorts would have to sever all relationships with that person. In addition, the Nevada Gaming Commission may require Wynn Resorts or us to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

Consequences of Violating Gaming Laws. If the Nevada Gaming Commission decides that we have violated the Nevada Gaming Control Act or any of its regulations, it could limit, condition, suspend or revoke our registration and gaming licenses. In addition, we and the persons involved could be subject to substantial fines for each separate violation of the Nevada Gaming Control Act, or of the regulations of the Nevada Gaming Commission, at the discretion of the Nevada Gaming Commission. Further, the Nevada Gaming Commission could appoint a supervisor to operate Wynn Las Vegas and, under specified circumstances, earnings generated during the supervisor’s appointment (except for the reasonable rental value of the premises) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any of our gaming licenses and the appointment of a supervisor could, and revocation of any gaming license would, have a significant negative effect on our gaming operations.

Requirements for Beneficial Securities Holders. Regardless of the number of shares held, any beneficial holder of a registered company’s voting securities may be required to file an application, be investigated and have that person’s suitability as a beneficial holder of voting securities determined if the Nevada Gaming Commission has reason to believe that the ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the beneficial holder of the voting securities of a registered company who must be found suitable is a corporation, partnership, limited partnership, limited liability company or trust, it must submit detailed business and financial information including a list of its beneficial owners. The applicant must pay all costs of the investigation incurred by the Nevada Gaming Authorities in conducting any investigation.

The Nevada Gaming Control Act requires any person who acquires more than 5% of the voting securities of a registered company to report the acquisition to the Nevada Gaming Commission. The Nevada Gaming Control Act requires beneficial owners of more than 10% of a registered company’s voting securities to apply to the Nevada Gaming Commission for a finding of suitability within 30 days after the Chairman of the Nevada State Gaming Control Board mails the written notice requiring such filing. Under certain circumstances, an “institutional investor,” as defined in the Nevada Gaming Control Act, which acquires more than 10%, but not more than 15%, of the registered company’s voting securities may apply to the Nevada Gaming Commission for a waiver of a finding of suitability if the institutional investor holds the voting securities for investment purposes only. In certain circumstances, an institutional investor that has obtained a waiver may hold up to 19% of our voting securities for a limited period of time and maintain the waiver. An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board at directors of the registered company, a change in the corporate charter, bylaws, management, policies or operations of the registered company, or any of its gaming affiliates, or any other action which the Nevada Gaming Commission finds to be inconsistent with holding the registered company’s voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include:

•	voting on all matters voted on by stockholders or interest holders;

•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

•	other activities that the Nevada Gaming Commission may determine to be consistent with such investment intent.

Consequences of Being Found Unsuitable. Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Gaming Commission or by the Chairman of the Nevada State Gaming Control Board, or who refuses or fails to pay the investigative costs incurred by the Nevada Gaming Authorities in connection with the investigation of its application, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of any voting security or debt security of a registered company beyond the period of time as may be prescribed by the Nevada Gaming Commission may be guilty of a criminal offense. We and/or Wynn Resorts will be subject to disciplinary action if, after we receive notice that a person is unsuitable to hold an equity interest or to have any other relationship with us, we:

•	pay that person any dividend or interest upon any voting securities;

•	allow that person to exercise, directly or indirectly, any voting right held by that person relating to Wynn Resorts;

•	pay remuneration in any form to that person for services rendered or otherwise; or

•	fail to pursue all lawful efforts to require the unsuitable person to relinquish such person’s voting securities including, if necessary, the immediate purchase of the voting securities for cash at fair market value.

Gaming Laws Relating to Securities Ownership. The Nevada Gaming Commission may, in its discretion, require the holder of any debt or similar securities of a registered company to file applications, be investigated and be found suitable to own the debt or other security of the registered company if the Nevada Gaming Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Gaming Commission decides that a person is unsuitable to own the security, then under the Nevada Gaming Control Act, the registered company can be sanctioned, including the loss of its approvals if, without the prior approval of the Nevada Gaming Commission, it:

•	pays to the unsuitable person any dividend, interest or any distribution whatsoever;

•	recognizes any voting right by the unsuitable person in connection with the securities;

•	pays the unsuitable person remuneration in any form; or

•	makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

Approval of Public Offerings. We may not make a public offering without the prior approval of the Nevada Gaming Commission if the proceeds from the offering are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for those purposes or for similar transactions. Any approval that we might receive in the future relating to such offerings will not constitute a finding, recommendation or approval by any of the Nevada Gaming Authorities as to the accuracy or adequacy of the offering memorandum or the investment merits of the securities. Any representation to the contrary is unlawful.

The regulations of the Nevada Gaming Commission also provide that any entity which is not an “affiliated company,” as that term is defined in the Nevada Gaming Control Act, or which is not otherwise subject to the provisions of the Nevada Gaming Control Act or regulations, that plans to make a public offering of securities intending to use such securities, or the proceeds from the sale thereof, for the construction or operation of gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes, may apply to the Nevada Gaming Commission for prior approval of such offering. The Nevada Gaming Commission may find an applicant unsuitable based solely on the fact that it did not submit such an application, unless upon a written request for a ruling, referred to as a ruling request, the Nevada State Gaming Control Board Chairman has ruled that it is not necessary to submit an application. While the offering of the notes by the issuers qualified as a public offering, the Nevada State Gaming Control Board Chairman, after consideration of our ruling request, issued an administrative ruling that it was not necessary to submit applications for prior approval of such offerings.

This offer by us to exchange the old notes for publicly registered new notes typically would require the review of, and prior approval by, the Nevada Gaming Commission. However, we have been approved by the Nevada Gaming Commission to make public offerings until March 2007, subject to certain conditions (“Shelf Approval”), which would cover new notes issued after the date of the Shelf Approval. The Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada State Gaming Control Board and must be renewed at the end of the two-year approval period. The Shelf Approval will apply to any affiliated company that is wholly owned by us, which is a publicly traded corporation or would thereby become a publicly traded corporation pursuant to a public offering. The Shelf Approval will not constitute a finding, recommendation or approval by the Nevada Gaming Commission as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful.

Approval of Changes in Control. We must obtain prior approval of the Nevada Gaming Commission with respect to a change in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person by which the person obtains control of us.

Entities seeking to acquire control of a registered company must satisfy the Nevada State Gaming Control Board and Nevada Gaming Commission with respect to a variety of stringent standards before assuming control of the registered company. The Nevada Gaming Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.

Approval of Defensive Tactics. The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licenses or affecting registered companies that are affiliated with the operations of Nevada gaming licenses may be harmful to stable and productive corporate gaming. The Nevada Gaming Commission has established a regulatory scheme to reduce the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to:

•	assure the financial stability of corporate gaming operators and their affiliates;

•	preserve the beneficial aspects of conducting business in the corporate form; and

•	promote a neutral environment for the orderly governance of corporate affairs.

Approvals may be required from the Nevada Gaming Commission before we can make exceptional repurchases of voting securities above their current market price and before a corporate acquisition opposed by management can be consummated. The Nevada Gaming Control Act also requires prior approval of a plan of recapitalization proposed by a registered company’s board of directors in response to a tender offer made directly to its stockholders for the purpose of acquiring control.

Fees and Taxes. License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the licensed subsidiaries’ respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either:

•	a percentage of the gross revenue received;

•	the number of gaming devices operated; or

•	the number of table games operated.

A live entertainment tax also is imposed on admission charges and sales of food, beverages and merchandise where live entertainment is furnished.

Foreign Gaming Investigations. Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with those persons (collectively, “licensees”), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada State Gaming Control Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada State Gaming Control Board of the licensee’s or registrant’s participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Gaming Commission. Licensees and registrants are required to comply with the foreign gaming reporting requirements imposed by the Nevada Gaming Control Act. A licensee or registrant is also subject to disciplinary action by the Nevada Gaming Commission if it:

•	knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation;

•	fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations;

•	engages in any activity or enters into any association that is unsuitable because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect, discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to the gaming policies of Nevada;

•	engages in activities or enters into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees; or

•	employs, contracts with or associates with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of unsuitability.

Licenses for Conduct of Gaming and Sale of Alcoholic Beverages. The conduct of gaming activities and the service and sale of alcoholic beverages at Wynn Las Vegas are subject to the control and regulation by the Clark County Liquor and Gaming Licensing Board, which has granted Wynn Las Vegas licenses for such purposes. In addition to approving Wynn Las Vegas, the Clark County Liquor and Gaming License Board has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license. All licenses are revocable and are not transferable. The county agency has full power to limit, condition, suspend or revoke any license. Any disciplinary action could, and revocation would, have a substantial negative impact upon our operations.

Seasonality

We may experience fluctuations in revenues and cash flows from month to month, however, we do not expect that our business will be unusually impacted by seasonality.

Employees

As of the opening of Wynn Las Vegas on April 28, 2005, we employed nearly 10,000 people in the U.S. We believe that we appropriately staffed Wynn Las Vegas to account for the increased needs at and immediately following its opening. We expect that natural staffing attrition will occur as operations stabilize.

Unions may seek to organize the workers at Wynn Las Vegas. Unionization could increase our labor costs. We entered into an agreement with the Culinary and Bartenders Union local pursuant to which the union has recently been recognized as the exclusive bargaining agent of certain of our employees. As a result of this recognition, Wynn Las Vegas is obligated to negotiate a collective bargaining agreement with the union.

Intellectual Property

Our most important marks are our WYNN-related trademarks and service marks. Holdings has filed applications with the U.S. Patent and Trademark Office (“PTO”), to register a variety of the WYNN-related trademarks and service marks in connection with a variety of goods and services including “WYNN LAS VEGAS.” Some of the applications are based upon ongoing use and others are based upon a bona fide intent to use the marks in the future.

A common element of these marks is the use of the surname, “WYNN.” As a general rule, a surname (or a mark primarily constituting a surname) is not registrable unless the surname has acquired “secondary meaning.” To date, Holdings has been successful in demonstrating to the PTO such secondary meaning for the Wynn name in certain of the applications based upon Mr. Wynn’s prominence as a resort developer, but we cannot assure you that Holdings will be successful with the other pending applications.

Even if Holdings is able to obtain registration of the WYNN-related marks, such federal registrations are not completely dispositive of the right to such marks. Third parties who claim prior rights with respect to similar marks may nonetheless challenge our right to obtain registrations or our use of the marks and seek to overcome the presumptions afforded by such registrations.

On August 6, 2004, Holdings entered into agreements with Mr. Wynn that confirm and clarify its rights to use the “Wynn” name and Mr. Wynn’s persona in connection with our casino resorts. Under the parties’ Surname Rights Agreement, Mr. Wynn granted Holdings an exclusive, fully paid-up, perpetual, worldwide license to use, and to own and register trademarks and service marks incorporating, the “Wynn” name for casino resorts and related businesses, together with the right to sublicense the name and marks to its subsidiaries and affiliates. Under the parties’ Rights of Publicity License, Mr. Wynn granted Holdings the exclusive, royalty-free, worldwide right to use his full name, persona and related rights of publicity for casino resorts and related businesses, together with the ability to sublicense the persona and publicity rights to its subsidiaries and affiliates, until October 24, 2017. Holdings has entered into sublicense agreements with us relating to our use of Mr. Wynn’s name and persona, as well as other intellectual property.

Properties

Las Vegas Land. Together with our subsidiaries, we currently own approximately 235 acres of land on or near the Las Vegas strip including the site of the former Desert Inn. We own a total of approximately 75 acres of land consisting of approximately 55 acres at the northeast corner of the intersection of Las Vegas Boulevard and Sands Avenue and an additional parcel of 20 acres fronting Las Vegas Boulevard next to the Wynn Las Vegas site on which we intend to construct Encore. Wynn Golf, LLC, our wholly-owned subsidiary, owns the approximately 142-acre golf course behind Wynn Las Vegas, which is leased to us. Wynn Sunrise, LLC, also our wholly-owned subsidiary, owns approximately 18 acres located across from the Wynn Las Vegas site at Koval Lane and Sands Avenue, which is being used for employee parking.

Las Vegas Water Rights. We own approximately 934 acre-feet of permitted domestic and recreation water rights through our subsidiary, Wynn Golf, LLC, for irrigation of the golf course subject to proof of beneficial use and approval of the State of Nevada Division of Water Resources.

We also own approximately 52 acre-feet of permitted (and some certificated) quasi-municipal water rights. This water is used to supply the water for the Wynn Las Vegas lake/mountain feature subject to proof of beneficial use and approval of the State of Nevada Division of Water Resources. There are significant cost savings and conservation benefits associated with using water supplied pursuant to our water rights.

OUR AFFILIATE’S OPPORTUNITY IN MACAU

Overview. Our affiliate, Wynn Macau, S.A., is constructing and will own and operate Wynn Macau, Wynn Resorts’ first hotel and casino resort in Macau. In June 2002, Wynn Macau, S.A. entered into a 20-year concession agreement with the government of Macau to construct and operate one or more casino gaming properties in Macau. Macau is located in southeast China bordering the South China Sea, approximately 37 miles southwest of Hong Kong. Macau has been an established gaming market for at least 40 years and, according to the Innovation Group, a gaming research company, casinos in Macau generated approximately $5.1 billion in gaming revenues in 2004. Wynn Macau, S.A. currently is one of three concessionaires permitted to operate a casino gaming business in Macau.

The Concession. The concession agreement requires Wynn Macau, S.A. to construct and operate one or more casino gaming properties in Macau, including, at a minimum, one full-service casino resort by the end of December 2006, and invest not less than a total of 4 billion patacas (approximately $480.9 million as of March 31, 2005) in Macau-related projects by June 2009. If Wynn Macau, S.A. does not invest 4 billion patacas in casino projects by June 2009, it is obligated to invest the remaining amount in projects related to its gaming operations in Macau that the Macau government approves, or in projects of public interest designated by the Macau government.

The concession agreement requires Wynn Macau, S.A. to adhere to an agreed-upon construction schedule for the completion of the first casino resort, but the agreement provides that the deadlines in the construction schedule may be extended with governmental approval. The government of Macau may suspend construction of a casino if it determines that Wynn Macau, S.A. has failed to adequately implement the construction plans or violated the concession agreement or applicable law.

The government of Macau may assume temporary custody and control over the operation of a concession in certain circumstances. During any such period, the costs of operations must be borne by Wynn Macau, S.A. The government of Macau also may redeem a concession starting at an established date after the entering into of a concession. With respect to Wynn Macau, S.A.’s concession, the government of Macau’s right to redeem the concession begins on June 24, 2017, and entitles Wynn Macau, S.A. to certain compensation.

The government of Macau may unilaterally rescind the concession if Wynn Macau, S.A. fails to fulfill its fundamental obligations under the concession agreement. The concession agreement expressly provides that the government of Macau may unilaterally rescind the concession agreement if Wynn Macau, S.A.:

•	conducts unauthorized games or activities that are excluded from its corporate purpose;

•	suspends gaming operations in Macau for more than seven consecutive days without justification;

•	defaults in payment of taxes, premiums, contributions or other required amounts;

•	does not comply with government inspections or supervision;

•	systematically fails to observe its obligations under the concession system;

•	fails to maintain bank guarantees or bonds satisfactory to the government;

•	is the subject of bankruptcy proceedings or becomes insolvent;

•	engages in serious fraudulent activity, damaging to the public interest; or

•	repeatedly violates applicable gaming laws.

If the government of Macau unilaterally rescinds the concession agreement, Wynn Macau, S.A. will be required to compensate the government in accordance with applicable law, and the areas defined as casino under Macau law and all of the gaming equipment pertaining to the gaming operations of Wynn Macau will be transferred to the government without compensation. In addition, the government of Macau may, in the public interest, unilaterally terminate the concession at any time, in which case Wynn Macau, S.A. would be entitled to reasonable compensation.

Development. In June 2004, Wynn Macau, S.A., entered into a 25-year land concession contract to lease approximately 16 acres of land in Macau’s inner harbor area. The Wynn Macau resort will initially utilize approximately 11 acres and will include approximately 600 hotel rooms, approximately 100,000 square feet of casino gaming space, seven restaurants, approximately 28,000 square feet of retail space, and a spa, salon and entertainment facilities.

Design and construction of Wynn Macau is progressing on schedule and within budget. Wynn Macau is expected to open in the third quarter of 2006. Detailed interior design work is continuing, with the majority of architectural and structural design work now complete. Construction is progressing well with piling and other in-ground activities substantially complete. Superstructure works are well underway with the hotel tower reaching the twelfth floor level. Construction activities since groundbreaking in June 2004 include the following:

•	Construction of basement plant and tunnel areas is substantially complete;

•	Hotel tower structure has reached the twelfth floor level;

•	Main casino area superstructure (columns and floor and roof slabs) is complete;

•	Parking garage ground level structure is complete and the second level structure is 35% complete; and

•	Installation of mechanical, electrical and plumbing services has commenced.

Wynn Macau’s project budget is approximately $704.0 million. This includes construction and design costs of approximately $425.0 million, land acquisition costs of approximately $40.6 million, and capitalized interest, pre-opening expenses, financing fees and construction contingencies totaling in the aggregate approximately 238.4 million. The budget excludes up to $20.5 million of post-opening land concession payments that are anticipated to be funded from operating cash flows from Wynn Macau.

Wynn Macau Expansion. Wynn Resorts is currently in the process of finalizing its design for the expansion of Wynn Macau. The current expansion plans include an additional 85,000 square feet of casino space featuring approximately 150 table games, 500 slots and a sports book; two restaurants; a theater; and a dramatic front feature attraction at the entrance of the expansion. The expansion is on the remaining approximately five acres of the Wynn Macau site and is designed to seamlessly integrate into the Wynn Macau property. Wynn Macau, S.A. intends to begin construction of the expansion in the third quarter of 2005 and open the expansion in the first half of 2007. The preliminary budget for the expansion is approximately $345.0 million.

The development of casinos in Macau is subject to a number of uncertainties, including risks associated with doing business in foreign locations and risks associated with Macau’s developing gaming regulatory framework. The Legislative Assembly of Macau enacted legislation, effective July 1, 2004, that enables casinos operating in Macau to lawfully extend credit to gaming customers and enforce gaming debts. Wynn Macau, S.A. continues to pursue certain favorable determinations related to Macau’s tax regulations; however, we cannot ensure that Wynn Macau, S.A. will be able to obtain the desired determinations.

Financing and Intercompany Loan. From a combination of capital contributions and intercompany loans at an annual interest rate of 6.25%, Wynn Resorts has invested, or will invest, a total of approximately $230.0 million into the Wynn Macau project. In addition, we intend to make an intercompany loan of approximately $122.0 million at an interest rate of 7.5% to Wynn Group Asia, Inc., a wholly owned subsidiary of Wynn Resorts that is involved in the development of Wynn Macau. The loan may be funded from the proceeds of the First Mortgage Notes or borrowings under our credit facilities. The remaining $352.0 million to fund the budgeted project costs will be provided in the form of a base term loan as part of a $397.0 million senior secured bank facility entered into by Wynn Macau, S.A. In addition to the base term loan and to cover any potential owner-generated cost overruns, Wynn Resorts has established a $30.0 million contingent equity funding source in the form of an intercompany loan and has available a $30.0 million contingent debt facility. The senior secured bank facility also includes a working capital facility of $15.0 million. Agreements governing the debt facilities specify the sequencing of funding sources and provide that prior to borrowing under the senior bank facility, Wynn Resorts must first utilize a majority of the cash balances funded to the Wynn Macau project. Wynn Macau, S.A. intends to expand its current Wynn Macau senior debt facilities to finance the expansion of Wynn Macau and has engaged several lenders to arrange for the financing of the expansion.

MANAGEMENT

Directors and Executive Officers

We are a wholly-owned subsidiary of Holdings. Holdings is a wholly-owned subsidiary of Wynn Resorts. The following table sets forth the members of the Board of Directors of both Wynn Resorts and Wynn Capital, and our executive officers as of March 31, 2005. All directors hold their positions until their terms expire and until their respective successors are elected and qualified. Executive officers are appointed by the Board of Directors and serve at their discretion, subject to applicable employment agreements.

Name	Age	Position
Stephen A. Wynn	63	Chairman of the Board
Kazuo Okada	62	Vice Chairman of the Board
Ronald J. Kramer	46	Director
Robert J. Miller	60	Director
John A. Moran	73	Director
Alvin V. Shoemaker	66	Director
Kiril Sokoloff	57	Director
D. Boone Wayson	52	Director
Elaine P. Wynn	62	Director
Stanley R. Zax	67	Director
Allan Zeman	56	Director
Marc D. Schorr	57	Chief Executive Officer and President
David R. Sisk	43	Chief Financial Officer and Senior Vice President
Marc H. Rubinstein	43	Senior Vice President, Secretary and General Counsel
Arthur E. Nathan	54	Senior Vice President and Chief Human Resources Officer
James E. Pettis	53	Senior Vice President-Risk Management
W. Todd Nisbet	37	Assistant Secretary
Scott Peterson	38	Vice President of Finance and Treasurer

Set forth below is certain information regarding the directors of Wynn Resorts and non-director executive officers of the Company.

Stephen A. Wynn. Mr. Wynn has served as Chairman of the Board and Chief Executive Officer of Wynn Resorts since June 2002. From April 2000 to September 2002, Mr. Wynn was the managing member of Valvino, the Company’s predecessor and its wholly owned subsidiary. From 1973 until 2000, Mr. Wynn served as Chairman of the Board, President and Chief Executive Officer of Mirage Resorts, Incorporated, and its predecessor. Mr. Wynn is married to Elaine P. Wynn.

Kazuo Okada. Mr. Okada has served as Vice Chairman of the Board of Directors since October 2002. Mr. Okada founded Aruze Corp., a Japanese manufacturer of pachislot and pachinko machines, amusement machines and video game software, in 1969. Aruze Corp. is the sole stockholder of Universal Distributing of Nevada, Inc. (“Universal”), a gaming machine supplier company, and is currently licensed by the Nevada Gaming Commission as a manufacturer of gaming devices and to own the shares of Universal Distributing of Nevada, Inc., a gaming machine supplier company. Mr. Okada currently serves as the Chairman and a Director of Aruze Corp. From 1969 through June 2004, Mr. Okada served as the President of Aruze Corp. Mr. Okada is a Director and the Chairman and Treasurer of Aruze USA Inc., a subsidiary of Aruze Corp and a significant stockholder of Wynn Resorts. Mr. Okada also serves as Chairman of Adores Corporation, a subsidiary of Aruze Corp. and an operator of amusement centers in Japan. In addition, Mr. Okada serves as a director of SETA Corp. in Japan.

Ronald J. Kramer. Mr. Kramer has served as President of Wynn Resorts and as one of its directors since October 2002. Mr. Kramer also served as President of Holdings from April to October 2002. From July 1999 to October 2001, Mr. Kramer was a Managing Director at Dresdner Kleinwort Wasserstein, an investment banking firm, and at its predecessor, Wasserstein Perella & Co. Mr. Kramer is a member of the board of directors of Monster Worldwide, Inc., Griffon Corporation, Lakes Entertainment, Inc. and New Valley Corporation.

Robert J. Miller. Mr. Miller has served as a director of Wynn Resorts since October 2002. He has been a partner of the Nevada law firm of Jones Vargas since January 1999. He has also been a partner in Miller & Behar Strategies since January 2003. From January 1989 until January 1999, he served as Governor of the State of Nevada, and, from 1987 to 1989, he served as Lieutenant Governor of the State of Nevada. Mr. Miller also serves as a director of Zenith National Insurance Corp., Newmont Mining Corporation, International Game Technology and America West Holdings Corporation.

John A. Moran. Mr. Moran has served as a director of Wynn Resorts since October 2002. Mr. Moran is the retired Chairman of Dyson-Kissner-Moran Corporation, a private investment entity. Mr. Moran is the honorary Co-Chairman of the Republican Leadership Council of Washington, D.C. He served as Chairman of the Republican National Finance Committee from 1993 to 1995 and subsequently became National Finance Chairman of the Dole for President campaign. Mr. Moran is currently a member of the board of directors of Critical Mass Ventures.

Alvin V. Shoemaker. Mr. Shoemaker has served as a director of Wynn Resorts since December 2002. Mr. Shoemaker is currently retired and was the chairman of the board of First Boston Inc. and First Boston Corp. from April 1983 until his retirement in January 1989, at the time of its sale to Credit Suisse Bank. Mr. Shoemaker is a member of the board of directors of Hanover Compressor Co., Frontier Bank and Huntsman Chemical Co.

Kiril Sokoloff. Mr. Sokoloff has served as a director since May 2004. Mr. Sokoloff is the President of 13D Research Inc., an independent investment research firm he founded in 1983. In 2002, Mr. Sokoloff founded and is currently the Chairman of Bluespan a company engaged in the research and production of wireless applications for consumer use, and in 2004, he founded and is currently the Co-Chairman of Healthsearches.org, a company involved in providing healthcare information over the Internet.

D. Boone Wayson. Mr. Wayson has served as a director of Wynn Resorts since August 2003. Mr. Wayson has been a principal of Wayson’s Properties, Incorporated, a real estate development and holding company, since 1970. He also serves as an officer and/or director of other real estate and business ventures. From 2000 through May 2003, Mr. Wayson served as a member of the board of directors of MGM MIRAGE and from 1987 through May 2000, he served as a member of the board of directors of Mirage Resorts, Incorporated.

Elaine P. Wynn. Mrs. Wynn has served as a director for Wynn Resorts since October 2002, and is an active collaborator in the creation of Wynn Las Vegas Resort and Country Club. In addition to her corporate responsibilities, she has also served as Co-Chairperson of the Greater Las Vegas Inner-City Games Foundation since 1996 and currently serves on the Executive Board of the Consortium for Policy Research in Education and the Council to Establish Academic Standards in Nevada. Mrs. Wynn served as a director for Mirage Resorts, Incorporated from 1976 until 2000. Mrs. Wynn is married to Stephen A. Wynn.

Stanley R. Zax. Mr. Zax has served as a director of Wynn Resorts since October 2002. Since 1977, Mr. Zax has served as Chairman of the Board, and, since 1978, has also served as President and CEO of Zenith National Insurance Corp. Zenith National Insurance Corp. and Zenith Insurance Company, its wholly owned subsidiary, are engaged in the workers compensation insurance and reinsurance business.

Allan Zeman. Mr. Zeman has served as a director of Wynn Resorts since October 2002. Mr. Zeman is chairman of Lan Kwai Fong Holdings Limited, a company engaged in property investment and development, since July 1996. Mr. Zeman is also chairman of Ocean Park, a major theme park in Hong Kong, as well as the Chairman of Sweetpea Entertainment Inc. and After Dark Films, movie production companies based in Los Angeles. In 2001, he was appointed a Justice of the Peace in Hong Kong and, in 2004, he was awarded the Gold Bauhinia Star by the Chief Executive of Hong Kong.

Marc D. Schorr. Mr. Schorr serves as Chief Executive Officer and President of the Company, a position he has held since June 2002. Mr. Schorr also serves as the Chief Operating Officer of Wynn Resorts, President of Wynn Design & Development, LLC., and as an officer of several of the Company’s subsidiaries. From June 2000 through April 2001, Mr. Schorr served as Chief Operating Officer of Valvino. From January 1997 through May 2000, Mr. Schorr served as President of The Mirage Casino-Hotel, a gaming company and then a wholly owned subsidiary of Mirage Resorts, Incorporated.

David R. Sisk. Mr. Sisk is the Senior Vice President and Chief Financial Officer of the Company, a position he has held since October 2003. From October 1999 to October 2003, Mr. Sisk was the Senior Vice President, Treasurer and Chief Financial Officer of Caesars Palace, a subsidiary of Caesars Entertainment, Inc.

Marc H. Rubinstein. Mr. Rubinstein serves as Senior Vice President, General Counsel and Secretary of the Company, a position he has held since September 2002. Mr. Rubinstein has also served as Senior Vice President, General Counsel and Secretary of Wynn Resorts since September 2002. Since April 2001, Mr. Rubinstein has also served as Senior Vice President-General Counsel of Wynn Resorts Holdings and since June 2000, as Senior Vice President-General Counsel of Valvino. Before joining the Wynn organization, Mr. Rubinstein served as Senior Vice President-General Counsel & Secretary of Desert Palace, Inc., a gaming company that did business as Caesars Palace and was a wholly owned subsidiary of Caesars World, Inc and of the Sheraton Desert Inn Corporation, a gaming company that did business as The Desert Inn, then a wholly owned subsidiary of ITT Sheraton Corp. (and later of Starwood Hotels & Resorts Worldwide, Inc.).

Arthur Nathan. Mr. Nathan has served as the Senior Vice President—Chief Human Resources Officer of the Company since January 2003. From October 2000 to January 2003, Mr. Nathan worked for Pricewaterhouse Coopers in new product development and consulted with clients on HR practices. From 1983 to October 2000, Mr. Nathan held various human resource positions with the Golden Nugget in Atlantic City, The Mirage, Treasure Island at The Mirage and Bellagio.

James E. Petttis. Mr. Pettis has served as the Senior Vice President-Risk Management of the Company since June 2000. Mr. Pettis served in various risk management capacities from 1980 to June 2000, at Mirage Resorts and its predecessor, Golden Nugget, Inc.

W. Todd Nisbet. Mr. Nisbet has served as Assistant Secretary of the Company since August 2004. Mr. Nisbet has also served as Executive Vice President-Project Director of Wynn Design & Development, LLC an affiliate of wholly owned subsidiary of the Company, since July 2000. From 1999 to 2000, Mr. Nisbet served as Vice President Operations of Marnell Corrao Associates, Inc., a design/build firm and, from 1995 to 1999, Mr. Nisbet was Senior Project Manager at Marnell Corrao.

Scott Peterson. Mr. Peterson has served as the Vice President of Finance and Treasurer since joining the Company in 2000. From April 1993 until December 2000, Mr. Peterson worked in various financial positions at Treasure Island at The Mirage and Bellagio.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer of the Company and to each of the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) (collectively, the “Named Executive Officers”), for services rendered to the Company and its affiliates in all capacities during the last completed fiscal year.

SUMMARY COMPENSATION TABLE

	ANNUAL COMPENSATION			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Award(s) ($)		All Other Compensation ($)(1)
Marc D. Schorr Chief Executive Officer and President	2004	$1,000,000	$1,000,000	$—	(2)	$10,643
David R. Sisk Chief Financial Officer and Senior Vice President	2004	$350,000	$100,000	$—		$6,175
Marc H. Rubinstein Sr. Vice President, Secretary, and General Counsel	2004	$360,000	$50,000	$—		$5,884
Arthur E. Nathan Senior Vice President and Chief Human Resources Officer	2004	$300,000	$35,000	$—		$6,150
James E. Pettis Senior Vice President—Risk Management	2004	$200,000	$50,000	$—		$6,150

(1)	The following amounts are included in All Other Compensation: (i) the Company’s matching contributions made in fiscal year 2004 to Wynn Resorts’ 401(k) Plan, as follows: Marc D. Schorr ($6,150), David R. Sisk ($6,150), Marc H. Rubinstein ($5,738), Arthur E. Nathan ($6,150) and James E. Pettis ($6,150) and (ii) executive life insurance premiums paid in 2004, as follows: Marc D. Schorr ($4,493), David R. Sisk ($25), Marc Rubinstein ($145), and Arthur E. Nathan ($686).
(2)	On December 11, 2002, Mr. Schorr was granted 189,723 shares of restricted stock of Wynn Resorts, which will vest in its entirety on May 31, 2005. As of December 31, 2004, the value of Mr. Schorr’s restricted stock grant was $12,696,263 based on a closing price of $66.92 per share on December 31, 2004. There are no voting rights associated with any unvested shares and any distributions or dividends with respect to unvested shares are held by Wynn Resorts and are released only upon vesting. On December 27, 2004, subject to certain conditions, the Compensation Committee of the Board of Directors approved a grant to Mr. Schorr of 125,000 shares of restricted stock for services rendered during 2004. This grant became effective on February 3, 2005. 20% of this grant will vest on December 15th of each of the next five years, beginning with December 15, 2005.

OPTION GRANTS IN LAST FISCAL YEAR

During the year ended December 31, 2004, none of the Named Executive Officers received an option to purchase shares of common stock of the Company or any parent or subsidiary of the Company. For the year ended December 31, 2004, no SARs were granted.

2004 Option Values

The following table provides information related to options to purchase common stock of the Company or any parent or subsidiary of the Company held by the Named Executive Officers at December 31, 2004. None of the Named Executive Officers exercised options to purchase common stock of the Company or any parent or subsidiary of the Company during the year ended December 31, 2004. All stock options in the table below reflect options to purchase common stock of Wynn Resorts.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004
	Exercisable	Unexercisable	Exercisable	Unexercisable
Marc D. Schorr	50,000	150,000	$2,576,000	$7,728,000
David R. Sisk	18,750	56,250	$879,938	$2,639,813
Marc H. Rubinstein	12,500	12,500	$670,875	$670,875
Arthur E. Nathan	6,250	18,750	$322,000	$966,000
James E. Pettis	12,500	12,500	$670,875	$670,875

(1)	Options are “in-the-money” if, on December 31, 2004, the market price of Wynn Resorts’ common stock exceeded the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of Wynn Resorts’ common stock covered by the options on December 31, 2004, and the aggregate exercise price of such options. The market price of Wynn Resorts stock on December 31, 2004 was $66.92.

Employment Agreements

Wynn Resorts or the Company has entered into employment agreements with each of the Named Executive Officers:

•	Mr. Schorr’s employment agreement is effective as of October 25, 2002, and has a term of five years. Mr. Schorr’s employment agreement provides for an annual base salary of $750,000 for the first year and $1,000,000 for the remainder of his term.

•	Mr. Sisk’s employment agreement is effective as of October 27, 2003, and has a term of four years, providing for an annual base salary of $350,000 for each year of his term.

•	Mr. Rubinstein’s employment agreement is effective as of October 25, 2002, and has a term of five years. Mr. Rubinstein’s employment agreement provides for an annual base salary of $360,000 for each year of his term.

•	Mr. Nathan’s employment agreement is effective as of January 6, 2003, and has a term of four years. Mr. Nathan’s employment agreement provides for an annual base salary of $300,000 for each year of his term.

•	Mr. Pettis’ employment agreement is effective as of December 16, 2002, and has a term of five years. Mr. Pettis’ employment agreement provides for an annual base salary of $200,000 for each year of his term.

The other terms of the employment agreements are similar for each Named Executive Officer, except as noted below. Each executive is eligible to receive a bonus and an increase in base salary at such times and in such amounts as our Board of Directors, in its sole and exclusive discretion, may determine. Each executive will (i) be entitled to participate, to the extent that he or she is otherwise eligible, in all employee benefit plans that we maintain for our executives, and (ii) receive reimbursement for reasonable business expenses (including entertainment, promotional, gift and travel expenses and club memberships).

If Wynn Resorts terminates Marc Schorr’s employment agreement for “cause,” or if Mr. Schorr terminates his employment upon Wynn Resorts’ material breach of his employment agreement or for “good reason” following a “change of control” (as these terms are defined in his employment contracts), Wynn Resorts will pay Mr. Schorr a separation payment in a lump sum equal to the following:

(a) the executive’s base salary for the remainder of the term of the employment agreement, but not for less than one year;

(b) the bonus that the executive received for the preceding bonus period, projected over the remainder of the term (but not less than the preceding bonus that was paid),

(c) base salary and any accrued but unpaid vacation pay through the termination date; and

(d) an amount necessary to reimburse the executive for any golden parachute excise tax the executive incurs under Internal Revenue Code Section 4999.

If Mr. Nathan is terminated for any reason, we will pay Mr. Nathan his base salary and any accrued but unpaid vacation pay through his termination date.

With the exception of Messrs. Schorr and Nathan, if we or Wynn Resorts terminate any of the other Named Executive Officers employment agreement for “cause,” or if executive terminates his employment upon our Wynn Resorts’ material breach of his employment agreement or for “good reason” following a “change of control” (as these terms are defined in his employment contracts), we or Wynn Resorts, as the case may be, will pay the executive a separation payment equal to:

(a) twelve months of the executive’s base salary;

(b) an amount equal to the bonus previously paid to the executive in the preceding bonus period;

(c) base salary and any accrued but unpaid vacation pay through the termination date; and

(d) an amount necessary to reimburse the executive for any golden parachute excise tax the executive incurs under Internal Revenue Code Section 4999.

Upon employment termination and in addition to the separation payment set forth above, the Named Executive Officers other than Mr. Nathan, will also be entitled to health benefits coverage for the executive and his dependents under the same arrangements under which the executive was covered immediately before his termination, until the earlier of (i) the expiration of the period for which the separation payment is paid or (ii) the date the executive becomes covered under another group health plan not maintained by us.

If the employment of Messrs. Schorr, Sisk, Rubinstein or Pettis is terminated for any reason, other than as described above, before the expiration of the term (e.g., because of the executive’s death, disability, discharge for cause or revocation of gaming license), we or Wynn Resorts, as the case may be, will pay the executive only his base salary and any accrued but unpaid vacation pay through his termination date.

We will also provide to Mr. Schorr and his family the right to personal use of our aircraft, and have entered into a time-sharing agreement with him that requires, among other things, that he pay to us his and his family’s share of the direct costs that we incur in operating the aircraft, up to an amount determined by using the Internal Revenue Service Standard Industry Fare Level (SIFL) tables.

Compensation of Directors

Directors who are not employees of Wynn Resorts received a monthly fee of $4,000 for services as a director, as well as a per meeting fee of $1,500. Directors who serve on the Audit Committee, the Compensation Committee of the Board of Directors or the Nominating & Corporate Governance Committee of the Board of Directors receive an additional monthly fee of $1,000 per committee ($2,000 for committee chairman). All directors are reimbursed for expenses connected with attendance at meetings of the Board of Directors.

Each non-employee director, other than non-employee directors who beneficially own more than five percent of Wynn Resorts’ issued and outstanding common stock, has received an immediately exercisable option grant for 10,000 shares of Wynn Resorts’ common stock upon their initial appointment to the Board of Directors. On May 4, 2004, each member of the Board of Directors, other than Messrs. Wynn, Okada and Kramer and Mrs. Wynn, received an option to purchase 10,000 shares of Wynn Resorts’ common stock. This option grant vests pro rata over a four year period and has a per share exercise price of $52.94, the market value of the Company’s common stock as of April 29, 2005.

Robert J. Miller, a member of the Board of Directors, also receives a $25,000 annual retainer for his service as the Chairman of Wynn Resorts’ Gaming Compliance Committee.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2004 were the following non-management directors: Messrs. Moran, Miller, Shoemaker and Zax. No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We own all of the issued and outstanding capital stock of Capital Corp. Each of the other additional registrants are our wholly owned subsidiaries.

We are a wholly owned subsidiary of Holdings. Holdings is a wholly-owned subsidiary of Wynn Resorts. The following table sets forth, as of March 30, 2005, certain information regarding the shares of Wynn Resorts’ common stock beneficially owned by: (i) each director and nominee for director; (ii) each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of Wynn Resorts’ common stock based on information reported on Forms 13D or 13G filed with the SEC; (iii) each of the executive officers of the Company named in the Summary Compensation Table; and (iv) all executive officers of the Company, and directors and director nominees of Wynn Resorts, as a group.

	Beneficial Ownership Of Shares (1)
Name and Address of Beneficial Owner (2)	Number	Percentage
Stephen A. Wynn (3)(4)(5)	24,549,222	24.7%
Kazuo Okada (3)(6)	24,549,222	24.7%
Aruze USA, Inc. (3)(6) 745 Grier Drive Las Vegas, NV 89119	24,549,222	24.7%
AXA Financial, Inc(7) 1290 Avenue of the Americas New York, New York 10104	5,761,099	5.8%
Baron Capital Group, Inc.(8) 767 Fifth Avenue New York, NY 10 153	8,009,489	8.1%
Marsico Capital Management, LLC (9) 1200 17th Street, Suite 1600 Denver, Colorado 80202	13,729,913	13.8%
Ronald J. Kramer (10)	516,646	*
Robert J. Miller (11)	12,500	*
John A. Moran (11)(12)	133,500	*
Alvin V. Shoemaker (11)	21,500	*
Kiril Sokoloff (13)	10,000
D. Boone Wayson (14)	62,500	*
Elaine P. Wynn (5)(15)	24,549,222	24.7%
Stanley R. Zax (11)(16)	712,500	*
Allan Zeman (11)	12,500	*
Marc D. Schorr (17)	530,723	*
David R. Sisk (18).	18,750	*
Marc H. Rubinstein (19).	12,510	*
Arthur E. Nathan (20).	12,500	*
James E. Pettis (19).	13,500	*
W. Todd Nisbet (21)	214,723	*
Scott Peterson (22)	7,500	*
All Directors and Executive Officers as a Group (18 persons) (23)	51,390,296	51.6%

*	Less than one percent
(1)

This table is based upon information supplied by officers of the Company, directors, nominees for director and principal stockholders of Wynn Resorts as well as Wynn Resorts’ transfer agent, and contained in Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, the Company believes each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 99,292,044 shares of Wynn Resorts’ common stock outstanding as of March 20, 2005, adjusted as required by the rules promulgated by the SEC.

(2)	Unless otherwise indicated, the address of each of the named parties in this table is: c/o Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
(3)	Does not include shares that may be deemed to be beneficially owned by virtue of the Stockholders Agreement, dated April 11, 2002, by and among Stephen A. Wynn, Aruze USA, Inc. (“Aruze USA”) and Baron Asset Fund. Under this agreement, Mr. Wynn and Aruze USA have agreed to vote their shares of Wynn Resorts’ common stock for a slate of directors, a majority of which, including at least two independent directors, will be designated by Mr. Wynn, and the remaining members of which will be designated by Aruze USA.
(4)	Does not include shares held by Aruze USA, which may be deemed to be beneficially owned by Mr. Wynn by virtue of the Buy-Sell Agreement, dated as of June 13, 2002, by and among Stephen A. Wynn, Mr. Okada, Aruze USA and Aruze Corp. that permits Mr. Wynn to acquire Aruze USA’s shares of Wynn Resorts’ common stock upon certain events related to licensing under Nevada gaming laws.
(5)	Includes 1,000,000 shares, in the aggregate, of Wynn Resorts’ common stock held in four grantor retained annuity trusts created by Stephen A. Wynn and Elaine P. Wynn. Mr. Wynn is the trustee of each of these trusts.
(6)	Aruze USA Inc. is a wholly owned subsidiary of Aruze Corp., a Japanese corporation. Mr. Okada has a controlling interest in Aruze Corp. and is a director of that company. The information provided is based upon a Schedule 13D, dated October 30, 2002, filed by Aruze USA Inc., Aruze Corp. and Kazuo Okada.
(7)	AXA Financial, Inc. (“AFI”) is deemed to have beneficial ownership of these shares, which are held by subsidiaries of AFI. The information provided is based upon a Schedule 13G, dated February 15, 2005, filed by AFI and its affiliates: AXA Assurance I.A.R.D Mutuelle; AXA Assurance Vie Mutuelle; AXA Courtage Assurance Mutuelle; and AXA.
(8)	Baron Capital Group, Inc. (“BCG”) is deemed to have beneficial ownership of these shares, which are held by BCG or entities that it controls. BCG disclaims beneficial ownership of the shares held by its controlled entities (or the investment advisory clients thereof) to the extent that persons other than BCG hold such shares. The information provided is based upon a Schedule 13G/A, dated February 11, 2005, filed by BCG and its affiliates: Bamco, Inc.; Baron Capital Management, Inc.; and Ronald Baron. The Schedule 13G/A filed with the SEC does not indicate whether such share number includes shares issuable upon the conversion of Wynn Resorts’ convertible debentures.
(9)	Marsico Capital Management LLC (“Marsico”) has beneficial ownership of these shares. The information provided is based upon a Schedule 13G/A, dated February 11, 2005, filed by Marsico. The Schedule 13G/A filed with the SEC does not indicate whether such share number includes shares issuable upon the conversion of Wynn Resorts’ convertible debentures.
(10)	Includes (i) 189,723 shares of restricted stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement which provides that such grant will vest in its entirety on May 31, 2005, or upon the earlier death or disability of Mr. Kramer; (ii) 150,000 shares of restricted stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement which provides that such grant will vest pro rata over a five year period commencing on December 15, 2005, or upon the earlier death or disability of Mr. Kramer; (iii) 100,000 shares subject to an immediately exercisable option to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan at an exercise price of $14.91; and (iv) 7,615 shares of Wynn Resorts’ common stock held by Mr. Kramer’s children, for which Mr. Kramer’s spouse is the custodian and Mr. Kramer disclaims beneficial ownership.
(11)	Includes (i) 10,000 shares of the Company’s common stock subject to an immediately exercisable option to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan at an exercise price of $13.74; and (ii) 2,500 shares of Wynn Resorts’ common stock subject to an immediately exercisable option to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan at an exercise price of $40.00.

(12)	Includes: (i) 120,000 shares of Wynn Resorts’ common stock held by Texas Gulf Partners in which Mr. Moran is a partner; and (ii) 1,000 shares of Wynn Resorts’ common stock held by the Carol Moran Trust for the benefit of Mr. Moran’s wife, for which Mr. Moran disclaims beneficial ownership.
(13)	Includes 10,000 shares of Wynn Resorts’ common stock subject to an immediately exercisable option to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan at an exercise price of $40.00.
(14)	Includes: (i) 10,000 shares subject to an immediately exercisable option to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan at an exercise price of $15.63; (ii) 2,500 shares of Wynn Resorts’ common stock subject to an immediately exercisable option to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan at an exercise price of $40.00.
(15)	Includes 24,549,222 shares of Wynn Resorts’ common stock registered in the name of Mrs. Wynn’s husband, Stephen A. Wynn.
(16)	Includes 700,000 shares of Wynn Resorts’ common stock held by Zenith Insurance Company, a wholly owned subsidiary of Zenith National Insurance Corp., of which Mr. Zax is President and Chairman of the Board. Mr. Zax disclaims beneficial ownership of the shares held by Zenith Insurance Company.
(17)	Includes (i) 189,723 shares of restricted stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement which provides that such grant will vest in its entirety on May 31, 2005, or upon the earlier death or disability of Mr. Schorr; (ii) 125,000 shares of restricted stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement which provides that such grant will vest pro rata over a five year period commencing on December 15, 2005, or upon the earlier death or disability of Mr. Schorr; (iii) 100,000 shares subject to an immediately exercisable option to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan at an exercise price of $15.40 per share; and (iv) 116,000 shares of Wynn Resorts’ common stock held in trust for the benefit of Mr. Schorr and his wife.
(18)	Includes 18,750 shares subject to an immediately exercisable option to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan at an exercise price of $19.99 per share.
(19)	Includes 12,500 shares subject to an immediately exercisable option to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan at an exercise price of $13.25 per share.
(20)	Includes 12,500 shares subject to an immediately exercisable option to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan at an exercise price of $15.40 per share.
(21)	Includes (i) 189,723 shares of restricted stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement which provides that such grant will vest in its entirety on May 31, 2005, or upon the earlier death or disability of Mr. Nisbet; and (ii) 25,000 shares subject to an immediately exercisable option to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan at an exercise price of $15.40 per share.
(22)	Includes 7,500 shares subject to immediately exercisable options granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan at an exercise price of $13.25 per share.
(23)	Also includes 360,000 shares subject to immediately exercisable options granted pursuant to the Company’s 2002 Stock Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Art Gallery. Until it was closed on May 6, 2004, Holdings operated an art gallery at the former Desert Inn displaying The Wynn Collection, a collection of artwork owned by Mr. and Mrs. Wynn. Under the terms of the Art Rental and Licensing Agreement under which The Wynn Collection was exhibited at the time the art gallery was closed, Mr. and Mrs. Wynn leased The Wynn Collection to Holdings for an annual fee of one dollar ($1), and Holdings was entitled to retain all revenues from the public display of The Wynn Collection and the related merchandising revenues. Holdings was responsible for all expenses incurred in exhibiting and safeguarding The Wynn Collection, including the cost of insurance (including terrorism insurance) and taxes relating to the rental of The Wynn Collection.

On August 6, 2004, the Art Rental and Licensing Agreement was amended to set forth the terms and conditions under which we exhibit The Wynn Collection at Wynn Las Vegas. The terms of the amended Art Rental and Licensing Agreement are substantially the same as the terms under which the Holdings most recently had displayed The Wynn Collection in the gallery in the former Desert Inn, including an annual rental of one dollar ($1) for all of the leased works.

Villa Lease. On December 29, 2004, the Company entered into an agreement with Mr. Wynn for the lease of a villa suite in the Wynn Las Vegas resort to Mr. and Mrs. Wynn as their personal residence. The agreement becomes effective on the earlier of the date that Mr. and Mrs. Wynn first occupy the suite or July 1, 2005. The term of the agreement continues from year to year unless terminated on at least 90 days’ written notice prior to the end of any lease year, or upon the death of Mr. Wynn. Rent will be determined each year by the Audit Committee and will be based on the fair market value of the use of the suite accommodations. The Audit Committee has determined, based upon a third party appraisal, that the rental for the first lease year will be $580,000. All services for, and maintenance of, the suite are included in the rental, with certain exceptions.

Aircraft Arrangements. Messrs. Wynn, Kramer and Schorr have time-sharing agreements with the Company covering their personal use of Company-owned aircraft that require each executive to pay the Company his and his family’s share of the direct costs that incurred in operating the aircraft, up to an amount determined by using the Internal Revenue Service Standard Industry Fare Level (SIFL) tables. During 2004 and for the three months ended March 31, 2005, respectively, the following amounts were paid to the Company pursuant to these timesharing arrangements: Stephen A. Wynn ($207,299; $47,990); Mr. Kramer ($11,953; $17,974); and Mr. Schorr ($42,854; $11,539). In the event that direct costs in operating the aircraft exceed the amounts determined by using the SIFL method, such additional costs are paid for by the Company. Pursuant to the provisions of the American Jobs Creation Act of 2004, such additional costs incurred after October 22, 2004, are not eligible to be claimed as a deduction for United States federal income tax purposes.

Reimbursable Costs. We periodically incur costs on Mr. Wynn’s and certain other officers’ behalf, including costs with respect to personal use of the corporate aircraft, household employees, personal legal fees, construction work and other personal purchases. Mr. Wynn and these other officers have deposits with the Company to prepay any such items. These deposits are replenished on an ongoing basis as needed. At March 31, 2005 and December 31, 2004, the Company’s net liability to Mr. Wynn and other officers was approximately $77,000 and $71,000, respectively.

Management Agreement. On December 14, 2004, the Company, certain of its subsidiaries and Wynn Resorts entered into a management agreement under which Wynn Resorts provides management and advisory services to the Company in connection with the Company’s Wynn Las Vegas and Encore projects. The services provided by Wynn Resorts include the use of certain of its executive officers, including Messrs. Schorr, Strzemp and Rubinstein. The Company has agreed to pay Wynn Resorts, as compensation for the services to be rendered under the management agreement, a yearly management fee equal to one and one-half percent (1.5%) of the net revenues of the Company (as determined in accordance with generally accepted accounting principles as applicable to companies in the gaming business), payable semi-annually in arrears. Accrual of such fee commenced upon the opening of Wynn Las Vegas on April 28, 2005.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. When we refer to the term expiration date, we mean 5:00 p.m., New York City time,                     , 2005, the 21st business day following the date of this prospectus. We may, however, in our sole discretion, extend the period of time that the exchange offer is open. In such event, the term expiration date means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $1.3 billion principal amount of old notes are outstanding. We are sending this prospectus, together with the letter of transmittal, to all holders of old notes that we are aware of on the date of this prospectus.

We expressly reserve the right, at any time, to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of an extension to the holders of the old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

We expressly reserve the right to amend or terminate the exchange offer, and not to exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under “—Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. In the case of any extension, we will issue a notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

Your tender to us of old notes as set forth below and our acceptance of old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions detailed in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal, to U.S. Bank National Association, as exchange agent, at the address set forth below under “—Exchange Agent” on or prior to the expiration date. In addition, either:

•	certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

•	a timely confirmation of a book-entry transfer, which we refer to in this prospectus as a book-entry confirmation, of old notes, if this procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described beginning on page 84 must be received by the exchange agent prior to the expiration date, with the letter of transmittal or an agent’s message in place of the letter of transmittal, or the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an Eligible Institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (we refer to each such entity as an “Eligible Institution” in this prospectus). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an Eligible Institution.

We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Our or the exchange agent’s interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions thereto, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

If the letter of transmittal or any old notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering old notes, you represent to us that, among other things:

•	the holder is not our “affiliate,” as defined in Rule 405 under the Securities Act;

•	the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder; and

•	neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the new notes.

In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in or does not intend to engage in a distribution of the new notes.

If you are our “affiliate,” as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offer, you or any such other person:

•	could not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.” The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See “—Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Accordingly, holders of new notes on the record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date that interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuance of new notes for old notes that are accepted for exchange will only be made after timely receipt by the exchange agent of:

•	certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC,

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof, and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, the non-exchanged old notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, a tender may be effected if:

•	prior to the expiration date, the exchange agent received from such Eligible Institution a notice of guaranteed delivery, substantially in the form we provide, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth your name and address, the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such Eligible Institution with the exchange agent, and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under “—Exchange Agent.” This notice must specify:

•	the name of the person having tendered the old notes to be withdrawn,

•	the old notes to be withdrawn, including the principal amount of such old notes, and

•	where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility, including time of receipt, of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to the holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, the old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes:

•	the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

•	an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer;

•	we shall not have received all governmental approvals that we deem necessary to consummate the exchange offer; or

•	there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.

The conditions stated above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any old notes tendered, and we will not issue new notes in exchange for any such old notes, if at such time any stop order by the SEC is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

U.S. Bank National Association, Exchange Agent

By Hand, Overnight Delivery or by Mail:

60 Livingston Avenue

St. Paul, Minnesota 55107

Attention: Specialized Finance Dept.

By Facsimile Transmission:

651-495-8158

Confirm by Telephone:

800-934-6802

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The principal solicitation is being made by mail by U.S. Bank National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any potentially applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Old Notes

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act.

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of new notes, as set forth below. However, any purchaser of new notes who is one of our “affiliates” as defined in Rule 405 under the Securities Act or who intends to participate in the exchange offer for the purpose of distributing the new notes:

•	will not be able to rely on the interpretation of the SEC’s staff;

•	will not be able to tender its old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

We do not intend to seek our own interpretation regarding the exchange offer, and there can be no assurance that the SEC’s staff would make a similar determination with respect to the new notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

DESCRIPTION OF THE NEW NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description: (1) the words “Wynn Las Vegas” refers to Wynn Las Vegas, LLC and not to any of its subsidiaries, (2) the words “Wynn Capital” refers to Wynn Capital Corp. and not to any of its subsidiaries, (3) the word “Issuers” refers collectively to Wynn Las Vegas and Wynn Capital and not to any of their respective subsidiaries, and (4) the words “we,” “us” and “our” refer to Wynn Las Vegas and its subsidiaries.

The Issuers will issue the new notes under an indenture, dated as of December 14, 2004, among the Issuers, as joint and several obligors, the Guarantors and U.S. Bank National Association, as trustee. This is the same indenture under which the old notes were issued. The terms of the new notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The Collateral Documents referred to under the caption “—Security Interests” define the terms of the collateral that will secure the notes.

The following description is a summary of the material provisions of the indenture and the Collateral Documents. It does not restate those agreements in their entirety. We urge you to read the indenture and the Collateral Documents because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the Collateral Documents are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

The New Notes Versus the Old Notes

The new notes are substantially identical to the old notes except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Brief Description of the New Notes and the Note Guarantees

The Issuers. Wynn Las Vegas is constructing and will own and operate the Wynn Las Vegas hotel and casino resort. Wynn Capital is a Wholly Owned Subsidiary of Wynn Las Vegas, incorporated to serve as a corporate co-issuer of the Second Mortgage Notes, and will serve as a corporate co-issuer of the notes in order to facilitate this exchange offer. We believe that certain prospective investors in the new notes may be restricted in their ability to purchase debt securities of limited liability companies, such as Wynn Las Vegas, unless the debt securities are jointly issued by a corporation. Wynn Capital does not have any operations or material assets and does not have any revenues. As a result, prospective investors in the new notes should not expect Wynn Capital to participate in servicing principal, interest or other amounts required to be paid on the new notes.

General Terms. The new notes:

•	will be first mortgage notes, issued in an original aggregate principal amount of up to $1.3 billion;

•	will mature on December 1, 2014;

•	will bear interest at the rate of 6 5/8% per annum (based on a 360-day year of twelve 30-day months), payable in arrears each June 1 and December 1, commencing June 1, 2005;

•	will be redeemable at our option at any time prior to December 1, 2007 in an amount up to 35% of the aggregate principal amount of the notes issued under the indenture at a redemption price of 106.625% with the proceeds of one or more Qualified Equity Offerings;

•	will be redeemable at our option, in whole or in part, commencing December 1, 2009, at a premium declining ratably to par;

•	will not be redeemable at the option of the holder, except pursuant to a repurchase offer upon the occurrence of a Change of Control or pursuant to a repurchase offer to the extent of specified net proceeds upon the occurrence of an Asset Sale or Event of Loss, and will not have any provision for sinking funds; and

•	will contain covenants limiting our ability to incur additional debt, make distributions, investments and restricted payments, create liens, enter into transactions with affiliates, sell assets, enter into sale-leaseback transactions, and restricting dividend and other payments affecting subsidiaries, mergers, consolidations or sales of substantially all assets, sales of subsidiary stock and other specified types of transactions.

The Guarantors. The new notes will be guaranteed by certain of Wynn Las Vegas’ direct subsidiaries. These subsidiaries are:

•	Las Vegas Jet, LLC, which leases a corporate aircraft from World Travel, LLC, and operates the aircraft under federal aviation regulations, Part 91;

•	World Travel, LLC, which holds the beneficial interest in a trust that owns the corporate aircraft and leases it to Las Vegas Jet, LLC;

•	Wynn Sunrise, LLC, which owns the Koval Land, which consists of approximately 18 acres of land located across from the Projects on Koval Lane and Sands Avenue which we intend to use for employee parking and other ancillary uses;

•	Wynn Show Performers, LLC, which has contracts with show performers who will perform at the Entertainment Facility; and

•	Wynn Golf, LLC, which owns the Golf Course Land, the Water Rights related to the Golf Course Land and sixty-five residential lots adjacent to the Golf Course Land.

Wynn Las Vegas’ only subsidiary that is not a Guarantor is the Completion Guarantor, which is an Unrestricted Subsidiary of Wynn Las Vegas.

Security and Ranking. The new notes and the Guarantees:

•	will be general obligations of the Issuers and the Guarantors, respectively;

•	will be secured, in the case of the notes, by a perfected first priority lien on (1) certain of the net proceeds of the offering of the old notes deposited into the Secured Account, pending release to fund disbursement requests under the Disbursement Agreement, (2) substantially all of the existing and future assets of Wynn Las Vegas including the Projects, the amounts on deposit from time to time in the Liquidity Reserve Account, pledged Equity Interests in our Restricted Subsidiaries, all other real property held by Wynn Las Vegas and certain personal property, including items of furniture, fixture and equipment located within the Projects, but excluding gaming and liquor licenses and other assets in which the grant of a security interest is restricted by law and any proceeds held in a secured account at Wynn Las Vegas drawn or incurred under the Credit Agreement from time to time, pending release to fund disbursement requests under the Disbursement Agreement, (3) all amounts on deposit from time to time in the Completion Guarantor’s completion guarantee deposit account and (4) the pledged Equity Interests held by Wynn Resorts Holdings in Wynn Las Vegas;

•	will be secured, in the case of the Guarantees, by a perfected first priority lien on substantially all of the Guarantors’ existing and future assets, all items of furniture, fixture and equipment owned by the Guarantors, and at least initially, the Golf Course Land, Water Rights for the Golf Course Land, sixty-five residential lots adjacent to the Golf Course Land owned by Wynn Golf, LLC, Wynn Las Vegas’ water entertainment features and certain specified Phase I Key Project Documents, but excluding the Aircraft Assets in certain circumstances and gaming and liquor licenses and other assets in which the grant of a security interest is prohibited by law;

•	will be pari passu with Wynn Las Vegas’ borrowings of up to $1.0 billion under the Credit Agreement, which borrowings will be secured by a perfected first priority lien on the same assets as are subject to the lien securing the notes and the Guarantees, other than the proceeds of the offering of old notes held in the Secured Account;

•	will be effectively senior in right of payment to the obligations of the Issuers and the Guarantors with respect to any remaining Second Mortgage Notes, any other subordinated Indebtedness and the related guarantees thereon;

Intercreditor Agreement.

The trustee has entered into an amended and restated intercreditor agreement to govern the relations between the noteholders, the lenders under the Credit Agreement and the collateral agent with respect to the Collateral (the “Intercreditor Agreement”). The Intercreditor Agreement imposes restrictions on the enforcement of remedies with respect to the Collateral securing the notes and the Guarantees under specified circumstances. See “Intercreditor Agreement.”

Release of Collateral.

The indenture provides that if (i) the lenders under the Credit Agreement release their first priority security interest in all of the Collateral, (ii) the Phase II Completion Date has occurred, (iii) no Second Mortgage Notes remain outstanding or the indenture governing the Second Mortgage Notes has been satisfied and discharged and (iv) the lenders under all other outstanding secured Indebtedness (other than Indebtedness incurred pursuant to clause (7) of the definition of “Permitted Debt” set forth in the second paragraph of the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock”) that is secured by any Collateral release their security interest in such Collateral, the noteholders’ first priority security interest in all of the Collateral will also be released. See “—Security—Release of Collateral.”

The indenture provides that the noteholders’ first priority security interest in the Golf Course Land and certain other parcels of real estate may be released under certain circumstances. See “—Security—Release of Golf Course Land,” “—Release of Portions of the Golf Course Land,” and “—Release of Homesite Acreage.” The indenture also provides that substantially all of the Collateral may be released with the consent of the Holders of 95% of the notes then outstanding.

Principal, Maturity and Interest

The Issuers will issue up to $1.3 billion in aggregate principal amount of new notes pursuant to this exchange offer. The Issuers may issue additional notes under the indenture from time to time after this exchange offer. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on December 1, 2014.

Interest on the notes accrues at the rate of 6 5/8% per annum and is payable semi-annually in arrears on June 1 and December 1, commencing on June 1, 2005. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. The Issuers will make each interest payment to the holders of record on the immediately preceding May 15 and November 15.

Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium and Liquidated Damages, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee is currently acting as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and either or both of the Issuers or any of their respective Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any note selected for redemption. Also, the Issuers will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

General

The Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the Offering and the Notes.” Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from us or the Guarantors.

The Guarantees are secured by substantially all of the assets of the Guarantors (other than the Aircraft Assets) as more fully described below under the caption “—Security—Security for the Note Guarantees.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than either of the Issuers or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture and other appropriate documents satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

Notwithstanding the foregoing, each Guarantor is permitted to reorganize as a corporation pursuant to a Permitted C-Corp. Conversion.

Release of Guarantees

Subject to compliance with the provisions described above under the caption “—Note Guarantees—General,” the Guarantee of a Guarantor and the security interests granted by that Guarantor to secure its Guarantee will be released:

(1) if the lenders under the Credit Agreement release the guarantees by such Guarantor under the Credit Agreement (provided that it will not be deemed to be a release of the first priority security interest requiring the automatic release by the noteholders if the release of the first priority lien securing the Credit Agreement is the result of an extension, refinancing, renewal, replacement, amendment and restatement, restatement, defeasance or refunding (collectively, a “refinancing”) of the Credit Agreement and as a result of which the first priority liens in favor of the administrative agent (for the benefit of the lenders under the Credit Agreement) are terminated and/or replaced with liens in favor of the lenders or holders of such refinancing Indebtedness (or any agent on their behalf);

(2) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) an Issuer or a Restricted Subsidiary of Wynn Las Vegas, if the sale or other disposition is made in compliance with the “Asset Sale” provisions of the indenture, and if, after giving effect to such sale or other disposition, such Guarantor is an Immaterial Subsidiary;

(3) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) an Issuer or a Restricted Subsidiary of Wynn Las Vegas, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(4) if Wynn Las Vegas designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(5) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sale” and “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries.”

In addition to the release of any Guarantee by the applicable Guarantor as described in the preceding paragraph, the obligations of the Guarantors under the Note Guarantees will be released if all of the Collateral is released under the circumstances described below under the caption “—Security—Release of Collateral.”

In addition to the release of the Guarantee by Wynn Golf, LLC pursuant to the provisions described above, the security interests of the noteholders in the Golf Course Land and certain portion of the Golf Course Land owned by Wynn Golf, LLC may be released under the circumstances described below under the captions “—Security—Release of Golf Course Land,” “—Release of Portions of the Golf Course Land,” and “—Release of Homesite Acreage.”

Security

Security for the New Notes

General. Subject to liens permitted by the Collateral Documents and to the extent permitted by Gaming Laws and other applicable laws, the new notes will be secured by, among other things:

(1) a perfected first priority security interest in the remaining net proceeds of the offering of old notes deposited into the Secured Account held at Wynn Las Vegas, pending release to fund disbursement requests under the Disbursement Agreement;

(2) a perfected first priority security interest in substantially all of the Issuers’ other existing and future assets, including the Phase I Land, all improvements constructed as part of the Phase I Project, the Phase II

Land, all improvements constructed as part of the Phase II Project, all other real property held by Wynn Las Vegas, certain personal property, including items of furniture, fixture and equipment located within the Projects, and the Phase I Key Project Documents to which the Issuers are party, other than gaming and liquor licenses and other assets in which the grant of a security interest is prohibited by law and any proceeds held in a secured account at Wynn Las Vegas drawn or incurred under the Credit Agreement from time to time, pending release to fund disbursement requests under the Disbursement Agreement;

(3) a perfected first priority security interest in the funds on deposit in the Completion Guarantee Deposit Account from time to time held at the Completion Guarantor to support the initial $50.0 million guarantee (which amount is subject to reduction with respect to the Phase II Project) by the Completion Guarantor of the completion in full of the construction and opening of the Projects, subject to disbursement pursuant to the Disbursement Agreement;

(4) a perfected first priority security interest in the $30.0 million in funds deposited into the Liquidity Reserve Account held at Wynn Las Vegas to support completion of the construction and opening of the Phase I Project and the payment of debt service on the notes and the loans under the Credit Agreement, subject to disbursement pursuant to the Disbursement Agreement;

(5) a perfected first priority pledge of the Equity Interests held by Wynn Resorts Holdings in Wynn Las Vegas; and

(6) a perfected first priority pledge of the Equity Interests held by the Issuers in any of their respective existing or future Restricted Subsidiaries, including the Equity Interests held by Wynn Las Vegas in Wynn Capital, Completion Guarantor, Las Vegas Jet, LLC, World Travel, LLC, Wynn Sunrise, LLC, Wynn Show Performers, LLC, and Wynn Golf, LLC.

Under Nevada Gaming Laws, a gaming licensee is not permitted to grant a security interest in any gaming or other license issued by the Nevada Gaming Authorities. As a result, the notes will not be secured by any such gaming or liquor licenses.

Secured Account. Pending application to the Projects, $730.1 million of the net proceeds of the offering of the old notes were deposited in a secured account of Wynn Las Vegas (the “Secured Account”) by a securities intermediary. The Secured Account, as well as certain other collateral accounts, is governed by a control agreement (the “Secured Account Agreement”) entered into among Wynn Las Vegas, the securities intermediary and the collateral agent. The funds in the Secured Account are required to be invested in Permitted Securities at the direction of Wynn Las Vegas. The collateral agent, for the benefit of the trustee and the holders of the notes, has a perfected first priority security interest in the funds and Permitted Securities held in the Secured Account. The lenders under the Credit Agreement do not have any security interest in the Secured Account or the funds held in it.

Release of funds from the Secured Account is subject to satisfaction or waiver of the conditions to funding each disbursement request contained in the Disbursement Agreement. If those conditions have been satisfied or waived, the Disbursement Agent will transfer the necessary funds to the disbursement account created under the Disbursement Agreement. Those funds will then be disbursed to or as directed by Wynn Las Vegas in accordance with the Disbursement Agreement. See “Disbursement Agreement.”

Completion Guarantee Deposit Account. Wynn Completion Guarantor, LLC, one of Wynn Las Vegas’ Unrestricted Subsidiaries (the “Completion Guarantor”) has provided a $50.0 million Completion Guarantee in favor of the trustee (for the benefit of the holders of the notes) and the administrative agent (for the benefit of the lenders under the Credit Agreement). The Completion Guarantor will, subject to a $50.0 million cap (as such amount may be reduced as described below), guarantee final completion of the Phase I Project and, if applicable, the Phase II Project. In October 2002, the Completion Guarantor deposited $50.0 million into a collateral account (the “Completion Guarantee Deposit Account”) to support its obligations under the Completion Guarantee. Funds in the Completion Guarantee Deposit Account must be held in cash and/or Permitted Securities until such funds are applied to pay costs of the Projects (or otherwise released in accordance with the Disbursement Agreement). The collateral agent has a first priority security interest in the funds in the Completion Guarantee Deposit Account for the benefit of the lenders under the Credit Agreement and the holders of the notes. If the Phase II Project Budget and Phase II Plans and Specifications are approved, then upon the later of (i) Phase I Completion of the Phase I Project (excluding the Entertainment Facility and the fairway villas) and (ii) the approval of the Phase II Project Budget and Phase II Plans and Specifications, no less than $30.0 million will be required to be on deposit in the Completion Guarantee Deposit Account for utilization with respect to the Phase II Project. Amounts in the Completion Guarantee Deposit Account may be applied to the costs of the Projects in accordance with the Disbursement Agreement. Pursuant to the disbursement agreement, funds in the Completion Guarantee Deposit Account will become available to us to pay (i) the costs of the Phase I Project, including cost overruns, on a gradual basis pursuant to a formula set forth in the Disbursement Agreement and (ii) if applicable, the costs of the Phase II Project, including cost overruns, on a gradual basis pursuant to a formula set forth in the Disbursement Agreement only after fifty percent of the construction work for the Phase II Project has been completed. Upon the Completion Guarantee Release Date, any amounts then remaining in the Completion Guarantee Deposit Account will be released to Wynn Las Vegas, after reserving necessary amounts for completion of punchlist items and disputed claims. Upon final completion of the Phase I Project or, if implemented, the Phase II Project, all remaining funds in the Completion Guarantee Deposit Account will be released to Wynn Las Vegas and the Completion Guarantor will be dissolved. See “Disbursement Agreement—Completion Guarantee Deposit Account.”

Liquidity Reserve Account. In October 2002, Wynn Las Vegas deposited $30.0 million into a liquidity reserve account (the “Liquidity Reserve Account”). Funds in the Liquidity Reserve Account must be held in cash and/or Permitted Securities until such funds are applied to pay costs of the Phase I Project or otherwise released in accordance with the disbursement agreement and the credit agreement. The Liquidity Reserve Account secures final completion of the Phase I Project. The collateral agent has a first priority security interest in the funds in the Liquidity Reserve Account for the benefit of the lenders under the Credit Agreement and the holders of the notes. Amounts in the Liquidity Reserve Account may be applied to the costs of the Phase I Project, including cost overruns, in accordance with the Disbursement Agreement. Upon Phase I Completion of the Phase I Project (excluding the Entertainment Facility and the fairway villas), any amounts then remaining in the Liquidity Reserve Account will, to the extent funds are not otherwise available from operations, be used solely to pay debt service under the Credit Agreement and/or the notes. Once the actual Consolidated EBITDA of Wynn Las Vegas and its Restricted Subsidiaries for the period of two full consecutive fiscal quarters of Wynn Las Vegas after the Phase I Opening Date equals or exceeds certain specified Consolidated EBITDA levels, any amounts then remaining in the Liquidity Reserve Account, if any, must be used to reduce the amounts then outstanding under the revolving loans under the Credit Agreement without reducing the corresponding commitments under the Credit Agreement (but the release date may not be earlier than the later of December 31, 2005 and the Phase I Project Final Completion Date). See “Disbursement Agreement—Liquidity Reserve Account.”

Security for the Note Guarantees

Subject to liens permitted by the Collateral Documents, and to the extent permitted by Gaming Laws and other applicable laws, the Note Guarantees are secured by, among other things:

(1) a perfected first priority security interest in the Golf Course Land, the Water Rights related to the Golf Course Land, sixty-five residential lots adjacent to the Golf Course Land owned by Wynn Golf, LLC and Wynn Las Vegas’ water entertainment features, subject, in the case of the Golf Course Land, to release as described below under the caption “—Release of Golf Course Land”; and

(2) a perfected first priority security interest in substantially all of the other existing and future assets (other than gaming and liquor licenses) of the Guarantors, including, the rights of any Guarantor under the Phase I Key Project Documents to which it is a party; provided that the Note Guarantee of World Travel, LLC will not initially be secured by the Aircraft Assets. In the event that financing in an amount equal to at least 50%, but not more than 100%, of the Fair Market Value of the Aircraft has not been completed within 180 days after the date of the indenture, the indenture will require us to convey to the trustee, for the benefit of the noteholders, a security interest in the Aircraft Assets, which will then become part of the Collateral.

As noted above, under Nevada Gaming Laws, a gaming licensee is not permitted to grant a security interest in any gaming or other license issued by the Nevada Gaming Authorities. As a result, the Note Guarantees by the Guarantors will not be secured by any such gaming or other licenses.

Release of Collateral

The Holders’ security interests in all of the Collateral, including the Golf Course Land, may be released so long as:

(1) the lenders under the Credit Agreement release their first priority security interest in all of the Collateral (provided that it will not be deemed to be a release of the first priority security interest requiring the automatic release by the noteholders if the release of the first priority lien securing the Credit Agreement is the result of a refinancing of the Credit Agreement and as a result of which the first priority liens in favor of the administrative agent (for the benefit of the lenders under the Credit Agreement) are terminated and/or replaced with liens in favor of the lenders or holders of such refinancing Indebtedness (or any agent on their behalf));

(2) no Default or Event of Default has occurred and is continuing;

(3) the Phase II Completion Date has occurred;

(4) no Second Mortgage Notes remain outstanding or the indenture under which the Second Mortgage Notes were issued has been satisfied and discharged; and

(5) the lenders under all other outstanding secured Indebtedness (other than Indebtedness incurred pursuant to clause (7) of the definition of “Permitted Debt” set forth in the second paragraph of the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock”) that is secured by any Collateral release their security interest in such Collateral.

In addition, the Holders’ security interest in all or substantially all of the Collateral may be released at any time with the consent of the Holders of 95% of the aggregate principal amount of notes then outstanding.

Upon any such release of those security interests, the disposition or transfer of such assets will no longer be subject to any of the restrictive covenants in the indenture.

In the event that the Issuers or the Guarantors grant Liens (other than Liens permitted under clause (25) of the definition of “Permitted Liens”) to secure any other Indebtedness (other than Indebtedness incurred pursuant to clause (7) of the definition of “Permitted Debt” set forth in the second paragraph described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock) after the Holders’ security interests in all of the Collateral has been released as set forth in the first paragraph above, the Issuers or the Guarantors, as the case may be, will be required to grant security interests on the same assets to secure the Issuers’ obligations under the notes and the Guarantors’ obligations under their respective Note Guarantees on an equal and ratable basis so long as such other Indebtedness is so secured.

Release of Golf Course Land

The security interests in all of the Golf Course Land (and the related Water Rights) may be released so long as (1) no Default or Event of Default exists or is continuing immediately prior to or after giving effect to such release, (2) the lenders under the Credit Agreement concurrently release their first priority security interest in the Golf Course Land (provided that it will not be deemed to be a release of the first priority security interest requiring the automatic release by the noteholders if the release of the first priority lien securing the Credit Agreement is the result of a refinancing of the Credit Agreement and as a result of which the first priority liens in favor of the administrative agent (for the benefit of the lenders under the Credit Agreement) are terminated and/or replaced with liens in favor of the lenders or holders of such refinancing Indebtedness (or any agent on their behalf)), (3) the Phase II Completion Date has occurred and (4) both immediately prior to the release of the security interest, and after giving pro forma effect to such release, Wynn Las Vegas’ and its Restricted Subsidiaries’ total debt does not exceed 6.5 times Consolidated EBITDA for the four full fiscal quarters immediately preceding such release. Notwithstanding the foregoing, if Wynn Las Vegas incurs debt to finance the project costs related to the building of a project on the Golf Course Land (the “Phase III Project”) pursuant to clause (8) of the second paragraph of the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock,” then the security interest in the Golf Course Land may not be released without first obtaining the consent of 90% of the Holders of the notes.

Upon any such release of those security interests, the disposition or transfer of such assets will no longer be subject to any of the restrictive covenants in the indenture.

Release of Portions of the Golf Course Land

The security interests granted by Wynn Golf, LLC in approximately 20 acres of the Golf Course Land will be released if the lenders under the Credit Agreement concurrently release their first priority security interest in such Golf Course Land, so long as no Default or Event of Default exists or is continuing immediately prior to or after giving effect to such release. It will not be deemed to be a release of the first priority security interest requiring the automatic release by the noteholders if the release of the first priority lien securing the Credit Agreement is the result of a refinancing of the Credit Agreement and as a result of which the first priority liens in favor of the administrative agent (for the benefit of the lenders under the Credit Agreement) are terminated and/or replaced with liens in favor of the lenders or holders of such refinancing Indebtedness (or any agent on their behalf). In the event that, following the automatic release of the noteholders’ security interest in approximately 20 acres of the Golf Course Land, Wynn Las Vegas or any of the Restricted Subsidiaries grants a security interest in any or all of such portions to secure such refinancing Indebtedness or any guarantee thereof, such Person will concurrently grant a first priority security interest in such portions of the Golf Course Land in favor of the trustee to secure the notes (or, if such Person is a Guarantor, its Guarantee of the notes). That security interest in favor of the trustee will be a first priority security interest pari passu with the security interest in favor of the lenders under the Credit Agreement, subject only to other Permitted Liens and the terms of the Intercreditor Agreement.

The Credit Agreement provides that the lenders will release their security interests in approximately 20 acres of the Golf Course Land upon satisfaction of certain conditions including Wynn Las Vegas achieving a specified minimum level of Consolidated EBITDA for four full consecutive fiscal quarters and satisfying certain conditions relating to the water required for the Wynn Las Vegas casino water features and the golf course. The release provision also requires that the development of those released parcels as residential or other non-gaming related developments not interfere with the operation of the Golf Course Land or otherwise impair the overall value of the property. The lenders under the Credit Agreement may amend or waive any of their conditions to the release of their security interests without the consent of the noteholders and may determine to release their liens under different circumstances, which would nevertheless result in the automatic release of the first priority liens by the noteholders.

Release of Homesite Acreage

The security interests in approximately two acres of the Golf Course Land will be released in order to permit the construction of a personal residence for Stephen A. Wynn, so long as:

(a) no Default or Event of Default exists or is continuing immediately prior to or after giving effect to that release,

(b) the cash purchase price paid by Stephen A. Wynn in immediately available funds for the released Golf Course Land prior to the release of the security interests shall not be less than the then Fair Market Value of that portion of the Golf Course Land,

(c) the purchase price is paid directly to Wynn Golf, LLC,

(d) the construction of Stephen A. Wynn’s personal residence will not materially interfere with the design, construction, operation or use of the remainder of the Golf Course Land and otherwise could not reasonably be expected to materially impair the overall value of the Projects,

(e) the lenders under the Credit Agreement concurrently release their security interests in the portions of the Golf Course Land to be released by the trustee,

(f) no Points of Diversion with respect to any water permits held by us or any of our Restricted Subsidiaries or otherwise utilized or expected to utilized with respect to the Projects, wells associated therewith or rights-of-way necessary for the transportation to the Golf Course Land or the Wynn Las Vegas water entertainment features of water drawn or to be drawn pursuant to water permits, are located on the released Golf Course Land,

(g) Wynn Las Vegas and Wynn Golf, LLC, as the case may be, shall have taken all actions required pursuant to the covenant described below under the caption “—Certain Covenants—Additional Collateral; Acquisition of Assets or Property” with respect to any assets or property acquired pursuant to clause (f) above, and

(h) Wynn Las Vegas and/or Wynn Golf, LLC delivers an officers’ certificate to the trustee confirming that the conditions in clauses (a), (b), (c), (d), (e) and (f) above have been satisfied.

Optional Redemption

At any time prior to December 1, 2007, the Issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 106.625% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings of Wynn Resorts that are contributed to us; provided that the redemption occurs within 60 days of the date of the closing of such Qualified Equity Offering.

Except pursuant to the preceding paragraph, the notes will not be redeemable at the Issuers’ option prior to December 1, 2009.

On or after December 1, 2009, the Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2009	103.313%
2010	102.208%
2011	101.104%
2012 and thereafter	100.000%

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

In connection with a discharge or defeasance of the Issuers’ obligations under the indenture, the Issuers may deliver a notice of redemption more than 60 days’ in advance of the date of redemption. See “—Satisfaction and Discharge.”

Gaming Redemption

Notwithstanding any other provision hereof, if any Gaming Authority requires a holder or beneficial owner of notes to be licensed, qualified or found suitable under any applicable Gaming Law and the holder or beneficial owner (1) fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so (or such lesser period as required by the Gaming Authority), or (2) is notified by a Gaming Authority that it will not be licensed, qualified or found suitable, the Issuers will have the right, at their option, to:

(1) require the holder or beneficial owner to dispose of its notes within 30 days (or such lesser period as required by the Gaming Authority) following the earlier of:

(a) the termination of the period described above for the holder or beneficial owner to apply for a license, qualification or finding of suitability; or

(b) the receipt of the notice from the Gaming Authority that the holder or beneficial owner will not be licensed, qualified or found suitable by the Gaming Authority; or

(2) redeem the notes of the holder or beneficial owner at a redemption price equal to:

(a) the price required by applicable law or by order of any Gaming Authority; or

(b) the lesser of:

(i) the principal amount of the notes; and

(ii) the price that the holder or beneficial owner paid for the notes in either case, together with accrued and unpaid interest on the notes to the earlier of (1) the date of redemption or such earlier date as is required by the Gaming Authority or (2) the date of the finding of unsuitability by the Gaming Authority, which may be less than 30 days following the notice of redemption.

Immediately upon a determination by a Gaming Authority that a holder or beneficial owner of notes will not be licensed, qualified or found suitable, the holder or beneficial owner will not have any further rights with respect to the notes to:

(1) exercise, directly or indirectly, through any Person, any right conferred by the notes; or

(2) receive any interest or any other distribution or payment with respect to the notes, or any remuneration in any form from the Issuers for services rendered or otherwise, except the redemption price of the notes described in this section.

The Issuers are not required to pay or reimburse any holder or beneficial owner of notes who is required to apply for such license, qualification or finding of suitability for the costs relating thereto. Those expenses will be the obligation of the holder or beneficial owner.

Mandatory Redemption

Other than as set forth above under the caption entitled “Gaming Redemption,” the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuers will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased to the date of purchase. Within 10 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) a notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Wynn Las Vegas, its Restricted Subsidiaries and the Restricted Entities, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Wynn Las Vegas and its Restricted Subsidiaries, taken as a whole, to another Person or group may be uncertain.

Asset Sales

Wynn Las Vegas will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) except with respect to Non-Project Assets, the Phase I Opening Date has occurred;

(2) Wynn Las Vegas (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of (it being understood that a percentage of the purchase price may be subject to escrow arrangements customary for asset sales);

(3) if the aggregate consideration to be received by Wynn Las Vegas or such Restricted Subsidiary is in excess of $10.0 million, the Fair Market Value is evidenced by a certificate of the chief financial officer of Wynn Las Vegas delivered to the trustee; and

(4) at least 75% (or 90%, in the case of any Asset Sale that occurs on or before the Phase I Opening Date) of the consideration received in the Asset Sale by Wynn Las Vegas or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on Wynn Las Vegas’ most recent consolidated balance sheet, of Wynn Las Vegas or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Wynn Las Vegas or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by Wynn Las Vegas or any such Restricted Subsidiary from such transferee that are converted within 30 Business Days by Wynn Las Vegas or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

Within 360 days (or within 90 days, in the case of any Asset Sale that occurs on or before the Phase I Opening Date) after the receipt of any Net Proceeds from an Asset Sale, Wynn Las Vegas (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds to make a capital expenditure, improve real property or acquire long-term assets that are used or useful in a line of business permitted by the covenant described below under the caption “—Certain Covenants—Line of Business.” Wynn Las Vegas (or such Restricted Subsidiary, as the case may be) shall take all necessary action to ensure that the security interest of the trustee, on behalf of the Holders, continues as a perfected first priority security interest (equal and ratable with the security interest securing the Credit Agreement and subject to other Permitted Liens and the terms of the Intercreditor Agreement) on any property or assets acquired or constructed with the Net Proceeds of any Asset Sale on the terms set forth in the indenture, the Intercreditor Agreement and the other Collateral Documents. Pending the final application of any Net Proceeds, Wynn Las Vegas (or such Restricted Subsidiary, as the case may be) may (1) apply the Net Proceeds to temporarily reduce amounts outstanding under any pari passu secured revolving credit Indebtedness of Wynn Las Vegas or any of its Restricted Subsidiaries, or (2) invest the Net Proceeds in Cash Equivalents which, at any time other than during a Collateral Release Period, will be subject to a perfected first priority security interest (equal and ratable with the security interest securing the Credit Agreement and subject to other Permitted Liens and the terms of the Intercreditor Agreement) in favor of the trustee as security for the notes.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” Within 10 days following the earlier of (i) the date on which the aggregate amount of Excess Proceeds exceeds $20.0 million or (ii) the date when the proceeds of any sale of assets are required, pursuant to the Credit Agreement, to be applied to reduce Indebtedness of Wynn Las Vegas, Wynn Las Vegas will, allocate a portion of such Excess Proceeds, determined by multiplying the amount of such Excess Proceeds by a fraction, the numerator of which is the total aggregate principal amount of notes then outstanding and all Pari Passu Debt then outstanding, and the denominator of which is the total aggregate principal amount of notes then outstanding, all Pari Passu Debt then outstanding and all Indebtedness then outstanding under the Credit Agreement (such amount being the “Asset Sale Offer Amount”), to make an offer (an “Asset Sale Offer”) to all holders of notes and, to the extent required, the holders of such Pari Passu Debt to repurchase such notes and such Pari Passu Debt at an offer price equal to 100% of the principal amount of the notes and such Pari Passu Debt to be purchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes and such other Pari Passu Debt to the date of repurchase, which offer price will be payable in cash. The amount of any such Excess Proceeds less the Asset Sale Offer Amount (the “Asset Sale Repayment Amount”) will concurrently be applied to repay any term Indebtedness outstanding under the Credit Agreement in accordance with the requirements of the Credit Agreement; provided, however, that to the extent that the Asset Sale Repayment Amount exceeds the amount of term Indebtedness then outstanding under the Credit Agreement at the time of repayment, such excess amount (after repayment in full of the term Indebtedness under the Credit Agreement) shall be added to the Asset Sale Offer Amount and offered to the holders of notes and, to the extent required, the holders of such Pari Passu Debt pursuant to the Asset Sale Offer as provided in the previous sentence above. If any Excess Proceeds remain after consummation of an Asset Sale Offer and repayment of any term Indebtedness outstanding under the Credit Agreement, Wynn Las Vegas (or such Restricted Subsidiary, as the case may be) may use those Excess Proceeds for any general corporate purpose not prohibited by the indenture, the Credit Agreement and the Collateral Documents, including, without limitation, to reduce revolving credit Indebtedness (and, if required, commitments) under the Credit Agreement. If the aggregate principal amount of notes and such other Pari Passu Debt tendered into such Asset Sale Offer exceeds the Asset Sale Offer Amount that may be applied to the Asset Sale Offer, the trustee will select the notes and such other Pari Passu Debt to be purchased as described below under the caption “—Selection and Notice.” Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Events of Loss

After any Event of Loss with respect to Collateral (other than Events of Loss with respect to Collateral comprising the Phase I Project and/or Collateral comprising the Phase II Project, if applicable, at any time during the construction of the Phase I Project and/or the Phase II Project, respectively, which will be governed by the Disbursement Agreement), Wynn Las Vegas or the applicable Restricted Subsidiary, as the case may be, may apply the Net Loss Proceeds from the Event of Loss to the rebuilding, repair, replacement or construction of improvements to the damaged Collateral, with no obligation to make any purchase of any notes; so long as, in the case of any such Collateral with a Fair Market Value (or replacement cost, if higher) in excess of $30.0 million:

(1) Wynn Las Vegas delivers to the trustee within 90 days of the Event of Loss a written opinion from a reputable contractor that the damaged Collateral can be rebuilt, repaired, replaced or constructed and operating within 365 days following the delivery of such written opinion to the trustee;

(2) Wynn Las Vegas delivers to the trustee within 120 days of the Event of Loss an officers’ certificate certifying that Wynn Las Vegas or the applicable Restricted Subsidiary has available from Net Loss Proceeds, cash on hand or available borrowings under Indebtedness permitted to be incurred under the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock” to complete the rebuilding, repair, replacement or construction described in clause (1) above and, together with any anticipated revenues projected to be generated during the repair or restoration period, to pay debt service on its Indebtedness during the repair or restoration period; and

(3) the damaged Collateral is rebuilt, repaired, replaced or constructed and operating in substantially the manner that it was operating immediately prior to the Event of Loss within 365 days following the delivery of such written opinion to the trustee.

However, if the damaged Collateral is not necessary for and is not used in the operation of the Phase I Project or the Phase II Project, as the case may be, Wynn Las Vegas (or the applicable Restricted Subsidiary, as the case may be) may apply the Net Loss Proceeds to make a capital expenditure, improve real property or acquire long-term assets that are used or useful in a line of business permitted by the covenant described below under the caption “—Certain Covenants—Line of Business.”

The ability of Wynn Las Vegas or any of its Restricted Subsidiaries to repair or restore any of the Collateral following an Event of Loss that occurs on or prior to the Phase I Completion Date or the Phase II Completion Date, as the case may be, will be governed by the Disbursement Agreement.

Any Net Loss Proceeds that are (1) not permitted to be used to repair or restore the Collateral pursuant to the Disbursement Agreement, (2) not reinvested as provided in the first sentence of this covenant or (3) otherwise required, pursuant to the Credit Agreement, to be applied to reduce Indebtedness of Wynn Las Vegas, in each case, will be deemed “Excess Loss Proceeds.” Within 10 days following the earlier of (i) the date on which the aggregate amount of Excess Loss Proceeds exceeds $10.0 million or (ii) the date when, pursuant to the Credit

Agreement, Excess Loss Proceeds are required to be applied to reduce Indebtedness of Wynn Las Vegas, Wynn Las Vegas will, allocate a portion of such Excess Loss Proceeds, determined by multiplying the amount of such Excess Loss Proceeds by a fraction, the numerator of which is the total aggregate principal amount of notes then outstanding and all Pari Passu Debt then outstanding, and the denominator of which is the total aggregate principal amount of notes then outstanding, all Pari Passu Debt then outstanding and all Indebtedness then outstanding under the Credit Agreement (such amount being the “Event of Loss Offer Amount”), to make an offer (an “Event of Loss Offer”) to all holders of notes and, to the extent required, the holders of such Pari Passu Debt to repurchase such notes and such Pari Passu Debt at an offer price equal to 100% of the principal amount of the notes and such Pari Passu Debt to be purchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes and such other Pari Passu Debt to the date of repurchase, which offer price will be payable in cash. The amount of any such Excess Loss Proceeds less the Event of Loss Offer Amount (the “Event of Loss Repayment Amount”) will concurrently be applied to repay any term Indebtedness outstanding under the Credit Agreement in accordance with the requirements of the Credit Agreement; provided, however, that to the extent that the Event of Loss Repayment Amount exceeds the amount of term Indebtedness then outstanding under the Credit Agreement at the time of repayment but does not exceed $100.0 million (unless the lenders under the Credit Agreement have waived any requirement of Wynn Las Vegas to prepay revolving credit Indebtedness outstanding under the Credit Agreement and to effect a corresponding permanent reduction of the commitments thereunder), such excess amount (after repayment in full of the term Indebtedness under the Credit Agreement) shall be added to the Event of Loss Offer Amount and offered to the holders of notes and, to the extent required, the holders of such Pari Passu Debt pursuant to the Event of Loss Offer as provided in the previous sentence above. If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer and repayment of any term Indebtedness outstanding under the Credit Agreement, Wynn Las Vegas (or such Restricted Subsidiary, as the case may be) may use those Excess Loss Proceeds for any general corporate purpose not prohibited by the indenture, the Credit Agreement and the Collateral Documents, including, without limitation, to reduce revolving credit Indebtedness (and, if required, commitments) under the Credit Agreement. If the aggregate principal amount of notes and such other Pari Passu Debt tendered into such Event of Loss Offer exceeds the Event of Loss Offer Amount that may be applied to the Event of Loss Offer, the trustee will select the notes and such other Pari Passu Debt to be purchased as described below under the caption “—Selection and Notice.” Upon completion of each Event of Loss Offer, the amount of Excess Loss Proceeds will be reset at zero.

Pending their application, all Net Loss Proceeds will either be (1) applied to temporarily reduce amounts outstanding under any pari passu secured revolving credit Indebtedness under the Credit Agreement, or (2) invested in Cash Equivalents held in an account in which the trustee has a perfected first priority security interest for the benefit of the Holders (equal and ratable with the perfected security interest securing the Credit Agreement and subject to other Permitted Liens and the terms of the Intercreditor Agreement). These funds and securities will be released to Wynn Las Vegas (or the applicable Restricted Subsidiary, as the case may be) to pay for or reimburse Wynn Las Vegas (or the applicable Restricted Subsidiary, as the case may be) for either (1) the actual cost of a permitted use of Net Loss Proceeds as provided above, or (2) the Event of Loss Offer, pursuant to the terms of the Collateral Documents. Wynn Las Vegas (or the applicable Restricted Subsidiary, as the case may be) will grant to the trustee, on behalf of the Holders, a security interest, subject only to the security interest securing the Credit Agreement and other Permitted Liens and the terms of the Intercreditor Agreement, on any property or assets rebuilt, repaired, replaced or constructed with such Net Loss Proceeds on the terms set forth in the indenture and the Collateral Documents.

In the event of an Event of Loss pursuant to clause (3) of the definition of “Event of Loss” with respect to property or assets that have a Fair Market Value (or replacement cost, if greater) in excess of $30.0 million, Wynn Las Vegas (or the applicable Restricted Subsidiary, as the case may be) will be required to receive consideration:

(1) at least equal to the Fair Market Value (evidenced by a resolution of Wynn Capital’s Board of Directors set forth in an officers’ certificate delivered to the trustee) of the property or assets subject to the Event of Loss; and

(2) at least 80% of which is in the form of cash or Cash Equivalents.

Restrictions on Repurchase of Notes

The agreements governing our other Indebtedness, including the Credit Agreement, may prohibit certain events, including a Change of Control or an Asset Sale, or provide that such events constitute events of default under such agreements. Similarly, those agreements may prohibit or restrict Wynn Las Vegas and its Restricted Subsidiaries from repairing or restoring the Collateral following an Event of Loss regardless of whether that repair or restoration is permitted under the indenture. In addition, the exercise by the holders of notes of their rights to require Wynn Las Vegas to repurchase the notes upon a Change of Control Offer, an Asset Sale Offer or Event of Loss Offer, as the case may be, could cause a default under these other agreements. Finally, Wynn Las Vegas’ ability to pay cash to the holders of notes upon a repurchase under a Change of Control Offer, Asset Sale Offer or Event of Loss Offer may be limited by Wynn Las Vegas’ then existing financial resources. See “Risk Factors—Risks Related to the Offering and the Notes—We may not be able to fulfill our repurchase obligations with respect to the notes upon a change of control.”

Compliance with Securities Laws

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent these laws and regulations are applicable in connection with each repurchase of notes pursuant to a Change of Control Offer, an Asset Sale Offer or an Event of Loss Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control, Asset Sale or Event of Loss provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under these provisions of the indenture by virtue of such compliance.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis, by lot or by any other method the trustee deems fair and appropriate, unless otherwise required by law or applicable stock exchange requirements.

No notes of $1,000 or less can be redeemed or purchased in part. However, if all of the notes of a Holder are to be redeemed or purchased, the entire outstanding amount of notes held by such Holder, even if not a multiple of $1,000, will be redeemed or purchased. Notices of redemption or purchase will be mailed by first class mail at least 30 but not more than 60 days before the redemption or purchase date to each Holder of notes to be redeemed or purchased at its registered address, except that redemption or purchase notices may be mailed more than 60 days prior to a redemption or purchase date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

Wynn Las Vegas will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of any Equity Interests of Wynn Las Vegas or any of its Restricted Subsidiaries or to the direct or indirect holders of any

Equity Interests of Wynn Las Vegas or any of its Restricted Subsidiaries in their capacity as such, other than (a) dividends or distributions by Wynn Las Vegas payable in Equity Interests (other than Disqualified Stock) of Wynn Las Vegas, and (b) dividends or distributions payable to Wynn Las Vegas or any of its Restricted Subsidiaries;

(2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Wynn Las Vegas, any direct or indirect parent of Wynn Las Vegas (including, without limitation, Wynn Resorts) or any other direct or indirect Subsidiary of Wynn Resorts;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Wynn Las Vegas or any Guarantor that is secured by a Lien junior to the Lien securing the notes or the Guarantees or that is effectively or expressly subordinated in right of payment to the notes or the Guarantees under the indenture (excluding any intercompany Indebtedness between or among Wynn Las Vegas and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment,

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) the Phase I Opening Date has occurred;

(2) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(3) Wynn Las Vegas would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock;” and

(4) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Wynn Las Vegas and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (5), (7), (8), (9), (11) and (12) below (with respect to clause (5) to the extent such Restricted Payments were already deducted from Consolidated Net Income) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Wynn Las Vegas and its Restricted Subsidiaries for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Phase I Opening Date to the end of Wynn Las Vegas’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds received by Wynn Las Vegas subsequent to the date of the indenture as a contribution to its common equity capital, excluding (i) any such net cash proceeds received by Wynn Las Vegas to the extent consisting of capital contributions made to Wynn Las Vegas for the purpose of satisfying the “in-balance” requirements of the Disbursement Agreement and (ii) any such net cash proceeds received by Wynn Las Vegas to the extent used to incur Indebtedness pursuant to clause (14) of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock”; plus

(c) (i) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash for an amount in excess of the aggregate amount invested in such Restricted Investment, the sum of (x) 50% of the cash proceeds with respect to such Restricted Investment in excess of the aggregate amount invested in such Restricted Investment

(less the cost of disposition, if any) and (y) the aggregate amount invested in such Restricted Investment, and (ii) to the extent that any such Restricted Investment is sold for cash or otherwise liquidated or repaid in cash for an amount equal to or less than the aggregate amount invested in such Restricted Investment, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d) 100% of any cash dividends or cash distributions received by Wynn Las Vegas or any of its Restricted Subsidiaries after the date of the indenture from any Restricted Investment (including any Investment in an Unrestricted Subsidiary of Wynn Las Vegas), to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of Wynn Las Vegas for such period; plus

(e) to the extent that any Unrestricted Subsidiary of Wynn Las Vegas that is so designated after the date of indenture (other than the Completion Guarantor) is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of Wynn Las Vegas’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary; plus

(f) $50.0 million.

With respect to (a) any payments made pursuant to clauses (1), (2), (3), (6), (7), (8), (9), (10) and (11) below, so long as no Default or Event of Default has occurred and is continuing or would be caused by the payments, and (b) any payments made pursuant to clauses (4), (5) and (12) below, regardless of whether any Default or Event of Default has occurred and is continuing or would be caused by the payment, the preceding provisions will not prohibit:

(1) the payment of any dividend or distribution (other than any distribution made under clause (5) below) or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if, at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds from the substantially concurrent contribution of common equity capital to Wynn Las Vegas, provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (4)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Wynn Las Vegas or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the distribution or loan to Wynn Resorts, directly or through any intermediate Wholly Owned Subsidiaries of Wynn Resorts, of amounts necessary to repurchase Equity Interests or Indebtedness of Wynn Resorts (other than Equity Interests held by or Indebtedness owed to the Existing Stockholders) to the extent required by any Gaming Authority having jurisdiction over Wynn Las Vegas or any of its Restricted Subsidiaries for not more than the Fair Market Value thereof in order to avoid the suspension, revocation or denial of a Gaming License by that Gaming Authority, as long as, if such efforts do not jeopardize any Gaming License, Wynn Resorts and its Subsidiaries shall have diligently attempted to find a third-party purchaser for such Equity Interests or Indebtedness and no third-party purchaser acceptable to the applicable Gaming Authority was willing to purchase such Equity Interests or Indebtedness within a time period acceptable to such Gaming Authority;

(5) distributions to the direct or indirect owners of Wynn Las Vegas, the Completion Guarantor or any of the Restricted Subsidiaries with respect to any period during which such entity is a Pass Through Entity or a Consolidated Member, such distributions in an aggregate amount not to exceed such owners’ Tax Amounts for such period;

(6) (a) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Wynn Resorts, or (b) the distribution to Wynn Resorts, directly or through any intermediate Wholly Owned Subsidiaries of Wynn Resorts, of amounts necessary to repurchase, redeem or otherwise acquire or retire for value Equity Securities of Wynn Resorts, in each case held by any member of management of Wynn Resorts (or the estate or trust for the benefit of any such member of management) pursuant to the provisions of the operating agreement, or comparable governing documents, or employee benefit plans or employment agreements of any such Person; provided that the aggregate consideration for all such repurchased, redeemed, acquired or retired Equity Interests, together with the aggregate amount of all such distributions made to Wynn Resorts, shall not exceed $4.0 million in any calendar year;

(7) the payment, on or after the Budgeted Overhead Final Payment Date, of Allocable Overhead to Wynn Resorts or any of its Subsidiaries to the extent then due and payable by Wynn Resorts or the applicable Subsidiary, as the case may be;

(8) the payment of amounts permitted to be paid pursuant to the Disbursement Agreement;

(9) Restricted Payments consisting of transfers and other dispositions of Released Assets;

(10) the satisfaction and discharge or redemption of any outstanding Second Mortgage Notes;

(11) Restricted Payments not otherwise permitted by the foregoing clauses (1) through (10) in an aggregate amount of not more than $10.0 million; and

(12) dividends or distributions to Wynn Resorts, directly or through any intermediate Wholly Owned Restricted Subsidiary of Wynn Resorts, of amounts necessary to pay amounts then due and payable under the Tax Indemnification Agreement, as in effect on the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Wynn Las Vegas or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Disqualified Stock

Wynn Las Vegas will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (1) create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), or (2) issue any Disqualified Stock. Notwithstanding the above, Wynn Las Vegas and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt), or issue Disqualified Stock, if:

(1) the Phase I Opening Date has occurred; and

(2) the Fixed Charge Coverage Ratio of Wynn Las Vegas for Wynn Las Vegas’ most recently ended four full fiscal quarters following the Phase I Opening Date for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, as the case may be (the “Reference Period”), would have been at least 2.0 to 1.0, determined on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Wynn Las Vegas or any of its Restricted Subsidiaries of Indebtedness under the Credit Agreement in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the sum of the face amount thereof and related unpaid reimbursement obligations), to the extent then classified as having been incurred in reliance on this clause (1) not to exceed (i) $1.0 billion less (ii) the aggregate amount of all Net Proceeds of Assets Sales applied by Wynn Las Vegas or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under the Credit Agreement or repay any revolving credit Indebtedness under the Credit Agreement and effect a corresponding permanent reduction of commitments thereunder pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or otherwise; provided, however, if the Phase II Project Budget and the Phase II Plans and Specifications are not approved by a majority of the arrangers or a majority of the lenders under the Credit Agreement by June 30, 2005, then the amount of Indebtedness permitted to be incurred under the Credit Agreement pursuant to clause (i) above of this clause (1) shall be reduced by $550.0 million;

(2) the incurrence by the Issuers and the Restricted Subsidiaries of Wynn Las Vegas of the Existing Indebtedness;

(3) the incurrence by Wynn Las Vegas or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant, under clause (2), (7), (8), (9) or (12) of this paragraph or under this clause (3);

(4) the incurrence by Wynn Las Vegas or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Wynn Las Vegas and any of its Restricted Subsidiaries; provided, however, that:

(a) if Wynn Las Vegas or any Guarantor is the obligor on such Indebtedness and the payee is not Wynn Las Vegas or a Guarantor, such Indebtedness must be expressly subordinated in right of payment to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Wynn Las Vegas, or its Note Guarantee under the indenture, in the case of a Guarantor, except that no Indebtedness of Wynn Las Vegas or any Guarantor will be deemed to be subordinated in right of payment to any other Indebtedness of Wynn Las Vegas or any such Guarantor solely by virtue of being unsecured; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Wynn Las Vegas or a Restricted Subsidiary of Wynn Las Vegas, and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Wynn Las Vegas or a Restricted Subsidiary of Wynn Las Vegas will be deemed, in each case, to constitute an incurrence of such Indebtedness by Wynn Las Vegas or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (4);

(5) the incurrence by Wynn Las Vegas or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(6) the incurrence by Wynn Las Vegas or any of its Restricted Subsidiaries of Indebtedness solely in respect of performance, surety, appeal or similar bonds or standby letters of credit, so long as such indebtedness is incurred in the ordinary course of business and the aggregate amount of all such bonds and standby letters of credit is not greater than $40.0 million at any time outstanding;

(7) the incurrence by Wynn Las Vegas or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment (including acquisitions of Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the Fair Market Value of the property, plant or equipment of such Person) used in the Projects by Wynn Las Vegas or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (7), not to exceed $100.0 million at any time outstanding;

(8) the incurrence by Wynn Las Vegas or any of its Restricted Subsidiaries of Indebtedness in a principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance,

replace, defease or discharge any Indebtedness incurred pursuant to this clause (8), not to exceed, at any time, 75% of the aggregate cost of the Phase III Project to the pay the costs and expenses of designing, developing and constructing the Phase III Project, so long as:

(a) the Phase II Opening Date has occurred;

(b) the holders of the notes continue to have a perfected first priority security interest in the Golf Course Land; and

(c) Wynn Las Vegas’ and its Restricted Subsidiaries’ total debt does not exceed 6.5 times Consolidated EBITDA for the four full fiscal quarters immediately preceding the date of such incurrence.

(9) the incurrence by Wynn Las Vegas or any of its Restricted Subsidiaries of Indebtedness in connection with the repurchase, redemption or other acquisition or retirement for value of Equity Interests of Wynn Resorts or any Restricted Subsidiary permitted pursuant to the provisions of clause (6) of the covenant described above under the caption “—Restricted Payments;”

(10) the incurrence by Wynn Las Vegas or any of its Restricted Subsidiaries on or prior to the Phase II Final Completion Date of Indebtedness represented by performance bonds, guaranties, trade letters of credit, bankers’ acceptances or similar instruments issued by a Person, other than Wynn Resorts or any of its Restricted Subsidiaries, for the benefit of a trade creditor of any such Person, in an aggregate amount not to exceed $20.0 million at any time outstanding so long as:

(a) such Indebtedness is incurred in the ordinary course of business; and

(b) the obligations of Wynn Las Vegas or the applicable Restricted Subsidiary, as the case may be, supported by such performance bonds, guaranties, trade letters of credit, bankers’ acceptances or similar instruments (1) consist solely of payment obligations with respect to costs incurred in accordance with the Phase I Project Budget and the Phase II Project Budget, as applicable, which would otherwise be permitted to be paid by the applicable entity pursuant to the Disbursement Agreement and (2) if secured, are secured by Liens permitted by clause (22) of the definition of “Permitted Liens;”

(11) the incurrence by Wynn Las Vegas or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, not to exceed $40.0 million;

(12) the incurrence by the Issuers and the Guarantors of the notes issued on the date of the indenture in an aggregate principal amount of $1.3 billion and the new notes related thereto;

(13) the incurrence of Indebtedness (and the Guarantee of such Indebtedness by Wynn Las Vegas) in an amount not to exceed 100% of the Fair Market Value of the Aircraft, which is secured only by Liens permitted by clause (26) of the definition of “Permitted Liens;”

(14) the incurrence by Wynn Las Vegas or any of its Restricted Subsidiaries of additional Indebtedness (so long as such Indebtedness is incurred under the Credit Agreement, through the issuance of additional notes under the indenture, is unsecured Indebtedness or is Permitted Junior Debt) to be used to develop and construct an Additional Entertainment Facility and/or a Retail Facility on land included in the Projects in an aggregate principal amount (or original accreted value, as applicable) at any time not to exceed 66 2/3% of the aggregate cost of such Additional Entertainment Facility and/or Retail Facility; provided that, subsequent to the date of the indenture and on or prior to the date of the incurrence of such Indebtedness, net cash proceeds have been received by Wynn Las Vegas as a contribution to its common equity capital in an amount equal to at least 33 1/3% of the aggregate cost of such Additional Entertainment Facility and/or Retail Facility, which proceeds have been irrevocably committed at the time of such contribution for use in the development and construction of such Additional Entertainment Facility and/or a Retail Facility; and

(15) the incurrence by Wynn Capital, as co-obligor, of any Indebtedness which Wynn Las Vegas is permitted to incur pursuant to the foregoing provisions.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant as of the date of such classification or reclassification. Indebtedness under the Credit Agreement outstanding on the date on which the notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of “Permitted Debt.” The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Wynn Las Vegas or any of its Restricted Subsidiaries may incur pursuant to this covenant shall not be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens

Wynn Las Vegas will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, or on any proceeds, income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries of Wynn Las Vegas

Wynn Las Vegas will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Wynn Las Vegas or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Wynn Las Vegas or any of its Restricted Subsidiaries;

(2) make loans or advances to Wynn Las Vegas or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Wynn Las Vegas or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) the notes, the indenture, the Note Guarantees or the Collateral Documents;

(2) applicable law, including rules, regulations and orders issued by any Gaming Authority;

(3) customary non-assignment provisions in contracts, licenses or leases entered into in the ordinary course of business and consistent with practices that are customary in the gaming, lodging or entertainment industry;

(4) the Credit Agreement as in effect on the date of the indenture and any other Indebtedness permitted to be incurred by the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, so long as the applicable provisions of amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or agreements governing other Indebtedness are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of the indenture;

(5) the acquisition of the Capital Stock of any Person, or property or assets of any Person by Wynn Las Vegas or any of its Restricted Subsidiaries, if the encumbrances or restrictions (a) existed at the time of the acquisition and were not incurred in contemplation thereof and (b) are not applicable to and are not spread to cover any Person or the property or assets of any Person other than the Person acquired or the property or assets of the Person acquired;

(6) purchase money obligations or Capital Lease Obligations for Indebtedness permitted under clause (7) of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock” that impose restrictions of the type described in clause (3) of the first paragraph of this covenant on the assets so acquired;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary permitted hereby that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens,” securing Indebtedness otherwise permitted to be incurred under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock,” that limit the right of the debtor to dispose of the assets subject to such Liens; or

(9) customary provisions with respect to the disposition or distribution of assets or property in partnership or joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

Neither Issuer will, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving entity) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

(1) either (a) such Issuer is the surviving entity or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of such Issuer under the notes, the indenture, the registration rights agreement and the Collateral Documents pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) such transaction would not result in the loss or suspension or material impairment of any Gaming License unless a comparable new Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment;

(5) such Issuer or the Person formed by or surviving any such consolidation or merger (if other than such Issuer), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made

(a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of such Issuer immediately preceding the transaction (excluding the effect of the related professional fees, commissions, sales and other taxes, and other transactional costs that would otherwise reduce Consolidated Net Worth); and

(b) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(6) such transaction, at the time it is undertaken, would not require any holder or beneficial owner of notes to obtain a Gaming License or be qualified or found suitable under the law of any applicable gaming jurisdiction; provided that such holder or beneficial owner would not have been required to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction in the absence of such transaction.

In addition, no Issuer may, directly or indirectly, lease all or substantially all of its properties or assets, taken as a whole, in one or more related transactions, to any other Person.

Notwithstanding the foregoing, Wynn Las Vegas or any of its Restricted Subsidiaries that is not a subchapter “C” corporation is permitted to convert into a corporation pursuant to a Permitted C-Corp. Conversion.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Wynn Capital may designate any Restricted Subsidiary, other than Wynn Capital, to be an Unrestricted Subsidiary of Wynn Las Vegas if that designation would not cause a Default or an Event of Default. If a Restricted Subsidiary of Wynn Las Vegas is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Wynn Las Vegas and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made in an Unrestricted Subsidiary as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of “Permitted Investments,” as determined by Wynn Las Vegas. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary of Wynn Las Vegas otherwise meets the definition of an “Unrestricted Subsidiary.” The Board of Directors of Wynn Capital may redesignate any Unrestricted Subsidiary of Wynn Las Vegas to be a Restricted Subsidiary of Wynn Las Vegas if the redesignation would not cause a Default or an Event of Default.

Any designation of a Subsidiary of Wynn Las Vegas as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Wynn Las Vegas as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock,” Wynn Las Vegas will be in default of such covenant. The Board of Directors of Wynn Capital may at any time redesignate any Unrestricted Subsidiary of Wynn Las Vegas to be a Restricted Subsidiary of Wynn Las Vegas; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Wynn Las Vegas of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Transactions with Affiliates

Wynn Las Vegas will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Wynn Las Vegas (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Wynn Las Vegas or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Wynn Las Vegas or such Restricted Subsidiary with an unrelated Person;

(2) Wynn Las Vegas or the applicable Restricted Subsidiary delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of Wynn Capital set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Wynn Capital, to the extent that there are any such disinterested members of such Boards of Directors;

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to Wynn Las Vegas or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing prior to the consummation of such Affiliate Transaction; and

(3) in the case of any Affiliate Transaction involving the use of the Aircraft (if such aircraft is owned by Wynn Las Vegas or any Restricted Subsidiary) for any purpose not reasonably related to the Projects or the Permitted Businesses of Wynn Las Vegas or the applicable Restricted Subsidiary relating to or in connection with the Projects, Wynn Las Vegas or the applicable Restricted Subsidiary, as the case may be, is reimbursed promptly for actual costs and expenses incurred by such Person in connection with such use.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement entered into by Wynn Las Vegas or any of its Restricted Subsidiaries with any Person (other than the Principal) in the ordinary course of business;

(2) the payment of reasonable directors’/managers’ fees to directors or managers of Wynn Resorts, Wynn Capital or any Guarantor, and customary indemnification and insurance arrangements in favor of such directors or managers, in each case in the ordinary course of business;

(3) transactions between or among Wynn Las Vegas and/or its Restricted Subsidiaries,

(4) Restricted Payments that are made in compliance with the provisions of the indenture described above under the caption “—Restricted Payments”;

(5) leases by Wynn Las Vegas to one or more of its Affiliates of space at the Phase I Project, at market rental rates, for the development and operation of a Ferrari and Maserati automobile dealership pursuant to the Dealership Lease Agreement, to the extent permitted under the Collateral Documents;

(6) (i) the payment, on or after the Budgeted Overhead Final Payment Date, of Allocable Overhead to Wynn Resorts and (ii) other payments made pursuant to the Affiliate Agreements, in each case, as in effect on the date of the indenture or as such Affiliate Agreements may be amended, modified or supplemented in any manner that is not in contravention of the covenant described below under the caption “—Amendments to Certain Agreements”;

(7) any Permitted Investment made pursuant to clause (10), (12), (13) or (14) of the definition thereof;

(8) the issuance by Wynn Las Vegas of any Equity Interests to any Affiliate if such issuance is otherwise not in contravention of the terms of the indenture; and

(9) the issuance by Wynn Las Vegas of notes, in connection with the issuance of the initial $1.3 billion of notes under the indenture and the issuance of the Guarantees by the Guarantors, to any Affiliate if such issuance is otherwise not in contravention of the terms of the indenture and is on terms that are no less favorable to Wynn Las Vegas and the Guarantors than those that could have been obtained in a comparable transaction by Wynn Las Vegas and the Guarantors with an unrelated Person.

Additional Note Guarantees

If Wynn Las Vegas or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture within 10 business days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Construction

Wynn Las Vegas will, and will cause its Restricted Subsidiaries to, construct the Phase I Project and, if the Phase II Budget and the Phase II Plans and Specifications are approved by June 30, 2005, the Phase II Project, including the furnishing, fixturing and equipping of the Phase I Project and, if applicable, the Phase II Project, with diligence and continuity in a good and workmanlike manner substantially in accordance with the Phase I Plans and Specifications or the Phase II Plans and Specifications, as applicable.

Limitations on Use of Proceeds

Wynn Las Vegas deposited all of the remaining net proceeds of the offering of the old notes into the Secured Account after (i) paying the costs and expenses of a tender offer and consent solicitation for the Second Mortgage Notes (including principal, accrued interest and tender offer premium and consent payments net of interest reserve amounts on such Second Mortgage Notes), (ii) repaying the outstanding aggregate balance ($143.4 million) of the land loan encumbering the Phase II Land (net of interest reserve amounts on such land loan), (iii) repaying the outstanding aggregate balance (expected to be $472.4 million at December 14, 2004) under Wynn Las Vegas’ existing $1.05 billion senior secured credit facility, (iv) repaying the outstanding aggregate balance (expected to be $70.3 million at December 14, 2004) under Wynn Las Vegas’ existing $198.5 million FF&E Facility and (v) the costs and expenses of the foregoing. The funds in the Secured Account must be invested solely in Permitted Securities. All funds in the Secured Account will be disbursed only in accordance with the Secured Account Agreement and the Disbursement Agreement.

Limitation on Status as Investment Company

The Issuers and Guarantors will not be or become required to register as an “investment company” (as that term is defined in the Investment Company Act of 1940, as amended), or otherwise become subject to regulation under the Investment Company Act of 1940.

Limitation on Sale and Leaseback Transactions

Wynn Las Vegas will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction (except with respect to the Aircraft Assets so long as, and to the extent that, such Aircraft Assets, are not Collateral); provided that Wynn Las Vegas or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) Wynn Las Vegas or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock” and (b) incurred a Lien to secure such Indebtedness in an amount equal to the Attributable Debt pursuant to the covenant described above under the caption “—Liens;”

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of Wynn Capital or that Restricted Subsidiary, as the case may be, and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and Wynn Las Vegas or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Line of Business

Wynn Las Vegas will not, and will not permit any of its Restricted Subsidiaries to, engage in any business or investment activities other than the Permitted Business. Wynn Las Vegas will not, and will not permit any of its Subsidiaries to, conduct a Permitted Business in any gaming jurisdiction in which such entity is not licensed on the date of the indenture if the holders of the notes would be required to be licensed as a result thereof, except that this sentence will not prohibit any entity from conducting a Permitted Business in any jurisdiction that does not require the licensing or qualification of all the holders of notes, but reserves the discretionary right to require the licensing or qualification of any holders of notes.

Limitation on Development of Golf Course Land

Wynn Las Vegas will not, and will not permit any of its Subsidiaries to, at any time prior to the date on which the security interests in all of the Golf Course Land are released in accordance with the covenant described above under the caption “—Security—Release of Golf Course Land”:

(1) develop or improve in any material respect or at any material cost the Golf Course Land or construct any improvements or any building on the Golf Course Land, including any excavation or site work on the Golf Course Land,

(2) enter into any contract or agreement for such construction, development or improvement or for any materials, supplies or labor necessary in connection with such construction, development or improvement (other than a contract or agreement that is conditional upon the release of the noteholders’ security interests in the Golf Course Land), or

(3) incur any Indebtedness, the proceeds of which are expected to be used, or are used, for the construction, development or improvement of the Golf Course Land; provided, however, Wynn Las Vegas or any of its Restricted Subsidiaries may incur such Indebtedness pursuant to clause (8) of the second paragraph of the covenant described above under the caption “—Incurrence of Additional Indebtedness and Issuance of Disqualified Stock.”

Notwithstanding anything herein or above, Wynn Las Vegas, and its Restricted Subsidiaries may:

(1) develop and construct the 18-hole championship golf course as contemplated by the Golf Course Lease and the Plans and Specifications prior to the Phase I Final Completion Date,

(2) maintain or repair such golf course on the Golf Course Land,

(3) make improvements to such golf course that enhance its use as a golf course for the benefit of the Projects,

(4) reconfigure certain portions of the golf course in connection with the release of portions of the Golf Course Land in accordance with the provisions set forth under the captions “—Security Interests—Release of Homesite Acreage” and “—Security Interests—Release of Portions of the Golf Course Land.”

(5) in the event of loss or damage to the Phase II Land or the improvements thereon, rebuild or repair the Phase II Land and the improvements thereon to the extent permitted by the provisions described above under the caption “—Repurchase at the Option of the Holders—Events of Loss,”

(6) construct, develop or improve the Golf Course Land for the purpose of constructing the Projects as contemplated by the Phase I Plans and Specifications, the Phase II Plans and Specifications or the Disbursement Agreement,

(7) undertake Government Transfers,

(8) develop the Phase III Project on the Golf Course Land in the event that (a) the Golf Course Land has not been released as described under the caption “—Security—Release of Golf Course Land” and (b) Wynn Las Vegas or any of its Restricted Subsidiaries incurs the Permitted Debt of the type described in clause (8) of the second paragraph of the covenant described above under the caption “—Incurrence of Additional Indebtedness and Issuance of Disqualified Stock;” and

(9) have Permitted Liens of the type described in clause (12) of the definition of “Permitted Liens.”

Restrictions on Payments of Management Fees

Wynn Las Vegas will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) pay Management Fees:

(a) to the extent such payment would cause the Consolidated Leverage Ratio of the Issuers and the Restricted Subsidiaries for the most recently ended four full fiscal quarters of Wynn Las Vegas for which internal financial statements are available immediately preceding the date on which such Management Fee is proposed to be paid to be greater than 3.5 to 1.0 (calculated on a pro forma basis, giving effect to the payment of the Management Fees proposed to be paid and any indebtedness proposed to be incurred to finance the payment of such Management Fees); or

(b) if, at the time of payment of such Management Fees, a Default or an Event of Default has occurred and is continuing or will occur as a result thereof; or

(2) prepay any Management Fees.

Any Management Fees not permitted to be paid during a particular 12-month period pursuant to this covenant will be deferred and will accrue. Such accrued and unpaid Management Fees may be paid in any subsequent 12-month period to the extent such payment would be permitted under this covenant and the Management Fees Subordination Agreement.

Under the Management Fees Subordination Agreement, the right to receive payment of the Management Fees will be subordinated in right of payment to the right of the holders of notes to receive payments pursuant to the notes and the Guarantees. Under this agreement, Management Fees will be payable semi-annually in arrears on the tenth Business Day following the date on which interest payments are payable on the notes. Management

Fees may be paid only if, among other things, the interest payable on the notes through the applicable interest payment date and the interest payable on the loans under the Credit Agreement through such interest payment date has been paid in full.

Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries

Wynn Las Vegas will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of Wynn Las Vegas to any Person (other than Wynn Las Vegas or a Wholly Owned Restricted Subsidiary of Wynn Las Vegas that is a Guarantor), unless:

(1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary; and

(2) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

In addition, Wynn Las Vegas will not permit any Wholly Owned Restricted Subsidiary of Wynn Las Vegas to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to Wynn Las Vegas or a Wholly Owned Restricted Subsidiary of Wynn Las Vegas that is a Guarantor.

Amendments to Certain Agreements

On or prior to the Phase I Final Completion Date, except as contemplated by the Disbursement Agreement, Wynn Las Vegas will not, and will not permit any of its Restricted Subsidiaries to, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, or otherwise fail to enforce, or terminate or abandon, any of the provisions of the Construction Contract, the Construction Contract Guarantee, the Design/Build Contract, the Golf Course Construction Contract, the Golf Course Design Services Agreement or any Payment and Performance Bond, in each case if such amendment, modification, waiver or other change, failure to enforce, termination or abandonment (individually or collectively with all such amendments, modifications, waivers and other changes, failures to enforce, terminations or abandonments taken as a whole) would have a material adverse affect on the ability of Wynn Las Vegas or any of its Restricted Subsidiaries to develop, construct or operate the Phase I Project.

Wynn Las Vegas will not, and will not permit any of its Restricted Subsidiaries to, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, or otherwise fail to enforce, or terminate or abandon, any of the provisions of any Affiliate Agreement if such amendment, modification, waiver or other change, failure to enforce, termination or abandonment (individually or collectively with all such amendments, modifications, waivers and other changes, failures to enforce, terminations or abandonments taken as a whole) would:

(1) increase the amounts payable to Persons other than Wynn Las Vegas and its Restricted Subsidiaries thereunder by Wynn Las Vegas or any of its Restricted Subsidiaries,

(2) change the dates on which such amounts are to be paid to dates earlier than those set forth in such agreement, as in effect on the date of the indenture,

(3) reduce the services provided thereunder to Wynn Las Vegas or any of its Restricted Subsidiaries unless accompanied by a corresponding decrease in the amounts payable by Wynn Las Vegas or any of its Restricted Subsidiaries thereunder,

(4) materially impair the rights or remedies of the holders of the notes under the indenture or the Collateral Documents, or

(5) materially impair the development, use or operation of the Projects.

Any other amendment, modification, waiver or other change to, or any failure to enforce, or termination or abandonment of the provisions of any Affiliate Agreement shall be made in accordance with the requirements of the first paragraph of the covenant described above under the caption “—Transactions with Affiliates.”

Amendments to Operating Agreements and Charter Documents

Wynn Las Vegas will not, and will not permit any of its Restricted Subsidiaries to:

(1) dissolve,

(2) with respect to any entity that is a limited liability company, amend, modify or otherwise change, its operating agreement or other charter documents, or otherwise permit any such agreement or document, to provide that the death, retirement, resignation, expulsion, bankruptcy, dissolution or dissociation of a member of that limited liability company or any other event affecting a member of that limited liability company either terminates the status of that Person as a member of the limited liability company or causes the limited liability company to be dissolved or its affairs wound up, or

(3) amend, modify or otherwise change the separateness covenants and company restrictions in its operating agreement relating to conduct, or any comparable provisions contained in its other charter documents, or fail to include similar provisions in the operating agreement or other applicable charter documents of any future Restricted Subsidiary.

Insurance

Wynn Las Vegas will, and will cause its Restricted Subsidiaries to, maintain insurance with reputable and financially sound carriers against such risks and in such amounts as are customarily carried by similarly situated businesses, including, without limitation, property and casualty insurance, so long as such insurance coverage (including deductibles, retentions and self-insurance amounts) at all times complies with the insurance coverage required under the Disbursement Agreement.

Additional Collateral; Formation or Acquisition of Restricted Subsidiaries; Designation of Unrestricted Subsidiaries as Restricted Subsidiaries or Permitted C-Corp. Conversion

Concurrently with (1) the formation or acquisition of any Restricted Subsidiary of Wynn Las Vegas that becomes or is required under the Credit Agreement to become a Guarantor of any of the obligations under the Credit Agreement, (2) the designation of an Unrestricted Subsidiary of Wynn Las Vegas as a Restricted Subsidiary, or (3) the conversion by Wynn Las Vegas or any of its Restricted Subsidiaries into a subchapter “C” corporation in a Permitted C-Corp. Conversion, Wynn Las Vegas shall, to the extent not prohibited by Gaming Authorities or applicable Gaming Laws and subject to the Intercreditor Agreement:

(1) (a) cause such Restricted Subsidiary or subchapter “C” corporation (if such subchapter “C” corporation is not an Issuer) to guarantee all obligations of the Issuers under the indenture and the notes by executing and delivering to the trustee a supplemental indenture in the form of Annex I to the indenture; or

(b) if such subchapter “C” corporation is an Issuer, cause such subchapter “C” corporation to execute and deliver to the trustee (i) a supplemental indenture, (ii) an assumption agreement unconditionally and irrevocably assuming all of the right, title and interest of the Issuer that was so reorganized as a subchapter “C” corporation in, to and under the indenture and the notes, and (iii) replacement notes for the notes previously issued by the Issuer that was so reorganized as a subchapter “C” corporation to be issued to the holders upon request and the concurrent return by such holders of the notes previously issued to them by such Issuer that was so reorganized as a “C” corporation;

(2) cause such Restricted Subsidiary or subchapter “C” corporation to execute and deliver to the trustee, (a) an assumption agreement to the Security Agreement (under which such Restricted Subsidiary or subchapter “C” corporation will grant a security interest to the trustee in those of its assets described in the Security Agreement), and (b) such Uniform Commercial Code financing statements as are necessary to perfect the trustee’s security interest in such assets;

(3) in the event such Restricted Subsidiary or subchapter “C” corporation owns real property that (i) is contiguous to any real property included in the Collateral or (ii) has a Fair Market Value in excess of $5.0 million in the aggregate or $2.5 million individually, cause such Restricted Subsidiary or subchapter “C” corporation to execute and deliver to the trustee:

(a) a deed of trust, substantially in the form of the Deeds of Trust (with such modifications as are necessary to comply with applicable law) (under which such Restricted Subsidiary or subchapter “C” corporation will grant a security interest to the collateral agent in such real property and any related fixtures);

(b) in the case of any such Restricted Subsidiary, title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property; and

(c) in the case of any such subchapter “C” corporation, an agreement executed and delivered by the title company that issued the title and extended coverage insurance covering the real property owned by such subchapter “C” corporation naming such subchapter “C” corporation as an additional insured under such insurance;

(4) promptly pledge, or cause to be pledged, to the trustee (i) all of the outstanding Capital Stock of such entity or subchapter “C” corporation owned by Wynn Las Vegas or any of its Restricted Subsidiaries and (ii) all of the outstanding Capital Stock owned by such Restricted Subsidiary or subchapter “C” corporation, to secure Wynn Las Vegas’ obligations under the indenture and the notes or such Restricted Subsidiary’s Guarantee obligations under the applicable Collateral and Security Agreement, as the case may be;

(5) promptly take, and cause such Restricted Subsidiary or subchapter “C” corporation and each other Restricted Subsidiary to take all action necessary or, in the opinion of the trustee, desirable to perfect and protect the security interests intended to be created by the Collateral Documents, as modified under this paragraph; and

(6) promptly deliver to the trustee such opinions of counsel, if any, as the trustee may reasonably require with respect to the foregoing (including opinions as to enforceability and perfection of security interests).

Notwithstanding the foregoing, no Restricted Subsidiary shall be required to take the actions specified in clauses (2) through (6) above during any Collateral Release Period.

Additional Collateral; Acquisition of Assets or Property

At any time other than during any Collateral Release Period, and concurrently with the acquisition by Wynn Las Vegas or any of its Restricted Subsidiaries of any assets or property (other than a Subsidiary of Wynn Las Vegas), to the extent not prohibited by Gaming Authorities or applicable Gaming Laws and subject to the Intercreditor Agreement, Wynn Las Vegas will, and will cause its Restricted Subsidiaries to, cause the applicable entity to:

(1) in the case of the acquisition of personal property with an aggregate Fair Market Value in excess of $50,000 (other than Aircraft Assets) for all such acquired personal property, execute and deliver to the collateral agent such Uniform Commercial Code financing statements, if any, as are necessary or, in the opinion of the collateral agent, desirable to perfect and protect the trustee’s security interest in such assets or property;

(2) in the case of the acquisition of real property, that (i) is contiguous to any real property included in the Collateral or (ii) has a Fair Market Value in excess of $5.0 million in the aggregate or $2.5 million individually, execute and deliver to the trustee:

(a) a deed of trust, substantially in the form of the Deeds of Trust (with such modifications as are necessary to comply with applicable law) (under which Wynn Las Vegas or such Restricted Subsidiary will grant a security interest to the collateral agent in such real property and any related fixtures), and

(b) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property; and

(3) in the case of the acquisition of personal property (other than personal property in which the trustee has a perfected security interest (subject only to Permitted Liens)) or real property subject to clauses (1) and (2) above, as applicable, promptly deliver to the trustee such opinions of counsel, if any, as the trustee may reasonably require with respect to the foregoing (including opinions as to enforceability and perfection of security interests).

Further Assurances

Except during any Collateral Release Period, Wynn Las Vegas will, and will cause its Restricted Subsidiaries to, execute and deliver such additional instruments, certificates or documents, and take all such actions as may be reasonably required from time to time in order to:

(1) carry out more effectively the purposes of the Collateral Documents;

(2) create, grant, perfect and maintain the validity, effectiveness, perfection and priority of any of the Collateral Documents and the Liens created, or intended to be created, by the Collateral Documents; and

(3) ensure that any of the rights granted or intended to be granted to the trustee or any holder under the Collateral Documents or under any other instrument executed in connection therewith or granted to Wynn Las Vegas or any of its Restricted Subsidiaries under the Collateral Documents or under any other instrument executed in connection therewith are protected and enforced.

Upon the exercise by the trustee or any holder of any power, right, privilege or remedy under the indenture or any of the Collateral Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority (including any Gaming Authority), Wynn Las Vegas will, and will cause its Restricted Subsidiaries to, execute and deliver all applications, certifications, instruments and other documents and papers that may be required from Wynn Resorts, Wynn Las Vegas, or any of Wynn Las Vegas’ Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

Payments for Consent

Wynn Las Vegas will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to, or for the benefit of, any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture, the notes or the Collateral Documents unless such consideration is offered to be paid and is paid to all Holders of notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Restrictions on Activities of Wynn Capital

Wynn Capital will not hold any material assets, hold any Equity Securities, incur any Indebtedness, become liable for any obligations, engage in any business activities or have any Subsidiaries. However, Wynn Capital may incur Indebtedness to the extent that it is a co-obligor with respect to Indebtedness which Wynn Las Vegas is permitted to incur under the indenture, but only if the net proceeds of such Indebtedness are received by Wynn Las Vegas or one or more of Wynn Las Vegas’ Wholly Owned Restricted Subsidiaries other than Wynn Capital. At all times while notes issued under the indenture remain outstanding, Wynn Capital shall maintain a Board of Directors composed of individuals who serve on the Board of Directors of Wynn Resorts, and such other disinterested or independent members as the Board of Directors deems appropriate from time to time.

Reports

Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the Issuers will furnish to the Holders of notes or cause the trustee to furnish to the Holders of notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual report only, a report on the annual financial statements by Wynn Las Vegas’ and the Restricted Subsidiaries’ certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuers were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Wynn Las Vegas’ and its Restricted Subsidiaries consolidated financial statements by Wynn Las Vegas’ certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, Wynn Las Vegas will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, Wynn Las Vegas is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Wynn Las Vegas will nevertheless continue filing the reports specified in the preceding paragraph of this covenant with the Commission within the time periods specified above unless the Commission will not accept such a filing. Wynn Las Vegas will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept Wynn Las Vegas’ filings for any reason, Wynn Las Vegas will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Wynn Las Vegas were required to file those reports with the Commission.

In addition, the Issuers and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the Commission the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the notes;

(2) default in the payment when due (at maturity, upon redemption, repurchase or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by Wynn Capital, Wynn Las Vegas or any of its Restricted Subsidiaries:

(a) to comply with any payment obligations (including, without limitation, obligations as to the timing or amount of such payments) described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales” or “—Repurchase at the Option of Holders—Events of Loss,” or

(b) to comply with the provisions described under the captions “—Certain Covenants—Restricted Payments,” “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4) failure by Wynn Capital, Wynn Las Vegas or any of its Restricted Subsidiaries for 60 days after receipt of written notice from the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture not set forth in clause (3) above;

(5) failure by Wynn Capital, Wynn Las Vegas or any of its Restricted Subsidiaries, the Completion Guarantor or any other party to any Collateral Document (other than the trustee or any representative of the lenders under the Credit Agreement or other lenders party thereto) for 60 days after receipt of written notice from the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of its agreements, as applicable, in any Collateral Document;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Wynn Las Vegas or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Wynn Las Vegas or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(7) failure by Wynn Capital, Wynn Las Vegas or any of its Restricted Subsidiaries to pay final non-appealable judgments (not paid or covered by insurance as to which the relevant insurance company has not denied responsibility) aggregating in excess of $20.0 million, which judgments are not paid, bonded, discharged or stayed for a period of 60 days;

(8) any event of default under any of the Collateral Documents or any of the Collateral Documents shall cease, for any reason (other than pursuant to their terms), to be in full force and effect, or Wynn Capital, Wynn Las Vegas or any of its Restricted Subsidiaries or any Affiliate of any such Person or any Person acting on behalf of any such Person, shall so assert as to any of such Person’s properties or assets, or any security interest created, or purported to be created, by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created by the Collateral Documents;

(9) any material representation or warranty made or deemed made by Wynn Capital, Wynn Las Vegas or any of its Restricted Subsidiaries in any Collateral Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with any such Collateral Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made, except that the inaccuracy of any representation or warranty contained only in the Disbursement Agreement shall constitute an Event of Default hereunder only to the extent such inaccuracy constitutes an event of default under the Disbursement Agreement;

(10) except as expressly permitted therein or by the indenture, the Completion Guarantee, the Phase I Construction Contract Guarantee or any Guarantee issued by a Significant Restricted Subsidiary of Wynn Las Vegas shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or the Completion Guarantor or any Restricted Subsidiary of Wynn Las Vegas, or any Person acting on behalf of any such Person, shall deny or disaffirm its obligations under its Guarantee;

(11) certain events of bankruptcy or insolvency described in the indenture with respect to (a) either Issuer, (b) any Significant Restricted Subsidiary of Wynn Las Vegas or (c) any group of Restricted Subsidiaries of Wynn Las Vegas that, taken together, would constitute a Significant Restricted Subsidiary of Wynn Las Vegas;

(12) the Phase I Project has not achieved Phase I Completion on or before the Phase I Outside Completion Deadline;

(13) after the Phase I Opening Date, revocation, termination, suspension or other cessation of effectiveness of any Gaming License which results in the cessation or suspension of gaming operations at any Gaming Facility for a period of more than 90 consecutive days; or

(14) if Wynn Las Vegas ever fails to own, directly or indirectly through one or more Wholly Owned Subsidiaries, 100% of the issued and outstanding Equity Interests of Wynn Capital.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to either Issuer, any Significant Restricted Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Restricted Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture, the Intercreditor Agreement and the other Collateral Documents. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any, or Liquidated Damages, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, interest or premium, if any, or Liquidated Damages, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of interest or premium, if any, or Liquidated Damages, if any, on, or the principal of, the notes.

The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture and the Collateral Documents. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.

Remedies upon Default Under the Notes

Under certain circumstances, the trustee may initiate a foreclosure against all or a portion of the Collateral if an Event of Default has occurred and is continuing. A foreclosure against the Collateral will be subject to certain notice and other procedural limitations under Gaming Laws and laws applicable to secured creditors generally, and to the provisions of the Intercreditor Agreement.

Enforcement of Collateral Documents

Generally, if an Event of Default occurs, subject to the provisions of the Intercreditor Agreement, the trustee, acting on behalf of the holders, can enforce its rights and remedies under the indenture and the Collateral Documents. These remedies include (1) commencing a judicial proceeding to seek monetary judgments against either Issuer, any Restricted Subsidiary of Wynn Las Vegas or any Guarantor, (2) foreclosing on and selling the Collateral covered by the Deeds of Trust and perfected Liens on personal property Collateral, and (3) enforcing the assignments of rents and leases. However, legal and procedural restrictions may impair the exercise by the trustee of its rights and remedies. See “—Gaming Law Limitations on Foreclosure,” “—Bankruptcy Limitations on Foreclosure” and “—Nevada Public Utility Commission Limitations on Foreclosure.”

Rights in the Pledged Collateral

So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the indenture, the Intercreditor Agreement and the other Collateral Documents, Wynn Las Vegas and each Guarantor will be entitled to receive the benefit of all cash dividends, interest and other payments made upon or with respect to the Collateral pledged by that entity and to exercise any voting and other consensual rights pertaining to the Collateral pledged by that entity. Upon the occurrence and during the continuance of an Event of Default and, subject to the terms of the Collateral Documents and the limitations in the Intercreditor Agreement and the exercise by the trustee of its rights under the Collateral Documents and subject to applicable Gaming Laws:

(1) upon receipt by the affected entity of notice from the trustee so stating, all rights of such entity to exercise such voting or other consensual rights will cease, and all such rights shall become vested in the trustee which, to the extent permitted by law, will have the sole right to exercise such rights;

(2) all rights of the entity to receive all cash dividends, interest and other payments made upon, or with respect to, the Collateral will cease and such cash dividends, interest and other payments will be paid to the trustee; and

(3) subject to applicable law, including procedural restraints imposed on sales of collateral by secured creditors generally, the trustee may sell the Collateral or any part thereof in accordance with the terms of the indenture, the Intercreditor Agreement and the other Collateral Documents.

Nothing contained in this paragraph shall be deemed to restrict the ability of Wynn Las Vegas to make the Restricted Payments permitted to be made during the occurrence of an Event of Default under the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

The trustee may appoint one or more collateral agents, who may be delegated any one or more of the duties or rights of the trustee under the Collateral Documents, or who may enter into one or more of the Collateral Documents on behalf of the trustee. The initial collateral agent will be Deutsche Bank Trust Company Americas. The same collateral agent may also act on behalf of the lenders under the Credit Agreement and other creditors of Wynn Las Vegas.

Intercreditor Agreement

The Intercreditor Agreement will impose restrictions on the exercise of rights and remedies by the noteholders with respect to the Collateral. See “Intercreditor Agreement.”

Gaming Law Limitations on Granting of Security Interests

The ability of Wynn Las Vegas or any Guarantor to grant security interests in the Collateral is limited by Nevada Gaming Laws. Under Nevada Gaming Laws, none of Wynn Las Vegas or the Guarantors may grant a security interest in (1) the gaming, liquor and other licenses issued to them by the Nevada Gaming Authorities or (2) unless consented to in advance by the Nevada Gaming Authorities, the ownership interests of any person that holds any such license.

Gaming Law Limitations on Foreclosure

The trustee’s ability to foreclose upon the Collateral will be limited by Nevada Gaming Laws. These laws require that persons who own or operate a casino or own or lease gambling equipment or gambling supplies hold a Gaming License. No person can hold a Gaming License in Nevada unless the person is found qualified or suitable by the Nevada Gaming Authorities. During any foreclosure proceeding, the trustee could seek the appointment of a receiver through a petition to the appropriate Nevada state court to take possession of the Collateral. The receiver may be required to obtain the approval of the Nevada Gaming Authorities to continue gaming operations until the foreclosure sale. If the trustee acquired the Collateral in a foreclosure sale, it may contract for the operation of the Collateral by an independent operator who would be required to comply with the licensing requirements and other restrictions imposed by the Nevada Gaming Authorities, pursuant to an arrangement under which the holders of the notes would not share in the profits or losses of gaming operations. In addition, if the trustee acquires and operates the Collateral, the trustee and the holders of the notes will, if they share in the profits and losses, and may, in any event, be required to comply with the licensing requirements under the Nevada Gaming Laws. In any foreclosure sale, licensing requirements under the Nevada Gaming Control Act may limit the number of potential bidders and may delay the sale of the Collateral, either of which could adversely affect the sale price of the Collateral. See “Risk Factors—Risks Related to the Offering and the Notes—Bankruptcy laws may significantly impair your creditors’ rights to repossess and dispose of collateral securing the notes,” “—In the event that a bankruptcy court orders the substantive consolidation of Wynn Las Vegas and Wynn Capital with certain affiliated parties, payments on the notes could be delayed or reduced” and “—Contract rights under agreements serving as collateral for the notes may be rejected in bankruptcy.”

Bankruptcy Limitations on Foreclosure

The right of the trustee to repossess and dispose of Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy and insolvency laws if a proceeding under those laws were to be commenced by or against Wynn Resorts or any of its Subsidiaries prior to the trustee having repossessed and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor, such as the trustee, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval.

In addition, the Bankruptcy Code permits a debtor to continue to retain and to use collateral (and the proceeds, products, offspring, rents or profits of that collateral) even though the debtor is in default under the applicable debt instruments, so long as the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include, if approved by the bankruptcy court, cash payments or the granting of replacement liens or additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. The bankruptcy court has broad discretionary powers in all these matters, including the valuation of the collateral and the nature, accessibility or value of any other collateral that may be substituted for it. Also, since the enforcement of the trustee’s security interest in the Collateral consisting of cash, deposit accounts and cash equivalents may be limited in a bankruptcy proceeding, the holders may not have any consent rights with respect to the use of those funds by Wynn Resorts or any of its Subsidiaries during the pendency of the proceeding.

In view of these considerations, we cannot predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the Collateral or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral.

Real Property Collateral

Before pursuing any foreclosures or otherwise executing on any of the Collateral, the trustee will need to consider the effect of Nevada law, which requires that where a debt is secured by real property, the debtor may require the creditor to exhaust its real property security before pursuing a judicial proceeding to obtain a monetary judgment against the debtor. If a creditor attempts to collect the indebtedness without first exercising its remedies under its deed of trust, the debtor could defend such action by requiring the creditor to first exhaust its rights under the deed of trust through statutory foreclosure proceedings. If, however, the debtor permitted the creditor to obtain a judgment without first exhausting remedies under the deed of trust, assuming such action was not stayed or dismissed before the entry of a final monetary judgment, then under Nevada law the security interest granted by the deed of trust would be released and discharged. This Nevada law is referred to as the “one action” rule.

Real property pledged as security may be subject to known and unknown environmental risks or liabilities which can adversely affect the property’s value. In addition, under the federal Comprehensive Environmental Response Compensation and Liability Act, as amended, known as CERCLA, for example, a secured lender may be held liable, in certain limited circumstances, for the costs of remediating a release of or preventing a threatened release of hazardous substances at a mortgaged property. There may be similar risks under state laws or common law theories.

Under CERCLA, a person “who, without participating in the management of a facility, holds indicia of ownership primarily to protect his security interest” is not a property owner, and thus not a responsible person under CERCLA. Lenders have seldom been held liable under CERCLA. The lenders who have been found liable have generally been found to have been sufficiently involved in the mortgagor’s operations so that they have “participated in the management of the borrower.” CERCLA does not specify the level of actual participation in management. CERCLA was amended in 1996 to provide certain “safe harbors” for foreclosing lenders. However, the courts have not yet issued any definitive interpretations of the extent of these safe harbors. There is currently no controlling authority on this matter.

The trustee may appoint one or more collateral agents, who may be delegated any one or more of the duties or rights of the trustee under the Collateral Documents or which are specified in any Collateral Documents.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, manager, officer, employee, incorporator, organizer, member or stockholder of either Issuer, any Restricted Subsidiary or any Guarantor, as such, will have any liability for any obligations of either Issuer, any Restricted Subsidiary or any Guarantor under the notes, the indenture, the Note Guarantees, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes, all of the obligations of the Guarantors discharged with respect to their Note Guarantees, and all obligations of the Issuers and the Guarantors discharged with respect to the Collateral Documents (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on, such notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, the Issuers’ and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers, the Restricted Subsidiaries of Wynn Las Vegas and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers, Asset Sale Offers and Event of Loss Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which either Issuer, any Restricted Subsidiary or any Guarantor is a party or by which either Issuer, any Restricted Subsidiary or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which either Issuer, any Restricted Subsidiary of Wynn Las Vegas or any Guarantor is a party or by which any such Person is bound;

(6) in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Issuers or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no holder of notes is an “insider” of either Issuer under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others; and

(8) the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Collateral Release Mechanics

Under the terms of the Collateral Documents but subject to the provisions of the Intercreditor Agreement, the trustee will determine the circumstances and manner in which the Collateral will be disposed of, including the determination of whether to release all of the Collateral from the security interests created by the Collateral Documents and whether to foreclose on the Collateral following an Event of Default. The Collateral may be released from the security interests created by the Collateral Documents upon the request of the Issuers pursuant to an officers’ certificate certifying that all terms for release and conditions precedent under the indenture and under any applicable Collateral Document have been met and specifying (1) the identity of the Collateral to be released and (2) the provisions of the indenture or the applicable Collateral Document which authorize that release.

Subject to the provisions of the Intercreditor Agreement, the trustee will release the Liens in favor of the trustee (at the sole cost and expense of the Issuers) on:

(1) all Collateral that is contributed, sold, leased, conveyed, transferred or otherwise disposed of (a) in an Asset Sale, Permitted Disposition, Permitted Investment or Restricted Payment in accordance with the indenture and the Collateral Documents, (b) to an Unrestricted Subsidiary of Wynn Las Vegas in accordance with the indenture and the Collateral Documents or (c) as expressly permitted by the Collateral Documents;

(2) all Collateral that is condemned, seized or taken by the power of eminent domain or otherwise confiscated pursuant to an Event of Loss; provided that the Net Loss Proceeds, if any, from the Event of Loss are or will be applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Events of Loss”;

(3) all Collateral (except as provided in the discharge and defeasance provisions of the indenture) upon discharge or defeasance of the indenture in accordance with the discharge and defeasance provisions of the indenture;

(4) all Collateral upon the payment in full in cash of all Obligations of the Issuers and the Guarantors under the indenture, the notes and the Collateral Documents;

(5) except as otherwise provided in the indenture or the Collateral Documents, Collateral of a Guarantor, whose Guarantee is released or terminated pursuant to the terms of the indenture;

(6) the Released Assets;

(7) Government Transfers;

(8) in connection with any sale, lease or other disposition of any assets in connection with (i) any timeshare, interval ownership or similar development or (ii) any condominium or similar development with respect to the Phase III Project, on any assets or interests in any assets so long as the lenders under the Credit Agreement concurrently release their security interest in such assets, so long as no Default or Event of Default exists or is continuing immediately prior to or after giving effect to such release; and

(9) any Water Rights covered by or relating to any water permits so long as such Water Rights are covered by or related to other water permits owned by Wynn Las Vegas or any of its Restricted Subsidiaries.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture, the notes, the Note Guarantees or, subject to the terms of the Intercreditor Agreement, the Collateral Documents may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture, the notes, the Note Guarantees or, subject to the terms of the Intercreditor Agreement, the Collateral Documents may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Under the Intercreditor Agreement, the agent under the Credit Agreement will have the right, subject to certain limited exceptions, to direct the collateral agent to enter into amendments of, or waive defaults under, the Collateral Documents that grant Liens on the Collateral without obtaining the consent of the trustee or the holders of the notes. In addition, the indenture will authorize the trustee to enter into amendments, restatements and modifications of the Collateral Documents from time to time in connection with the grant of any Permitted Liens; provided, however, that any such amended, restated or modified Collateral Documents contain terms no less favorable to the trustee or the noteholders than the terms contained in the Collateral Documents being amended, restated or modified (except as expressly provided for in the indenture); provided, further, that any such amendment, restatement or modification does not otherwise adversely affect the rights or remedies of the trustee or the noteholders in any material respect (except as expressly provided for in the indenture). At any time when at least $100.0 million of Indebtedness remains outstanding under the Credit Agreement, the agent under the Credit Agreement will also have the right to amend the Intercreditor Agreement without the consent of the trustee or the holders of the notes, so long as such amendment only affects the subordination provisions in respect of any junior Indebtedness but does not affect the provisions governing the relationship between the lenders under the Credit Agreement and the holders of the notes. See “Intercreditor Agreement.”

Without the consent of each holder of notes affected or, in the case of clauses (8), (9) and (10) below only, without the consent of the holders of at least 95% in the aggregate principal amount of the notes then outstanding, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest, premium, or Liquidated Damages, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest, premium or Liquidated Damages, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release all or substantially all of the Collateral or any Material Project Assets from the Collateral, in each case, except in accordance with the provisions of the Collateral Documents;

(9) release any Guarantor from any of its obligations under its Note Guarantee or the indenture if the assets or properties of that Guarantor (a) constitute all or substantially all of the Collateral or (b) include Material Project Assets, except in accordance with the terms of the indenture;

(10) amend the provisions of the indenture described above under the caption “—Security—Release of Collateral;” or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Issuers, the Restricted Subsidiaries, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees or, subject to the terms of the Intercreditor Agreement, the Collateral Documents:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of either Issuers’ or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Wynn Las Vegas’ or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the notes, the Note Guarantees or the Collateral Documents to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the notes, the Note Guarantees or the Collateral Documents;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(8) to allow any Guarantor to execute a supplemental indenture with respect to its Guarantee of the Notes; or

(9) enter into additional or supplemental Collateral Documents or guarantees or an intercreditor agreement with respect thereto.

Satisfaction and Discharge

The indenture and the Collateral Documents will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation will become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers have or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which either Issuer or any Guarantor is a party or by which either Issuer or any Guarantor is bound;

(3) the Issuers or any Guarantor has paid or caused to be paid all sums payable by the Issuers under the indenture; and

(4) the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of either Issuer or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his/her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Collateral Documents generally provide for the application of the internal laws of the State of New York, except to the extent that (1) the laws of Nevada are mandatory or (2) the validity or perfection of security interests in respect of certain items of Collateral (such as real property) is governed by the laws of the jurisdiction where that collateral is located. The indenture, the notes, any Guarantees of the notes and the Collateral Documents provide, with certain exceptions, for the application of the internal laws of the State of New York. There is no certainty regarding whether New York or Nevada law would be applied by any court with respect to the enforcement of remedies under the notes, the indenture, any Guarantees of the notes or the Collateral Documents.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Wynn Las Vegas, LLC, 3131 Las Vegas Boulevard South, Las Vegas, NV 89109, Attention: Legal Department.

Book-Entry, Delivery and Form

The new notes will be issued in the form of one or more notes in global form (the “Global Notes”). The new notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. The Global Notes will be deposited upon issuance with the trustee as custodian for the Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee (such nominee being referred to as the “Global Note Holder”), in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuers that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Issuers and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the trustee nor any agent of the Issuers or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuers. Neither the Issuers nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Issuers and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuers that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuers, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fail to appoint a successor depositary;

(2) the Issuers, at their option, notify the trustee in writing that they elect to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

The Issuers will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Issuers will make all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTALSM Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Access Easement Agreement” means that certain Access Easement Agreement, dated as of the date of the indenture, by and between Wynn Golf, LLC and Wynn Las Vegas, as amended, modified or otherwise supplemented from time to time in any manner that is not in contravention of the covenant described above under the caption “—Certain Covenants—Amendments to Certain Agreements.”

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person at the time such asset is acquired by such specified Person.

“Additional Entertainment Facility” means a showroom or entertainment facility adjoining the Wynn Las Vegas hotel and casino resort on the Project Site other than the Entertainment Facility.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Agreements” means:

(1) the Management Agreement,

(2) the Water Show Entertainment Production Agreement,

(3) the Project Lease and Easement Agreements,

(4) the Art Rental and Licensing Agreement, and

(5) the Wynn Design Agreement,

in each case as amended, modified or otherwise supplemented from time to time in any manner that is not in contravention of the covenants described above under the captions “—Certain Covenants—Transactions with Affiliates” and “—Certain Covenant—Amendments to Certain Agreements.”

“Aircraft” means that certain 1999 Boeing 737-79U Business Jet aircraft bearing manufacturer’s serial number 29441 and United States Federal Aviation Administration Number N88WZ, together with engines attached thereto, owned by a trust of which World Travel, LLC is the beneficial interest holder.

“Aircraft Assets” means (1) the Aircraft, together with the products and proceeds thereof, and (2) the Aircraft Note.

“Aircraft Note” means that certain promissory note, dated as of October 30, 2002, issued by World Travel, LLC in favor of Wynn Las Vegas in an aggregate principal amount of $38.0 million.

“Allocable Overhead” means, at any time, an amount equal to (1) the amount of reasonable corporate or other organizational overhead expenses of, and actually incurred by, Wynn Resorts and its Subsidiaries (other than the Issuers and their respective Subsidiaries) calculated in good faith on a consolidated basis, after the elimination of intercompany transactions, in accordance with GAAP, divided by (2) the number of gaming and/or hotel projects of Wynn Resorts and its Subsidiaries which are operating or for which the financing for the design, development, construction and opening thereof has been obtained. However, amounts allocated to any project shall be prorated based on the period within such period that such project was in operation or financing therefor was obtained. For purposes of this definition, each of the Phase I Project, Phase II Project and the Macau Project shall count as separate projects. With respect to any amounts payable pursuant to the Affiliate Agreements or any agreements entered into by and among Wynn Resorts, any of its Subsidiaries and/or any of their respective Affiliates, Allocable Overhead shall not include any fee, profit or similar component and shall represent only the payment or reimbursement of actual costs and expenses. The amount of Allocable Overhead payable during any 12-month period shall not exceed 2% of Net Revenues of Wynn Las Vegas and its Restricted Subsidiaries for such period of four full consecutive fiscal quarters.

“Art Rental and Licensing Agreement” means the Third Amended and Restated Art Rental and Licensing Agreement, dated as of August 6, 2004, by and between Stephen A. Wynn and Wynn Las Vegas, as amended, modified or otherwise supplemented from time to time any manner that is not in contravention of the covenant described above under the caption “—Certain Covenants—Amendments to Certain Agreements.”

“Aruze Corp.” means Aruze Corp., a Japanese public corporation.

“Aruze USA” means Aruze USA, Inc., a Nevada corporation.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets; and

(2) the issuance of Equity Interests by Wynn Capital or any of the Restricted Subsidiaries or the sale of Equity Interests in Wynn Capital or any of the Restricted Subsidiaries.

Notwithstanding the above, the sale, conveyance or other disposition of all or substantially all of the assets of Wynn Las Vegas and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant.

In addition, none of the following items will be deemed to be an Asset Sale (except for purposes of the definition of “Consolidated Cash Flow”) (such items, “Permitted Dispositions”):

(1) any single transaction or series of related transactions (A) prior to the Phase I Opening Date, that involves assets having a Fair Market Value of less than $1.0 million or (B) after the Phase I Opening Date, that involves assets having a Fair Market Value of less than $3.0 million;

(2) the sale, lease, conveyance or other disposition of any assets:

(a) to Wynn Las Vegas and/or its Restricted Subsidiaries, or

(b) by (i) any Restricted Subsidiary that is not a Guarantor to (ii) any Restricted Subsidiary that is a Guarantor.

(3) an issuance of Equity Interests by Wynn Las Vegas or any of the Restricted Subsidiaries to Wynn Las Vegas or any of its Restricted Subsidiaries;

(4) the sale, lease or exchange of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the disposition of obsolete, damaged or worn-out property that is no longer necessary for the conduct of the business of Wynn Las Vegas or any of the Restricted Subsidiaries;

(6) the sale or other disposition of cash or Cash Equivalents;

(7) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(8) like-kind exchanges of personal property if the Fair Market Value of the personal property transferred by Wynn Las Vegas or any of the Restricted Subsidiaries in such exchanges does not exceed $20.0 million in the aggregate in any calendar year;

(9) a dedication of space within the Projects as necessary for the development of the Projects and as permitted by the Collateral Documents;

(10) licenses of patents, trademarks and other intellectual property rights granted by Wynn Las Vegas or any of the Restricted Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Person;

(11) the transfer or sale or disposition of any Released Assets; provided that any revenues in excess of $10.0 million (in the aggregate) generated by sales, leases or other dispositions of any assets in connection with (i) any timeshare, interval ownership or similar development or (ii) any condominium or similar development with respect to the Phase III Project, shall constitute Asset Sales and shall be disposed of in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(12) a transfer of assets between or among Wynn Las Vegas and the Restricted Subsidiaries pursuant to any Affiliate Agreement;

(13) the granting, creation or existence of a Permitted Lien and dispositions of assets pursuant to an exercise of remedies, including by way of foreclosure, against the underlying assets subject to such Permitted Liens, under circumstances not otherwise resulting in Defaults or Events of Default, so long as the net proceeds, if any, of any such disposition received by Wynn Las Vegas or any of its Restricted Subsidiaries shall be treated as if they were Net Proceeds of an Asset Sale and applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(14) Government Transfers or Permitted Liens of the type described in clause (12) of the definition of “Permitted Liens,” so long as the net proceeds, if any, of any such disposition received by Wynn Las Vegas or any of the Restricted Subsidiaries in respect thereof shall be treated as if they were Net Proceeds of an Asset Sale and applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; and

(15) transfers, leases or other dispositions of the Koval Land or any portion of or interest in the Koval Land.

Notwithstanding the foregoing, any sale of assets which requires a mandatory prepayment of amounts outstanding (or the mandatory reduction of commitments thereunder) under the Credit Agreement shall constitute an Asset Sale for purposes of the indenture.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the individual or individuals who are the managing member, members or managers or any controlling committee of managing members or managers thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Budgeted Overhead Final Payment Date” means the date on which the final payments in respect of corporate or other organizational overhead expenses of Wynn Resorts and its Subsidiaries included in the Phase I Project Budget are disbursed pursuant to the Disbursement Agreement. Wynn Las Vegas shall deliver an officers’ certificate to the trustee, within 30 days following a written request therefor from the trustee or any noteholder, confirming and setting forth such date.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition;

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7) to the extent not permitted above, Permitted Securities.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Wynn Las Vegas and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than to the Principal or a Related Party of the Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of either Issuer or any successor thereto;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that:

(a) any “person” (as defined in clause (1) above), other than the Principal and any of his Related Parties becomes the Beneficial Owner, directly or indirectly, of more than 50% of the outstanding Voting Stock of Wynn Resorts, measured by voting power rather than number of equity interests;

(b) any “person” (as defined in clause (1) above) (other than Kazuo Okada, Aruze USA and Aruze Corp., so long as (i) the Stockholders Agreement, as in effect on the date of the indenture, remains in full force and effect, (ii) a majority of the Board of Directors is constituted of Persons named on any slate of directors chosen by the Principal and Aruze USA pursuant to the Stockholders Agreement, as in effect on the date hereof, and (iii) Kazuo Okada and his Related Parties either (A) “control” (as that term is used in Rule 405 under the Securities Act) Aruze Corp. and Aruze USA or (B) otherwise remain the direct or indirect Beneficial Owners of the Voting Stock of Wynn Resorts held by Aruze Corp.) becomes the Beneficial Owner, directly or indirectly, of a greater percentage of the outstanding Voting Stock of Wynn Resorts, measured by voting power rather than number of equity interests, than is at that time Beneficially Owned by the Principal and his Related Parties as a group;

(c) prior to the earlier of (i) the Phase II Opening Date or (ii) December 31, 2007, the Principal and his Related Parties as a group own less than 80% of the outstanding Voting Stock of Wynn Resorts owned by such group as of the date of the indenture; or

(d) prior to the earlier of (i) the Phase II Opening Date or (ii) December 31, 2007, the Principal and his Related Parties as a group own less than 10% of the outstanding Voting Stock of Wynn Resorts, measured by voting power rather than number of equity interests;

(4) the first day before the earlier of (i) the Phase II Opening Date or (ii) December 31, 2007, on which the Principal does not act as either the chairman of the Board of Directors or the chief executive officer of Wynn Resorts, other than (A) as a result of death or disability or (B) if the Board of Directors of Wynn Resorts, exercising their fiduciary duties in good faith, removes or fails to re-appoint the Principal as chairman of the Board of Directors or chief executive officer of Wynn Resorts;

(5) the first day on which a majority of the members of the Board of Directors of Wynn Resorts or Wynn Las Vegas are not Continuing Directors;

(6) the first day on which Wynn Resorts ceases to own, directly or indirectly, 100% of the outstanding Equity Interests of Wynn Las Vegas; or

(7) Wynn Resorts consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, Wynn Resorts, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Wynn Resorts is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Wynn Resorts outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

Notwithstanding the above, a Change of Control will not occur solely by reason of a Permitted C-Corp. Conversion.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all assets, now owned or hereafter acquired, of either Issuer, any Guarantor, any Restricted Subsidiary or any other Person, to the extent such assets are pledged or assigned or purported to be pledged or assigned, or are required to be pledged or assigned under the indenture or the Collateral Documents to the trustee, including the Exclusive Note Collateral and the Primary Note Collateral, together with the proceeds and products thereof (including, without limitation, the proceeds of Asset Sales).

“Collateral Documents” means:

(1) the Completion Guarantee,

(2) the Deeds of Trust,

(3) the Disbursement Agreement,

(4) the Security Agreements,

(5) the Intellectual Property Security Agreements, if any,

(6) the Intercreditor Agreement,

(7) the Secured Account Agreement,

(8) the Management Fees Subordination Agreement, and

(9) instruments, documents, pledges or filings that create, evidence, perfect, set forth, consent to, acknowledge or limit the security interest of the trustee in the Collateral,

in each case, as amended, modified or otherwise supplemented from time to time in accordance with their respective terms and with the indenture and the Collateral Documents.

“Collateral Release Period” means any period of the time while the notes remain outstanding during which the Holders’ security interest in all of the Collateral is released in accordance with the conditions described above under the caption “—Security—Release of Collateral.”

“Completion Guarantee” means the Completion Guarantee, dated as of the date of indenture, by the Completion Guarantor in favor of the trustee, the trustee under the indenture governing the Second Mortgage Notes and the agent under the Credit Agreement.

“Completion Guarantee Release Date” means the date on which the Completion Guarantee Release Conditions are satisfied.

“Completion Guarantee Release Conditions” has the meaning given the term “Completion Guaranty Release Conditions” in the Disbursement Agreement.

“Completion Guarantor” means Wynn Completion Guarantor, LLC, a Nevada limited liability company.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits or the Tax Amount of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes or Tax Amount was included in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) any pre-opening expenses, to the extent such pre-opening expenses were deducted in calculating Consolidated Net Income on a consolidated basis; plus

(6) non-cash items reducing Consolidated Net Income for such period; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Wynn Las Vegas will be added to Consolidated Net Income to compute Consolidated Cash Flow of Wynn Las Vegas only to the extent that a corresponding amount would be permitted at the date of determination to be distributed to Wynn Las Vegas by such Restricted Subsidiary without prior governmental approval that has not been obtained, and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its equity holders.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the consolidated net income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of (a) income tax expense or the Tax Amount (whether or not paid during such period), (b) consolidated interest expense of such Person and its Subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including, in the case of Wynn Las Vegas, the loans and letters of credit under the Credit Agreement), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and (e) any extraordinary expenses or losses (and, whether or not otherwise includable as separate items in the statement of such consolidated net income for such period, non-cash losses on sales of assets outside of the ordinary course of business and pre-opening expenses related to (i) the initial opening of the Phase I Project (such pre-opening expenses to be no greater than that set forth in the Phase I Project Budget), (ii) the initial opening of the Phase II Project (such pre-opening expenses to be no greater than that set forth in the Phase II Project Budget) and (iii) the opening of the Entertainment Facility (such pre-opening expenses in the aggregate to be no greater than $5.0 million)) and minus, to the extent included in the statement of such consolidated net income for such period, the sum of (a) interest income (except to the extent deducted in determining consolidated interest expense) and (b) any extraordinary income or gains (and, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, gains on the sales of assets outside of the ordinary course of business), all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of Wynn Las Vegas and its Subsidiaries for such period.

“Consolidated Member” means a Person that joins (or would join upon the consummation of a Permitted C-Corp. Conversion) in the filing of a consolidated, combined or unitary tax return for United States federal, state or local income or franchise tax purposes with Wynn Resorts, Limited, which Person is Wynn Las Vegas, the Completion Guarantor, or any of their respective Subsidiaries.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP. For purposes of determining Consolidated Net Income:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary of such Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equity holders;

(3) the Net Income (loss) of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

(4) the cumulative effect of a change in accounting principles will be excluded.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

“Consolidated Total Debt” means at any date, the aggregate principal amount of all Indebtedness of Wynn Las Vegas and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Construction Consultant” means Inspection & Valuation International, Inc., or any other construction consultant designated under the Disbursement Agreement.

“Construction Contract” means the Agreement for Guaranteed Maximum Price Construction Services for Wynn Las Vegas, dated as of June 4, 2002, between Wynn Las Vegas and the General Contractor, as amended, modified or otherwise supplemented from time to time in any manner that is not in contravention of the covenant described above under the caption “—Certain Covenants—Amendments to Certain Agreements.”

“Construction Contract Guarantee” means the Amended and Restated Continuing Guarantee, dated as of October 22, 2002, by the Construction Contract Guarantor in favor of Wynn Las Vegas, as amended, modified or otherwise supplemented from time to time in any manner that is not in contravention of the covenant described above under the caption “—Amendments to Certain Agreements.”

“Construction Contract Guarantor” means Austi, Inc., a Nevada corporation.

“Continuing Directors” means, as of any date of determination, with respect to any Person, any member of the Board of Directors of such Person who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated as of the date of the indenture, by and among Wynn Las Vegas, the lenders party thereto, and Deutsche Bank Trust Company Americas, as sole administrative agent, Deutsche Bank Securities Inc., as joint advisor, joint book-running manager and joint lead arranger, Banc of America Securities LLC, as joint advisor, joint-book running manager and joint lead arranger, Bank of America, N.A. as sole syndication agent, Bear Stearns Corporate Lending, Inc., as joint documentation agent, Bear, Stearns & Co. Inc., a joint book-running manager and arranger, JPMorgan Chase Bank, N.A., as joint documentation agent, J.P. Morgan Securities Inc., as joint-book running manager and arranger and Société Générale, as joint book-running manager and arranger, providing for revolving credit and term loan borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, supplemented, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (whether with the same or different lenders or holders, including by means of sales of debt securities to institutional investors) from time to time.

“Dealership Lease Agreement” means the Dealership Lease Agreement, to be entered into between Wynn Las Vegas, as lessor, and PW Automotive, LLC, as lessee, with respect to the lease of space at the Phase I Project for the development and operation of a Ferrari and Maserati automobile dealership, as amended, modified or otherwise supplemented from time to time in any manner that is not in contravention of the covenant described above under the caption “—Certain Covenants—Amendments to Certain Agreements.”

“Deeds of Trust” means the deeds of trust entered into by the Issuers, the Guarantors and, if applicable, Wynn Resorts, from time to time for the benefit of the collateral agent, as agent for (1) the administrative agent for the lenders under the Credit Agreement and (2) the trustee on behalf of the noteholders in accordance with the provisions of the indenture and the Collateral Documents.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Design/Build Contract” means the Design/Build Agreement, effective as of June 6, 2002, by and between Wynn Las Vegas and Bomel Construction Company, Inc., as amended, modified or otherwise supplemented from time to time in any manner that is not in contravention of the covenant described above under the caption “—Certain Covenants—Amendments to Certain Agreements.”

“Disbursement Agent” means Deutsche Bank Trust Company Americas, in its capacity as the disbursement agent under the Disbursement Agreement and its successors in such capacity pursuant to the Disbursement Agreement.

“Disbursement Agreement” means the Master Disbursement Agreement, dated as of the date of the indenture, among Wynn Las Vegas, the trustee, a representative of the lenders under the Credit Agreement, and the Disbursement Agent in connection with the Projects, as amended, modified or otherwise supplemented from time to time in accordance with its terms.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, (1) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Wynn Las Vegas to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Wynn Las Vegas may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments” and (2) any Capital Stock will not constitute Disqualified Stock solely because it is required to be redeemed under applicable Gaming Laws. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Wynn Las Vegas and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Wynn Las Vegas that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Wynn Las Vegas.

“Entertainment Facility” means a showroom or entertainment facility adjoining the Wynn Las Vegas hotel and casino resort on the Project Site and connected directly to such hotel, which is initially expected to feature the musical, “Avenue Q.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal), whether in respect of a single event or a series of related events, any of the following:

(1) any loss, destruction or damage of such property or asset;

(2) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(3) any settlement in lieu of clause (2) above.

“Excluded Project Assets” means (1) any Equity Interests held by Wynn Resorts or Valvino Lamore and (2) the Released Assets.

“Exclusive Note Collateral” means the remaining net proceeds of the offering of the old notes, if any, which are required, under the Disbursement Agreement, to be deposited into the Secured Account.

“Existing Indebtedness” means Indebtedness of Wynn Las Vegas or its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, including any remaining Second Mortgage Notes, until such amounts are repaid or redeemed.

“Existing Stockholders” means Stephen A. Wynn, Aruze, USA, Inc. and Baron Asset Fund.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (1) an appropriate officer of Wynn Las Vegas, in the case of any value equal to or less than $10 million or (2) the Board of Directors of Wynn Capital, in the event of any value greater than $10 million (in each case, unless otherwise provided in the indenture). With respect to any Affiliate Transactions, the Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $25.0 million. For purposes of clause (24) of the definition of “Permitted Liens,” Fair Market Value should be based on the opinion of Qualified Appraiser.

“FF&E Facility” means the Credit Agreement, dated as of October 30, 2002, among Wynn Las Vegas, the collateral agent thereunder and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Wynn Las Vegas (other than Disqualified Stock) or to Wynn Las Vegas or a Restricted Subsidiary of Wynn Las Vegas, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or, in the case of a Person that is a partnership or a limited liability company, the combined federal, state and local income tax rate that was or would have been utilized to calculate the Tax Amount of such Person), expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, including the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board and any other applicable gaming regulatory authority or agency, in each case, with authority to regulate the sale or distribution of liquor or any gaming operation (or proposed gaming operation) owned, managed or operated by Wynn Las Vegas or any of the Restricted Subsidiaries.

“Gaming Facility” means any building or other structure used or expected to be used to enclose space in which a gaming operation is conducted and (1) is wholly or partially owned, directly or indirectly, by Wynn Las Vegas or any Restricted Subsidiary or (2) any portion or aspect of which is managed or used (pursuant to the Management Agreement or otherwise), or expected to be managed or used (pursuant to the Management Agreement or otherwise), by Wynn Las Vegas or any Restricted Subsidiary.

“Gaming Law” means the gaming laws, rules, regulations or ordinances of any jurisdiction or jurisdictions to which Wynn Las Vegas or any of the Restricted Subsidiaries is, or may be at any time after the date of the indenture, subject.

“Gaming License” means any license, permit, franchise or other authorization from any Gaming Authority necessary on the date of the indenture or at any time thereafter to own, lease, operate or otherwise conduct the gaming business of Wynn Las Vegas or any of its Restricted Subsidiaries.

“Golf Course Construction Contract” means the Lump Sum Agreement, effective as of February 18, 2003, by and between Wynn Las Vegas, LLC and Wadsworth Golf Construction Company, relating to the construction of the new golf course on the Project Site, as amended, modified or otherwise supplemented from time to time in accordance with the Disbursement Agreement.

“Golf Course Design Services Agreement” means that certain Golf Course Design Services Agreement that Wynn Las Vegas is a party to, as amended, modified or otherwise supplemented from time to time in any manner that is not in contravention of the covenant described above under the caption “—Certain Covenants—Amendments to Certain Agreements.”

“Golf Course Land” means that portion of the Project Site designated as the Golf Course Land in the Collateral Documents and described in an exhibit to the Disbursement Agreement, together with all improvements thereon and all rights appurtenant thereto, other than, for purposes of the covenant described above under the caption “—Certain Covenants—Limitation on Development of Golf Course Land,” homesites adjacent thereto to be used to construct a residence for Stephen A. Wynn.

“Golf Course Lease” means the Golf Course Lease, dated as of the date of the indenture, between Wynn Golf, LLC, as lessor, and Wynn Las Vegas, as lessee, with respect to the lease of land on which the 18-hole championship golf course will be located, as amended, modified or otherwise supplemented from time to time in any manner that is not in contravention of the covenant described above under the caption “—Certain Covenants—Amendments to Certain Agreements.”

“Government Transfers” means:

(1) any seizures, condemnations, confiscations or takings by the power of eminent domain or other similar mandatory actions, in each case by a governmental authority against real property held by Wynn Las Vegas or any of the Restricted Subsidiaries, or

(2) any transfers of interests in real property held by Wynn Las Vegas or any of the Restricted Subsidiaries to any State of Nevada, Clark County or local governmental authority consisting of easements, rights-of-way, dedications, exchanges or swaps or other similar transfers undertaken in furtherance of the development, construction or operation of the Projects, so long as such transfers, individually and in the aggregate, do not materially interfere with the ordinary course of business or the assets or operations of Wynn Las Vegas or any of the Restricted Subsidiaries, or materially detract from the value of the real property subject thereto.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means each of:

(1) the Restricted Subsidiaries that are Domestic Subsidiaries, other than Immaterial Subsidiaries, and

(2) any other Person that provides a Guarantee by executing a supplemental indenture in accordance with the provisions of the indenture, and, except to the extent the applicable Guarantee is released in accordance with the caption “—Note Guarantees—Release of Guarantees,” their respective successors and assigns (other than the Issuers). A Person shall cease to be a Guarantor following the release of its Guarantee as described above under that caption.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” or “holder” means any registered holder, from time to time, of the notes. Only registered holders will have any rights under the indenture.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $500,000 and whose total revenues for the most recent 12-month period do not exceed $500,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Wynn Las Vegas.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with

GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness;

(3) in the case of a Guarantee of Indebtedness, the maximum amount of the Indebtedness guaranteed under such Guarantee; and

(4) in the case of Indebtedness of others secured by a Lien on any asset of the specified Person, the lesser of:

(a) the face amount of such Indebtedness (plus, in the case of any letter of credit or similar instrument, the amount of any reimbursement obligations in respect thereof), and

(b) the Fair Market Value of the asset(s) subject to such Lien.

Notwithstanding anything contained in the indenture to the contrary, any obligation of the Issuers or the Restricted Subsidiaries incurred in the ordinary course of business in respect of casino chips or similar instruments shall not constitute “Indebtedness” for any purpose under the indenture.

“Intellectual Property Security Agreements” means:

(1) any Intellectual Property Security Agreement, to be dated as of the date of the indenture, among Wynn Las Vegas, certain Restricted Subsidiaries, if applicable, and the trustee, and

(2) any other intellectual property security agreement entered into by Wynn Resorts, either of the Issuers or any Restricted Subsidiary from time to time in accordance with the provisions of the indenture, in each case, as amended, modified or otherwise supplemented from time to time in accordance with their respective terms and with the indenture and the other Collateral Documents.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of the date of the indenture, among the trustee, the trustee under the indenture governing the Second Mortgage Notes, a representative of the lenders under the Credit Agreement, the collateral agent and the other parties thereto from time to time.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances (excluding advances made to customers in the ordinary course of business) or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Wynn Las Vegas or any Restricted Subsidiary of Wynn Las Vegas sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Wynn Las Vegas such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Wynn Las Vegas, Wynn Las Vegas will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Wynn Las Vegas’ Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Wynn Las Vegas or any Restricted Subsidiary of Wynn Las Vegas of a Person that holds an Investment in a third Person will be deemed to be an Investment by Wynn Las Vegas or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issuers” means Wynn Las Vegas and Wynn Capital.

“Koval Land” means the approximately 18 acres of land located across from the Projects on Koval Lane and Sands Avenue which we intend to use for employee parking and other ancillary uses.

“Lien” means, with respect to any asset, (i) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, (ii) any lease in the nature thereof, or (iii) any agreement to deliver a security interest in any asset, or any filing of, or agreement to deliver any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquidated Damages” means all liquidated damages then owing pursuant to the registration rights agreement.

“Macau Project” means the gaming and/or hotel project in Macau contemplated by the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region of the People’s Republic of China, dated June 24, 2002, between the Macau Special Administrative Region of the People’s Republic of China and Wynn Resorts (Macau), S.A.

“Management Agreement” means the Management Agreement dated as of October 30, 2002, between Wynn Resorts as manager and Wynn Las Vegas, as amended, modified or supplemented from time to time in any manner that is not in contravention of the covenant described above under the caption “—Certain Covenants—Amendments to Certain Agreements.”

“Management Fees” means any fees payable pursuant to the Management Agreement, in an aggregate amount not to exceed, during any 12-month period, 1.5% of Net Revenues of Wynn Las Vegas and its Restricted Subsidiaries for the period of four full consecutive fiscal quarters of Wynn Las Vegas most recently ended prior to the commencement of such 12-month period.

“Management Fees Subordination Agreement” means the Management Fees Subordination Agreement, dated as of the date of the indenture, by and among Wynn Resorts, Wynn Las Vegas, the administrative agent under the Credit Agreement and the trustee.

“Material Project Assets” means:

(1) assets that are necessary to the development, construction or operation of the Phase I Project in accordance with the Phase I Plans and Specifications, or

(2) assets, the absence of which would result in the Phase I Completion Date occurring after the Phase I Outside Completion Deadline.

In no event shall (1) Released Assets or (2) assets with a Fair Market Value less than $100.0 million be considered Material Project Assets.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its statistical rating business, except that any reference to a particular rating by Moody’s will be deemed to be a reference to the corresponding rating by any such successor.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP (and reduced by any provision in respect of the Tax Amount attributable to such net income) and before any reduction in respect of preferred equity dividends, giving effect to, without duplication, any amounts paid or distributed by Wynn Las Vegas or any of its Restricted Subsidiaries as Allocable Overhead if and to the same extent that such amounts would have been included in the calculation of net income if incurred by Wynn Las Vegas directly, excluding (to the extent previously taken into account in computing net income), however:

(1) any gain (or loss), together with any related provision for the Tax Amount on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (or loss), together with any related provision for the Tax Amount on such extraordinary gain (or loss).

“Net Loss Proceeds” means the aggregate cash proceeds received by Wynn Las Vegas or any of the Restricted Subsidiaries in respect of any Event of Loss, including, without limitation, insurance proceeds from condemnation awards or damages awarded by any judgment, net of:

(1) the direct costs in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), and

(2) amounts required to be and actually applied to the repayment of Indebtedness (other than Indebtedness that is subordinated in right of payment to the notes or the Guarantees of the notes) permitted under the indenture that is secured by a Permitted Lien on the asset or assets that were the subject of such Event of Loss that ranks prior to the security interest of the trustee in those assets, after giving effect to any provisions in the Collateral Documents and the Intercreditor Agreement as to the relative ranking of security interests, and

(3) any taxes or Tax Amount paid or payable as a result of the receipt of such cash proceeds.

“Net Proceeds” means the aggregate cash proceeds received by Wynn Las Vegas or any of the Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale and the provision for taxes and the Tax Amount paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(2) amounts, if any, required to be, and in fact, applied to the prepayment of Indebtedness permitted under the indenture (other than Indebtedness that is subordinated in right of payment to the notes or the Guarantees of the notes) secured by a Permitted Lien on the asset or assets that were the subject of such Asset Sale that ranks prior to the security interest of the trustee in those assets, after giving effect to any provisions in the Collateral Documents and the Intercreditor Agreement as to the relative ranking of security interests, and

(3) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Net Revenues” means, for any period, the net revenues of Wynn Las Vegas and its Restricted Subsidiaries, as set forth on Wynn Las Vegas’ income statement for the relevant period under the line item “net revenues,” calculated in accordance with GAAP and with Regulation S-X under the Securities Act and in a manner consistent with that customarily utilized in the gaming industry.

“Nevada Gaming Control Act” means Chapter 463 of the Nevada Revised Statutes.

“Non-Project Assets” means the Released Assets and:

(1) Project Assets that are not necessary to the development, construction and operation of either the Phase I Project or the Phase II Project in accordance with the Phase I Plans and Specifications and the Phase II Plans and Specifications, respectively, and

(2) Project Assets, the absence of which would result in neither the Phase I Completion Date occurring after the Phase I Outside Completion Deadline nor the Phase II Completion Date occurring after the Phase II Outside Completion Deadline.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Wynn Las Vegas nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) (other than a pledge of the Equity Interests of the Unrestricted Subsidiary that is an obligor with respect to such Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary, other than the Completion Guarantor) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Wynn Las Vegas or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Wynn Las Vegas or any of its Restricted Subsidiaries (other than the stock of an Unrestricted Subsidiary pledged by Wynn Resorts of one of its Restricted Subsidiaries to secure Indebtedness of the Unrestricted Subsidiary).

“Note Guarantee” means the Guarantee, by each Guarantor of the Issuers’ obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness (including, without limitation, interest accruing at the then applicable rate provided in such documentation after the maturity of such Indebtedness and interest accruing at the then applicable rate provided in such documentation after the filing of a petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any debtor under such documentation, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

“Parent” means Wynn Resorts.

“Pari Passu Debt” means any Indebtedness, other than Indebtedness incurred under the Credit Agreement, that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets or Events of Loss.

“Pass Through Entity” means any of (1) a grantor trust for United States federal or state income tax purposes or (2) an entity treated as a partnership or a disregarded entity for United States federal or state income tax purposes.

“Payment and Performance Bond” means any payment and performance bond delivered under any contract or subcontract (including from the Phase I General Contractor) in favor of Wynn Las Vegas (or any contractor), the agent for the lenders under the Credit Agreement and the trustee supporting the contractor’s or subcontractor’s obligations under any such contract or subcontract.

“Permitted Business” means:

(1) the gaming business;

(2) all businesses whether or not licensed by a Gaming Authority which are necessary for, incident to, useful to, arising out of, supportive of or connected to the development, ownership or operation of a Gaming Facility;

(3) any development, construction, ownership or operation of lodging (including (i) any timeshare, interval ownership or similar development or (ii) any condominium or similar development with respect to the Phase III Project), retail and restaurant facilities, sports or entertainment facilities, food and beverage distribution operations, transportation services (including operation of the Aircraft Assets), sales, leasing and repair of automobiles, parking services, or other activities related to the foregoing;

(4) any business (including any related and legally permissible internet business) that is a reasonable extension, development or expansion of any of the foregoing; and

(5) the ownership by a Person of capital stock in its direct Wholly Owned Subsidiaries.

“Permitted C-Corp. Conversion” means a transaction resulting in Wynn Las Vegas, the Completion Guarantor or any of the Restricted Subsidiaries becoming a subchapter “C” corporation under the Code, so long as, in connection with such transaction:

(1) the subchapter “C” corporation resulting from such transaction is a corporation organized and existing under the laws of any state of the United States or the District of Columbia and the Beneficial Owners of the Equity Interests of the subchapter “C” corporation shall be the same, and shall be in the same percentages, as the Beneficial Owners of Equity Interests of the applicable entity immediately prior to such transaction;

(2) the subchapter “C” corporation resulting from such transaction assumes in writing all of the obligations, if any, of the applicable entity under (a) the indenture, the notes, the Guarantees by the Guarantors and the Collateral Documents and (b) all other documents and instruments to which such Person is a party (other than, in the case of clause (a) only, any documents and instruments that, individually or in the aggregate, are not material to the subchapter “C” corporation);

(3) the subchapter “C” corporation resulting from such transaction complies with the covenant described above under the caption “—Certain Covenants—Additional Collateral; Formation or Acquisition of Restricted Subsidiaries, Designation of Unrestricted Subsidiaries as Restricted Subsidiaries or Permitted C-Corp. Conversion”;

(4) the trustee is given not less than 45 days’ advance written notice of such transaction and evidence satisfactory to the trustee (including, without limitation, title insurance and a satisfactory opinion of counsel) regarding the maintenance of the perfection and priority of liens granted, or intended to be granted, in favor of the trustee in the Collateral following such transaction;

(5) such transaction would not cause or result in a Default or an Event of Default;

(6) such transaction does not result in the loss or suspension or material impairment of any Gaming License unless a comparable Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment;

(7) such transaction does not require any holder or Beneficial Owner of the notes to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction;

(8) Wynn Las Vegas shall have delivered to the trustee an opinion of counsel of national repute in the United States reasonably acceptable to the trustee confirming that neither Issuer, nor any Restricted Subsidiary, nor any Guarantor nor any of the Holders will recognize income, gain or loss for United States federal or state income tax purposes as a result of such Permitted C-Corp. Conversion; and

(9) Wynn Las Vegas shall have delivered to the trustee a certificate of the chief financial officer of Wynn Las Vegas confirming that the conditions in clauses (1) through (8) have been satisfied.

“Permitted Investments” means:

(1) any Investment by any entity in Wynn Las Vegas or in a Wholly Owned Restricted Subsidiary of Wynn Las Vegas;

(2) any Investment in Cash Equivalents;

(3) any Investment by Wynn Las Vegas or any Restricted Subsidiary in a Person that is engaged in a Permitted Business and that is evidenced by capital stock or intercompany notes that are pledged to the trustee as Primary Note Collateral, if as a result of such Investment:

(a) such Person becomes a Wholly Owned Restricted Subsidiary of Wynn Las Vegas; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Wynn Las Vegas or a Wholly Owned Restricted Subsidiary of Wynn Las Vegas, and such Investment complies with the provisions of the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets,” if applicable;

(4) any Investment made as a result of the receipt of non-cash consideration from (i) a Permitted Disposition or (ii) an Asset Sale or an Event of Loss of the type contemplated by clause (3) of the definition of “Event of Loss” that was made pursuant to and in compliance with the covenant described above under the captions “—Repurchase at the Option of Holders—Asset Sales” or “—Events of Loss”;

(5) any Investment, solely in exchange for Equity Interests (other than Disqualified Stock) of Wynn Resorts;

(6) to the extent constituting an Investment, any extensions of trade credit in the ordinary course of business and Investments received in compromise or settlement of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) any Investment in Hedging Obligations;

(8) to the extent constituting an Investment, licenses of patents, trademarks and other intellectual property rights granted by Wynn Las Vegas or any of its Restricted Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Person;

(9) to the extent constituting an Investment, repurchases of the notes;

(10) an Investment in the form of a loan by Wynn Las Vegas to (a) Wynn Group Asia, Inc., (b) to Wynn Resorts for purposes of an investment in Wynn Group Asia, Inc., or (c) directly to Wynn Resorts (Macau), S.A., in each case, on or before August 30, 2005, in an amount not to exceed $122,000,000, which loan shall be pledged as Collateral to secure (i) the Indebtedness outstanding under the Credit Agreement and (ii) the notes (except in the case of a direct loan to Wynn Resorts (Macau), S.A., for which no such pledge will be required);

(11) Investments held by a Person in a third Person at the time such Person is acquired by Wynn Las Vegas or any Restricted Subsidiary of Wynn Las Vegas; provided that such Investments were not acquired in contemplation of such acquisition by Wynn Las Vegas or such Restricted Subsidiary;

(12) loans or advances to employees of Wynn Las Vegas or its Restricted Subsidiaries (other than the Principal) made in the ordinary course of business not exceeding $5.0 million in the aggregate outstanding at any time;

(13) to the extent constituting Investments, payroll, travel and similar advances to cover matters that at the time of such advances are expected to ultimately be treated as expenses for accounting purposes and that are made in the ordinary course of business; and

(14) the assignment of gaming debts evidenced by a credit instrument, including what are commonly referred to as “markers,” to an Affiliate of Wynn Las Vegas for the purpose of collecting amounts outstanding under such gaming debts or “markers” due to Wynn Las Vegas thereunder; provided, however, that any Affiliate receiving any such assignment enters into a binding agreement to pay all amounts so collected back to Wynn Las Vegas within 30 days of receipt of payment of such collected amounts; provided, further, that any such Affiliate is not, at the time of any such assignment, in default of its obligations under any such binding agreement previously delivered with respect to any such assignment.

“Permitted Junior Debt” means any secured Indebtedness, which is either subordinated in right of payment to the notes or is secured by Liens with a lower priority than the Liens securing the notes, with respect to which the agent, trustee or other representatives of the lenders or the holders of such Indebtedness shall have become a party to the Intercreditor Agreement and which shall be subject to restrictions and the terms applicable to the holders of “junior debt” (as such term is defined in the Intercreditor Agreement).

“Permitted Liens” means:

(1) Liens on property of a Person existing at the time such Person is merged into or consolidated with Wynn Las Vegas or any of the Restricted Subsidiaries, provided such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Wynn Las Vegas or any of the Restricted Subsidiaries;

(2) Liens in favor of Wynn Las Vegas or any of the Restricted Subsidiaries, provided if any such Liens are on any or all of the Collateral, such Liens are either:

(a) collaterally assigned to the collateral agent for the benefit of the trustee and the holders of the notes, or

(b) contractually subordinated to the security interests in favor of the trustee and the holders of the notes securing the obligations under the notes, the Guarantees and the Credit Agreement;

(3) Liens on property existing at the time of acquisition thereof by Wynn Las Vegas or any of the Restricted Subsidiaries (other than materials or supplies acquired in connection with developing, constructing, expanding or equipping of the Projects), provided such Liens were in existence prior to the contemplation of such acquisition;

(4) Liens existing on the date of the indenture and disclosed in the title commitment for the Deeds of Trust relating to the Projects or in the applicable schedule(s) to the Credit Agreement, as in effect on the date of the indenture;

(5) Liens to secure performance of statutory obligations of or obligations to landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like obligations arising in the ordinary course of business and with respect to amounts not yet delinquent for a period of more than 30 days or which are being contested in good faith by an appropriate process of law, so long as a reserve or other appropriate provision as shall be required by GAAP shall have been made therefor;

(6) any Liens permitted under the Disbursement Agreement;

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, so long as any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(8) Liens on the Collateral created by the indenture and the Collateral Documents securing the Indebtedness and other Obligations under the indenture and the Collateral Documents; provided, however, that this clause (8) shall not be deemed to permit the extension of the liens on the Collateral created by the indenture and the Collateral Documents with respect to any Indebtedness incurred after the date of the indenture as the result of the issuance of additional notes under the indenture in compliance with the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(9) Liens on the Collateral (other than the Exclusive Note Collateral) securing up to $1.0 billion of Indebtedness and other Obligations under the Credit Agreement that were permitted by the terms of the indenture to be incurred;

(10) Liens on property or assets to secure Indebtedness permitted by clause (7) of the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock,” provided, however, that so long as such Indebtedness is not incurred under the Credit Agreement or through the issuance of Additional Notes under the indenture, such Liens do not at any time encumber any assets or property other than the assets or property financed by such Indebtedness, and the proceeds (including insurance proceeds), products, rents, profits, accessions and replacements thereof or thereto; provided, further, to the extent that the Indebtedness permitted by clause (7) of the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock” is incurred under the Credit Agreement or through the issuance of Additional Notes under this Indenture and the property or assets acquired with such Indebtedness becomes part of the Collateral, such Indebtedness may be secured by the Collateral;

(11) Liens, pledges or deposits to secure the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, appeal bonds and other obligations of like nature, in each case, in the ordinary course of business, and lease obligations or nondelinquent obligations under workers’ compensation, unemployment insurance or similar legislation;

(12) without duplication, (i) Government Transfers, and (ii) easements, rights-of-way, restrictions, zoning, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business or assets of Wynn Las Vegas or any of the Restricted Subsidiaries incurred in connection with a Permitted Business;

(13) Liens on Equity Interests in Unrestricted Subsidiaries of Wynn Las Vegas but only to the extent that the recourse of the lender on any Indebtedness which such Lien secures is limited to such Equity Interests;

(14) Liens on assets or property of Wynn Las Vegas or any of the Restricted Subsidiaries arising by reason of any attachment or judgment not constituting an Event of Default under the indenture, so long as:

(a) such Liens are being contested in good faith by appropriate proceedings, and

(b) such Liens are adequately bonded or adequate reserves have been established on the books of the applicable Person in accordance with GAAP;

(15) to the extent constituting Liens, ground leases and subleases in respect of the real property owned or leased by Wynn Las Vegas or any of the Restricted Subsidiaries, to the extent that such ground leases and subleases are permitted under the indenture and the Collateral Documents and any leasehold mortgage on the lessee’s leasehold interest in the underlying real property in favor of any party financing the lessee under any such lease or sublease, so long as:

(a) neither Issuer nor any of the Restricted Subsidiaries is liable for the payment of any principal of, or interest, premiums or fees on, such financing, and

(b) the affected lease and leasehold mortgage are expressly made subject and subordinate to the Lien of the applicable mortgage securing the notes, or a Guarantee of the notes, as the case may be;

(16) Uniform Commercial Code financing statements filed for precautionary purposes in connection with any true lease of property leased by Wynn Las Vegas or any of the Restricted Subsidiaries, so long as any such financing statement does not cover any property other than the property subject to such lease and the proceeds (including insurance proceeds), products, rents, profits, accessions and replacements thereof or thereto;

(17) Liens securing Permitted Refinancing Indebtedness incurred in accordance with the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock,” so long as:

(a) the Indebtedness being refinanced by such Permitted Refinancing Indebtedness was secured by a Lien of equivalent or lesser priority, and

(b) such Liens do not at any time encumber any assets or property other than the assets or property secured by the Indebtedness being refinanced by such Permitted Refinancing Indebtedness, and the proceeds (including insurance proceeds), products, rents, profits, accessions and replacements thereof or thereto;

(18) Liens securing Indebtedness incurred in accordance with clause (10) and/or clause (14) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock” and, to the extent such Indebtedness is incurred under the Credit Agreement, Liens securing Indebtedness incurred in accordance with clause (11) of such second paragraph;

(19) Liens created or expressly contemplated by the Affiliate Agreements, so long as such Liens do not secure Indebtedness;

(20) Liens securing Hedging Obligations permitted to be incurred in accordance with clause (5) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(21) licenses of patents, trademarks and other intellectual property rights granted by Wynn Las Vegas or any of the Restricted Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Person;

(22) Liens on cash disbursed pursuant to the Disbursement Agreement and deposited with, or held for the account of, Wynn Las Vegas or any of the Restricted Subsidiaries securing reimbursement obligations under performance bonds, guaranties, trade letters of credit, bankers’ acceptances or similar instruments permitted under clause (10) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock,” granted by Wynn Las Vegas or any of the Restricted Subsidiaries in favor of the issuers of such performance bonds, guaranties, trade letters of credit or bankers’ acceptances, so long as:

(a) any cash disbursed to secure such reimbursement obligations is invested in Permitted Securities only, and

(b) the amount of cash and/or Permitted Securities secured by such Liens does not exceed 110% of the amount of the Indebtedness secured thereby (ignoring, for purposes of this clause (b), any interest earned or paid on such cash and any dividends or distributions declared or paid in respect of such Permitted Investments);

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(24) Liens to secure additional Indebtedness incurred at any time other than during a Collateral Release Period which is permitted to be incurred pursuant to the first paragraph, or pursuant to clause (8) of the second paragraph, of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock;”

(25) Liens to secure additional Indebtedness incurred at any time during a Collateral Release Period which is permitted to be incurred pursuant to the first paragraph, or pursuant to clause (1) of the second paragraph, of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock,” provided that the aggregate amount of such secured Indebtedness at the time of incurrence does not exceed $100.0 million at any one time (collectively for all assets and property subject to such Liens);

(26) Liens on the Aircraft Assets to secure Indebtedness of World Travel, LLC, which is permitted to be incurred pursuant to clause (13) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock;”

(27) Liens not specified in clauses (1) through (25) above and not otherwise permitted by the covenant described above under the caption “—Certain Covenants—Liens,” so long as the aggregate outstanding principal amount of the obligations secured by all such Liens in the aggregate does not exceed $10.0 million at any one time (collectively for all assets and property subject to such Liens);

(28) in the event any loans are made directly to Wynn Resorts (Macau), S.A. in accordance with clause (10) of the definition of “Permitted Investments,” Liens of any lenders or other providers of Indebtedness to Wynn Resorts (Macau), S.A. on such loans and the proceeds thereof; provided that the Indebtedness or other Obligations secured by any such Lien shall be non-recourse to Wynn Las Vegas and its Restricted Subsidiaries (other than with respect to such loans); and

(29) Liens of sellers of goods to Wynn Las Vegas or any of its Restricted Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses.

With respect to any Collateral, notwithstanding the definition of “Permitted Liens,” a Lien shall not be a Permitted Lien on such Collateral except to the extent that any applicable Collateral Document expressly permits the applicable Person to create, incur, assume or suffer to exist such Lien on such Collateral.

“Permitted Refinancing Indebtedness” means any Indebtedness of Wynn Las Vegas or any of its Restricted Subsidiaries issued within 30 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, amend and restate, restate, defease or refund other Indebtedness of any Person (other than intercompany Indebtedness), so long as:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith), so long as if such Indebtedness is secured by a Lien described in clause (10) of the definition of “Permitted Liens,” the principal amount, or accreted value will not exceed the then current Fair Market Value of the asset so encumbered;

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Guarantees of the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable, taken as a whole, to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred by the Person that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Securities” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 18 months from the date of acquisition; or

(2) shares of money market, mutual or similar funds which invest exclusively in assets satisfying the requirements of clause (1) of this definition.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Phase I Completion” will have the meaning given to such term in the Disbursement Agreement, as in effect on the date of the indenture. That definition is expected to include the requirement that each of the following has occurred:

(1) the Phase I Opening Date has occurred under the Disbursement Agreement;

(2) all contractors and subcontractors have been paid in full (other than (A) retainage amounts and other amounts that, as of the Phase I Completion Date, are being withheld from the contractors and subcontractors in accordance with the provisions of the Project documents, (B) amounts being contested in accordance with the Disbursement Agreement, the Credit Agreement and other related financing agreements so long as adequate reserves have been established through an allocation in the Phase I Project anticipated cost report in accordance with any requirements of such financing agreements and (C) amounts payable in respect of the respective Phase I Project punchlist items to the extent not covered by clause (A) above);

(3) for Phase I Project punchlist items:

(a) a list of any remaining Phase I Project punchlist items shall have been delivered to the Construction Consultant and the Disbursement Agent by Wynn Las Vegas and approved by the Construction Consultant as a reasonable final punchlist (such approval not to be unreasonably withheld); and

(b) a written agreement with all contractors performing work with respect to Phase I Project punchlist items shall have been entered into by Wynn Las Vegas and such contractors detailing the cost of remaining Project punchlist items and shall have been delivered to the Construction Consultant and the Disbursement Agent by Wynn Las Vegas and approved by the Construction Consultant and the Disbursement Agent;

(4) the title insurer shall have issued a title insurance endorsement with respect to all work performed by any contractor or subcontractor prior to the Phase I Completion Date;

(5) delivery of an update to the business plan previously delivered under the Disbursement Agreement, in form and substance satisfactory to the agent for the lenders under the Credit Agreement;

(6) the Phase I General Contractor, the contractor under the Golf Course Construction Contract and the parking structure contractor each shall have delivered its completion certificate certifying, among other things, as to “substantial completion” of the work under its construction contract, and certain major architects and designers each shall have delivered its completion certificate, and such certifications shall have been accepted by Wynn Las Vegas in accordance with the Disbursement Agreement; and

(7) for each contract and subcontract for which a Payment and Performance Bond is required under the Disbursement Agreement and for which Wynn Las Vegas (or the applicable contractor) will release retainage as a result of Phase I Completion being achieved, Wynn Las Vegas shall have delivered from the surety under each Payment and Performance Bond (a) a “Consent of Surety to Reduction in or Partial Release of Retainage” (AIA form G707A) if a partial release of retainage amounts held under such contract or subcontract will be made or (b) a “Consent of Surety to Final Payment” (AIA form G707) if a release of all retainage amounts held under such contract or subcontract will be made.

“Phase I Completion Date” means the date on which Phase I Completion occurs.

“Phase I Final Completion” will have the meaning given to such term in the Disbursement Agreement, as in effect on the date of the indenture. That definition is expected to include the requirement that each of the following has occurred:

(1) Phase I Completion shall have occurred,

(2) the Phase I Project shall have received a permanent certificate of occupancy from the Clark County building department (and copies of such certificates shall have been delivered to the Disbursement Agent, the agent for the lenders under the Credit Agreement and the Construction Consultant),

(3) a notice of completion has been posted with respect to the Phase I Project and recorded in the Office of the County Recorder of Clark County, Nevada and the statutory period for filing mechanics liens under Nevada law with respect to work performed before filing such notice of completion has expired,

(4) the title insurer shall have issued a final 101.6 endorsements insuring the priority of the Liens on the collateral,

(5) Wynn Las Vegas shall have delivered to the Disbursement Agent and the agent for the lenders under the Credit Agreement its Phase I Final Completion certificate certifying that (a) all Phase I Project punchlist items have been completed, as determined in good faith by the Board of Directors of Wynn Capital and (b) Wynn Las Vegas has settled with the contractors all claims for payments and amounts due under the construction contracts and Wynn Las Vegas has received a final lien release from each contractor and subcontractor as required under the Disbursement Agreement,

(6) the Construction Consultant, the Phase I Project architect and the Phase I General Contractor each shall have delivered its Phase I Final Completion certificate and Wynn Las Vegas and the Construction Consultant shall have accepted the Phase I General Contractor’s Final Completion certificate in accordance with the Disbursement Agreement,

(7) Wynn Las Vegas shall have delivered to the agent for the lenders under the Credit Agreement and the Construction Consultant an “as built survey” of the Phase I Project, and

(8) Wynn Las Vegas shall have delivered from the surety under each Payment and Performance Bond, as required under the Disbursement Agreement, a “Consent of Surety to Final Payment” (AIA form G707).

“Phase I Final Completion Date” means the date on which Phase I Final Completion occurs.

“Phase I General Contractor” means Marnell Corrao Associates, Inc., a Nevada corporation.

“Phase I Key Project Documents” means:

(1) the Construction Contract,

(2) the Construction Contract Guarantee,

(3) the Design/Build Contract,

(4) the Golf Course Construction Contract, and

(5) each Payment and Performance Bond,

in each case, as amended, modified or otherwise supplemented from time to time in accordance with the Disbursement Agreement (or, if the covenant described above under the caption “—Certain Covenants— Amendments to Certain Agreements” is applicable thereto, as amended, modified or otherwise supplemented in any manner that is not in contravention of that covenant).

“Phase I Land” means that portion of the Project Site described in an exhibit to the Disbursement Agreement, as in effect on the date of the indenture, together with all improvements thereon and all rights appurtenant thereto on which the Phase I Project will be designed, developed, constructed and operated.

“Phase I Minimum Facilities” means:

(1) a casino which has in operation at least 1,900 slot machines and 120 table games,

(2) a resort which has approximately 70,000 gross square feet of retail space, approximately 190,000 gross square feet of convention, meeting, pre-function and reception facilities, a spa and salon complex occupying approximately 30,000 gross square feet, at least 15 food and beverage outlets, seating for approximately 1,900 persons at a show-room for an entertainment production, and approximately 1,600 parking spaces for guests and other visitors which, together with existing parking facilities, will provide approximately 3,500 parking spaces in total for employees, guests and other visitors,

(3) a hotel with at least 2,565 guest rooms and suites, and

(4) an 18-hole championship golf course on the Golf Course Land occupying approximately 142 acres of the Project Site.

“Phase I Opening Date” means the date on which all or any portion of the Phase I Project is open for business, and the opening conditions set forth in the Disbursement Agreement have been satisfied.

“Phase I Outside Completion Deadline” means December 31, 2005 (as such date may be extended for the same number of days as the outside Phase I completion date is extended under the Disbursement Agreement, as in effect on the date of the indenture, due to the occurrence of any force majeure event as defined therein on such date).

“Phase I Plans and Specifications” has the meaning given that term in the Disbursement Agreement.

“Phase I Project” means Wynn Las Vegas hotel and casino resort, a large scale luxury hotel and destination casino resort, with related parking structure and golf course facilities currently under development on the Project Site, all as more particularly described in the indenture and the applicable exhibit to the Disbursement Agreement, as in effect on the date of the indenture.

“Phase I Project Budget” means the Phase I Project Budget attached as an exhibit to the Disbursement Agreement.

“Phase II Completion” will have the meaning given that term in the Disbursement Agreement. That definition is expected to include the requirement that each of the following has occurred:

(1) the Phase II Opening Date has occurred under the Disbursement Agreement;

(2) all contractors and subcontractors have been paid in full (other than (A) retainage amounts and other amounts that, as of the Phase II Completion Date, are being withheld from the contractors and subcontractors in accordance with the provisions of the Project documents, (B) amounts being contested in accordance with the Disbursement Agreement, the Credit Agreement and other related financing agreements so long as adequate reserves have been established through an allocation in the Phase II Project anticipated cost report in accordance with any requirements of such financing agreements and (C) amounts payable in respect of the respective Phase II Project punchlist items to the extent not covered by clause (A) above);

(3) for Phase II Project punchlist items:

(a) a list of any remaining Phase II Project punchlist items shall have been delivered to the Construction Consultant and the Disbursement Agent by Wynn Las Vegas and approved by the Construction Consultant as a reasonable final punchlist (such approval not to be unreasonably withheld); and

(b) a written agreement with all contractors performing work with respect to Phase II Project punchlist items shall have been entered into by Wynn Las Vegas and such contractors detailing the cost of remaining Project punchlist items and shall have been delivered to the Construction Consultant and the Disbursement Agent by Wynn Las Vegas and approved by the Construction Consultant and the Disbursement Agent;

(4) the title insurer shall have issued a title insurance endorsement with respect to all work performed by any contractor or subcontractor prior to the Phase II Completion Date;

(5) delivery of an update to the business plan previously delivered under the Disbursement Agreement, in form and substance satisfactory to the agent for the lenders under the Credit Agreement;

(6) the general contractor for the Phase II Project shall have delivered its completion certificate certifying, among other things, as to “substantial completion” of the work under its construction contract, and certain major architects and designers each shall have delivered its completion certificate, and such certifications shall have been accepted by Wynn Las Vegas in accordance with the Disbursement Agreement; and

(7) for each contract and subcontract for which a Payment and Performance Bond is required under the Disbursement Agreement and for which Wynn Las Vegas (or the applicable contractor) will release retainage as a result of Phase II Completion being achieved, Wynn Las Vegas shall have delivered from the surety under each Payment and Performance Bond (a) a “Consent of Surety to Reduction in or Partial Release of Retainage” (AIA form G707A) if a partial release of retainage amounts held under such contract or subcontract will be made or (b) a “Consent of Surety to Final Payment” (AIA form G707) if a release of all retainage amounts held under such contract or subcontract will be made.

“Phase II Completion Date” means the date on which Phase II Completion occurs.

“Phase II Final Completion” will have the meaning given that term in the Disbursement Agreement. That definition is expected to include the requirement that each of the following has occurred:

(1) Phase II Completion shall have occurred,

(2) the Phase II Project shall have received a permanent certificate of occupancy from the Clark County building department (and copies of such certificates shall have been delivered to the Disbursement Agent, the agent for the lenders under the Credit Agreement and the Construction Consultant),

(3) a notice of completion has been posted with respect to the Phase II Project and recorded in the Office of the County Recorder of Clark County, Nevada and the statutory period for filing mechanics liens under Nevada law with respect to work performed before filing such notice of completion has expired,

(4) the title insurer shall have issued a final 101.6 endorsements insuring the priority of the Liens on the collateral,

(5) Wynn Las Vegas shall have delivered to the Disbursement Agent and the agent for the lenders under the Credit Agreement its Phase II Final Completion certificate certifying that (a) all Phase II Project punchlist items have been completed, and (b) Wynn Las Vegas has settled with the contractors all claims for payments and amounts due under the construction contracts and Wynn Las Vegas has received a final lien release from each contractor and subcontractor as required under the Disbursement Agreement,

(6) the Construction Consultant, the Phase II Project architect and the general contractor for the Phase II Project each shall have delivered its Phase II Final Completion certificate and Wynn Las Vegas and the Construction Consultant shall have accepted the Phase II Final Completion certificate of the general contractor for the Phase II Project in accordance with the Disbursement Agreement,

(7) Wynn Las Vegas shall have delivered to the agent for the lenders under the Credit Agreement and the Construction Consultant an “as built survey” of the Phase II Project, and

(8) Wynn Las Vegas shall have delivered from the surety under each Payment and Performance Bond, as required under the Disbursement Agreement, a “Consent of Surety to Final Payment” (AIA form G707).

“Phase II Final Completion Date” means the date on which Phase II Final Completion occurs.

“Phase II Land” means the approximately 20-acre portion of the Project Site designated as the Phase II Land in the Collateral Documents, together with all improvements thereon and all rights appurtenant thereto on which the Phase II Project will be designed, developed, constructed and operated.

“Phase II Opening Date” means the date on which all or any portion of the Phase II Project is open for business, and the opening conditions set forth in the Disbursement Agreement have been satisfied.

“Phase II Outside Completion Deadline” means, if the Phase II Project Budget and the Phase II Plans and Specifications are approved in accordance with the Disbursement Agreement, March 31, 2008, as that date may be extended from time to time pursuant to the Disbursement Agreement.

“Phase II Plans and Specifications” has the meaning given that term in the Disbursement Agreement.

“Phase II Project” means the hotel tower, casino facility and retail and convention space to be constructed on the Phase II Land that will be part of Wynn Las Vegas and tentatively called “Encore at Wynn Las Vegas,” as more particularly described in the applicable exhibit to the Disbursement Agreement.

“Phase II Project Budget” means the Phase II Project Budget to be approved in accordance with the Disbursement Agreement.

“Point of Diversion” means, with respect to any water permit, the location designated under such water permit where a well can be located for the draw of water under such water permit.

“Presumed Tax Liability” means, for any Person that is not a Pass Through Entity for any period, an amount equal to the product of (a) the Taxable Income allocated or attributable to such Person (directly or through one or more tiers of Pass Through Entities) (net of taxable losses allocated to such Person with respect to Wynn Las Vegas, the Completion Guarantor or any of the Restricted Subsidiaries that (i) are, or were previously, deductible by such Person and (ii) have not previously reduced Taxable Income), and (b) the Presumed Tax Rate.

“Presumed Tax Rate” with respect to any Person for any period means the highest effective combined United States federal, state and local income tax rate applicable during such period to a corporation organized under the laws of the State of Nevada, taxable at the highest marginal United States federal income tax rate and the highest marginal state and local income tax rates to which such Person is subject (after giving effect to the United States federal income tax deduction for such state and local income taxes, taking into account the effects of the alternative minimum tax, such effects being calculated on the assumption that such Person’s only taxable income is the income allocated or attributable to such Person for such period (directly or through one or more tiers of Pass Through Entities) with respect to its equity interest in Wynn Las Vegas, the Completion Guarantor or any of the Restricted Subsidiaries that is a Pass Through Entity). In determining the Presumed Tax Rate, the character of the items of income and gain comprising Taxable Income (e.g. ordinary income or long term capital gain) shall be taken into account.

“Primary Note Collateral” means all Collateral together with the proceeds and products thereof (including, without limitation, the proceeds of Asset Sales).

“Principal” means Stephen A. Wynn.

“Project Assets” means, with respect to the Projects at any time, all of the assets then in use related to either the Phase I Project or the Phase II Project including any real estate assets, any buildings or improvements thereon, and all equipment, furnishings and fixtures, but excluding any obsolete personal property determined by Wynn Las Vegas’ Board of Directors to be no longer useful or necessary to the operations or support of either the Phase I Project or the Phase II Project.

“Project Lease and Easement Agreements” means:

(1) the Golf Course Lease,

(2) the Dealership Lease Agreement,

(3) the Shuttle Easement Agreement, and

(4) the Access Easement Agreement.

in each case, as amended, modified or otherwise supplemented from time to time in any manner that is not in contravention of the covenant described above under the caption “—Certain Covenants—Amendments to Certain Agreements.”

“Project Related Indebtedness” means Indebtedness for borrowed money incurred by Wynn Resorts, the proceeds of which are contributed, directly or indirectly, as common equity capital to Wynn Las Vegas and its Restricted Subsidiaries, so long as neither Issuer nor any Restricted Subsidiary:

(1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) as to such Indebtedness,

(2) is directly or indirectly liable as a guarantor or otherwise as to such Indebtedness, or

(3) constitutes the lender of such Indebtedness.

“Project Site” means the approximately 217-acre site upon which the Projects will be located, together with all easements, licenses and other rights running for the benefit of Wynn Las Vegas or any of the Restricted Subsidiaries and/or appurtenant thereto, and all as more particularly described in the exhibit captioned “Project Site” in the indenture.

“Projects” means the Phase I Project and the Phase II Project.

“Qualified Appraiser” means a nationally-recognized independent third party appraisal firm with experience appraising real and personal property and other gaming assets of the type comprising the Collateral securing the notes and the Indebtedness under the Credit Agreement.

“Qualified Equity Offering” means a bona fide offering of common stock or preferred stock (other than Disqualified Stock) of Wynn Resorts, or of securities convertible into, or exchangeable for, such common stock or preferred stock (other than Disqualified Stock) which results in gross proceeds to Wynn Resorts of at least $50.0 million, to the extent that such gross receipts are contributed as a cash common equity contribution to Wynn Las Vegas.

“Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Principal and/or such other Persons referred to in the immediately preceding clause (1) or this clause (2).

“Released Assets” means any item of Collateral for which conditions to its release are expressly set forth in the indenture or the Collateral Documents (it being understood that conditions incorporated by reference to the Credit Agreement or other documents shall be considered expressly set forth for this purpose), and as to which such conditions have been met, including, subject to meeting the applicable conditions, the Golf Course Land, the funds securing the Completion Guarantee (initially, $50.0 million) and the funds deposited in the Liquidity Reserve Account (initially, $30.0 million). Any such item of Collateral shall cease to be a Released Asset in the event, and to the extent, that Wynn Las Vegas or any of the Restricted Subsidiaries is required to grant a security interest therein in favor of the trustee to secure the notes or a Guarantee of the notes pursuant to the covenants described above under the captions “—Security—Release of Collateral” and “—Security—Release of Portions of the Golf Course Land.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of Wynn Las Vegas that is not an Unrestricted Subsidiary.

“Retail Facility” means an up to approximately 60,000 square foot retail facility adjoining the Projects.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc., or any successor to its statistical rating business, except that any reference to a particular rating by S&P shall be deemed to be a reference to the corresponding rating by any such successor.

“Second Mortgage Notes” means the 12% Second Mortgage Notes due 2010 of the Issuers issued pursuant to an indenture, dated as of October 30, 2002.

“Security Agreements” means:

(1) the Security Agreement, dated as of the date of the indenture, among the Issuers, the Restricted Subsidiaries, Wynn Resorts Holdings and the collateral agent, and

(2) any other guarantee and collateral agreement entered into by either Issuer or any Restricted Subsidiary from time to time in accordance with the provisions of the indenture,

in each case, as amended, modified or otherwise supplemented from time to time in accordance with their respective terms and with the indenture and the other Collateral Documents.

“Shuttle Easement Agreement” means the Easement Agreement, dated as of the date of the indenture, between Wynn Golf and Wynn Las Vegas, as amended, modified or otherwise supplemented from time to time in any manner that is not in contravention of the covenant described above under the caption “—Certain Covenants—Amendments to Certain Agreements.”

“Significant Restricted Subsidiary” means any Restricted Subsidiary of Wynn Las Vegas if it (a) contributes at least 10% of Wynn Las Vegas’ and its Restricted Subsidiaries’ total consolidated income from continuing operations before income taxes, extraordinary items, or (b) owns at least 10% of Wynn Las Vegas’ and its Restricted Subsidiaries’ total assets on a consolidated basis.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of April 11, 2002, by and among Stephen A. Wynn, Baron Asset Fund and Aruze USA, as in effect on the date of the indenture.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof); or

(3) any limited liability company (a) the manager or managing member of which is such Person or a Subsidiary of such Person or (b) the only members of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Tax Amount” means, with respect to any period, (1) with respect to any of Wynn Las Vegas, the Completion Guarantor or any of the Restricted Subsidiaries that is a Pass Through Entity and in the case of any direct or indirect Subsidiary of any of Wynn Las Vegas, the Completion Guarantor or any of the Restricted Subsidiaries that is a Pass Through Entity, the Presumed Tax Liability of such direct or indirect Subsidiary, and (2) with respect to any of Wynn Las Vegas, the Completion Guarantor or any of their respective subsidiaries that are Consolidated Members, the aggregate United States federal income tax liability such Persons would owe for such period if each was a corporation filing United States federal income tax returns on a stand alone basis at all times during its existence and, if any of the Consolidated Members files a consolidated or combined state income tax return such that it is not paying its own state income taxes, then Tax Amount shall also include the aggregate state income tax liability such Consolidated Members would have paid for such period if each was a corporation filing state income tax returns on a stand alone basis at all times during its existence.

“Taxable Income” means, with respect to any Person for any period, the taxable income, if any, of such Person for such period for United States federal income tax purposes as a result of such Person’s equity ownership of Wynn Las Vegas, the Completion Guarantor or any of the Restrictive Subsidiaries that are Pass Through Entities for such period, so long as all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code are included in taxable income or loss.

“Tax Indemnification Agreement” means the Tax Indemnification Agreement, dated as of October 30, 2002, among Wynn Resorts, Valvino Lamore, Stephen A. Wynn, Aruze USA, Baron Asset Fund, a Massachusetts business trust, on behalf of the Baron Asset Fund Series, Baron Asset Fund, a Massachusetts business trust, on behalf of the Baron Growth Fund Series, and Kenneth R. Wynn Family Trust dated February 20, 1985.

“Unrestricted Subsidiary” means Wynn Completion Guarantor, LLC and any other Subsidiary of Wynn Las Vegas, other than Wynn Capital, that is designated by the Board of Directors of Wynn Capital as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors (and any Subsidiary of each such Unrestricted Subsidiary), but only to the extent that such Subsidiary of Wynn Las Vegas (other than the Completion Guarantor):

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with either Issuer, any Restricted Subsidiary or any Guarantor unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to such Person than those that (a) might be obtained at the time from Persons who are not Affiliates of such Person, (b) are Permitted Investments or transactions permitted as Restricted Payments under the covenant described above under the caption “—Certain Covenants—Restricted Payments,” or (c) are Affiliate Transactions permitted under the first paragraph of the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates”;

(3) is a Person with respect to which neither Issuer, nor any Restricted Subsidiary, nor any Guarantor has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of either Issuer, any Restricted Subsidiary or any Guarantor; and

(5) has at least one director on its Board of Directors that is not a director or executive officer of either Issuer, any Restricted Subsidiary or any Guarantor and has at least one executive officer that is not a director or executive officer of either Issuer, any Restricted Subsidiary or any Guarantor.

Any designation of a Subsidiary of Wynn Las Vegas as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of Wynn Las Vegas’ Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary of Wynn Las Vegas would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary of Wynn Las Vegas for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Wynn Las Vegas as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock,” Wynn Las Vegas shall be in default of such covenant. The Board of Directors of Wynn Capital may, at any time, designate any Unrestricted Subsidiary of Wynn Las Vegas to be a Restricted Subsidiary. Such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (2) no Default or Event of Default would be in existence following such designation.

“Valvino Lamore” means Valvino Lamore, LLC, a Nevada limited liability company.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Water Rights” means, (1) with respect to any Person, all of such Person’s right, title and interest in and to any water stock, permits or entitlements and any other water rights related to or appurtenant to property owned or leased by such Person, and (2) with respect to any property, any water stock, permits or entitlements and any other water rights related to or appurtenant to such property.

“Water Show Entertainment Production Agreement” means the Agreement, dated January 25, 2001, between Wynn Resorts Holdings and Calitri Services and Licensing Limited Liability Company, as amended, modified or otherwise supplemented from time to time in any manner that is not in contravention of the covenant described above under the caption “—Certain Covenants—Amendments to Certain Agreements.”

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Wynn Capital” means Wynn Las Vegas Capital Corp., a Nevada corporation.

“Wynn Design” means Wynn Design & Development, LLC, a Nevada limited liability company.”

“Wynn Design Agreement” means the Agreement for Project Administration Services, dated as of October 30, 2002, between Wynn Las Vegas and Wynn Design, as amended, modified or otherwise supplemented from time to time in any manner that is not in contravention of the covenant described above under the caption “—Certain Covenants—Amendments to Certain Agreements.”

“Wynn Golf” means Wynn Golf, LLC, a Nevada limited liability company.

“Wynn Las Vegas” means Wynn Las Vegas, LLC, a Nevada limited liability company.

“Wynn Resorts” means Wynn Resorts, Limited, a Nevada corporation.

“Wynn Resorts Holdings” means Wynn Resorts Holdings, LLC, a Nevada limited liability company.

“Wynn Show Performers” means Wynn Show Performers, LLC, a Nevada limited liability company.

DESCRIPTION OF CREDIT FACILITIES

General

On December 14, 2004, we entered into a credit agreement and related ancillary agreements with Deutsche Bank Securities Inc., Deutsche Bank Trust Company Americas (referred to herein as Deutsche Bank), Banc of America Securities LLC, Bank of America, N.A., Bear Stearns Corporate Lending Inc., Bear, Stearns & Co. Inc., JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Société Générale and SG Americas Securities, LLC, for secured revolving credit and term loan facilities in the aggregate amount of $1.0 billion. This following summary is qualified in its entirety by reference to the credit agreement, as amended.

Our credit facilities are comprised of the following:

•	a senior secured revolving credit facility in the amount of $600 million that will terminate and be payable in full on the fifth anniversary of the closing date, and a portion of which may be used for letters of credit; and

•	a senior secured term loan facility in the amount of $400 million that will mature on the seventh anniversary of the closing date.

In accordance with the credit agreement, we drew half of the term loans by February 14, 2005 and the remaining half of the term loans by March 14, 2005. We are required to pay a 1.0% premium on certain prepayments of our term loans made prior to December 14, 2005.

The amount available under the credit facilities will be reduced by $550.0 million if the Encore Budget, Plans and Specifications have not been approved by a majority of the arrangers or a majority of the lenders under the credit facilities by June 30, 2005. This may result in a reduction of availability under the revolving credit facility, prepayment of loans under the term loan facility or any combination of the two.

Amortization Payments

Term loans will be amortized through the date of maturity for the term loan facility according to the following schedule:

Percentage of initial term loan principal amount
December 31, 2010	50%
Date of maturity for term loan facility	50%

Interest and Fees

For purposes of calculating interest, loans under the credit facilities will be designated, at our election, as Eurodollar Loans or, in certain circumstances, Base Rate Loans.

Eurodollar Loans bear interest at the interbank eurocurrency rate, adjusted for reserves, plus a borrowing margin as described below. Interest on Eurodollar Loans shall be payable at the end of the applicable interest period in the case of interest periods of one, two or three months and every three months in the case of interest periods of six months or longer.

Base Rate Loans bear interest at (a) the greater of (i) the rate most recently announced by Deutsche Bank as its “prime rate” or (ii) the Federal Funds Rate plus ½ of 1% per annum; plus (b) a borrowing margin as described below. Interest on Base Rate Loans is payable quarterly in arrears. The applicable borrowing margins for the credit facilities which, in the case of our revolving credit facility, subject to certain conditions, will remain in effect until September 30, 2005, are as follows:

	Eurodollar Loans	Base Rate Loans
Revolving Credit Facility	2.250%	1.250%
Term Loan Facility	2.125%	1.125%

Subject to certain conditions, beginning September 30, 2005, the applicable borrowing margins for revolving loans will be determined by reference to a grid based on our leverage ratio. If such conditions have not been met, the applicable borrowing margins for revolving loans will not be determined by reference to such grid until a later date.

The annual fee we are required to pay for unborrowed availability under the revolving credit facility will be determined by a grid to be determined based on our leverage ratio. For unborrowed amounts under the term loan facility, we will pay, quarterly in arrears, 1.00% per annum on the daily average of the unborrowed amounts under the term loan facility.

Letters of credit issued pursuant to the credit facilities will accrue fees at the borrowing margins payable on Eurodollar Loans as described above, plus a customary fronting fee.

Guarantee

The credit facilities are our obligations and are guaranteed by each of our subsidiaries, other than Wynn Completion Guarantor, LLC. Each guarantee of our obligations under the credit facilities is secured by a security interest in substantially all of the guarantors’ existing and future assets (except World Travel, LLC’s aircraft), and ranks pari passu in right of payment with any existing and future senior indebtedness of such guarantors, including indebtedness with respect to the notes. In addition, each guarantee ranks senior in right of payment to all of the existing and future subordinated indebtedness of each guarantor.

Security

Subject to the amended and restated intercreditor agreement, and certain exceptions, compliance with all applicable laws, including gaming laws and regulations, permitted liens and obtaining any necessary regulatory approvals, our obligations under the credit facilities and of each of the guarantors under the guarantee are secured by:

•	a first priority security interest in the liquidity reserve account, which may be used to pay costs for the completion of the construction and opening of Wynn Las Vegas and, after the completion of Wynn Las Vegas, to meet our debt service needs in connection with the operation of Wynn Las Vegas. Amounts on deposit in the liquidity reserve account will be applied to the costs of the design, construction and operation of Wynn Las Vegas in accordance with the disbursement agreement. After we have met certain targets for earnings before interest, taxes, depreciation and amortization for a period of two full consecutive fiscal quarters after Wynn Las Vegas opens, but in no event prior to the later of December 31, 2005 and the final completion date of Wynn Las Vegas, so long as no event of default shall then exist, any remaining amounts in the liquidity reserve account will be used to reduce the outstanding balance of the revolving credit facility without reducing the revolving credit facility commitment;

•	a first priority pledge of all of our equity interests (other than our equity interest in Wynn Completion Guarantor, LLC);

•	first mortgages on all real property constituting Wynn Las Vegas and Encore, including the 20-acre parcel located next to Wynn Las Vegas upon which we plan to develop Encore and the golf course parcel, as well as substantially all appurtenant rights we or our subsidiaries own related to the development, construction and operation of Wynn Las Vegas and Encore, subject to release of the golf course parcel and certain other assets upon meeting certain maximum leverage tests, minimum earnings before interest, taxes, depreciation and amortization requirements and minimum credit ratings after opening, in each case as may be applicable, and releases related to certain dispositions permitted by the credit facilities; and

•	a first priority security interest in substantially all of our and our restricted subsidiaries’ other existing and future assets, subject to certain exceptions, and further subject to release of certain assets as permitted by the credit facilities. The credit facilities will not initially be secured by World Travel, LLC’s aircraft although if we fail to raise certain additional indebtedness secured only by such aircraft by May 23, 2005, we will be required to pledge the aircraft as security for our obligations under the credit facilities.

Our obligations under the credit facilities are secured by, among other things, any amounts in the accounts holding the proceeds of the old notes. Our obligations under the credit facilities are secured on a pari passu basis with our obligations under the notes. The agreement among the lenders under the credit facilities and the trustee on behalf of the note holders is set forth in an amended and restated intercreditor agreement. See “Intercreditor Agreement.”

Completion Guarantee

Wynn Completion Guarantor, LLC, our special purpose subsidiary, has provided a completion guarantee in favor of the lenders under the credit facilities and the holders of the notes to secure completion in full of the construction and opening of Wynn Las Vegas and, if applicable, Encore. The completion guarantee is initially capped at $50.0 million and consists of cash collateralized by a security interest in a collateral account holding cash or short-term highly rated securities in an aggregate amount of at least $50.0 million, and pledged to the lenders under the credit facilities and the holders of the notes as security for the completion guarantee. Upon completion of Wynn Las Vegas, if Encore has previously qualified for financing, at least $30.0 million is required to be on deposit in the collateral account supporting Wynn Completion Guarantor, LLC’s obligations under the completion guarantee. Pursuant to the disbursement agreement, these funds will become available to us on a gradual basis to apply to the costs of Wynn Las Vegas or Encore, as the case may be, depending in each case on the status of completed construction. Subject to the intercreditor agreement, upon the occurrence of an event of default under the credit facilities or the indenture governing the notes, the lenders under the credit facilities and the holders of the notes will be permitted to exercise remedies against such sums and apply such sums against the obligations under their respective documents. After the final completion of Wynn Las Vegas or, if the Encore Budget, Plans and Specifications are approved by June 30, 2005, Encore, any amounts remaining in this account will be released to us.

Prepayments and Commitment Reductions

In addition to the scheduled amortization payments described above, we are required to make mandatory prepayments of indebtedness under the credit facilities from the net proceeds from all debt offerings (other than those constituting permitted debt) and, subject to a reinvestment period, asset sale and insurance or condemnation proceeds received by the issuers and the restricted entities, in each case with specified exceptions. After the opening of Wynn Las Vegas or, if Encore qualifies for financing under the disbursement agreement, after the opening of Encore, we will also be required to make mandatory payments of indebtedness under the credit facilities from certain percentages of our excess cash flow, which percentages may decrease and/or be eliminated based on our leverage ratio. Mandatory prepayments from asset sales and insurance and condemnation proceeds will be applied to repay the term loan facility, the notes (to the extent accepted by the noteholders), and in certain events, to repay the revolving credit facility and reduce the revolving credit commitments. Other than with respect to a 1% premium that we are required to pay with respect to certain repayments of our term loans occurring prior to December 14, 2005, we have the option to prepay all or any portion of the indebtedness under the credit facilities at any time without premium or penalty.

Covenants

The loan documentation contains customary negative covenants and financial covenants. During the term of the credit facilities, the negative covenants restrict our ability to do certain things, including but not limited to:

•	incur additional indebtedness, including guarantees;

•	create, incur, assume or permit to exist liens on property and assets;

•	declare or pay dividends and make distributions or restrict the ability of our subsidiaries to pay dividends and make distributions;

•	engage in mergers, investments and acquisitions;

•	enter into transactions with affiliates;

•	enter into sale-leaseback transactions;

•	execute modifications to material contracts;

•	engage in sales of assets;

•	make capital expenditures; and

•	make optional prepayments of certain indebtedness.

The financial covenants include the following:

•	total interest expense to earnings before interest, taxes, depreciation and amortization; and

•	total debt to earnings before interest, taxes, depreciation and amortization; provided that if the Encore Budget, Plans and Specifications are approved by June 30, 2005, such financial covenant will be replaced with a minimum earnings before interest, taxes, depreciation and amortization test during the three full fiscal quarters following the opening of Encore, after which time the original financial covenant of total debt to earnings before interest, taxes, depreciation and amortization shall be reinstated.

On April 26, 2005, we amended the credit agreement to, among other things, (i) increase the limitation on expenditures for Encore project costs and (ii) under certain circumstances, increase the annual limitation on capital expenditures.

Events of Default

The loan documentation for the credit facilities contains certain events of default, including the failure to make payments when due, defaults under other material agreements or instruments of indebtedness of specific amounts, noncompliance with covenants, material breaches of representations and warranties, bankruptcy events, judgments in excess of specified amounts, ERISA matters, impairment of security interests in collateral, change of control and specified events under the disbursement agreement (including the failure or inability to complete Wynn Las Vegas or, if applicable, Encore by specified completion dates), subject in some cases to applicable notice provisions and grace periods. See “—Disbursement Agreement.” The consequences of an event of default may include termination of the commitments under the credit facilities, acceleration of all amounts due under the credit facilities, and various other remedies that could include, among other things, foreclosure on substantially all of our assets.

Conditions to Availability of Funds

Borrowings of loans under the credit facilities are subject to prior written notice, the accuracy of representations and warranties, the absence of any default or event of default and certain other customary conditions to borrowing. Borrowings of loans under the credit facilities to finance the development or construction of Wynn Las Vegas or Encore are subject to additional conditions precedent set forth in the disbursement agreement. See “Disbursement Agreement.”

DISBURSEMENT AGREEMENT

We have entered into a disbursement agreement with Deutsche Bank Trust Company Americas, as the administrative agent, Deutsche Bank Trust Company Americas, as the disbursement agent, and U.S. Bank National Association, as the note trustee. This summary is qualified in its entirety by reference to the disbursement agreement, as amended.

General

The disbursement agreement sets forth our material obligations to achieve final completion Wynn Las Vegas and, if applicable, develop, construct and complete Encore (collectively, the “Projects”) and establishes a line item budget and a schedule for the final completion of Wynn Las Vegas and, if and when applicable, the construction of Encore. The disbursement agreement also establishes the conditions to, and the relative sequencing of, the making of advances and disbursements under our credit facilities and from the proceeds of the notes, and establishes the obligations of the lenders and the administrative agent under the credit facilities to advance and disburse, respectively, funds under the credit facilities and the obligation of the trustee to release funds from the notes proceeds account upon satisfaction of such conditions. The disbursement agreement also sets forth the mechanics for approving change orders and amendments to the construction budgets and the construction schedules for the Projects. Finally, the disbursement agreement includes certain representations, warranties, covenants and events of default that relate to construction of the Projects.

Under the disbursement agreement, we are permitted to use the proceeds of the old notes and the borrowings under our credit facilities to pay for costs related to the development, construction, outfitting, and opening of the Projects (including financing costs and interest during construction) and subject to certain limitations, corporate overhead and related costs (collectively, “Project Costs”). Except as provided in the following paragraph, the proceeds of the credit facilities and the old notes are not be available to pay Project Costs related to Encore until a majority of the arrangers (by number) or a majority of the lenders under our credit facilities (in consultation with the construction consultant) have approved, among other things, the Encore Budget, Plans and Specifications and certain construction-related agreements and subcontracts (including certain material construction and design contracts), and we shall have satisfied certain other conditions precedent relating to Encore. On April 26, 2005, we amended the disbursement agreement to, among other things, (i) permit a transfer of up to five acres of the land currently owned by Wynn Golf, LLC, but not necessary for the Wynn Las Vegas golf course, to us for use in connection with Encore, (ii) extend the deadlines for certain deliverables related to Encore from various dates beginning April 15, 2005 to June 15, 2005 and (iii) extend the dates for the opening and final completion of Encore to September 30, 2008 and December 31, 2008, respectively.

Prior to the approval of the Encore Budget, Plans and Specifications, as set forth above, the disbursement agreement permits disbursements of up to $100.0 million in the aggregate from the borrowings under the credit facilities and the proceeds of the old notes to pay for Project Costs related to Encore pursuant to abbreviated disbursement procedures set forth in the disbursement agreement. Thereafter, if the Encore Budget, Plans and Specifications have been approved, the entire amount of the borrowings under the credit facilities (subject to exceptions for working capital and other purposes) and the proceeds of the old notes will be available for application toward Project Costs related to Encore in accordance with the disbursement agreement.

Funding Sources

The disbursement agreement sets forth the order in which funds from the various sources are made available to us. Under the disbursement agreement, we will pay for Project Costs:

•	first, by using any cash equity contribution we receive from time to time, certain of our operating cash flows from Wynn Las Vegas and any other funds which have been deposited into the company’s funds account, until exhaustion thereof;

•	second, by using the proceeds from the issuance of the old notes and borrowings under our credit facilities, until exhaustion of the notes proceeds, 66 2/3% from the notes proceeds account and 33 1/3% from borrowings under the credit facilities;

•	third, by using the proceeds of borrowings under the credit facilities; and

•	fourth, by using the funds made available to us pursuant to a formula set forth in the disbursement agreement from the completion guarantee deposit account and, solely with respect to Wynn Las Vegas, from our liquidity reserve account.

We expect that a significant portion of the funds we need to pay Project Costs in respect of Encore will come from our operating cash flows from Wynn Las Vegas. Our failure to achieve operating cash flows, or obtain other funds, sufficient to fund the Project Costs for Encore would prevent us from obtaining disbursements and may cause an event of default under the disbursement agreement. See “Risk Factors—Risks Associated with Our Business—We intend to fund a substantial portion of the development costs of Encore at Wynn Las Vegas and our substantial debt service and other obligations (including the notes) with cash flows generated at Wynn Las Vegas, which may not be sufficient to fund such development costs and debt service obligations.”

Accounts

In order to implement the funding of disbursements, the disbursement agreement calls for the maintenance of certain accounts, each of which, subject to certain exceptions, secures our obligations under the credit facilities and the notes; provided that the secured account holding the proceeds of the old notes only secures our obligations under the notes, and the secured account holding the proceeds of the credit facilities only secures our obligations to the lenders under the credit facilities.

Such accounts include, but are not limited to, a company’s funds account, a notes proceeds account, a bank proceeds account, a disbursement account, a cash management account, a completion guarantee deposit account and a liquidity reserve account.

Company’s Funds Account

Until termination of the disbursement agreement the following funds will be deposited into our funds account:

•	all cash equity contributions we receive from time to time or other funds that we designate for application to Project Costs;

•	certain of our operating cash flows from Wynn Las Vegas;

•	certain funds transferred by the disbursement agent from the completion guarantee deposit account or the liquidity reserve account pursuant to the terms of the disbursement agreement;

•	all amounts received by us prior to final completion of Wynn Las Vegas in respect of liquidated damages or other amounts paid to us under our project documents related to construction or otherwise related to construction of Wynn Las Vegas, and all amounts paid to us under the Austi construction guaranty, any payment and performance bond, or any casualty insurance policy (but with respect to casualty insurance, only prior to substantial completion of Wynn Las Vegas (excluding the second entertainment facility and the fairway villas)); and

•	all amounts received by us prior to final completion of Encore in respect of liquidated damages or other amounts paid to us under our project documents or otherwise related to construction of Encore, and all amounts paid to us related to Encore under any construction guaranty, any payment and performance bond, or any casualty insurance policy (but with respect to casualty insurance, only prior to substantial completion of Encore).

Subject to certain exceptions, amounts on deposit in the company’s funds account will, from time to time:

•	be transferred by the disbursement agent to the disbursement account for application to pay Project Costs in accordance with the disbursement agreement; or

•	be applied to prepayment of our obligations under the credit facilities and the notes (subject to the intercreditor agreement) as set forth in the disbursement agreement.

Investment income from permitted investments on amounts on deposit in the company’s funds account will be retained in the account until applied as set forth in the disbursement agreement.

Notes Proceeds Account

The net proceeds of the old notes (after expenses and payments toward reducing or satisfying certain debt) have been deposited into the notes proceeds account. Amounts on deposit in the notes proceeds account are held in escrow and invested in permitted investments by the disbursement agent until transferred, from time to time, by the disbursement agent to the disbursement account for the payment of Project Costs in accordance with the disbursement agreement. Investment income from permitted investments on amounts on deposit in the notes proceeds account will be retained in the account until applied as set forth in the disbursement agreement.

Bank Proceeds Account

From time to time, the proceeds of term loans and certain proceeds of revolving loans made under our credit facilities will be deposited into the bank proceeds account. Amounts on deposit in the bank proceeds account are held in escrow and invested in permitted investments until transferred, from time to time, by the disbursement agent to the disbursement account for the payment of Project Costs in accordance with the disbursement agreement. Investment income from permitted investments on amounts on deposit in the bank proceeds account will be retained in the account until applied as set forth in the disbursement agreement.

Disbursement Account

The disbursement account holds certain funds advanced from time to time by the lenders under the credit facilities, as well as funds transferred pursuant to the terms of the disbursement agreement from the company’s funds account, the bank proceeds account, the notes proceeds account and, in some cases, the completion guarantee deposit account and the liquidity reserve account. Amounts on deposit in the disbursement account are applied to pay Project Costs in accordance with the applicable construction budget or are transferred by the disbursement agent to the cash management account.

Cash Management Account

On the closing of the offering of the old notes, we deposited an amount specified in the disbursement agreement into the cash management account. Subject to certain exceptions, we may from time to time draw checks on and otherwise withdraw amounts on deposit in the cash management account to pay budgeted Project Costs that are then due and payable. We may from time to time request advances to replenish amounts drawn from, or increase the amount on deposit in, the cash management account by satisfying the conditions precedent set forth in the disbursement agreement (unless such conditions precedent are waived) and by delivering certificates and certain other items demonstrating that all previous withdrawals from the account have been applied to pay budgeted Project Costs. The balance in the cash management account is not allowed to exceed specified amounts; provided that this limit on amounts on deposit in the account may be increased from time to time to an amount mutually agreed upon by us and the disbursement agent (in consultation with the construction consultant), whose consent may not be unreasonably withheld.

Completion Guarantee Deposit Account

Our subsidiary, Wynn Completion Guarantor, LLC, has provided a $50.0 million completion guarantee, for the benefit of the lenders under the credit facilities and the holders of the notes, to guarantee final completion of Wynn Las Vegas and, if applicable, Encore. We have deposited $50.0 million into an account to secure that subsidiary’s obligations under the completion guarantee. The funds in this account are held in permitted investments, and the account secures our obligations under the credit facilities and the notes. Pursuant to the disbursement agreement, these funds become available to us pursuant to a formula set forth in the disbursement agreement to pay budgeted Project Costs in respect of Wynn Las Vegas. The disbursement agreement requires that, if the Encore Budget, Plans and Specifications have been approved, then upon the substantial completion of Wynn Las Vegas (excluding the second entertainment facility and the fairway villas) no less than $30.0 million must be on deposit in the completion guarantee deposit account (which could require the Completion Guarantor to replenish such account). Funds in the completion guarantee deposit account will become available to us to pay the costs of Encore pursuant to a formula set forth in the disbursement agreement only after fifty percent of the construction work for Encore has been completed. Upon the occurrence and during the continuance of an event of default under our credit facilities or the indenture governing the notes, the collateral agent under the intercreditor agreement may exercise remedies against the account and apply funds in the account to pay our obligations under the credit facilities and the notes in accordance with the intercreditor agreement. Upon final completion of Wynn Las Vegas or, in the event the Encore Budget, Plans and Specifications are approved, upon final completion of Encore, any amounts remaining in this account will be released to us.

Liquidity Reserve Account

As security for our obligation to achieve final completion of Wynn Las Vegas, we have deposited $30.0 million into the liquidity reserve account. Pursuant to the disbursement agreement, after all amounts on deposit in the completion guarantee deposit account have been spent, funds in the liquidity reserve account will become available to us pursuant to a formula set forth in the disbursement agreement to pay Project Costs in respect of Wynn Las Vegas until substantial completion of Wynn Las Vegas (excluding the second entertainment facility and the fairway villas). Thereafter, these funds will be available to meet our debt service needs. Upon the occurrence and during the continuance of an event of default under the credit facilities or the indenture governing the notes, the collateral agent under the intercreditor agreement may exercise remedies against the account and apply funds in the account to pay our secured obligations in accordance with the intercreditor agreement. Once we have met certain financial tests for a period of two full consecutive fiscal quarters, so long as no default or event of default has occurred and is continuing, any remaining funds in the account will be used to reduce the outstanding amounts under our credit facilities, but without reducing the revolving credit facility commitment (but the release date may not be earlier than the later of December 31, 2005 and the final completion date of Wynn Las Vegas).

Funding Conditions

We are required to satisfy certain conditions precedent before we are permitted to withdraw funds from certain of the disbursement agreement accounts. These conditions include, among others:

•	our delivery of a disbursement request and certificate certifying as to, among other things:

(1) the application of the funds to be disbursed;

(2) the substantial conformity of construction undertaken to date with the plans and specifications, as such plans and specifications are amended from time to time in accordance with the disbursement agreement;

(3) the continued expectation that Wynn Las Vegas (excluding the second entertainment facility and fairway villas) will be substantially complete by the date set forth in the Wynn Las Vegas construction schedule (which date may be no later than June 30, 2005, except for certain limited permitted extensions due to force majeure events);

(4) the continued expectation that substantial completion of Wynn Las Vegas (including the second entertainment facility and fairway villas) will be achieved by the date set forth in the Wynn Las Vegas construction schedule (which date may be no later than September 30, 2005, except for certain limited permitted extensions due to force majeure events);

(5) after the approval of the Encore Budget, Plans and Specifications, with respect to disbursements relating to Encore, the continued expectation that Encore will be open for business by the date set forth in the Encore construction schedule (which date may be no later than September 30, 2005, except for certain limited permitted extensions due to force majeure events);

(6) after the approval of the Encore Budget, Plans and Specifications, with respect to disbursements relating to Encore, the continued expectation that substantial completion of Encore will be achieved by the date set forth in the Encore construction schedule (which date may be no later than December 31, 2008, except for certain limited permitted extensions due to force majeure events);

(7) the use of funds in accordance with the construction budgets as adjusted from time to time in accordance with the disbursement agreement;

(8) the sufficiency of remaining funds (including those portions of the completion guarantee deposit account, liquidity reserve account and construction contingency that are then available to be used to pay Project Costs in accordance with the disbursement agreement) to complete Wynn Las Vegas and Encore; and

(9) compliance with line item category budget allocations (as such allocations may be amended from time to time in accordance with the disbursement agreement), taking into account allocations for contingencies;

•	delivery by the construction consultant and certain contractors and subcontractors of certificates corroborating various matters set forth in our disbursement request and certificate;

•	the absence of a default or event of default under the credit agreement and the indenture governing the notes;

•	all of the material construction-related agreements being in full force and effect;

•	all representations and warranties being true and correct in all material respects;

•	our receipt of the material governmental approvals then required;

•	our delivery to the disbursement agent of the acknowledgments of payment and lien releases required under the disbursement agreement;

•	procurement of all required title insurance policies, commitments and endorsements insuring that the project continues to be subject only to permitted liens; and

•	the absence of any event or circumstance (including an adverse gaming determination) that has caused or could reasonably be expected to cause a material adverse effect.

At all times, the administrative agent under the credit facilities is entitled to waive the conditions precedent with respect to advances under the credit facilities, from the notes proceeds account and from the company’s funds account without the consent of the trustee under the indenture for the notes. The trustee under the indenture for the notes is entitled to waive the conditions precedent with respect to advances from the notes proceeds account without the consent of the administrative agent or the lenders under the credit facilities.

Changes to Construction Budgets and Schedule

The disbursement agreement contains guidelines for the construction consultant and the disbursement agent to permit amendments to the budgets and the plans and specifications related to the Projects.

The guidelines permit increases to any line item category in the applicable construction budget allocated to either Wynn Las Vegas or Encore only to the extent of the sum of:

•	savings in a different category;

•	allocation of previously “unallocated contingency,” subject to a specified minimum balance required, from time to time, to be maintained in the “unallocated contingency” line item category; and

•	use of additional Project revenues or additional company equity and other amounts, to the extent deposited in the appropriate disbursement agreement accounts.

Prior to substantial completion of Wynn Las Vegas (including the second entertainment facility and the fairway villas), we will not be able to apply any savings realized under the construction budget for Wynn Las Vegas to increase the construction budget for Encore. We are not, at any time, permitted to apply any savings realized under the construction budget for Encore to increase the construction budget for Wynn Las Vegas.

We may, from time to time, amend the construction schedule for Wynn Las Vegas to extend the substantial completion date for Wynn Las Vegas (excluding the second entertainment facility and the fairway villas) but not beyond June 30, 2005 and the substantial completion date for Wynn Las Vegas (including the second entertainment facility and the fairway villas) but not beyond September 30, 2005 and, if applicable, we may, from time to time amend the construction schedule for Encore to extend the opening date for Encore but not beyond September 30, 2008 and the substantial completion date for Encore but not beyond December 31, 2008, in each case, by delivering to the disbursement agent a certificate describing the amendment and complying with the conditions set forth above with respect to the changes in the applicable construction budget that will result from the extension of such dates. Notwithstanding the foregoing, we have the ability to extend the opening and substantial completion dates for a limited period beyond the deadlines set forth above due to force majeure events.

Covenants

The disbursement agreement obligates us to comply with various affirmative covenants, including the following:

•	use the proceeds of the notes and the borrowings under the credit facilities advanced pursuant to the disbursement agreement only to pay Project Costs in accordance with the applicable construction budget and the disbursement agreement;

•	if the Encore Budget, Plans and Specifications have been approved, upon the later of substantial completion of Wynn Las Vegas (excluding the second entertainment facility and the fairway villas) or the date the Encore Budget, Plans and Specifications are approved, cause the amount on deposit in the completion guarantee deposit account to equal at least $30.0 million for utilization with respect to Encore pursuant to the disbursement agreement as described above;

•	within three business days after the end of each calendar quarter, deposit or cause to be deposited into the company’s funds account an amount equal to an agreed-upon amount of our projected operating cash flows for such quarter to be applied to pay Project Costs for Encore identified on a schedule attached to the disbursement agreement (to the extent sufficient funds are not otherwise available to complete the Projects);

•	construct Wynn Las Vegas and, if applicable, Encore, diligently and substantially in accordance with the plans and specifications (as the same may be amended from time to time in accordance with the disbursement agreement) except for delays caused by any event of force majeure;

•	until the exhaustion of amounts in the notes proceeds account, provide the trustee with certain construction progress reports and other reports, certificates and notices with respect to Wynn Las Vegas and Encore;

•	cause to be deposited into the company’s funds account all additional required equity and certain other amounts as and when required (including in connection with any required amendment to our projected operating cash flows schedule attached to the disbursement agreement);

•	cause certain construction materials not yet incorporated into the applicable Project to be stored and identified in accordance with specific requirements;

•	cause the primary contractor for the Projects to cause its subcontractors working under a subcontract with a value more than $25.0 million to provide a payment and performance bond to secure its obligations under its subcontract;

•	subject to certain exceptions, withhold from each contractor, and require each contractor to withhold from its first tier subcontractors, a retainage equal to 10% of each payment made to that person; and

•	maintain and comply with the required insurance policies.

The disbursement agreement also requires us to comply with negative covenants. These covenants limit, among other things, our ability to:

•	waive or terminate any material right under any construction contract guarantee, or any material performance or payment bond without the consent of the administrative agent (such consent not to be unreasonably withheld) unless such waiver or termination could not reasonably be expected to have an adverse effect on us, any noteholder or any lender under the credit facilities;

•	waive or terminate any right under any other construction-related agreement or any required governmental approval for Wynn Las Vegas and, if applicable, Encore, if such waiver or termination could reasonably be expected to cause a material adverse effect;

•	implement any material change to the plans and specifications or any change order under the construction-related agreements, if the change or change order:

(1) requires an amendment to the construction budget, unless we comply with the procedures for amending the construction budget;

(2) will cause the plans and specifications to no longer comply with certain parameters;

(3) could reasonably be expected to delay substantial completion of Wynn Las Vegas or, if applicable, opening or substantial completion of Encore beyond the applicable outside opening or substantial completion dates, subject to any permitted extensions; or

(4) could reasonably be expected to cause the Projects not to comply with legal requirements and governmental approvals in any material respect; or

•	amend the construction budget or the construction schedule for Wynn Las Vegas and, if applicable, Encore, except in accordance with the procedures set forth in the disbursement agreement.

Exercise of Remedies on Default

The disbursement agreement provides that each of the following constitutes an “event of default” thereunder:

•	the occurrence of an event of default under the credit agreement or under the indenture governing the notes;

•	the failure, from time to time, of remaining funds (including those portions of the completion guarantee deposit account, liquidity reserve account and construction contingency that are then available to be used to pay Project Costs in accordance with the disbursement agreement) to be sufficient to complete each Project on or before the applicable outside substantial completion deadlines, if such failure has not been remedied within 30 days (subject to a limited extension for force majeure events);

•	our failure, for 60 consecutive days, to submit an advance request for disbursement of funds which is approved by the disbursement agent (subject to a limited extension for force majeure events);

•	our default in compliance with any affirmative or negative covenant contained in the disbursement agreement, subject, in certain cases, to certain cure periods;

•	default in any material respect by us or any other party thereto under the primary construction contracts or the construction guarantee or any other construction-related agreement with a contract value in excess of a specified threshold, subject to certain cure and substitution rights;

•	default by us or any other party thereto under any other construction-related agreement the effect of which reasonably could be expected to have a material adverse effect, subject to certain cure and substitution rights;

•	the primary construction contracts or any construction contract guarantee shall have terminated or otherwise become invalid or illegal;

•	any of the other material construction-related agreements shall have terminated or otherwise become invalid or illegal, subject to certain cure and substitution rights;

•	our abandonment of Wynn Las Vegas or, if the Encore Budget, Plans and Specifications have been approved and we have elected to pursue such Project, Encore, in either case for a period of 45 days, or otherwise ceasing to pursue the operations of such Project for a period of 45 days, in each case other than as a result of any force majeure event; or

•	our failure to achieve the substantial completion date of Wynn Las Vegas or, if applicable, the opening or substantial completion date of Encore, in each case on or before the applicable scheduled opening or substantial completion date as set forth in the applicable construction schedule, as in effect from time to time.

Upon the occurrence and during the continuance of an event of default under the disbursement agreement, the lenders under our credit facilities and the holders of the notes will be entitled to suspend their respective obligation to make any further disbursements under the disbursement agreement.

The administrative agent under the credit facilities has the right (without obtaining the consent of the trustee, the holders of the notes, the trustee for the second mortgage notes or the holders of any outstanding second mortgage notes) to amend the disbursement agreement or waive any defaults under the disbursement agreement; provided that the administrative agent may not change the sequence of funding of the proceeds of the notes, relative to the funding of the proceeds of the credit facilities without the consent of the trustee. See “Risk Factors—Risks Related to the Notes and the Exchange Offer—The agent under our credit facilities has the ability to waive defaults and conditions to disbursement of funds under the disbursement agreement” and “Intercreditor Agreement.”

The disbursement agreement will terminate after final completion of Wynn Las Vegas or, if the Encore Budget, Plans and Specifications have been approved and we have elected to pursue such Project, after final completion of Encore. The disbursement agreement will cease to apply to Wynn Las Vegas in any way after final completion of Wynn Las Vegas. The trustee under the indenture for the notes will cease to be a party to the disbursement agreement (and shall not have any rights, obligations or remedies thereunder) upon exhaustion of the amounts on deposit in the notes proceeds account (at which time Wynn Las Vegas will be entitled to close the notes proceeds account). Upon termination of the disbursement agreement, all amounts remaining in any disbursement agreement accounts will be released to us, and the covenants contained in the disbursement agreement will cease to apply.

INTERCREDITOR AGREEMENT

An intercreditor agreement (hereinafter, the “intercreditor agreement”) was entered into among the agent under the credit facilities, the trustee on behalf of the note holders, the representative of any future first lien indebtedness permitted to be incurred which is secured by any shared collateral (together with indebtedness under the credit facilities and the notes, the “senior debt”) and the representative of any future second lien indebtedness permitted to be incurred which is secured by any shared collateral (the “junior debt”) and Deutsche Bank Trust Company Americas, in its capacity as collateral agent for each of the other parties. The intercreditor agreement sets forth certain agreements among the parties regarding, among other things, the priority of their claims and interests in the shared collateral securing the senior debt and the junior debt and other assets we own, the method of decision-making among the lenders, the note holders, any other senior debt holders and the junior debt holders, the arrangements applicable to actions with respect to approval rights and waivers, certain limitations on rights of enforcement upon default and the application of proceeds of enforcement. The following summary is qualified in its entirety by reference to the agreement itself.

Collateral Agent

Under the intercreditor agreement, each party appoints Deutsche Bank Trust Company Americas to act as collateral agent with respect to all of the collateral securing the senior debt (including with respect to the notes and the credit facilities), and certain of the collateral securing the junior debt, to exercise any remedies in respect thereof upon the occurrence of an event of default, and to act as specified in the intercreditor agreement under each of the security documents to which it is a party.

Shared Collateral; Priority of Liens

The intercreditor agreement provides that:

•	the liens granted for the benefit of the note holders with respect to our assets and the assets pledged by the guarantors are pari passu in priority (which priority is first, subject to permitted liens) with the liens on such assets granted for the benefit of the lenders under the credit facilities and the liens on such assets that may be granted for the benefit of any other senior debt holders; and

•	the liens on such assets granted for the benefit of the junior debt holders are junior to the liens on such assets granted for the benefit of the note holders, the lenders under the credit facilities and any other senior debt holder;

provided that the security interest in the proceeds of the notes on deposit from time to time in a secured account as described in the disbursement agreement shall be for the sole benefit of the holders of the notes, and the security interest in the proceeds of term loans and certain proceeds of revolving loans made under the credit facilities which are deposited from time to time in a secured account as described in the disbursement agreement shall be for the sole benefit of the lenders under the credit facilities.

The foregoing shall be effective at all times during the term of the intercreditor agreement, notwithstanding: (i) the initiation of any bankruptcy, moratorium, reorganization or other insolvency proceeding with respect to any credit party; (ii) the priorities which would otherwise result from the order of creation, attachment or perfection of any such lien; (iii) the taking of possession of any of the collateral by the collateral agent, any lender, the trustee, any note holder, any holder (or representative of any holder) of other senior debt, or any holder (or representative of any holder) of any junior debt or; (iv) the filing of any financing statement or the recording of any deed of trust, mortgage or other instrument in any recording office; (v) the order in which any of the obligations with respect to the senior debt or the junior debt were created or in which any of the loan or note documents were filed or recorded; or (vi) whether any such lien is now perfected, hereafter ceases to be perfected, is avoidable by any bankruptcy trustee or otherwise is set aside, invalidated or lapses.

Actions of the Collateral Agent

The intercreditor agreement provides that the collateral agent has the sole and exclusive right to exercise rights and enforce remedies under the security documents to which it is a party. In exercising its rights and enforcing its remedies under such security documents, the collateral agent shall, subject to the terms and conditions of the intercreditor agreement, at all times act at the direction of the required secured creditors in respect of any particular matter. The identity of the required secured creditors is determined as follows:

•	for purposes of causing the collateral agent to commence enforcement proceedings against the shared collateral pursuant to the security documents:

•	at any time after the expiration of 30 days following the earlier of (i) a payment event of default with respect to the notes or (ii) an acceleration of the notes, then holders of the majority of the aggregate outstanding amount of notes and loans under the credit facilities shall constitute the required secured creditors for purposes of causing the collateral agent to commence enforcement proceedings pursuant to the security documents; and

•	at any time that an event of default exists under the credit facilities, then the agent on behalf of the lenders under the credit facilities shall constitute the required secured creditors for purposes of causing the collateral agent to commence enforcement proceedings pursuant to the security documents;

provided, however, that if an event of default as a result of (i) a payment event of default with respect to the notes or (ii) the acceleration of the notes has occurred and is continuing for more than 30 days and an event of default has occurred and is continuing under the credit facilities, then, for purposes of causing the collateral agent to commence enforcement proceedings against the shared collateral pursuant to the security documents, either (x) the agent on behalf of the lenders under the credit facilities or (y) the holders of the majority of the aggregate outstanding amount of notes and loans under the credit facilities shall constitute the required secured creditors;

•	for purposes of causing the collateral agent to commence enforcement proceedings against the account holding the proceeds of the offering of old notes, the trustee acting on behalf of the holders of the notes shall constitute the required secured creditors;

•	for purposes of causing the collateral agent to commence enforcement proceedings against the account holding the proceeds of term loans and certain proceeds of revolving loans made under the credit facilities, the agent under the credit facilities shall constitute the required secured creditors;

•	once enforcement proceedings have been commenced in accordance with the first bullet-point above, only the required secured creditors that directed the collateral agent to commence such proceedings shall be required to direct the collateral agent to discontinue the proceedings;

•

for purposes of directing the manner and method of enforcement proceedings once commenced in accordance with the first bullet-point above, the collateral agent shall make all decisions that it deems appropriate to diligently prosecute and complete such proceedings unless instructed to do otherwise by any joint committee formed by the holders of the notes and the lenders under the credit facilities or, if no such joint committee has been formed, by both the trustee and the agent on behalf of the lenders under the credit facilities, acting together, who shall constitute the required secured creditors under such circumstances. If the collateral agent requests instructions from the required secured creditors with respect to the manner and method of enforcement proceedings, then if such a joint committee has been formed and is then in effect, such joint committee shall constitute the required secured creditors or, if such a joint committee has not been formed or is not then in effect, both the trustee and the agent on behalf of the lenders under the credit facilities, acting together, shall constitute the required secured creditors. If the trustee and the agent for the lenders under the credit facilities have both failed to respond to the collateral agent’s request for instructions or if the collateral agent receives conflicting instructions from the trustee and the agent for the lenders under the credit facilities, the collateral agent shall not act under the requested instructions until either (i) a non-conflicting instruction is received from both the trustee and the agent for the lenders under the credit facilities or (ii) an instruction is received from the holders of a majority of the then outstanding indebtedness under the indenture and the credit facilities. If either of the trustee or agent for the lenders under the credit facilities responds with instructions to the collateral agent within ten business days but the other fails to respond during such time period, then the required secured creditors under such circumstances shall constitute the party who responded during such time frame;

•	for purposes of amending, modifying, varying or waiving any provisions of the security documents in respect of the shared collateral, including waiving any event of default thereunder, the agent for the lenders under the credit facilities shall constitute the required secured creditors entitled to amend, modify, vary or waive any provision of the security documents in respect of the shared collateral (without the consent of the trustee, the holders of the notes, the representative of any other senior debt, the holders of any other senior debt, the representative of any junior debt or the holders of any junior debt). Any such amendments, modifications or waivers shall be effective, and shall automatically apply to, any security documents entered into for the benefit of any other senior debt and junior debt including the notes. Notwithstanding the foregoing, unless such amendment, modification, variance or waiver is expressly permitted to occur without the consent of the trustee under the terms of the indenture and without the consent of the representative of any junior debt under the terms of any indenture, note or other document evidencing or governing such junior debt, to the extent that such amendment, modification, variance or waiver will result in the release of any portion of the collateral under the shared security documents, the consent of the trustee will be required and the consent of a representative of such junior debt or holder of such junior debt may be required. To the extent such amendment, modification, variance or waiver will adversely affect the interests of any holders of senior debt or junior debt in a manner that does not similarly affect the interests of the lenders under the credit facilities, the consent of a representative of such senior or junior debt, as the case may be, will be required. In addition, any default occurring under a shared security document by reason of a default under the indenture or the instrument governing any junior debt may only be waived by the trustee or the representative of any junior debt, as the case may be;

•	for purposes of adjusting settlement of all insurance claims and condemnation awards in the event of any covered loss, theft or destruction or condemnation of any shared collateral, and all claims under insurance constituting shared collateral, then, subject to the following paragraphs, the required secured creditors at such times shall be the agent under the credit facilities;

•	if at the time of an action by the required secured creditors all of our obligations under the credit facilities have been paid in full and the commitments of the lenders under the credit facilities have terminated, then the required secured creditors at such times shall be the trustee;

•	if at the time of an action by the required secured creditors all of our obligations under the notes have been paid in full and all of our obligations under the credit facilities have been paid in full and the commitments of the lenders under the credit facilities have terminated, then the required secured creditors at such times shall be each representative of any other senior debt; and

•	if at the time of an action by the required secured creditors all of our obligations under the notes, all of our obligations under the credit facilities and all of our obligations under any other senior debt have all been paid in full and the commitments of the lenders under the credit facilities and the commitments of any other lenders under any other senior debt have terminated, then the required secured creditors at such times shall be each representative of any junior debt.

Permanent Standstill With Respect to Junior Debt

The intercreditor agreement provides that, if there is a payment default or an acceleration with respect to the senior debt, then the collateral agent shall have the right to notify the representative of any junior debt of such default, and any payments thereafter received by any junior debt holders (continuing until such time, if any, as all such defaults have been cured) shall be turned over to the collateral agent for application against the indebtedness under the senior debt, and be applied in accordance with the intercreditor agreement.

The intercreditor agreement provides that, at any time that there is any outstanding indebtedness under the senior debt, the representative of any junior debt (and the junior debt holders) shall not be permitted to exercise any remedies, or to instruct the collateral agent to exercise any remedies, with respect to the collateral following a default under any instrument governing such junior debt, except with the prior consent of each representative of senior debt (including the agent under the credit facilities and the trustee). In particular, the representative of such junior debt will not have the right to (or instruct the collateral agent to) commence foreclosure proceedings against any portion of the collateral, or take other actions with respect to the collateral, except as described in the previous sentence.

Notwithstanding the foregoing, the representative of any junior debt shall have the right upon a default:

•	to take actions to preserve or protect the liens securing such junior debt (so long as the actions are not adverse to the lenders under the credit facilities, the holders of the notes or the holders of any other senior debt);

•	to purchase or pay off all amounts owed under the senior debt (provided that such junior debt holders shall not be required in such circumstances to pay any prepayment charges or premiums payable under the terms of the senior debt);

•	to accelerate such junior indebtedness; and

•	to commence an involuntary bankruptcy proceeding with respect to Wynn Las Vegas, Wynn Capital and/or any of the guarantors of the notes.

Application of Proceeds

Proceeds received in connection with any exercise of remedies against the shared collateral shall be applied:

•	first, to certain costs and expenses of the collateral agent in connection with undertaking such enforcement;

•	second, to the payment of all principal and interest outstanding under the senior debt (including with respect to any protective advances made by the agent or lenders under our credit facilities or the holders of the notes or the trustee), pro rata among the senior debt based on the outstanding amounts thereof;

•	third, to the payment of all obligations outstanding under the senior debt other than principal and interest, pro rata among the senior debt based on the outstanding amounts thereof;

•	fourth, to the payment of all principal and interest outstanding under the junior debt (including with respect to any protective advances made by the holders of the junior debt or their representatives), pro rata among the junior debt based on the outstanding amounts thereof;

•	fifth, to the payment of all obligations outstanding under the junior debt other than principal and interest, pro rata among the junior debt based on the outstanding amounts thereof; and

•	sixth, to whomever is lawfully entitled to receive any remaining funds.

In addition, the intercreditor agreement provides that certain non-pro rata payments received by any note holder, any lender under the credit facilities or any other senior debt holder shall be remitted to the collateral agent for redistribution in a pro rata manner among each senior debt holder. The payments subject to this pro rata redistribution requirement include, among other things, (i) proceeds of any exercise of any lender or holder’s right of setoff, banker’s lien or counterclaim, or from any security or from any realization (whether through attachment, foreclosure or otherwise) of our assets or our affiliates’ assets, and (ii) payments made after an event of default has occurred and is continuing.

Intercreditor Arrangements in Bankruptcy

The intercreditor agreement provides that in any bankruptcy of Wynn Las Vegas, Wynn Capital or any of the guarantors, no junior debt holders and no representative of any junior debt shall, among other things:

•	challenge the liens of the lenders under the credit facilities, the holders of the notes or the holders of other senior debt (and the lenders, the holders of the notes and the holders of other senior debt correspondingly shall agree not to take any action challenging the liens in favor of any such junior debt holders);

•	oppose or contest any motion of the agent under the credit facilities, the trustee or any representative of other senior debt holders for relief from the automatic stay or any injunction against foreclosure or enforcement of the credit facilities, the notes or other senior debt;

•	oppose or contest a credit bid of indebtedness under the credit facilities, the notes or other senior debt at any foreclosure sale;

•	oppose or contest any use of cash collateral that has been approved by the agent under the credit facilities, the trustee, or any representative of other senior debt holders so long as such use of cash collateral calls for:

•	payment of expenses reasonably necessary or appropriate for the conduct of the business of Wynn Las Vegas, Wynn Capital or certain of their affiliates, or for the preservation of the collateral;

•	payment of debt secured by liens upon the collateral that are senior to the liens securing such junior debt; or

•	payment of bankruptcy administrative expenses; or

•	vote to accept any plan of reorganization or restructuring plan unless lenders collectively holding two-thirds of the aggregate outstanding amount of loans under the credit facilities and the holders of the notes collectively holding two-thirds of the aggregate outstanding amount of the notes have voted to accept such plan.

The foregoing provisions shall not restrict the representative of any junior debt (and any junior debt holders) from, subject to the terms of the intercreditor agreement, voting unsecured claims based upon the indebtedness owed to them, or contesting any valuation of the collateral asserted for purposes of valuing the secured claims of the lenders under the credit facilities and/or the note holders and/or any other senior debt holders and/or any junior debt holders (except that the representative of such junior debt and the junior debt holders shall not have the right to assert the lack of adequate protection of their liens as a basis for opposing relief sought in the bankruptcy that has been approved by the agent under the credit facilities).

Certain Waivers by Junior Debt Holders

Under the intercreditor agreement, the junior debt holders waive certain rights generally afforded junior creditors relative to senior creditors under applicable law, including each of the following:

•	any right of marshaling accorded to a junior lienholder under equitable principles;

•	any right to challenge the liens of the senior debt holders based upon any of the following:

•	the disbursement of any funds under the credit facilities, the indenture or any other senior debt agreement (even if conditions to any such advances have not been satisfied);

•	a change in the dates or terms for payments under the credit facilities, the indenture or any other senior debt agreement;

•	an increase or reduction in the amount of any available credit or an increase or reduction in the amount of principal obligations under the credit facilities, the notes or any other senior debt agreement, or the interest, premium, fees or other amounts payable thereunder;

•	failure to take necessary or appropriate action to enforce or perfect any lien; or

•	any exercise of rights or remedies under any security documents with respect to the senior debt; and

•	any claim arising out of any action or failure to act or any error of judgment or negligence on the part of the agent under the credit facilities, the trustee or any representative of other senior debt, other than gross negligence or willful misconduct, to the maximum extent permitted by law.

No Duty to Inform

Each of the agent under the credit facilities (on behalf of itself and the lenders), the trustee (on behalf of itself and the holders of the notes), the representative of any other senior debt (on behalf of itself and any other senior debt holders) and the representative of any junior debt (on behalf of itself and any junior debt holders) waive any claim that any other party to the intercreditor agreement has any duty to keep the other parties to the intercreditor agreement informed as to circumstances bearing upon the risk of nonpayment of the credit facilities, the notes, any other senior debt or any junior debt.

Limitation of Liability

The representative of each class of senior debt and each class of junior debt (acting on their own behalf and on behalf of the holders of such debt) release each other such representative from all liability to the full extent permitted by law, except for fraud and willful misconduct. Each such representative (on its own behalf and on behalf of the holders of debt it represents) waives any and all duties and other obligations, including fiduciary duties, that may be owed to it by any other such representative, except as specifically set forth in the intercreditor agreement.

Amendments to Intercreditor Agreement

Except as provided in the next sentence, any amendments to the intercreditor agreement shall require the consent of each party who, at the time of such amendment, is a party thereto. Notwithstanding the foregoing, the agent under the credit facilities will also have the right, at any time when the amount outstanding under the credit facilities equals or exceeds $100.0 million, to amend the intercreditor agreement without the consent of the trustee or the holders of the notes, so long as such amendment only affects the subordination provisions in respect of any junior debt but does not affect the provisions governing the relationship between the lenders under the credit facilities and the holders of the notes.

Intercreditor Arrangements Also Applicable to Refinancing

The intercreditor agreement provides that the intercreditor arrangements described above also shall apply to (i) any replacement debt arising as a consequence of refinancing of the credit facilities or the notes, (ii) any additional senior debt permitted under the credit facilities and the indenture governing the notes and (iii) any additional junior debt permitted under the credit facilities and the indenture governing the notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the anticipated material United States federal income tax consequences to a holder of old notes relating to the exchange of old notes for new notes. This summary is based upon existing United States federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations) and partnerships and their partners), or to persons that hold the old notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local, or non-United States tax considerations. Each prospective investor is urged to consult his tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of the acquisition, ownership, and disposition of the new notes.

Exchange of Old Notes for New Notes

An exchange of old notes for new notes pursuant to the exchange offer will be ignored for United States federal income tax purposes. Consequently, a holder of old notes will not recognize gain or loss, for United States federal income tax purposes, as a result of exchanging old notes for new notes pursuant to the exchange offer. The holding period of the new notes will be the same as the holding period of the old notes and the tax basis in the new notes will be the same as the adjusted tax basis in the old notes as determined immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until             , 2005, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transaction:

•	in the over-the-counter market,

•	in negotiated transactions,

•	through the writing of options on the new notes, or

•	a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of those new notes may be deemed to be an underwriter within the meaning of the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of the old notes directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealer and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with this exchange offer will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Certain matters of Nevada law will be passed upon for us by Schreck Brignone, Las Vegas, Nevada.

EXPERTS

The consolidated financial statements of Wynn Las Vegas, LLC as of December 31, 2004 and 2003 and for each of the three years ended December 31, 2004, 2003 and 2002 and the period from inception to December 31, 2004 included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the new notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

We are not currently subject to the periodic reporting and other informational requirements of the Exchange Act. The indenture governing the notes requires that we file reports under the Exchange Act with the SEC (unless the SEC will not accept such filings) and furnish information to the trustee and holders of the notes. See “Description of the New Notes—Certain Covenants—Reports.”

Upon the effectiveness of the registration statement, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file periodic reports and other information with the SEC. Such periodic reports and other information will be available for inspection and copying at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and through the SEC’s Internet site at http://www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Wynn Resorts, Limited, a Nevada corporation (“Wynn Resorts”), our ultimate parent, files periodic reports, proxy statements and other information with the SEC. You may read and copy any document that Wynn Resorts files with the SEC at the SEC’s Public Reference Room. The SEC filings of Wynn Resorts also are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may find additional information about Wynn Resorts and its subsidiaries on its website at http://www.wynnresorts.com. The information contained on or that can be accessed through the Wynn Resorts website is not incorporated by reference in this prospectus. You should not consider information contained on the Wynn Resorts website or that can be accessed through the website to be part of this prospectus.

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements as of and for the three months ended March 31, 2005 and 2004
Consolidated Balance Sheets as of March 31, 2005 (unaudited) and December 31, 2004	F-2
Consolidated Statements of Operations and Comprehensive Loss (unaudited) for the three months ended March 31, 2005 and 2004 and for the period from inception to March 31, 2005	F-3
Consolidated Statements of Cash Flows (unaudited) for the three months ended March 31, 2005 and 2004 and for the period from inception to March 31, 2005	F-4
Notes to the unaudited Consolidated Financial Statements	F-5

Audited Consolidated Financial Statements as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 and for the period from inception to December 31, 2004
Report of Independent Registered Public Accounting Firm	F-21
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-22
Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2004, 2003 and 2002 and for the period from inception to December 31, 2004	F-23
Consolidated Statements of Member’s Equity for the years ended December 31, 2004, 2003 and 2002 and for the period from inception to December 31, 2004	F-24
Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002 and for the period from inception to December 31, 2004	F-25
Notes to Consolidated Financial Statements	F-26

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	March 31, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$57,270	$25,691
Restricted cash and investments	193,923	115,301
Receivables, net	725	217
Inventories	5,050	758
Prepaid expenses	4,597	3,195

Total current assets	261,565	145,162

Restricted cash and investments	633,372	663,289
Property and equipment, net	2,153,664	1,854,882
Water rights	6,400	6,400
Trademark	1,000	1,000
Deferred financing costs	59,817	62,370
Other assets	88,334	54,998

Total assets	$3,204,152	$2,788,101

LIABILITIES AND MEMBER’S EQUITY

Current liabilities:
Accounts and construction payables	$22,829	$15,888
Accrued interest	27,438	4,952
Accrued compensation and benefits	9,729	3,128
Other accrued expenses	15,978	8,599
Due to affiliates	167,733	122,274

Total current liabilities	243,707	154,841
Long-term debt	1,709,634	1,336,175
Other long-term liabilities	573	860
Due to affiliates	—	19,558

Total liabilities	1,953,914	1,511,434

Commitments and contingencies

Member’s equity:
Contributed capital	1,446,531	1,452,550
Other comprehensive income	16,505	10,007
Deficiency accumulated from inception during the development stage	(212,798)	(185,890)

Total member’s equity	1,250,238	1,276,667

Total liabilities and member’s equity	$3,204,152	$2,788,101

The accompanying notes are an integral part of these consolidated financial statements.

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands)

(unaudited)

			Period from Inception to March 31, 2005
	Three Months Ended March 31,
	2005	2004
Revenues	$—	$—	$804

Expenses:
Pre-opening costs	29,091	6,813	93,528
Depreciation and amortization	1,511	648	9,196
Cost of water	4	—	4
(Gain)/Loss on sale of assets	(12)	—	571
Loss from incidental operations	65	87	1,598

Total expenses	30,659	7,548	104,897

Operating loss	(30,659)	(7,548)	(104,093)

Other income (expense):
Interest expense, net	—	—	(6,920)
Interest income	3,751	778	16,566
Loss from extinguishment of debt	—	—	(118,351)

Other income (expense), net	3,751	778	(108,705)

Net loss accumulated during the development stage	(26,908)	(6,770)	(212,798)
Change in fair value of interest rate swaps	7,700	(11,904)	16,505

Comprehensive loss	$(19,208)	$(18,674)	$(196,293)

The accompanying notes are an integral part of these consolidated financial statements.

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

(unaudited)

	Three Months Ended March 31,		Period from Inception to March 31, 2005
	2005	2004
Cash flows from operating activities:
Net loss accumulated during the development stage	$(26,908)	$(6,770)	$(212,798)
Adjustments to reconcile net loss accumulated during the development stage to net cash provided by (used in) operating activities:
Depreciation and amortization	1,511	648	9,196
Amortization and writeoff of deferred financing costs and OID	1,373	3,122	64,379
(Gain)/loss on sale of assets	(12)	—	571
Increase (decrease) in cash from changes in:
Receivables, net	(508)	11	(725)
Inventories and prepaid expenses	(5,981)	(325)	(9,074)
Accounts payable and accrued expenses	37,407	11,571	69,978

Net cash provided by (used in) operating activities	6,882	8,257	(78,473)

Cash flows from investing activities:
Capital expenditures, net of construction payables	(268,894)	(173,984)	(1,698,286)
Restricted cash and investments	(48,705)	154,245	(827,295)
Other assets	(21,887)	(3,599)	(69,092)
Due from related parties	(9,276)	11,806	478,167
Proceeds from sale of assets	23	—	33,291

Net cash used in investing activities	(348,739)	(11,532)	(2,083,215)

Cash flows from financing activities:
Equity contributions	—	—	637,075
Principal payments on long-term debt	—	—	(888,753)
Proceeds from issuance of long-term debt	373,436	—	2,572,229
Payments of financing costs	—	—	(101,593)

Net cash provided by financing activities	373,436	—	2,218,958

Cash and cash equivalents:
Increase in cash and cash equivalents	31,579	(3,275)	57,270
Balance, beginning of period	25,691	18,234	—

Balance, end of period	$57,270	$14,959	$57,270

Supplemental cash flow disclosures:
Cash paid for interest, net of amounts capitalized	$—	$—	$1,419
Asset contributions and transfers	$3,749	$—	$378,319
Other, net	$826	$539	$4,902
Amounts due to affiliates contributed by parent	$6,557	$—	$821,302
Change in fair value of interest rate swaps	$7,700	$(11,904)	$16,505

The accompanying notes are an integral part of these consolidated financial statements.

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Organization and Basis of Presentation

Organization

Wynn Las Vegas, LLC was formed on April 17, 2001. Originally named Hotel A, LLC, its name was changed to Wynn Las Vegas, LLC on May 15, 2002. Unless the context otherwise requires, all references herein to the “Company,” refer to Wynn Las Vegas, LLC, a Nevada limited liability company and its consolidated subsidiaries, including for periods when the Company was named Hotel A, LLC. The sole member of the Company is Wynn Resorts Holdings, LLC (“Holdings”). The sole member of Holdings is Wynn Resorts, Limited (“Wynn Resorts”). The Company was organized primarily to construct and operate “Wynn Las Vegas,” a destination resort and casino on the site of the former Desert Inn Resort and Casino (the “Desert Inn”) on “the Strip” in Las Vegas, Nevada.

Wynn Las Vegas Capital Corp. (“Wynn Capital”) is a wholly owned subsidiary of the Company incorporated on June 3, 2002, solely for the purpose of obtaining financing for Wynn Las Vegas. Wynn Capital is authorized to issue 2,000 shares of common stock, par value $0.01. At March 31, 2005 and December 31, 2004, the Company owned the one share that was issued and outstanding. At and for the period from its inception through March 31, 2005, Wynn Capital has neither any significant net assets nor any operating activity. Its sole function is to serve as the co-issuer of mortgage notes, which partially financed Wynn Las Vegas. Wynn Las Vegas, LLC and Wynn Capital together are hereinafter referred to as the “Issuers”.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

For the periods presented through March 31, 2005, the Company had not yet commenced its casino resort operations. Consequently, as was expected and as is customary for a development stage company, the Company incurred increasing losses in each period from inception to March 31, 2005, as the development and construction of Wynn Las Vegas progressed. On April 28, 2005, Wynn Las Vegas opened to the public.

The accompanying consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures herein are adequate to make the information presented not misleading. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the results for the interim periods have been made. The results for the three months ended March 31, 2005 are not necessarily indicative of results to be expected for the full fiscal year. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto of the Company as of and for the year ended December 31, 2004, included in the Company’s Annual Report on Form 10-K.

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Certain amounts in the consolidated financial statements for the three months ended March 31, 2004 have been reclassified to conform to the 2005 presentation. During 2004, the Company recorded the amounts reimbursed by executive officers of the Company for use of the corporate aircraft in preopening expenses as a reduction of the cost of operating the aircraft. Previously, such amounts had been recorded as revenues in the Company’s statements of operations and comprehensive loss. Approximately $715,000 for the first quarter of 2004 was reclassified from revenues to preopening expenses to conform to the 2005 presentation. The reclassification had no effect on the previously reported net loss.

2. Employee Stock-Based Compensation

The Company applies the provisions of Emerging Issues Task Force (“EITF”) 00-23, “Options Granted to Employees of Entities under Common Control” and records the value of equity instruments granted by Wynn Resorts to employees of the Company in the Company’s consolidated financial statements as a capital contribution.

As permitted by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123,” the Company continues to apply the provisions of Accounting Principles Board (“APB”) Opinion No. 25 and related interpretations in accounting for its employee stock-based compensation. Accordingly, compensation expense is recognized only to the extent that the market value at the date of grant exceeds the exercise price. The following table illustrates the effect on the net loss if the Company had applied the fair-value recognition provisions of SFAS No. 123 to stock-based employee compensation (amounts in thousands).

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004	Period from Inception to March 31, 2005
Net loss as reported	$(26,908)	$(6,770)	$(212,798)
Less: total stock-based employee compensation expenses determined under the fair-value based method for all awards	(744)	(518)	(3,499)

Proforma net loss	$(27,652)	$(7,288)	$(216,297)

3. Related Party Transactions

The Company periodically incurs costs on behalf of Stephen A. Wynn, Wynn Resorts’ Chairman of the Board, Chief Executive Officer and one of its principal stockholders (“Mr. Wynn”), and on behalf of certain other executive officers of Wynn Resorts, including costs with respect to their personal use of the corporate aircraft, household employees, personal legal fees, construction work and other personal purchases. Mr. Wynn and these other officers have deposits with the Company to prepay any such items. These deposits are replenished on an ongoing basis as needed. At March 31, 2005 and December 31, 2004, the Company’s net liability to Mr. Wynn and other officers was approximately $77,000 and $71,000, respectively.

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Until it was closed on May 6, 2004, Holdings operated an art gallery at the former Desert Inn displaying The Wynn Collection, a collection of fine art owned by Mr. Wynn and his wife, Elaine P. Wynn (“Mrs. Wynn”), who is also a director of Wynn Resorts. Under the terms of the Art Rental and Licensing Agreement (the “Art Agreement”) under which The Wynn Collection was exhibited at the time the art gallery was closed, Mr. and Mrs. Wynn leased The Wynn Collection to Holdings for an annual fee of one dollar ($1), and Holdings was entitled to retain all revenues from the public display of The Wynn Collection and the related merchandising revenues. Holdings was responsible for all expenses incurred in exhibiting and safeguarding The Wynn Collection, including the cost of insurance (including terrorism insurance) and taxes relating to the rental of The Wynn Collection.

On August 6, 2004, the Art Agreement was amended to set forth the terms and conditions under which The Wynn Collection will be exhibited at Wynn Las Vegas effective upon the opening of the new resort. The terms of the amended Art Agreement are substantially the same as the terms under which Holdings most recently had displayed The Wynn Collection in the gallery in the former Desert Inn, including an annual rental of one dollar ($1) for all of the leased works.

On August 6, 2004, Holdings entered into agreements with Mr. Wynn that confirm and clarify the Holdings’ rights to use the “Wynn” name and Mr. Wynn’s persona in connection with its casino resorts. Under the parties’ Surname Rights Agreement, Mr. Wynn granted Holdings an exclusive, fully paid-up, perpetual, worldwide license to use, and to own and register trademarks and service marks incorporating the “Wynn” name for casino resorts and related businesses, together with the right to sublicense the name and marks to its affiliates. Under the parties’ Rights of Publicity License, Mr. Wynn granted Holdings the exclusive, royalty-free, worldwide right to use his full name, persona and related rights of publicity for casino resorts and related businesses, together with the ability to sublicense the persona and publicity rights to its affiliates, until October 24, 2017. On December 14, 2004, the Company and Holdings entered into a license agreement relating to the Company’s use of Mr. Wynn’s name and persona.

On December 29, 2004, the Company entered into an agreement with Mr. Wynn for the lease of a villa suite in the Wynn Las Vegas resort to Mr. and Mrs. Wynn as their personal residence. The agreement was to become effective on the earlier of the date that Mr. and Mrs. Wynn first occupied the suite or the initial opening of Wynn Las Vegas to the public. On April 21, 2005, the agreement was amended to extend the effective date of the lease agreement to no later than July 1, 2005. The term of the agreement continues from year to year unless terminated on at least 90 days’ written notice prior to the end of any lease year, or upon the death of Mr. Wynn. Rent will be determined each year by the Audit Committee of the Board of Directors (the “Audit Committee”), and will be based on the fair market value of the use of the suite accommodations. The Audit Committee has determined, based on a third-party appraisal, that the rent for the first lease year will be $580,000. All services for, and maintenance of, the suite are included in the rent, with certain exceptions.

For the period from inception through March 31, 2005, the accompanying statements of operations include allocations from Wynn Resorts or Valvino Lamore, LLC (“Valvino”), its predecessor, for legal, accounting, human resource, information services, real estate, and other corporate support services. The corporate support service allocations have been determined on a basis that Wynn Resorts or Valvino and the Company consider to be reasonable estimates of the utilization of service provided or the benefit received by the Company. The allocation methods include specific identification, relative cost, square footage and headcount.

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

4. Property and Equipment

Property and equipment as of March 31, 2005 and December 31, 2004, consist of the following (amounts in thousands):

	March 31, 2005	December 31, 2004
Land	$353,544	$353,544
Parking garage	1,041	1,041
Airplanes	44,185	44,185
Furniture, fixtures and equipment	28,557	11,424
Construction in progress	1,731,475	1,448,328

	2,158,802	1,858,522
Less: accumulated depreciation	(5,138)	(3,640)

	$2,153,664	$1,854,882

Construction in progress includes interest and other costs capitalized in conjunction with the Wynn Las Vegas project.

5. Long-Term Debt

Long-term debt as of March 31, 2005 and December 31, 2004, consists of the following (amounts in thousands):

	March 31, 2005	December 31, 2004
6 5/8% First Mortgage Notes, due December 1, 2014	$1,300,000	$1,300,000
$400.0 million Delay Draw Term Loan Facility; interest at LIBOR plus 2.125% (approximately 4.98% and 4.575%, respectively)	400,000	26,564
12% Second Mortgage Notes, net of original issue discount of approximately $508,000 and $531,000, respectively due November 1, 2010; effective interest at approximately 12.9%	9,634	9,611

	$1,709,634	$1,336,175

Wynn Las Vegas Credit Facilities

The Company borrowed the remaining $373.4 million available under the delay draw term loan facility during the first quarter of 2005, as required under the agreements governing the Company’s current credit facilities. The total $400 million of term loan proceeds are being used as part of the financing for the construction of Wynn Las Vegas and Encore.

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Wynn Las Vegas Interest Rate Swaps

The Company was previously required to obtain interest rate protection for at least $325 million of borrowings under the Company’s previous credit facilities, and in May 2003 and June 2003, entered into two interest rate swap arrangements to hedge the underlying interest rate risk on a total of $825 million of expected future borrowings under such credit facilities that were to mature in October 2008 and October 2009. These two interest rate swaps were accounted for as cash flow hedges under the provisions of SFAS No. 133.

On December 14, 2004, concurrent with refinancing its indebtedness, the Company terminated the two interest rate swaps. As a result of the termination, the Company received approximately $9.6 million in settlement of the related asset, which is being amortized from accumulated other comprehensive income to reduce interest expense over the original contract life of the two interest rate swaps. Approximately $1.2 million was amortized against interest expense during the first quarter of 2005.

Also concurrent with the refinancing, the Company entered into two new interest rate swap arrangements to hedge the underlying interest rate risk on the $400.0 million of term loan borrowings under the credit facilities, which bear interest at LIBOR plus 2.125%. Under each of these two new interest rate swap arrangements, the Company receives payments at a variable rate of LIBOR and pays a fixed rate of 3.793% on the $200 million notional amount set forth in each of the swap instruments through December 2008. The interest rate swaps are expected to be effective as hedging instruments as long as sufficient term loan borrowings are outstanding, and effectively fix the interest rate on these borrowings at approximately 5.918%. Any ineffectiveness will increase the Company’s recorded interest expense in the consolidated financial statements.

As of March 31, 2005, the Company recorded in other assets the fair value of the net effect of the two new interest rate swaps of approximately $8.3 million, an increase of $7.7 million compared to the value of $583,000 at December 31, 2004. Because there has been no ineffectiveness in the hedging relationship, the corresponding change in fair value of equal amount is reported in other comprehensive income.

The fair value approximates the amount the Company would receive if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current, and predictions of future, interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions. Therefore, the fair value is subject to significant estimation and a high degree of variability of fluctuation between periods.

6. Commitments and Contingencies

Wynn Las Vegas

Construction. Through March 31, 2005, the Company funded approximately $2.4 billion of the estimated total project costs, which are anticipated to be in the range of $2.7 to $2.75 billion, primarily from a combination of contributed capital, proceeds from the initial public offering of the Company’s common stock, proceeds from the Issuers’ discharged 12% Second Mortgage Notes due 2010 (the “Second Mortgage Notes”), proceeds from the Issuers’ 6-5/8% First Mortgage Notes due 2014 (the “First Mortgage Notes”), and a portion of the borrowings under the previous and current credit facilities. As of March 31, 2005, project costs still to be incurred were estimated to be between $335.0 and $385.0 million.

As of March 31, 2005, the Company had availability under its credit facilities and long-term restricted cash available for the project, as well as a $50.0 million completion guarantee balance and a $30.0 million liquidity

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

reserve, sufficient to complete Wynn Las Vegas. The Company anticipates using its construction contingencies as well as a significant portion of the completion guarantee funds to achieve final completion of Wynn Las Vegas. As the completion guarantee funds are committed for use, the final cost of the Wynn Las Vegas project will increase correspondingly. Consistent with large-scale construction projects, determination of the final project cost is subject to a complete accounting after the date of final completion (as defined in the contract with the general contractor), which will occur in late 2005.

Encore. Due to anticipated demand for Wynn Las Vegas, continued strength in the Las Vegas market, and the Company’s desire to maximize the potential of its substantial real estate assets, the Company continues to refine the scope of Encore. The Company has elevated Encore to the status of a free standing casino resort which is fully integrated with Wynn Las Vegas. The current Encore program calls for a hotel tower consisting of approximately 1,100 suites and approximately 1,400 guest rooms. In addition, the current plans for Encore include 200,000 square feet of convention and meeting space, a 50,000 square foot casino, additional entertainment venues, restaurants, a spa and salon, swimming pools and retail space. The scope and design of Encore remain subject to the approval of Wynn Resorts’ board of directors. The Company currently anticipates that Encore will open in the first half of 2008.

The Company expects that the remaining proceeds from the First Mortgage Notes, together with availability under its existing credit facilities and cash flow from the operations of Wynn Las Vegas, will be sufficient to pay for expenditures of up to $1.4 billion on the Encore project without incurring additional debt or receiving additional capital contributions from Wynn Resorts. The availability of notes proceeds and funds under the credit agreement in excess of $100.0 million is subject to approval of the Encore project’s budget, plans and specifications (the “Encore Budget, Plans and Specs”) by a majority of arrangers or lenders under the credit agreement. Once the Company has finalized the scope and plans for Encore, the Company will seek the necessary consents and approvals from its lenders and noteholders.

Entertainment Productions. The Company has entered into long-term agreements with Productions Du Dragon, S.A., a creative production company (“Dragon”), and Calitri Services and Licensing Limited Liability Company, its affiliated production services company (“Calitri”), for the licensing, creation, development and executive production of the water-based production show at Wynn Las Vegas named “Le Rêve, a small collection of imperfect dreams.” Under these agreements the Company is required to pay certain up-front creation and licensing fees, production costs and, upon opening of the production, a royalty of 10% of net retail revenues, 10% of net ticket revenues and 50% of the show profits to Dragon and Calitri as calculated in accordance with the terms of the agreements. The term of each of the agreements is ten years after the opening date of the show with one five-year renewal option.

The Company also has an option with Dragon and Calitri for the development of a second production show for Wynn Las Vegas or for another project. The exercise of the option will require the payment of an additional $1.0 million and any additional project will require additional funds to develop.

In June 2004, the Company purchased the rights to stage “Avenue Q,” the Tony Award-winning musical production currently playing on Broadway in New York City. The Company also entered into a Production Services Agreement with Q Las Vegas, LLC, an affiliate of the New York producer, for all production services. The Company will present this show at Wynn Las Vegas’ second showroom, the Broadway Theater, which is scheduled for completion in September 2005.

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

At March 31, 2005 and December 31, 2004, other assets included $38.6 million and $32.9 million, respectively, of amounts paid or accrued for production rights and creation and development costs in conjunction with these entertainment agreements.

Leases

The Company is the lessor under leases for five retail outlets and has entered into license and distribution agreements for five additional retail outlets, and joint venture agreements for the operation of one other retail outlet and the Ferrari and Maserati dealership at Wynn Las Vegas. Each of these retail outlets opened concurrently with the opening of Wynn Las Vegas. In connection with these arrangements, Wynn Las Vegas has provided some of the retail tenants an allowance for improvements. These improvement allowances are included in the budgeted costs to construct Wynn Las Vegas.

In addition to the above, to accommodate its preopening and casino marketing efforts, the Company or certain of its affiliates are the lessee under several leases for office space, warehouse facilities and certain office equipment.

Self-insurance

The Company and its subsidiaries are covered under a self-insured medical plan up to a maximum of $200,000 per year for each insured person. Amounts in excess of these thresholds are covered by the Company’s insurance programs, subject to customary policy limits.

Employment Agreements

The Company has entered into employment agreements with several executive officers, other members of management and certain key employees. These agreements generally have three- to five-year terms and typically indicate a base salary with specified annual increases, and often contain provisions for guaranteed bonuses. Certain of the executives are also entitled to a separation payment if terminated without “cause” or upon voluntary termination of employment for “good reason” following a “change of control” (as these terms are defined in the employment contracts).

Litigation

The Company is occasionally a party to lawsuits. As with all litigation, no assurance can be provided as to the outcome of such matters and we note that litigation inherently involves significant costs.

7. Subsequent Events

Opening of Wynn Las Vegas

Wynn Las Vegas opened to the public on April 28, 2005.

Wynn Las Vegas Debt Agreements

On April 26, 2005, the Company amended certain agreements pertaining to its credit facilities, specifically its Credit Agreement and its Master Disbursement Agreement, to among other things, (i) increase the limitation

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

on expenditures for Encore project costs from $950 million to $1.4 billion (net of additional equity contributions); (ii) under certain circumstances, increase the annual limitation on capital expenditures for the year 2008 and each year thereafter from $120 million to $160 million; (iii) permit a transfer of up to five acres of the land currently owned by Wynn Golf, LLC, but not necessary for the Wynn Las Vegas golf course, to the Company for use in connection with Encore; (iv) extend the deadlines for certain deliverables related to Encore from various dates beginning April 15, 2005 to June 15, 2005; and (v) extend the dates for the opening and final completion of Encore to September 30, 2008 and December 31, 2008, respectively.

8. Consolidating Financial Information of Guarantors and Issuers

The following consolidating financial statements present information related to the Issuers of the First Mortgage Notes and their guarantor subsidiaries (World Travel, LLC; Las Vegas Jet, LLC; Wynn Show Performers, LLC; Wynn Golf, LLC and Wynn Sunrise, LLC) and non-guarantor subsidiary (Wynn Completion Guarantor, LLC) as of March 31, 2005 and December 31, 2004, for the three months ended March 31, 2005 and 2004, and for the period from inception to March 31, 2005.

The following condensed consolidating financial statements are presented in the provided form because: (i) the guarantor subsidiaries are wholly owned subsidiaries of Wynn Las Vegas, LLC (an issuer of the First Mortgage Notes); (ii) the guarantee is considered to be full and unconditional, that is, if the Issuers fail to make a scheduled payment, the guarantor subsidiaries are obligated to make the scheduled payment immediately and, if it does not, any holder of the First Mortgage Notes may immediately bring suit directly against the guarantor subsidiaries for payment of all amounts due and payable; and (iii) the guarantee is joint and several.

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATING BALANCE SHEET INFORMATION

AS OF MARCH 31, 2005

(amounts in thousands)

	Issuers	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminating Entries	Total
ASSETS
Current assets:
Cash and cash equivalents	$57,270	$—	$—	$—	$57,270
Restricted cash and investments	193,923	—	—	—	193,923
Receivables, net	687	38	—	—	725
Inventories	5,050	—	—	—	5,050
Prepaid expenses	4,535	62	—	—	4,597

Total current assets	261,465	100	—	—	261,565

Restricted cash and investments	583,087	—	50,285	—	633,372
Property and equipment, net	1,989,786	163,878	—	—	2,153,664
Water rights	256	6,144	—	—	6,400
Trademark	1,000	—	—	—	1,000
Deferred financing costs	59,817	—	—	—	59,817
Investment in subsidiaries	6,634	—	—	(6,634)	—
Other assets	86,429	1,905	—	—	88,334

Total assets	$2,988,474	$172,027	$50,285	$(6,634)	$3,204,152

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Accounts and construction payables	$22,829	$—	$—	$—	$22,829
Accrued interest	27,438	—	—	—	27,438
Accrued compensation and benefits	9,374	355	—	—	9,729
Other accrued expenses	15,643	335	—	—	15,978
Due to affiliates	(47,255)	166,440	48,548	—	167,733

Total current liabilities	28,029	167,130	48,548	—	242,414
Long-term debt	1,709,634	—	—	—	1,709,634
Other long-term liabilities	573	—	—	—	573
Due to affiliates	—	—	—	—	—

Total liabilities	1,738,236	167,130	48,548	—	1,953,914

Commitments and contingencies

Member’s equity:
Contributed capital	1,446,531	11,621	—	(11,621)	1,446,531
Accumulated other comprehensive income	16,505	—	—	—	16,505
Deficit accumulated from inception during the development stage	(212,798)	(6,724)	1,737	4,987	(212,798)

Total member’s equity	1,250,238	4,897	1,737	(6,634)	1,250,238

Total liabilities and member’s equity	$2,988,474	$172,027	$50,285	$(6,634)	$3,204,152

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATING BALANCE SHEET INFORMATION

AS OF DECEMBER 31, 2004

(amounts in thousands)

	Issuers	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminating Entries	Total
ASSETS
Current assets:
Cash and cash equivalents	$25,692	$(1)	$—	$—	$25,691
Restricted cash and investments	115,301	—	—	—	115,301
Receivables, net	111	106	—	—	217
Inventories	758	—	—	—	758
Prepaid expenses	3,072	123	—	—	3,195

Total current assets	144,934	228	—	—	145,162

Restricted cash and investments	613,246	—	50,043	—	663,289
Property and equipment, net	1,692,228	162,654	—	—	1,854,882
Water rights	256	6,144	—	—	6,400
Trademark	1,000	—	—	—	1,000
Deferred financing costs	62,370	—	—	—	62,370
Investment in subsidiaries	7,426	—	—	(7,426)	—
Other assets	54,026	972	—	—	54,998

Total assets	$2,575,486	$169,998	$50,043	$(7,426)	$2,788,101

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Accounts and construction payables	$15,800	$88	$—	$—	$15,888
Accrued interest	4,952	—	—	—	4,952
Accrued compensation and benefits	3,016	112	—	—	3,128
Other accrued expenses	8,292	307	—	—	8,599
Due to affiliates	122,274	—	—	—	122,274

Total current liabilities	154,334	507	—	—	154,841
Long-term debt	1,336,175	—	—	—	1,336,175
Other long-term liabilities	860	—	—	—	860
Due to affiliates	(192,550)	163,560	48,548	—	19,558

Total liabilities	1,298,819	164,067	48,548	—	1,511,434

Commitments and contingencies

Member’s equity:
Contributed capital	1,452,550	11,195	—	(11,195)	1,452,550
Accumulated other comprehensive income	10,007	—	—	—	10,007
Deficit accumulated from inception during the development stage	(185,890)	(5,264)	1,495	3,769	(185,890)

Total member’s equity	1,276,667	5,931	1,495	(7,426)	1,276,667

Total liabilities and member’s equity	$2,575,486	$169,998	$50,043	$(7,426)	$2,788,101

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATING STATEMENT OF OPERATIONS INFORMATION

THREE MONTHS ENDED MARCH 31, 2005

(amounts in thousands)

(unaudited)

	Issuers	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminating Entries	Total
Airplane revenues	$—	$—	$—	$—	$—

Expenses:
Pre-opening costs	28,237	854	—	—	29,091
Depreciation and amortization	884	627	—	—	1,511
Gain on sale of assets	—	(12)	—	—	(12)
Cost of water	4	—	—	—	4
Loss from incidental operations	73	(8)	—	—	65

Total expenses	29,198	1,461	—	—	30,659

Operating loss	(29,198)	(1,461)	—	—	(30,659)

Other income (expense):
Interest expense, net	—	—	—	—	—
Interest income	3,508	1	242	—	3,751
Equity in income from subsidiaries	(1,218)	—	—	1,218	—

Other income (expense), net	2,290	1	242	1,218	3,751

Net income (loss) accumulated during the development stage	$(26,908)	$(1,460)	$242	$1,218	$(26,908)

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATING STATEMENT OF OPERATIONS INFORMATION

THREE MONTHS ENDED MARCH 31, 2004

(amounts in thousands)

(unaudited)

	Issuers	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminating Entries	Total
Airplane revenues	$—	$—	$—	$—	$—

Expenses:
Pre-opening costs	7,120	(302)	(5)	—	6,813
Depreciation and amortization	159	489	—	—	648
Loss on sale of assets	—	—	—	—	—
Loss from incidental operations	87	—	—	—	87

Total expenses	7,366	187	(5)	—	7,548

Operating loss	(7,366)	(187)	5	—	(7,548)

Other income (expense):
Interest expense, net	—	—	—	—	—
Interest income	636	—	142	—	778
Equity in loss from subsidiaries	(40)	—	—	40	—

Other income (expense), net	596	—	142	40	778

Net income (loss) accumulated during the development stage	$(6,770)	$(187)	$147	$40	$(6,770)

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATING STATEMENT OF OPERATIONS INFORMATION

PERIOD FROM INCEPTION TO MARCH 31, 2005

(amounts in thousands)

(unaudited)

	Issuers	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminating Entries	Total
Airplane revenues	$—	$804	$—	$—	$804

Expenses:
Pre-opening costs	94,637	(1,116)	7	—	93,528
Depreciation and amortization	2,647	6,549	—	—	9,196
Loss on sale of assets	—	571	—	—	571
Cost of water	4	—	—	—	4
Loss from incidental operations	930	668	—	—	1,598

Total expenses	98,218	6,672	7	—	104,897

Operating loss	(98,218)	(5,868)	(7)	—	(104,093)

Other income (expense):
Interest expense, net	(6,063)	(857)	—	—	(6,920)
Interest income	14,821	1	1,744	—	16,566
Loss on extinguishment of debt	(118,351)	—	—	—	(118,351)
Equity in loss from subsidiaries	(4,987)	—	—	4,987	—

Other income (expense), net	(114,580)	(856)	1,744	4,987	(108,705)

Net income (loss) accumulated during the development stage	$(212,798)	$(6,724)	$1,737	$4,987	$(212,798)

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATING STATEMENTS OF CASH FLOWS INFORMATION

THREE MONTHS ENDED MARCH 31, 2005

(amounts in thousands)

(unaudited)

	Issuers	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminating Entries	Total
Cash flows from operating activities:
Net income (loss) accumulated during the development stage	$(26,908)	$(1,460)	$242	$1,218	$(26,908)
Adjustments to reconcile net income (loss) accumulated during the development stage to net cash provided by operating activities:
Depreciation and amortization	884	627	—	—	1,511
Amortization and writeoff of deferred financing costs and OID	1,373	—	—	—	1,373
Equity in loss from subsidiaries	1,218	—	—	(1,218)	—
(Gain)/Loss on sale of assets	—	(12)	—	—	(12)
Increase (decrease) in cash from changes in:
Receivables, net	(576)	68	—	—	(508)
Inventories and Prepaid expenses	(6,042)	61	—	—	(5,981)
Accounts payable and accrued expenses	37,224	183	—	—	37,407

Net cash provided by operating activities	7,173	(533)	242	—	6,882

Cash flows from investing activities:
Capital expenditures, net of construction payables	(267,032)	(1,862)	—	—	(268,894)
Restricted cash and Investments	(48,463)	—	(242)	—	(48,705)
Investment in subsidiaries	—		—	—	—
Other assets	(20,954)	(933)	—	—	(21,887)
Due from related parties	(12,582)	3,306	—	—	(9,276)
Proceeds from sale of assets	—	23	—	—	23

Net cash used in investing activities	(349,031)	534	(242)	—	(348,739)

Cash flows from financing activities:
Equity contributions	—	—	—	—	—
Deferred financing costs	—	—	—	—	—
Payments on long-term debt	—	—	—	—	—
Proceeds from issuance of long-term debt	373,436	—	—	—	— 373,436

Net cash provided by financing activities	373,436	—	—	—	373,436

Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	31,578	1	—	—	31,579
Balance, beginning of period	25,692	(1)	—	—	25,691

Balance, end of period	$57,270	$—	$—	$—	$57,270

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATING STATEMENTS OF CASH FLOWS INFORMATION

THREE MONTHS ENDED MARCH 31, 2004

(amounts in thousands)

(unaudited)

	Issuers	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminating Entries	Total
Cash flows from operating activities:
Net income (loss) accumulated during the development stage	$(6,770)	$(187)	$147	$40	$(6,770)
Adjustments to reconcile net income (loss) accumulated during the development stage to net cash provided by operating activities:
Depreciation and amortization	159	489	—	—	648
Amortization of deferred financing costs and OID	3,122	—	—	—	3,122
Equity in loss from subsidiaries	40	—	—	(40)	—
Loss on sale of assets	—	—	—	—	—
Increase (decrease) in cash from changes in:
Receivables, net	11	—	—	—	11
Inventories and prepaid expenses	(485)	160	—	—	(325)
Accounts payable and accrued expenses	11,563	8	—	—	11,571

Net cash provided by operating activities	7,640	470	147	—	8,257

Cash flows from investing activities:
Capital expenditures, net of construction payables	(173,985)	1	—	—	(173,984)
Restricted cash and Investments	153,980	—	265	—	154,245
Investment in subsidiaries					—
Other assets	(3,599)	—	—	—	(3,599)
Due from related parties	12,687	(469)	(412)	—	11,806

Net cash used in investing activities	(10,917)	(468)	(147)	—	(11,532)

Cash flows from financing activities:
Equity contributions	—	—	—	—	—
Deferred financing costs	—	—	—	—	—
Proceeds from issuance of long-term debt	—	—	—	—	—

Net cash provided by financing activities	—	—	—	—	—

Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	(3,277)	2	—	—	(3,275)
Balance, beginning of period	18,236	(2)	—	—	18,234

Balance, end of period	$14,959	$—	$—	$—	$14,959

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATING STATEMENTS OF CASH FLOWS INFORMATION

PERIOD FROM INCEPTION TO MARCH 31, 2005

(amounts in thousands)

(unaudited)

	Issuers	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminating Entries	Total
Cash flows from operating activities:
Net income (loss) accumulated during the development stage	$(212,798)	$(6,724)	$1,737	$4,987	$(212,798)
Adjustments to reconcile net income (loss) accumulated during the development stage to net cash provided by operating activities:
Depreciation and amortization	2,647	6,549	—	—	9,196
Amortization and writeoff of deferred financing costs and OID	64,379	—	—	—	64,379
Equity in loss from subsidiaries	4,987	—	—	(4,987)	—
(Gain) / Loss on sale of fixed assets	—	571	—	—	571
Increase (decrease) in cash from changes in:
Receivables, net	(687)	(38)	—	—	(725)
Inventories and prepaid expenses	(9,012)	(62)	—	—	(9,074)
Accounts payable and accrued expenses	69,284	694	—	—	69,978

Net cash provided by operating activities	(81,200)	990	1,737	—	(78,473)

Cash flows from investing activities:
Capital expenditures, net of construction payables	(1,569,165)	(129,121)	—	—	(1,698,286)
Restricted cash and Investments	(777,010)	—	(50,285)	—	(827,295)
Investment in subsidiaries	(11,925)	—	—	11,925	—
Other assets	(67,187)	(1,905)	—	—	(69,092)
Due from related parties	344,531	85,088	48,548	—	478,167
Proceeds from sale of assets	268	33,023	—	—	33,291

Net cash used in investing activities	(2,080,488)	(12,915)	(1,737)	11,925	(2,083,215)

Cash flows from financing activities:
Equity contributions	637,075	11,925	—	(11,925)	637,075
Deferred financing costs	(101,593)	—	—	—	(101,593)
Payments on long-term debt	(888,753)	—	—	—	(888,753)
Proceeds from issuance of long-term debt	2,572,229	—	—	—	2,572,229

Net cash provided by financing activities	2,218,958	11,925	—	(11,925)	2,218,958

Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	57,270	—	—	—	57,270
Balance, beginning of period	—	—	—	—	—

Balance, end of period	$57,270	$—	$—	$—	$57,270

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of

Wynn Las Vegas, LLC

Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of Wynn Las Vegas, LLC and subsidiaries (a development stage company) (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive loss, member’s equity, and cash flows for each of the three years in the period ended December 31, 2004 and for the period from April 21, 2000 (date of inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Wynn Las Vegas, LLC and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, and for the period from April 21, 2000 (date of inception) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

Las Vegas, Nevada

March 15, 2005

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$25,691	$18,234
Restricted cash and investments	115,301	58,312
Receivables, net	217	11
Inventories	758	—
Prepaid expenses	3,195	566

Total current assets	145,162	77,123

Restricted cash and investments	663,289	297,829
Property and equipment, net	1,854,882	763,254
Water rights	6,400	256
Trademark	1,000	1,000
Deferred financing costs	62,370	50,972
Other assets	54,998	18,749

Total assets	$2,788,101	$1,209,183

LIABILITIES AND MEMBER’S EQUITY

Current liabilities:
Accounts and construction payables	$15,888	$562
Accrued interest	4,952	9,438
Accrued compensation and benefits	3,128	913
Other accrued expenses	8,599	174
Due to affiliates	122,274	48,874

Total current liabilities	154,841	59,961
Long-term debt	1,336,175	385,220
Other long-term liabilities	860	—
Due to affiliates	19,558	542,107

Total liabilities	1,511,434	987,288

Commitments and contingencies

Member’s equity:
Contributed capital	1,452,550	237,075
Other comprehensive income	10,007	8,793
Deficiency accumulated from inception during the development stage	(185,890)	(23,973)

Total member’s equity	1,276,667	221,895

Total liabilities and member’s equity	$2,788,101	$1,209,183

The accompanying notes are an integral part of these consolidated financial statements

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands)

	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002	Period from Inception to December 31, 2004
Revenues	$—	$—	$14	$804

Expenses:
Pre-opening costs	41,073	16,437	2,972	64,437
Depreciation and amortization	3,793	2,119	1,771	7,685
Loss on sale of assets	550	—	33	583
Loss from incidental operations	1,015	425	93	1,533

Total expenses	46,431	18,981	4,869	74,238

Operating loss	(46,431)	(18,981)	(4,855)	(73,434)

Other income (expense):
Interest expense, net	—	(5,048)	(1,872)	(6,920)
Interest income	2,865	8,056	1,894	12,815
Loss from extinguishment of debt	(118,351)	—	—	(118,351)

Other income (expense), net	(115,486)	3,008	22	(112,456)

Net loss accumulated during the development stage	(161,917)	(15,973)	(4,833)	(185,890)

Change in fair value of interest rate swaps	1,214	8,793	—	10,007

Comprehensive loss	$(160,703)	$(7,180)	$(4,833)	$(175,883)

The accompanying notes are an integral part of these consolidated financial statements

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY (DEFICIENCY)

(amounts in thousands)

Balance at inception	$—
Net loss accumulated during the development stage	(1,463)

Balance at December 31, 2000	(1,463)

Net loss accumulated during the development stage	(1,704)

Balance at December 31, 2001	(3,167)

Contributions	237,075
Net loss accumulated during the development stage	(4,833)

Balance at December 31, 2002	229,075

Change in the fair value of interest rate swaps	8,793
Net loss accumulated during the development stage	(15,973)

Balance at December 31, 2003	221,895

Contributions	1,215,475
Change in the fair value of interest rate swaps	1,214
Net loss accumulated during the development stage	(161,917)

Balance at December 31, 2004	$1,276,667

The accompanying notes are an integral part of these consolidated financial statements

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002	Period from Inception to December 31, 2004
Cash flows from operating activities:
Net loss accumulated during the development stage	$(161,917)	$(15,973)	$(4,833)	$(185,890)
Adjustments to reconcile net loss accumulated during the development stage to net cash provided by (used in) operating activities:
Depreciation and amortization	3,793	2,119	1,771	7,685
Amortization and writeoff of deferred financing costs and OID	50,499	12,507	—	63,006
Loss on sale of assets	550	—	33	583
Increase (decrease) in cash from changes in:				—
Receivables, net	(206)	16	(27)	(217)
Inventories and prepaid expenses	(2,527)	(172)	(268)	(3,093)
Accounts payable and accrued expenses	21,480	(595)	11,505	32,571

Net cash provided by (used in) operating activities.	(88,328)	(2,098)	8,181	(85,355)

Cash flows from investing activities:
Capital expenditures, net of construction payables	(954,370)	(409,014)	(66,004)	(1,429,393)
Restricted cash and investments	(422,449)	436,588	(792,229)	(778,590)
Other assets	(36,249)	(4,339)	(5,360)	(47,205)
Due from related parties	186,737	(10,402)	306,237	487,444
Proceeds from sale of assets	33,268	—	—	33,268

Net cash provided by (used in) investing activities	(1,193,063)	12,833	(557,356)	(1,734,476)

Cash flows from financing activities:
Equity contributions	400,000	—	237,075	637,075
Principal payments on long-term debt	(888,753)	—	—	(888,753)
Proceeds from issuance of long-term debt	1,817,459	—	381,334	2,198,793
Payments of financing costs	(39,858)	—	(61,735)	(101,593)

Net cash provided by financing activities	1,288,848	—	556,674	1,845,522

Cash and cash equivalents:
Increase in cash and cash equivalents	7,457	10,735	7,499	25,691
Balance, beginning of period	18,234	7,499	—	—

Balance, end of period	$25,691	$18,234	$7,499	$25,691

Supplemental cash flow disclosures:
Cash paid for interest, net of amounts capitalized	$—	$—	$1,419	$1,419
Asset contributions and transfers	$152,374	$256	$221,937	$374,570
Other, net	$860	$1,074	$2,142	$4,076
Amounts due to affiliates contributed by parent	$814,745	$—	$—	$814,745
Change in fair value of interest rate swaps	$1,214	$8,793	$—	$10,007

The accompanying notes are an integral part of these consolidated financial statements

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

Wynn Las Vegas, LLC was formed on April 17, 2001 as a Nevada limited liability company. Originally named Hotel A, LLC its name was changed to Wynn Las Vegas, LLC on May 15, 2002. Unless the context otherwise requires, all references herein to the “Company,” refer to Wynn Las Vegas, LLC, a Nevada corporation and its consolidated subsidiaries, including for periods when the Company was named Hotel A, LLC. The sole member of the Company is Wynn Resorts Holdings, LLC (“Holdings”). The sole member of Holdings is Wynn Resorts, Limited (“Wynn Resorts”). The Company was organized primarily to construct and operate “Wynn Las Vegas,” a $2.7 billion destination resort and casino on the site of the former Desert Inn Resort and Casino (the “Desert Inn”) on “the Strip” in Las Vegas, Nevada, which will open to the public on April 28, 2005.

Wynn Las Vegas Capital Corp. (“Wynn Capital”) is a wholly owned subsidiary of the Company incorporated on June 3, 2002, solely for the purpose of obtaining financing for Wynn Las Vegas. Wynn Capital is authorized to issue 2,000 shares of common stock, par value $0.01. At December 31, 2004, the Company owned the one share that was issued and outstanding. At and for the period from its inception through December 31, 2004, Wynn Capital has neither any significant net assets nor any operating activity. Its sole function is to serve as the co-issuer of the mortgage notes described below. Wynn Las Vegas, LLC and Wynn Capital together are hereinafter referred to as the “Issuers”.

On October 25, 2002, Wynn Resorts completed the initial public offering of approximately $450.0 million of its common stock (before underwriting discounts and commissions), the Issuers concurrently issued $370.0 million aggregate principal amount of 12% second mortgage notes due 2010 (the “Second Mortgage Notes”) and the Company obtained commitments for approximately $1.2 billion of various credit facilities. Capital contributions from Wynn Resorts, the proceeds of the Second Mortgage Notes and a portion of the credit facilities were used to fund construction of Wynn Las Vegas. Also in October 2002, Valvino Lamore, LLC, Wynn Resorts’ predecessor (“Valvino”) transferred certain of its assets directly to the Company, including its 100% equity interests in both World Travel, LLC (“World Travel”) and Las Vegas Jet, LLC (“Las Vegas Jet”), companies which own and operate, respectively, the Company’s aircraft.

On December 14, 2004, the Company effected a series of transactions to refinance its debt and to facilitate the development of a second casino resort known as “Encore at Wynn Las Vegas” on land adjacent to Wynn Las Vegas. These transactions included, among other things, issuance by the Issuers of $1.3 billion of 6 5/8% First Mortgage Notes due 2014 (the “First Mortgage Notes”), a tender offer for all of the outstanding Second Mortgage Notes, satisfaction and discharge of the remaining Second Mortgage Notes, and replacement of the Company’s previous credit facilities with new credit facilities.

2. Summary of Significant Accounting Policies

Development Stage Risk Factors

As a development stage company, the Company has risks that may impact its ability to become an operating enterprise or to remain in existence. The Company is subject to many rules and regulations in the development and construction phases and in operating casino gaming facilities, including but not limited to maintaining compliance with debt covenants, receiving the appropriate permits for particular construction activities, securing state and local gaming licenses for the ownership and operation of Wynn Las Vegas and maintaining ongoing suitability requirements in Nevada. Completion and opening of Wynn Las Vegas is dependent upon compliance with these rules and regulations.

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the December 31, 2003 and 2002 consolidated financial statements have been reclassified to conform to the December 31, 2004 presentation.

During 2004, the Company recorded the amounts charged to affiliates and amounts reimbursed by executive officers of the company for use of the corporate aircraft in preopening expenses as a reduction of the cost of operating the aircraft. Previously, such amounts had been recorded as revenues in the Company’s statements of operations and comprehensive loss. Approximately $2.5 million, $2.7 million and $7.7 million for the 2003 and 2002 fiscal years and the period from inception to December 31, 2004, respectively were reclassified from revenues to preopening expenses to conform to the 2004 presentation.

These reclassifications had no effect on the previously reported net loss accumulated during the development stage.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of highly liquid investments with a purchase maturity of three months or less. Cash equivalents are carried at cost, which approximates fair value.

Restricted Cash and Investments

Restricted cash and investments consist of certificates of deposits to collateralize certain construction insurance claims, cash deposits for certain required sales taxes, and certain of the proceeds of the Company’s financing activities invested in approved money market funds or government-backed treasury notes and interest-only strips. Certain of these funds are restricted by the agreements governing the Company’s debt instruments for the payment of certain construction and development costs relating to Wynn Las Vegas. Amounts classified as current are equal to current construction payables and other accruals also classified as current.

The Company classifies its marketable securities in one of three categories: held-to-maturity, trading or available-for-sale, in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” In accordance with SFAS No. 115, held-to-maturity securities are those securities for which a company has the ability and intent to hold until maturity. Trading securities are those bought and held principally for the purpose of selling them in the near term. All other securities are classified as available-for-sale. The Company’s marketable securities of $763.2 million and $340.4 million as of December 31, 2004 and 2003, respectively, are classified as held-to-maturity. Accordingly, these securities are recorded at cost, adjusted for the

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(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

amortization of premiums or accretion of discounts. The carrying value of these marketable securities approximates fair value due to their relatively short-term maturities and market rates of interest.

Restricted cash and investments at December 31, 2004 and 2003 also include approximately $0 and $2.6 million, respectively of accrued interest receivable on the marketable securities.

Inventories

Retail, food and beverage inventories are stated at the lower of cost or market value. Cost is determined by the first-in, first-out and specific identification methods.

Property and Equipment

Purchases of property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method as follows:

Buildings and improvements	1 to 3 years
Parking garage	15 years
Airplanes	7 to 20 years
Furniture, fixtures and equipment	5 to 20 years

Costs of building repairs and maintenance are charged to expense as incurred. The cost and accumulated depreciation of property and equipment retired or otherwise disposed of are eliminated from the respective accounts and any resulting gain or loss is included in operating income or loss. The design and development costs for Wynn Las Vegas are capitalized and depreciation has not yet commenced.

Capitalized Interest

The Company capitalizes interest costs associated with debt incurred in connection with its major construction projects. Interest capitalization will cease once a project is substantially complete or no longer undergoing construction activities to prepare it for its intended use. When no debt is specifically identified as being incurred in connection with a construction project, the Company capitalizes interest on amounts expended on the project at the Company’s weighted average cost of borrowed money. Interest of $115.0 million, $87.3 million, $13.5 and $222.1 million was capitalized for the years ended December 31, 2004, 2003 and 2002, for the period from inception to December 31, 2004, respectively.

Trademarks and Water Rights

The Company has recorded its trademarks at cost and the water rights acquired as part of the overall purchase price of the Desert Inn, at appraised value. Radio frequencies, which are included in other assets, are recorded at cost. These intangible assets have indefinite useful lives, and accordingly, are not amortized, but are periodically reviewed for impairment.

Deferred Financing Costs

Direct and incremental costs incurred in obtaining loans or in connection with the issuance of long-term debt are capitalized and amortized to interest over the terms of the related debt agreements. Approximately $8.9 million, $9.2 million, $1.6 million and $21.2 million was amortized to interest during the years ended December 31, 2004, 2003 and 2002, and for the period from inception to December 31, 2004, respectively. For

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

deferred financing costs recognized at December 31, 2004, the Company expects approximately $7.9 million, $7.8 million, $7.7 million, $2.8 million and $2.7 million will be amortized to interest during 2005, 2006, 2007 through 2011, 2012 and 2013, and 2014, respectively.

Components of deferred financing costs as of December 31, 2004 and 2003 are as follows:

	Second Mortgage Notes	Wynn Las Vegas Credit Facilities	FF&E Facility	First Mortgage Notes	Total Deferred Financing Costs
	($ amounts in millions)
Net balance, December 31, 2002:	$14.1	$35.0	$11.0	$—	$60.1

Add: 2003 Financing costs	—	—	—	—	—
Less: 2003 Amortization	(1.8)	(5.8)	(1.6)	—	(9.2)

Net balance, December 31, 2003:	12.3	29.2	9.4	—	50.9

Add: 2004 Financing costs	—	12.0	—	27.9	39.9
Less: 2004 writeoffs	(10.4)	(1.1)	(8.0)	—	(19.5)
Less: 2004 Amortization	(1.6)	(5.8)	(1.4)	(0.1)	(8.9)

Net balance, December 31, 2004:	$0.3	$34.3	$—	$27.8	$62.4

Accumulated amortization amounted to $19.8 million and $12.3 million as of December 31, 2004 and 2003, respectively.

Long-Lived Assets

Long-lived assets, which are not to be disposed of, including intangibles and property and equipment, are periodically reviewed by management for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. As of December 31, 2004 and 2003, management does not believe any assets have been impaired. For assets to be held and used, we review fixed assets for impairment whenever indicators of impairment exist. If an indicator of impairment exists, we compare the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then an impairment is measured based on fair value compared to carrying value, with fair value typically based on a discounted cash flow model. If an asset is still under development, future cash flows include remaining construction costs.

Derivative Financial Instruments

The Company seeks to manage its market risk, including interest rate risk associated with variable rate borrowings, through balancing fixed-rate and variable-rate borrowings and the use of derivative financial instruments. The Company accounts for derivative financial instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended. Derivative financial instruments are recognized as assets or liabilities, with changes in fair value affecting net income (loss) or comprehensive income (loss) as applicable.

Revenue Recognition

The Company recognizes revenues at the time persuasive evidence of an arrangement exists, the service is provided or the retail goods are sold, prices are fixed or determinable and collection is reasonably assured.

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(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pre-Opening Costs

Pre-opening costs, consisting primarily of salaries and wages, legal and consulting fees, insurance, and utilities and travel, are expensed as incurred.

Incidental Operations

In accordance with SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects,” the golf course and related operations are being accounted for as incidental operations. Under this method, incidental operations with a net income are excluded from the operating results and the net income is recorded as a reduction in the carrying value of land. Incidental operations with a net loss are stated separately on the consolidated statements of operations.

Income Taxes

The Company reports its operations on the consolidated tax return of Wynn Resorts. As a limited liability company, the Company is classified as a partnership for federal income tax purposes. Accordingly, no provision has been made for federal income taxes as such taxes are liabilities of its member.

Comprehensive Income (Loss)

Comprehensive income (loss) is a broad concept of an enterprise’s financial performance that includes all changes in equity during a period that arise from transactions and economic events from nonowner sources. Comprehensive income (loss) is net income (loss) plus “other comprehensive income (loss),” which consists of revenues, expenses, gains and losses that do not affect net income under accounting principles generally accepted in the United States of America. Other comprehensive income (loss) for the Company reflects the change in the fair value of interest rate swaps while the accumulated other comprehensive income reflected on the balance sheet consists of the cumulative adjustment to the fair value of the Company’s interest rate swaps.

Wynn Resorts’ Equity Instruments Issued to Employees and Consultants of the Company

The Company applies the provisions of Emerging Issues Task Force (“EITF”) 00-23, “Options Granted to Employees of Entities under Common Control” and records the cost of equity instruments granted by Wynn Resorts to employees of the Company in the Company’s consolidated financial statements as a capital contribution. See footnote 7 for further discussion on Wynn Resorts’ stock-based compensation plans.

As permitted by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123,” the Company continues to apply the provisions of Accounting Principles Board (“APB”) Opinion No. 25 and related interpretations in accounting for its employee stock-based compensation. Accordingly, compensation expense is recognized only to the extent that the market value at the date of grant exceeds the exercise price. The following table illustrates the effect on the net loss if the Company had applied the fair-value recognition provisions of SFAS No. 123 to stock-based employee compensation (amounts in thousands).

	Years Ended December 31,			Period From Inception Through 2004
	2004	2003	2002
Net loss accumulated during the development stage as reported	$(161,917)	$(15,973)	$(4,833)	$(185,890)
Less: total stock-based employee compensation expenses determined under the fair-value based method for all awards	(1,750)	(997)	(8)	(2,755)

Proforma net loss	$(163,667)	$(16,970)	$(4,841)	$(188,645)

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Equity Instruments Issued to Consultants and Vendors

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of Emerging Issues Task Force (“EITF”) 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees.” The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

On October 21, 2002, the Company entered into an amended production services agreement with the executive producer of the water-based live theatrical attraction (the “Show”) which will commence in the Wynn Theater upon the opening of Wynn Las Vegas. As additional compensation for the production services to be rendered, Wynn Resorts granted 189,723 restricted shares of Common Stock to the executive producer, which will fully vest on June 30, 2006, provided that a complete run of the Show at Wynn Las Vegas has commenced and not been discontinued. As a result of performance-based vesting conditions, the grant has no effect on the Company’s financial position or results of operations until such time as the performance conditions have been satisfied.

On May 4, 2004, Wynn Resorts granted 25,000 nonqualified stock options to a consultant to assist in the development and initial operation of the Wynn Las Vegas lake-mountain feature through May 31, 2005. These options vest 25% per year, with the first portion vesting in May 2005. In accordance with the above policy, the measurement date is the date performance is complete and the mark-to-market fair value of the options is recognized as compensation cost amortized over the service period. This cost is capitalized to the cost of the Wynn Las Vegas project. As of December 31, 2004, approximately $594,000 has been recognized in construction in progress to reflect the value of the services rendered as of that date.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123(R), “Share Based Payment.” This statement is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” and supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services or incurs a liability in exchange for goods and services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. It requires an entity to measure the costs of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and recognize that cost over the service period. This statement is effective for the first interim or annual period beginning after June 15, 2005. Accordingly, the Company will adopt its provisions effective July 1, 2005. The Company has not yet determined the impact that adoption of this statement will have on its consolidated financial position or results of operations.

In December 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and waster material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges....” This statement requires that those items be recognized as current-period

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(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of the fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for fiscal years beginning after June 15, 2005. Accordingly, the Company will adopt its provisions effective January 1, 2006. The Company does not anticipate that adoption of this statement will have a material impact on its consolidated financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Accordingly, the Company will adopt its provisions for the fiscal quarter beginning July 1, 2005. The Company has not yet determined the impact that adoption of this statement will have on its consolidated financial position or results of operations.

3. Related Party Transactions

The Company periodically incurs costs on behalf of Stephen A. Wynn, Wynn Resorts’ Chairman of the Board, Chief Executive Officer and one of its principal stockholders (“Mr. Wynn”) and other executive officers of Wynn Resorts, including costs with respect to their personal use of corporate aircraft. Mr. Wynn and these other officers have amounts on deposit to prepay any such items. These deposits are replenished on an ongoing basis as needed.

On August 6, 2004, Holdings entered into agreements with Mr. Wynn that confirm and clarify the Company’s rights to use the “Wynn” name and Mr. Wynn’s persona in connection with its casino resorts. Under the parties’ Surname Rights Agreement, Mr. Wynn granted Holdings an exclusive, fully paid-up, perpetual, worldwide license to use, and to own and register trademarks and service marks incorporating the “Wynn” name for casino resorts and related businesses, together with the right to sublicense the name and marks to its affiliates. Under the parties’ Rights of Publicity License, Mr. Wynn granted Holdings the exclusive, royalty-free, worldwide right to use his full name, persona and related rights of publicity for casino resorts and related businesses, together with the ability to sublicense the persona and publicity rights to its affiliates, until October 24, 2017.

On December 29, 2004, the Company entered into an agreement with Mr. Wynn for the lease of a villa suite in the Wynn Las Vegas resort to Mr. and Mrs. Wynn as their personal residence. The agreement becomes effective on the earlier of the date that Mr. and Mrs. Wynn first occupy the suite or the initial opening of Wynn Las Vegas to the public. The term of the agreement continues from year to year unless terminated on at least 90 days’ written notice prior to the end of any lease year, or upon the death of Mr. Wynn. Rent will be determined each year by the Audit Committee of the Board of Directors of Wynn Resorts (the “Audit Committee”), and will be based on the fair market value of the use of the suite accommodations. The Audit Committee has determined, based on a third-party appraisal, that the rental for the first lease year will be $580,000. All services for, and maintenance of, the suite are included in the rental, with certain exceptions.

For the period from inception through December 31, 2004, the accompanying statements of operations include allocations from Valvino or Wynn Resorts, its successor, for legal, accounting, human resource,

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(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

information services, real estate, or other corporate support services. The corporate support service allocations have been determined on a basis that Wynn Resorts or Valvino and the Company consider to be reasonable estimates of the utilization of service provided or the benefit received by the Company. The allocation methods include specific identification, relative cost, square footage and headcount. Allocated costs are reflected in pre-opening costs and amounted to approximately $80,000, $120,000, $239,000 and $635,000 for the years ended December 31, 2004, 2003, 2002 and for the period from inception to December 31, 2004, respectively. During 2004, 2003, 2002 and for the period from inception to December 31, 2004, the Company also transferred the salary cost of an officer dedicated to Wynn Resorts’ development opportunity in the Macau Special Administrative Region of the People’s Republic of China amounting to approximately $0, $312,000, $153,000 and $465,000, for the years ended December 31, 2004, 2003, 2002 and for the period from inception to December 31, 2004, respectively, to an affiliate. Given the development stage nature of the Company’s operations for the periods presented, management does not believe it is practicable to estimate the cost that would have been incurred if the Company had operated as a stand-alone entity.

4. Property and Equipment

Property and equipment as of December 31, 2004 and 2003 consist of the following (in thousands):

	2004	2003
Land	$353,544	$161,880
Parking garage	1,041	—
Airplanes	44,185	38,000
Furniture, fixtures and equipment	11,424	2,058
Construction in progress	1,448,328	565,230

	1,858,522	767,168
Less: accumulated depreciation	(3,640)	(3,914)

	$1,854,882	$763,254

In connection with the December 2004 refinancing of the Company’s debt and associated corporate simplification restructuring, the Company received land, a parking garage and furniture, fixtures and equipment with a net book value of approximately $145.1 million, $885,000 and $235,000 from Valvino and other affiliates. These assets were transferred at their carrying value.

During 2004, the Company purchased a corporate aircraft for approximately $43.5 million and incurred additional amounts for capital improvements and enhancements to these aircraft. The Company also sold its former corporate aircraft for $33.0 million and recorded a loss on the sale of the aircraft of approximately $550,000.

Construction in progress includes interest and other costs capitalized in conjunction with the Wynn Las Vegas project.

As of December 31, 2004 and 2003, the Company had approximately 20 acres of land held for Encore. This land had a book value of approximately $74.4 million and $78.6 million as of December 31, 2004 and 2003, respectively.

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(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Long-Term Debt

Long-term debt as of December 31, 2004 and 2003 consists of the following (amounts in thousands):

	2004	2003
6.625% First Mortgage Notes, due December 1, 2014.	$1,300,000	—
$400.0 million Delay Draw Term Loan Facility; interest at LIBOR plus 2.125% (approximately 4.575%)	26,564	—
12% Second Mortgage Notes, net of original issue discount of approximately $531,000 and $22.8 million, respectively due November 1, 2010; effective interest at approximately 12.9%	9,611	347,220
$188.5 Million FF&E Facility; interest at LIBOR plus 4%; (approximately 5.2%)	—	38,000

	$1,336,175	$385,220

Second Mortgage Notes

On October 30, 2002, the Issuers issued $370.0 million aggregate principal amount of the Second Mortgage Notes maturing November 1, 2010 with semi-annual interest payments beginning in May 2003.

The Second Mortgage Notes were issued for approximately $343.3 million, net of an original issue discount of approximately $26.7 million and issuance costs of approximately $14.4 million. The net proceeds were used to finance the development and construction of Wynn Las Vegas, to pay pre-opening expenses and meet debt service obligations.

On June 14, 2004, the Issuers redeemed approximately $122.4 million of the Second Mortgage Notes. The total price of the redemption was approximately $138.9 million, equal to 112.0% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest thereon. In connection with the redemption, the Company wrote off approximately $7.0 million of the unamortized original issue discount and approximately $3.9 million of unamortized deferred financing costs associated with the Notes. Accordingly, the Company recognized a loss on the early retirement of debt of approximately $25.6 million to reflect these writeoffs and the $14.7 million redemption premium.

On December 14, 2004, the Issuers redeemed approximately $237.4 million in aggregate principal amount of the Second Mortgage Notes and effected a discharge of the Second Mortgage Notes indenture and related collateral documents. The approximately $10.1 million principal amount of Second Mortgage Notes remaining outstanding after the consummation of the tender offer has been called for redemption in accordance with the indenture on November 1, 2006, at a price of 112% of the principal amount, plus accrued and unpaid interest to the redemption date.

In order to effect the satisfaction and discharge, the Issuers deposited in trust with the trustee of the Second Mortgage Notes government securities with an aggregate face value of approximately $10.1 million and approximately $3.0 million of additional funds (the amounts necessary to pay when due all interest payments and the redemption price on the redemption date), to satisfy and discharge the remaining amounts payable under the Second Mortgage Notes indenture. As a result of the satisfaction and discharge, the Issuers are not subject to any restrictive covenants under the Second Mortgage Notes indenture, and the guarantees and collateral securing the Second Mortgage Notes were released. However, the Company will continue to report the outstanding liability and the associated cash restricted for the repayment on its balance sheet until the Second Mortgage Note holders are fully repaid on November 1, 2006, from the funds deposited in trust.

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

First Mortgage Notes

On December 14, 2004, the Issuers issued $1.3 billion aggregate principal amount of 6.625% First Mortgage Notes due 2014 (the “First Mortgage Notes”). The First Mortgage Notes mature on December 1, 2014 and bear interest at the rate of 6.625% per year. The Company may redeem up to 35% of the aggregate principal amount of the First Mortgage Notes at any time prior to December 1, 2007 at a redemption price of 106.625% with the proceeds of one or more of the Company’s qualified equity offerings that are contributed to Wynn Las Vegas, LLC. Commencing December 1, 2009, the First Mortgage Notes are redeemable at the Company’s option at a premium starting at 103.313% and declining ratably to par.

The indenture governing the First Mortgage Notes contains covenants limiting the ability of the Issuers to incur additional debt, make distributions, investments and restricted payments, create liens, enter into transactions with affiliates, sell assets, enter into sale leaseback transactions, permit restrictions on dividends and other payments by subsidiaries, or engage in mergers, consolidations, sales of substantially all assets, sales of subsidiary stock and other specified types of transactions.

The First Mortgage Notes are obligations of the Issuers, guaranteed by each of the subsidiaries of Wynn Las Vegas, LLC, other than Wynn Completion Guarantor, LLC. Wynn Resorts does not guarantee the obligations of the Issuers. Subject to an intercreditor agreement and certain exceptions, the First Mortgage Notes and the guarantees thereof are secured by: (1) a first priority security interest in a liquidity reserve account, which may be used to pay costs for the completion of the construction and opening Wynn Las Vegas and, after the completion of Wynn Las Vegas, to meet Wynn Las Vegas, LLC’s debt service needs in connection with the operation of Wynn Las Vegas; (2) all amounts on deposit from time to time in a completion guarantee deposit account held by Wynn Completion Guarantor, LLC; (3) a first priority pledge of all of the member’s interests owned by Wynn Las Vegas, LLC in its subsidiaries (other than Wynn Completion Guarantor, LLC) and of Wynn Resorts Holdings, LLC’s 100% member’s interest in Wynn Las Vegas, LLC; (4) first mortgages on all real property constituting Wynn Las Vegas, its golf course and Encore; and (5) a first priority security interest in substantially all other existing and future assets of Wynn Las Vegas, LLC and the guarantors, excluding, among other things, an aircraft beneficially owned by World Travel, LLC. The First Mortgage Notes are also secured by certain of the net proceeds from the sale of the First Mortgage Notes.

The obligations of the Issuers and the guarantors under the First Mortgage Notes rank pari passu in right of payment with their existing and future senior secured indebtedness, including indebtedness with respect to the new Wynn Las Vegas credit facilities described below, and rank senior in right of payment to all of their existing and future subordinated indebtedness.

Wynn Las Vegas Credit Facilities

Previous Credit Facilities. Effective October 30, 2002, Wynn Las Vegas, LLC entered into a $750.0 million senior secured revolving credit facility (the “Previous Revolver”) and a $250.0 million delay draw senior secured term loan facility (the “Previous Term Loan”, and together with the Previous Revolver, the “Previous Credit Facilities”) for additional construction financing for Wynn Las Vegas. Subsequently, the Previous Revolver was increased to $800.0 million.

The Previous Revolver and the Previous Term Loan were to mature in October 2008 and October 2009, respectively. Annual interest was charged on outstanding borrowings at the London Interbank Offered Rate (“LIBOR”) plus 4% on the Previous Revolver and LIBOR plus 5.5% on the Previous Term Loan. In addition, the Previous Revolver required quarterly payments on the unused available borrowings at an annual rate of 2%,

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(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

while the Previous Term Loan required quarterly payments at an annual rate of 2.5% through December 31, 2002, 3% from January 1, 2003 to June 30, 2003 and 4% thereafter.

On December 14, 2004, as part of refinancing the Wynn Las Vegas indebtedness, the Company terminated the Previous Credit Facilities and repaid the approximately $458.6 million principal amount outstanding. The Company recorded a loss on the extinguishment of the debt of approximately $1.1 million from the writeoff of a portion of the unamortized deferred financing costs. The Previous Credit Facilities were replaced with new credit facilities as described below.

New Credit Facilities. On December 14, 2004, Wynn Las Vegas, LLC entered into a credit agreement (the “New Credit Agreement”) and related ancillary agreements for secured revolving credit and term loan facilities in the aggregate amount of $1.0 billion. The new credit facilities (the “New Credit Facilities”) consist of a revolving credit facility (the “New Revolver”) in the amount of $600.0 million and a term loan facility (the “New Term Loans”) in the amount of $400.0 million.

The New Revolver will terminate and be payable in full on December 14, 2009, and the New Term Loans will mature on December 14, 2011. Wynn Las Vegas, LLC is required to draw half of the New Term Loans by February 14, 2005 and the remaining half of the New Term Loans by March 14, 2005.

The amount available under the New Credit Facilities will be reduced by $550.0 million if the budget, plans and specifications for Encore (the “Encore Budget, Plans and Specifications”) have not been approved by a majority of the arrangers or a majority of the lenders under the New Credit Agreement by June 30, 2005. This may result in a reduction of availability under the New Revolver, prepayment of loans under the New Term Loans or any combination of the two.

For purposes of calculating interest, loans under the New Credit Facilities will be designated, at the election of Wynn Las Vegas, LLC, as Eurodollar Loans or, in certain circumstances, Base Rate Loans. Eurodollar Loans under the New Revolver and New Term Loans bear interest at LIBOR plus 2.25% and LIBOR plus 2.125%, respectively. Interest on Eurodollar Loans shall be payable at the end of the applicable interest period in the case of interest periods of one, two or three months, and every three months in the case of interest periods of six months. Base Rate Loans are expected to bear interest at (a) the greater of (i) the rate most recently announced by Deutsche Bank as its “prime rate,” or (ii) the Federal Funds Rate plus 1/2 of 1% per annum; plus (b) a borrowing margin 1.25% or 1.125% under the New Revolver and New Term Loans, respectively. Interest on Base Rate Loans will be payable quarterly in arrears.

After the opening of Wynn Las Vegas or, if Encore qualifies for financing under the New Disbursement Agreement (as defined below), after the opening of Encore (collectively, “an Encore Qualifying Event”), the applicable borrowing margins for revolving loans will be based on Wynn Las Vegas, LLC’s leverage ratio, ranging from 1.25% to 2.5% per annum for Eurodollar Loans and 0.25% to 1.5% per annum for Base Rate Loans. Until an Encore Qualifying Event, Wynn Las Vegas, LLC will pay, quarterly in arrears, 0.75% per annum on the daily average of unborrowed availability under the revolving credit facility. After an Encore Qualifying Event, the annual fee Wynn Las Vegas, LLC will be required to pay for unborrowed availability under the revolving credit facility will be based on Wynn Las Vegas, LLC’s leverage ratio, ranging from 0.25% to 0.50% per annum. For unborrowed amounts under the New Term Loans, Wynn Las Vegas, LLC expects to pay, quarterly in arrears, 1.00% per annum on the daily average of the unborrowed amounts under the New Term Loans.

The New Credit Facilities are obligations of Wynn Las Vegas, LLC, guaranteed by each of the subsidiaries of Wynn Las Vegas, LLC, other than Wynn Completion Guarantor, LLC. Subject to an intercreditor agreement,

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and certain exceptions, the obligations of Wynn Las Vegas, LLC and each of the guarantors under the new credit facilities are secured by: (1) a first priority security interest in a liquidity reserve account, which may be used to pay costs for the completion of the construction and opening of the Wynn Las Vegas hotel and casino resort and, after the completion of Wynn Las Vegas, to meet Wynn Las Vegas, LLC’s debt service needs in connection with the operation of Wynn Las Vegas; (2) all amounts on deposit from time to time in a completion guarantee deposit account held by Wynn Completion Guarantor, LLC; (3) all amounts on deposit from time to time in a secured account holding the proceeds of the New Credit Facilities; (4) a first priority pledge of all member’s interests owned by Wynn Las Vegas, LLC in its subsidiaries (other than Wynn Completion Guarantor, LLC) and Wynn Resorts Holdings, LLC’s 100% member’s interest in Wynn Las Vegas, LLC; (5) first mortgages on all real property constituting Wynn Las Vegas, its golf course and Encore; and (6) a first priority security interest in substantially all other existing and future assets of Wynn Las Vegas, LLC and the guarantors, excluding an aircraft owned by World Travel, LLC; provided, that the aircraft may be pledged to secure the New Credit Facilities under certain circumstances.

The obligations of Wynn Las Vegas, LLC and the guarantors under the New Credit Facilities rank pari passu in right of payment with their existing and future senior indebtedness, including indebtedness with respect to the First Mortgage Notes and ranks senior in right of payment to all of their existing and future subordinated indebtedness.

In addition to scheduled amortization payments, Wynn Las Vegas, LLC will be required to make mandatory prepayments of indebtedness under the New Credit Facilities from the net proceeds of all debt offerings (other than those constituting certain permitted debt). After an Encore Qualifying Event, Wynn Las Vegas, LLC will also be required to make mandatory repayments of indebtedness under the New Credit Facilities from specified percentages of excess cash flow, which percentages may decrease and/or be eliminated based on Wynn Las Vegas, LLC’s leverage ratio. Other than with respect to a 1% premium that Wynn Las Vegas, LLC will be required to pay with respect to certain repayments of Wynn Las Vegas, LLC’s term loans occurring prior to December 14, 2005, Wynn Las Vegas, LLC will have the option to prepay all or any portion of the indebtedness under the New Credit Facilities at any time without premium or penalty.

The New Credit Agreement contains customary negative covenants and financial covenants, including negative covenants that will restrict Wynn Las Vegas, LLC’s ability to: incur additional indebtedness, including guarantees; create, incur, assume or permit to exist liens on property and assets; declare or pay dividends and make distributions or restrict the ability of Wynn Las Vegas, LLC’s subsidiaries to pay dividends and make distributions; engage in mergers, investments and acquisitions; enter into transactions with affiliates; enter into sale-leaseback transactions; execute modifications to material contracts; engage in sales of assets; make capital expenditures; and make optional prepayments of certain indebtedness. The financial covenants include (i) maintaining a ratio of earnings before interest, taxes, depreciation and amortization to total interest expense, and (ii) total debt to earnings before interest, taxes, depreciation and amortization.

As of December 31, 2004, the Company was in compliance with all covenants.

Wynn Las Vegas FF&E Facility

Effective October 30, 2002, Wynn Las Vegas, LLC entered into a $188.5 million FF&E facility (the “FF&E Facility”) to provide financing and refinancing for furniture, fixtures and equipment to be used at Wynn Las Vegas.

On December 14, 2004, as part of the refinancing of the Wynn Las Vegas indebtedness, the Company terminated the FF&E Facility and repaid the approximately $70.3 million principal amount outstanding. The Company recorded a

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

loss on the extinguishment of the debt of approximately $9.6 million, comprised of a $1.6 million prepayment penalty and the writeoff of unamortized deferred financing costs of approximately $8.0 million.

New Disbursement Agreement

Wynn Las Vegas, LLC was subject to a disbursement agreement under the Previous Credit Facilities. When the Wynn Las Vegas indebtedness was refinanced, Wynn Las Vegas, LLC entered into a new disbursement agreement (the “New Disbursement Agreement”).

The New Disbursement Agreement sets forth Wynn Las Vegas, LLC’s material obligations to complete the Wynn Las Vegas hotel and casino resort and, if applicable, develop, construct and complete Encore (collectively, the “Projects”) and establishes mechanics for approval of a line-item budget and a schedule for the completion of construction of Wynn Las Vegas, and if and when applicable, the construction of Encore.

The New Disbursement Agreement also establishes the conditions to, and the relative sequencing of, the making of advances and disbursements under the New Credit Facilities and from the proceeds of the First Mortgage Notes, and establishes the obligations of the lenders and the administrative agent under the New Credit Facilities to advance and disburse, respectively, funds under the New Credit Facilities and the obligation of the First Mortgage Notes trustee to release funds from the First Mortgage Notes proceeds account upon satisfaction of such conditions. The New Disbursement Agreement also sets forth the mechanics for approving change orders and amendments to the construction budgets and the construction schedules for the Projects. The New Disbursement Agreement includes certain representations, warranties, covenants and events of default that relate to construction of the Projects.

Under the New Disbursement Agreement, Wynn Las Vegas, LLC is permitted to use the proceeds of the First Mortgage Notes and borrowings under the New Credit Facilities to pay for costs related to the development, construction, outfitting and opening of the Projects (including financing costs and interest during construction) and, subject to certain limitations, corporate overhead and related costs (collectively, “Project Costs”). Except as provided in the following paragraph, the proceeds of the New Credit Facilities and the First Mortgage Notes will not be available to pay Project Costs related to Encore until a majority of the arrangers (by number) or a majority of the lenders under the new credit facilities (in consultation with the construction consultant) have approved, among other things, the Encore Budget, Schedule, Plans and Specifications and certain construction-related agreements (including certain material construction and design contracts), and Wynn Las Vegas, LLC shall have satisfied certain other conditions precedent relating to Encore.

Prior to the approval of the Encore Budget, Schedule, Plans and Specifications, as set forth above, the New Disbursement Agreement will permit disbursements of up to $100.0 million in the aggregate from the borrowings under the new credit facilities and the proceeds of the First Mortgage Notes to pay for Project Costs related to Encore at Wynn Las Vegas pursuant to abbreviated disbursement procedures set forth in the New Disbursement Agreement. No more than $100.0 million from the proceeds of the New Credit Facilities and the First Mortgage Notes will be disbursed for application toward Project Costs related to Encore prior to the opening of Wynn Las Vegas. Thereafter, if the Encore Budget, Schedule, Plans and Specifications have been approved, the entire amount of the borrowings under the new credit facilities (subject to exceptions for working capital and other purposes, including amounts necessary for final completion of Wynn Las Vegas) and the remaining proceeds of the First Mortgage Notes will be available for application toward Project Costs related to Encore in accordance with the New Disbursement Agreement.

The New Disbursement Agreement sets forth the order in which funds from the various sources will be made available to Wynn Las Vegas, LLC. Wynn Las Vegas, LLC expects that a significant portion of the funds

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

needed to pay Project Costs in respect of Encore will come from Wynn Las Vegas, LLC’s operating cash flows after opening of Wynn Las Vegas. Wynn Las Vegas, LLC’s failure to achieve operating cash flows, or obtain other funds, sufficient to fund certain of the Project Costs for Encore would prevent Wynn Las Vegas, LLC from obtaining disbursements and may cause an event of default under the Disbursement Agreement and, as a result, under the Indenture and the Credit Agreement.

The New Disbursement Agreement will terminate after final completion of Wynn Las Vegas or, if the Encore Budget, Schedule, Plans and Specifications have been approved and Wynn Las Vegas, LLC has elected to construct it, after final completion of Encore. The New Disbursement Agreement will cease to apply to Wynn Las Vegas, LLC after final completion of Wynn Las Vegas. Upon termination of the Disbursement Agreement, all amounts remaining in any New Disbursement Agreement accounts other than amounts on deposit in the liquidity reserve account will be released to Wynn Las Vegas, LLC, and the covenants contained in the New Disbursement Agreement will cease to apply. Amounts remaining on deposit in the liquidity reserve account at substantial completion will be available to Wynn Las Vegas, LLC under certain circumstances to pay debt service. Upon satisfaction of certain financial tests, amounts remaining in the liquidity reserve account will be applied to repay the revolving loans under the New Credit Facilities (without reduction in revolving loan commitments thereunder).

Completion Guarantee and Liquidity Reserve

As part of the original Wynn Las Vegas financing, the Company contributed $50 million of the capital contributions of Wynn Resorts to Wynn Completion Guarantor, LLC, a special purpose subsidiary of Wynn Las Vegas, LLC formed in October 2002 to provide a completion guarantee in favor of the lenders under the Previous Credit Facilities and the Second Mortgage Notes to secure completion of Wynn Las Vegas.

In addition, the Company deposited $30.0 million of the capital contributions from Wynn Resorts’ into a required escrow Liquidity Reserve Account to secure the completion and opening of Wynn Las Vegas.

As part of refinancing the Wynn Las Vegas indebtedness, the Company’s new debt agreements retained both the completion guarantee deposit and the liquidity reserve. The liquidity reserve is solely for use of the Wynn Las Vegas project. The $50 million completion guarantee relates to Wynn Las Vegas. Upon completion of Wynn Las Vegas, if the Encore Budget, Plans and Specifications are approved, at least $30 million is required to be on deposit in the completion guarantee collateral account as available to complete Encore. These funds will become gradually available to the Company as construction progresses.

Wynn Las Vegas Interest Rate Swaps

The Previous Credit Facilities required the Company to obtain interest rate protection for at least $325 million of borrowings thereunder, and in May 2003 and June 2003, the Company entered into two interest rate swap arrangements to hedge the underlying interest rate risk on a total of $825 million of expected future borrowings under the Previous Credit Facilities that were to mature in October 2008 and October 2009. These two interest rate swaps were accounted for as cash flow hedges under the provisions of SFAS No. 133.

On December 14, 2004, concurrent with refinancing Wynn Las Vegas’ indebtedness, the Company terminated the two interest rate swaps. As a result of the termination, the Company received approximately $9.6 million in settlement of the related asset. The balance of $9.6 million in accumulated other comprehensive income will be amortized as a reduction to interest expense over the original contract life of the two interest rate swaps. Approximately $200,000 of amortization was recognized during 2004. Approximately $4.8 million will be amortized to earnings in 2005.

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Also concurrent with the refinancing, the Company entered into two new interest rate swap arrangements to hedge the underlying interest rate risk on a total of $400.0 million of expected future term loan borrowings under New Credit Facilities, which bear interest at LIBOR plus 2.125%. Under each of these two new interest rate swap arrangements, the Company will receive payments at a variable rate of LIBOR and pay a fixed rate of 3.793% on $200 million notional amount set forth in the swap instruments from February and March 2005, respectively through December 2008. These effective dates of the two swaps were designed to correspond with the amounts and timing of expected term loan borrowings. The interest rate swaps are expected to be effective as hedging instruments as long as sufficient term loan borrowings are outstanding, and effectively fixes the interest rate on these borrowings at approximately 5.918%. Any ineffectiveness will increase the Company’s recorded interest expense in the consolidated financial statements.

As of December 31, 2003, the Company recorded in other assets the fair value of the net effect of the two former interest rate swaps of approximately $8.8 million. Because there had been no ineffectiveness in the hedging relationship, the corresponding change in fair value of equal amount was reported in other comprehensive income for the year ended December 31, 2003. As of December 31, 2004, the Company recorded in other assets the fair value of the net effect of the two new interest rate swaps of approximately $583,000. Because there has been no ineffectiveness in the hedging relationship, the corresponding change in fair value of equal amount is reported in other comprehensive income for the year ended December 31, 2004.

The fair value approximates the amount the Company would receive if these contracts were settled at the respective valuation date. Fair value is estimated based upon current, and predictions of future, interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions, and therefore, is subject to significant estimation and a high degree of variability of fluctuation between periods.

Fair Value of Long-term Debt

The net book value of the First Mortgage Notes at December 31, 2004 was approximately $1.3 billion. The estimated fair value of the First Mortgage Notes based upon most recent trades at December 31, 2004 was approximately $1.3 billion. The Company discharged its Second Mortgage Notes as previously noted, however, the net book value and the fair value of the Second Mortgage Notes based upon the November 1, 2006 12% call premium, was approximately $9.6 million and $11.4 million, respectively. The net book value of the Company’s borrowings under the $400 Million Delay Draw Term Loan of approximately $26.6 million approximates its fair value due to its floating market rate of interest.

Scheduled Maturities of Long-Term Debt

Scheduled maturities of long-term debt are as follows (amounts in thousands):

Years Ending December 31,
2005	$—
2006	—
2007	—
2008	—
2009	26,564
Thereafter	1,310,142

1,336,706
Less: original issue discount	(531)

$1,336,175

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7. Benefit Plans

Employee Savings Plan

Wynn Resorts established a retirement savings plan under Section 401(k) of the Internal Revenue Code covering its non-union employees on July 27, 2000. The plan allows employees of the Company to defer, within prescribed limits, up to 18% of their income on a pre-tax basis through contributions to this plan. The Company matches the contributions, within prescribed limits, with an amount equal to 100% of the participant’s initial 2% tax deferred contribution and 50% of the tax deferred contribution between 2% and 4% of the participant’s compensation. The Company recorded charges for matching contributions of approximately $159,000, $90,000, $31,000, and $299,000 for the years ended December 31, 2004, 2003 and 2002, and for the period from inception to December 31, 2004, respectively.

Stock Based Compensation Plan

Wynn Resorts established the 2002 Stock Incentive Plan (the “Stock Plan”) which provides for the grant of (i) Incentive Stock Options (“ISO”), (ii) compensatory (i.e. non qualified) stock options (“NQSO”), and (iii) restricted shares of Wynn Resorts’ common stock for employees, directors and independent contractors or consultants of Wynn Resorts and its subsidiaries, including the Company. However, only employees are eligible to receive incentive stock options.

A maximum of 9,750,000 shares of Wynn Resorts’ common stock has been reserved for issuance under the Stock Plan. Options are granted at the current market price at the date of grant. The Stock Plan provides for a variety of vesting schedules, including immediate, twenty-five percent after two years and 25% each year for the next 3 years thereafter, cliff vest at the vesting date, and others to be determined at the time of grant. All options expire ten years from the date of grant.

The Stock Plan will terminate ten years from the date of adoption, unless terminated earlier by Wynn Resorts’ Board of Directors, and no options or restricted shares may be granted under the Stock Plan after such date.

During 2002, 2003 and 2004, a number of persons currently employed by the Company were each granted various numbers of options for shares of Wynn Resorts’ common stock at the market price on the dates of the respective grants. Total options outstanding at December 31, 2004 and 2003 were 1,133,000 and 887,500 options, respectively.

8. Commitments and Contingencies

Wynn Las Vegas

Construction Contracts. As of December 31, 2004, Wynn Las Vegas’ project budget, as amended and excluding the incremental cost anticipated for Encore, was approximately $2.7 billion. This amount includes the cost of acquiring approximately 235 acres of land, costs of design and construction, capitalized interest, pre-opening expenses, financing fees and construction contingencies.

Through December 31, 2004, the Company funded approximately $2.0 billion of the total $2.7 billion of budgeted project costs, primarily from a combination of contributed capital, proceeds from the issuance of the recently discharged Second Mortgage Notes and a portion of the previous credit facilities. As of December 31, 2004, budgeted costs still to be incurred totaled approximately $670.0 million, and the Company had availability under its new credit facilities and long-term restricted cash available for the project sufficient to complete and

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

open Wynn Las Vegas. In addition, the Company has a $50.0 million completion guarantee balance and a $30.0 million liquidity reserve available for Wynn Las Vegas. As these amounts are committed for use, the Wynn Las Vegas project budget will increase correspondingly.

At December 31, 2004, the project budget’s various contractual commitments for developing, constructing and equipping Wynn Las Vegas includes guaranteed maximum price contracts with the three prime contractors for the construction of the hotel and casino for approximately $1.1 billion, construction of the Wynn Las Vegas golf course for approximately $18.1 million and construction of the parking garage for approximately $10.1 million. The parking garage is substantially complete and is currently used for parking by construction personnel. The golf course and the hotel and casino are nearing substantial completion. Wynn Las Vegas will open on April 28, 2005.

Encore. The Company continues to refine the scope and design of Encore. Previously, Encore was to include a hotel tower with approximately 1,500 mini-suites, a small amount of ancillary gaming space, restaurants, a spa, swimming pools, additional retail and approximately 30,000 square feet of meeting rooms. It was expected to cost no more than $900.0 million and to open in the second half of 2007. As initially planned, Encore was an addition to Wynn Las Vegas.

Due to anticipated demand for Wynn Las Vegas, continued strength in the Las Vegas market, and the Company’s desire to maximize the potential of its substantial real estate assets, the Company anticipates a significant increase in the scope of Encore, elevating it to the status of a free standing casino resort; one which is integrated with Wynn Las Vegas through its public space. Although the scope and design of the project have not been finalized, and remain subject to the approval of Wynn Resorts’ Board of Directors, the Company now expects that Encore will include approximately 2,000 full suites in its hotel tower—meaning separate living rooms and bedrooms in each unit—as well as significant additional casino, convention and meeting space, additional entertainment venues, restaurants, a spa and salon, swimming pools and retail space. The Company currently anticipates that Encore will open in the first half of 2008.

The Company expects that the remaining proceeds from Wynn Las Vegas, LLC’s sale of First Mortgage Notes on December 14, 2004, together with remaining availability under its existing credit facilities and cash flow from the operations of Wynn Las Vegas, will be sufficient to pay for expenditures of up to $1.4 billion on the Encore project without incurring additional debt or receiving additional capital contributions from Wynn Resorts. The availability of notes proceeds and funds under the credit agreement in excess of $100.0 million is subject to approval of the Encore Budget, Plans and Specifications by a majority of arrangers or lenders. Once the Company has finalized the scope and plans for Encore, the Company will seek the necessary consents and approvals from its lenders and noteholders.

Entertainment Productions. The Company has entered into long-term agreements with Productions du Dragon, S.A., a creative production company (“Dragon”) and Calitri Services and Licensing Limited Liability Company, its affiliated production services company (“Calitri”), for the licensing, creation, development and executive production of the water-based production show at Wynn Las Vegas to be named “Le Rêve, a small collection of imperfect dreams”. Under these agreements the Company is required to pay certain up-front creation and licensing fees, production costs and, upon opening of the production, a royalty of 10% of net ticket revenues and gross retail sales, and 50% of the show profits to Dragon and Calitri as calculated in accordance with the terms of the agreements. The term of each of the agreements is ten years after the opening date of the show, which will coincide with the opening of Wynn Las Vegas, with one five-year renewal option.

The Company also has an option with the Dragon and Calitri for the development of a second production show for Wynn Las Vegas or for another project. The exercise of the option will require the payment of an additional $1 million and any additional project will require additional funds to develop.

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In June 2004, the Company purchased the rights to stage “Avenue Q,” the Tony Award-winning musical production currently playing on Broadway in New York City. The Company also entered into a Production Services Agreement with Q Las Vegas, LLC, an affiliate of the New York producer, for all production services. The Company will present this show at Wynn Las Vegas’ second showroom, which is scheduled for completion in the third quarter of 2005.

At December 31, 2004 and December 31, 2003, other assets included $32.9 million and $8.7 million, respectively, of amounts paid or accrued for production rights, creation and development costs in conjunction with these entertainment agreements.

Leases

The Company is the lessor under leases for five retail outlets and has entered into license and distribution agreements for five additional retail outlets, and joint venture agreements for the operation of one other retail outlet and the Ferrari and Maserati dealership at Wynn Las Vegas. Each of these retail outlets will open concurrently with the opening of Wynn Las Vegas. In connection with these arrangements, Wynn Las Vegas has provided some of the retail tenants an allowance for improvements. These improvement allowances are included in the budgeted costs to construct Wynn Las Vegas.

In addition to the above, to accommodate its preopening and casino marketing efforts, the Company is the lessee under several leases for office space, a hangar for its corporate aircraft, warehouse facilities and certain office equipment.

At December 31, 2004, the Company was obligated under non-cancelable operating leases to make future minimum lease payments as follows ($ amounts in thousands):

Years Ending December 31,
2005	$2,019
2006	1,222
2007	743
2008	359
2009	358
Thereafter	7,720

$12,421

Self-insurance

The Company’s domestic subsidiaries are covered under a self-insured medical plan up to a maximum of $40,000 per year for each insured person. Amounts in excess of these thresholds are covered by the Company’s insurance programs, subject to customary policy limits.

Employment Agreements

The Company has entered into employment agreements with several executive officers, other members of management and certain key employees. These agreements generally have three- to five-year terms and typically indicate a base salary with specified annual increases, and often contain provisions for guaranteed bonuses. Certain of the executives are also entitled to a separation payment if terminated without “cause” or upon

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

voluntary termination of employment for “good reason” following a “change of control” (as these terms are defined in the employment contracts). The total future obligation under these contractions is approximately $ 34.9 million,

Litigation

The Company is a party to various lawsuits relating to routine matters incidental to its business. As with all litigation, no assurance can be provided as to the outcome of the following matters and we note that litigation inherently involves significant costs.

On February 23, 2004, the Company reached a settlement with all of the plaintiffs with respect to all claims in litigation related to its ownership and development of the former Desert Inn golf course and the residential lots around the golf course. Valvino acquired some, but not all, of the residential lots located in the interior of and around the former Desert Inn golf course when it acquired the former Desert Inn Resort & Casino from Starwood Hotels & Resorts Worldwide, Inc. The plaintiffs sought various forms of declaratory relief concerning the continued existence and governance of the homeowners’ association. In addition, the plaintiffs challenged the termination in June 2001 of the CC&R’s recorded against the residential lots. The plaintiffs also made various claims with respect to easement rights, including rights of access to the golf course and interior and perimeter roadways, maintenance of a golf course view, prohibition of commercial development of the golf course and trespass. In accordance with the settlement the Company affiliate paid $23 million in exchange for the 10 remaining residences and dismissal by the plaintiffs with prejudice of all of the actions and subsequently transferred the land to the Company.

9. Subsequent Events

The Company met its requirement to draw at least $200 million of the New Term Loans by February 14, 2005 and the remaining $200 million on March 14, 2005.

10. Consolidating Financial Information of Guarantors and Issuers

The following consolidating financial statements present information related to the Issuers of the First Mortgage Notes and their guarantor subsidiaries (World Travel, LLC; Las Vegas Jet, LLC; Wynn Show Performers, LLC; Wynn Golf, LLC and Wynn Sunrise, LLC) and non-guarantor subsidiary (Wynn Completion Guarantor, LLC) as of December 31, 2004 and 2003, for the years ended December 31, 2004, 2003 and 2002 and for the period from inception to December 31, 2004.

The following condensed consolidating financial statements are presented in the provided form because: (i) the guarantor subsidiaries are wholly owned subsidiaries of Wynn Las Vegas, LLC (an issuer of the First Mortgage Notes); (ii) the guarantee is considered to be full and unconditional, that is, if the Issuers fails to make a scheduled payment, the guarantor subsidiaries are obligated to make the scheduled payment immediately and, if it does not, any holder of the First Mortgage Notes may immediately bring suit directly against the guarantor subsidiaries for payment of all amounts due and payable; and (iii) the guarantee is joint and several.

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATING BALANCE SHEET INFORMATION

AS OF DECEMBER 31, 2004

(amounts in thousands)

	Issuers	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminating Entries	Total
ASSETS
Current assets:
Cash and cash equivalents	$25,692	$(1)	$—	$—	$25,691
Restricted cash and investments	115,301	—	—	—	115,301
Receivables, net	111	106	—	—	217
Inventories	758	—	—	—	758
Prepaid expenses	3,072	123	—	—	3,195

Total current assets	144,934	228	—	—	145,162

Restricted cash and investments	613,246	—	50,043	—	663,289
Property and equipment, net	1,692,228	162,654	—	—	1,854,882
Water rights	256	6,144	—	—	6,400
Trademark	1,000	—	—	—	1,000
Deferred financing costs	62,370	—	—	—	62,370
Investment in subsidiaries	7,426	—	—	(7,426)	—
Other assets	54,026	972	—	—	54,998

Total assets	$2,575,486	$169,998	$50,043	$(7,426)	$2,788,101

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Accounts and construction payables	$15,800	$88	$—	$—	$15,888
Accrued interest	4,952	—	—	—	4,952
Accrued compensation and benefits.	3,016	112	—	—	3,128
Other accrued expenses	8,292	307	—	—	8,599
Due to affiliates	122,274	—	—	—	122,274

Total current liabilities	154,334	507	—	—	154,841

Long-term debt	1,336,175	—	—	—	1,336,175
Other long-term liabilities	860	—	—	—	860
Due to affiliates	(192,550)	163,560	48,548	—	19,558

Total liabilities	1,298,819	164,067	48,548	—	1,511,434

Commitments and contingencies

Member’s equity:
Contributed capital	1,452,550	11,195	—	(11,195)	1,452,550
Accumulated other comprehensive income	10,007	—	—	—	10,007
Deficit accumulated from inception during the development stage	(185,890)	(5,264)	1,495	3,769	(185,890)

Total member’s equity	1,276,667	5,931	1,495	(7,426)	1,276,667

Total liabilities and member’s equity	$2,575,486	$169,998	$50,043	$(7,426)	$2,788,101

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATING BALANCE SHEET INFORMATION

AS OF DECEMBER 31, 2003

(amounts in thousands)

	Issuers	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminating Entries	Total
ASSETS
Current assets:
Cash and cash equivalents	$18,236	$(2)	$—	$—	$18,234
Restricted cash and investments	58,312	—	—	—	58,312
Receivables, net	11	—	—	—	11
Prepaid expenses	247	319	—	—	566

Total current assets	76,806	317	—	—	77,123

Restricted cash and investments	247,508	—	50,321	—	297,829
Property and equipment, net	728,663	34,591	—	—	763,254
Water rights	256				256
Trademark	1,000	—	—	—	1,000
Deferred financing costs	50,972	—	—	—	50,972
Investment in subsidiaries	8,040	—	—	(8,040)	—
Other assets	18,745	4	—	—	18,749

Total assets	$1,131,990	$34,912	$50,321	$(8,040)	$1,209,183

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Accounts and construction payables	$562	$—	$—	$—	$562
Accrued interest	9,438	—	—	—	9,438
Accrued compensation and benefits.	875	38	—	—	913
Other accrued expenses	173	1	—	—	174
Due to affiliates	48,874	—	—	—	48,874

Total current liabilities	59,922	39	—	—	59,961

Long-term debt	385,220	—	—	—	385,220
Due to affiliates	464,953	27,650	49,504	—	542,107

Total liabilities	910,095	27,689	49,504	—	987,288

Commitments and contingencies

Member’s equity:
Contributed capital	237,075	11,925	—	(11,925)	237,075
Accumulated other comprehensive income	8,793	—	—	—	8,793
Deficit accumulated from inception during the development stage	(23,973)	(4,702)	817	3,885	(23,973)

Total member’s equity	221,895	7,223	817	(8,040)	221,895

Total liabilities and member’s equity	$1,131,990	$34,912	$50,321	$(8,040)	$1,209,183

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATING STATEMENT OF OPERATIONS INFORMATION

YEAR ENDED DECEMBER 31, 2004

(amounts in thousands)

	Issuers	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminating Entries	Total
Airplane revenues	$—	$—	$—	$—	$—

Expenses:
Pre-opening costs	43,950	(2,877)	—	—	41,073
Depreciation and amortization	1,580	2,213	—	—	3,793
Loss on sale of assets	—	550	—	—	550
Loss from incidental operations	339	676	—	—	1,015

Total expenses	45,869	562	—	—	46,431

Operating loss	(45,869)	(562)	—	—	(46,431)

Other income (expense):
Interest expense, net	—	—	—	—	—
Interest income	2,187	—	678	—	2,865
Loss on extinguishment of debt	(118,351)	—	—	—	(118,351)
Equity in income from subsidiaries	116	—	—	(116)	—

Other income (expense), net	(116,048)	—	678	(116)	(115,486)

Net income (loss) accumulated during the development stage	$(161,917)	$(562)	$678	$(116)	$(161,917)

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATING STATEMENT OF OPERATIONS INFORMATION

YEAR ENDED DECEMBER 31, 2003

(amounts in thousands)

	Issuers	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminating Entries	Total
Airplane revenues	$—	$—	$—	$—	$—

Expenses:
Pre-opening costs	17,038	(608)	7	—	16,437
Depreciation and amortization	174	1,945	—	—	2,119
Loss on sale of assets	—	—	—	—	—
Loss from incidental operations	425	—	—	—	425

Total expenses	17,637	1,337	7	—	18,981

Operating loss	(17,637)	(1,337)	(7)	—	(18,981)

Other income (expense):
Interest expense, net	(5,048)	—	—	—	(5,048)
Interest income	7,356	—	700	—	8,056
Equity in loss from subsidiaries	(644)	—	—	644	—

Other income (expense), net	1,664	—	700	644	3,008

Net income (loss) accumulated during the development stage	$(15,973)	$(1,337)	$693	$644	$(15,973)

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATING STATEMENT OF OPERATIONS INFORMATION

YEAR ENDED DECEMBER 31, 2002

(amounts in thousands)

	Issuers	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminating Entries	Total
Airplane revenues	$—	$14	$—	$—	$14

Expenses:
Pre-opening costs	4,533	(1,561)	—	—	2,972
Depreciation and amortization	9	1,762	—	—	1,771
Loss on sale of assets	—	33	—	—	33
Loss from incidental operations	93	—	—	—	93

Total expenses	4,635	234	—	—	4,869

Operating loss	(4,635)	(220)	—	—	(4,855)

Other income (expense):
Interest expense, net	(1,015)	(857)	—	—	(1,872)
Interest income	1,770	—	124	—	1,894
Equity in loss from subsidiaries	(953)	—	—	953	—

Other income (expense), net	(198)	(857)	124	953	22

Net income (loss) accumulated during the development stage	$(4,833)	$(1,077)	$124	$953	$(4,833)

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATING STATEMENT OF OPERATIONS INFORMATION

PERIOD FROM INCEPTION TO DECEMBER 31, 2004

(amounts in thousands)

	Issuers	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminating Entries	Total
Airplane revenues	$—	$804	$—	$—	$804

Expenses:
Pre-opening costs	66,400	(1,970)	7	—	64,437
Depreciation and amortization	1,763	5,922	—	—	7,685
Loss on sale of assets	—	583	—	—	583
Loss from incidental operations	857	676	—	—	1,533

Total expenses	69,020	5,211	7	—	74,238

Operating loss	(69,020)	(4,407)	(7)	—	(73,434)

Other income (expense):
Interest expense, net	(6,063)	(857)	—	—	(6,920)
Interest income	11,313	—	1,502	—	12,815
Loss on extinguishment of debt	(118,351)	—	—	—	(118,351)
Equity in loss from subsidiaries	(3,769)	—	—	3,769	—

Other income (expense), net	(116,870)	(857)	1,502	3,769	(112,456)

Net income (loss) accumulated during the development stage	$(185,890)	$(5,264)	$1,495	$3,769	$(185,890)

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATING STATEMENTS OF CASH FLOWS INFORMATION

YEAR ENDED DECEMBER 31, 2004

(amounts in thousands)

	Issuers	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminating Entries	Total
Cash flows from operating activities:
Net income (loss) accumulated during the development stage	$(161,917)	$(562)	$678	$(116)	$(161,917)
Adjustments to reconcile net income (loss) accumulated during the development stage to net cash provided by operating activities:
Depreciation and amortization	1,580	2,213	—	—	3,793
Amortization and writeoff of deferred financing costs and OID	50,499	—	—	—	50,499
Equity in loss from subsidiaries.	(116)	—	—	116	—
Loss on sale of assets	—	550	—	—	550
Increase (decrease) in cash from changes in:
Receivables, net	(100)	(106)	—	—	(206)
Inventories and Prepaid expenses	(2,723)	196	—	—	(2,527)
Accounts payable and accrued expenses	21,012	468	—	—	21,480

Net cash provided by operating activities	(91,765)	2,759	678	—	(88,328)

Cash flows from investing activities:
Capital expenditures, net of construction payables	(861,556)	(92,814)	—	—	(954,370)
Restricted cash and Investments	(422,727)	—	278	—	(422,449)
Investment in subsidiaries	—		—	—	—
Other assets	(35,281)	(968)			(36,249)
Due from related parties	129,669	58,024	(956)	—	186,737
Proceeds from sale of assets	268	33,000	—	—	33,268

Net cash used in investing activities	(1,189,627)	(2,758)	(678)	—	(1,193,063)

Cash flows from financing activities:
Equity contributions	400,000	—	—	—	400,000
Deferred financing costs	(39,858)	—	—	—	(39,858)
Payments on long-term debt	(888,753)	—	—	—	(888,753)
Proceeds from issuance of long-term debt	1,817,459	—	—	—	— 1,817,459

Net cash provided by financing activities	1,288,848	—	—	—	1,288,848

Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	7,456	1	—	—	7,457
Balance, beginning of period	18,236	(2)	—	—	18,234

Balance, end of period	$25,692	$(1)	$—	$—	$25,691

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATING STATEMENTS OF CASH FLOWS INFORMATION

YEAR ENDED DECEMBER 31, 2003

(amounts in thousands)

	Issuers	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminating Entries	Total
Cash flows from operating activities:
Net income (loss) accumulated during the development stage	$(15,973)	$(1,337)	$693	$644	$(15,973)
Adjustments to reconcile net income (loss) accumulated during the development stage to net cash provided by operating activities:
Depreciation and amortization	174	1,945	—	—	2,119
Amortization of deferred financing costs and OID	12,507	—	—	—	12,507
Equity in loss from subsidiaries	644	—	—	(644)	—
Loss on sale of assets	—	—	—	—	—
Increase (decrease) in cash from changes in:
Receivables, net	—	16	—	—	16
Inventories and prepaid expenses	(153)	(19)	—	—	(172)
Accounts payable and accrued expenses	(591)	(4)	—	—	(595)

Net cash provided by operating activities	(3,392)	601	693	—	(2,098)

Cash flows from investing activities:
Capital expenditures, net of construction payables	(408,882)	(132)	—	—	(409,014)
Restricted cash and Investments	436,785	—	(197)	—	436,588
Investment in subsidiaries					—
Other assets	(4,353)	14	—	—	(4,339)
Due from related parties	(9,430)	(476)	(496)	—	(10,402)

Net cash used in investing activities	14,120	(594)	(693)	—	12,833

Cash flows from financing activities:
Equity contributions	—	—	—	—	—
Deferred financing costs	—	—	—	—	—
Proceeds from issuance of long-term debt	—	—	—	—	—

Net cash provided by financing activities	—	—	—	—	—

Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	10,728	7	—	—	10,735
Balance, beginning of period	7,508	(9)	—	—	7,499

Balance, end of period	$18,236	$(2)	$—	$—	$18,234

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATING STATEMENTS OF CASH FLOWS INFORMATION

YEAR ENDED DECEMBER 31, 2002

(amounts in thousands)

	Issuers	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminating Entries	Total
Cash flows from operating activities:
Net income (loss) accumulated during the development stage	$(4,833)	$(1,077)	$124	$953	$(4,833)
Adjustments to reconcile net income (loss) accumulated during the development stage to net cash provided by operating activities:
Depreciation and amortization	9	1,762	—	—	1,771
Equity in loss from subsidiaries.	953	—	—	(953)	—
Loss on sale of assets	—	33	—	—	33
Increase (decrease) in cash from changes in:
Receivables, net	(11)	(16)	—	—	(27)
Prepaid expenses	(94)	(174)	—	—	(268)
Accounts payable and accrued expenses	11,504	1	—	—	11,505

Net cash provided by operating activities	7,528	529	124	—	8,181

Cash flows from investing activities:
Capital expenditures, net of construction payables	(31,693)	(34,311)	—	—	(66,004)
Restricted cash and Investments	(742,105)	—	(50,124)	—	(792,229)
Investment in subsidiaries	(11,925)	—	—	11,925	—
Other assets	(5,347)	(13)	—	—	(5,360)
Due from related parties	234,376	21,861	50,000	—	306,237

Net cash used in investing activities	(556,694)	(12,463)	(124)	11,925	(557,356)

Cash flows from financing activities:
Equity contributions	237,075	11,925	—	(11,925)	237,075
Deferred financing costs	(61,735)	—	—	—	(61,735)
Proceeds from issuance of long-term debt	381,334	—	—	—	381,334

Net cash provided by financing activities	556,674	11,925	—	(11,925)	556,674

Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	7,508	(9)	—	—	7,499
Balance, beginning of period	—	—	—	—	—

Balance, end of period	$7,508	$(9)	$—	$—	$7,499

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A WHOLLY OWNED SUBSIDIARY OF WYNN RESORTS, LIMITED)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATING STATEMENTS OF CASH FLOWS INFORMATION

PERIOD FROM INCEPTION TO DECEMBER 31, 2004

(amounts in thousands)

	Issuers	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminating Entries	Total
Cash flows from operating activities:
Net income (loss) accumulated during the development stage	$(185,890)	$(5,264)	$1,495	$3,769	$(185,890)
Adjustments to reconcile net income (loss) accumulated during the development stage to net cash provided by operating activities:
Depreciation and amortization	1,763	5,922	—	—	7,685
Amortization and writeoff of deferred financing costs and OID	63,006	—	—	—	63,006
Equity in loss from subsidiaries	3,769	—	—	(3,769)	—
(Gain) / Loss on sale of fixed assets	—	583	—	—	583
Increase (decrease) in cash from changes in:
Receivables, net	(111)	(106)	—	—	(217)
Inventories and prepaid expenses	(2,970)	(123)	—	—	(3,093)
Accounts payable and accrued expenses	32,060	511	—	—	32,571

Net cash provided by operating activities	(88,373)	1,523	1,495	—	(85,355)

Cash flows from investing activities:
Capital expenditures, net of construction payables	(1,302,134)	(127,259)	—	—	(1,429,393)
Restricted cash and Investments	(728,547)	—	(50,043)	—	(778,590)
Investment in subsidiaries	(11,925)	—	—	11,925	—
Other assets	(46,233)	(972)	—	—	(47,205)
Due from related parties	357,114	81,782	48,548	—	487,444
Proceeds from sale of assets	268	33,000	—	—	33,268

Net cash used in investing activities	(1,731,457)	(13,449)	(1,495)	11,925	(1,734,476)

Cash flows from financing activities:
Equity contributions	637,075	11,925	—	(11,925)	637,075
Deferred financing costs	(101,593)	—	—	—	(101,593)
Payments on long-term debt	(888,753)	—	—	—	(888,753)
Proceeds from issuance of long-term debt	2,198,793	—	—	—	2,198,793

Net cash provided by financing activities	381,334 1,845,522	11,925	—	(11,925)	1,845,522

Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	25,692	(1)	—	—	25,691
Balance, beginning of period	—	—	—	—	—

Balance, end of period	$25,692	$(1)	$—	$—	$25,691

WYNN LAS VEGAS, LLC AND SUBSIDIARIES

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Quarterly Financial Information (Unaudited)

	Year Ended December 31, 2004
	First	Second	Third	Fourth	Year
	(in thousands)
Net revenues	$—	$—	$—	$—	$—
Operating loss	(7,548)	(9,861)	(12,959)	(16,063)	(46,431)
Net loss accumulated during the development stage	(6,770)	(35,031)	(12,470)	(107,646)	(161,917)

	Year Ended December 31, 2003
	First	Second	Third	Fourth	Year
	(in thousands)
Net revenues	$—	$—	$—	—	$—
Operating loss	(3,428)	(3,945)	(4,919)	(6,689)	(18,981)
Net loss accumulated during the development stage	(2,441)	(3,950)	(4,322)	(5,260)	(15,973)

$1,300,000,000

Wynn Las Vegas, LLC

Wynn Las Vegas Capital Corp.

6 5/8% First Mortgage Notes due 2014

PROSPECTUS

May     , 2005

Until                     , 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors, Officers, Managers and Members

Section 78.7502 of the Nevada Revised Statutes (the “NRS”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation except that indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. In either case, however, to be entitled to indemnification, the person to be indemnified must not be found to have breached his or her fiduciary duties with such breach involving intentional misconduct, fraud or a knowing violation of the law or must have acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 78.7502 of the NRS also provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, he or she must be indemnified by the corporation against expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense.

Section 78.751 of the NRS permits a corporation, in its articles of incorporation, bylaws or other agreement, to provide for the payment of expenses incurred by an officer or director in defending any civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

Section 78.752 of the NRS permits a corporation to purchase and maintain insurance or make other financial arrangements on behalf of the corporation’s officers, directors, employees or agents, or any persons serving in certain capacities at the request of the corporation, for any liability and expenses incurred by them in their capacities as officers, directors, employees or agents or arising out of their status as such, whether or not the corporation has the authority to indemnify him, her or them against such liability and expenses.

Wynn Resorts’ bylaws provide that it will indemnify its directors and officers to the maximum extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law. In addition, Wynn Resorts has entered into separate indemnification agreements with its directors and officers that require Wynn Resorts, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service other than liabilities arising from willful misconduct of a culpable nature. Wynn Resorts also intends to maintain director and officer liability insurance, if available on reasonable terms.

Section 86.411 of the NRS permits a limited liability company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the limited liability company), by reason of being or having been a manager, member, employee or agent of the limited liability company or serving in certain capacities at the request of the limited liability company. As with corporations, indemnification may include attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified. Section 86.421 of the NRS permits a limited liability company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the limited liability company to procure a judgment in its favor by reason of being or having been a manager, member, employee or agent of the limited liability company or serving in certain capacities at the request of the limited liability company except that indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the limited liability company or for amounts paid in settlement to the limited liability company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. In either case, however, to be entitled to indemnification, the person to be indemnified must have acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the limited liability company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 86.431 of the NRS also provides that to the extent a manager, member, employee or agent of a limited liability has been successful on the merits or otherwise in defense of any such action, he or she must be indemnified by the limited liability company against expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense.

Section 86.441 of the NRS permits a limited liability company, in its articles of organization, operating agreement or other agreement, to provide for the payment of expenses incurred by members or managers in defending any civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

Section 86.461 of the NRS permits a limited liability to purchase and maintain insurance or make other financial arrangements on behalf of the limited liability company’s managers, members employees or agents, or any persons serving in certain capacities at the request of the limited liability company, for any liability and expenses incurred by them in their capacities as managers, members, employees or agents or arising out of their status as such, whether or not the limited liability company has the authority to indemnify him, her or them against such liability and expenses.

Item 21. Exhibits and Financial Statement Schedules.

Item 21(a). Exhibits.

Exhibit No.	Description
3.1	Second Amended and Restated Articles of Organization of Wynn Las Vegas, LLC. (1)

3.2	Second Amended and Restated Operating Agreement of Wynn Las Vegas, LLC. (1)

3.3	First Amended and Restated Articles of Incorporation of Wynn Las Vegas Capital Corp. (1)

3.4	Certificate of Amendment of the Articles of Incorporation of Wynn Las Vegas Capital Corp. (1)

3.5	First Amended and Restated Bylaws of Wynn Las Vegas Capital Corp. (1)

3.6	First Amendment to the First Amended and Restated Bylaws of Wynn Las Vegas Capital Corp. (1)

3.7	Second Amendment to the First Amended and Restated Bylaws of Wynn Las Vegas Capital Corp. (1)

3.8	Amended and Restated Articles of Organization of Wynn Golf, LLC. (1)

Exhibit No.	Description
3.9	First Amended and Restated Operating Agreement of Wynn Golf, LLC. (1)

3.10	Second Amended and Restated Articles of Organization of Las Vegas Jet, LLC. (1)

3.11	Second Amended and Restated Operating Agreement of Las Vegas Jet, LLC. (1)

3.12	Articles of Organization of Wynn Sunrise, LLC. (1)

3.13	First Amended and Restated Operating Agreement of Wynn Sunrise, LLC. (1)

3.14	Second Amended and Restated Articles of Organization of World Travel, LLC. (1)

3.15	Second Amended and Restated Operating Agreement of World Travel, LLC. (1)

3.16	First Amended and Restated Articles of Organization of Wynn Show Performers, LLC. (1)

3.17	First Amended and Restated Operating Agreement of Wynn Show Performers, LLC. (1)

4.1	Indenture, dated as of October 30, 2002, governing the 12% Second Mortgage Notes due 2010 by and among Wynn Las Vegas, LLC; Wynn Las Vegas Capital Corp.; Desert Inn Water Company, LLC; Wynn Design & Development, LLC; Wynn Resorts Holdings, LLC; Las Vegas Jet, LLC; World Travel, LLC; Palo, LLC; Valvino Lamore, LLC; the Wynn Resorts, Limited Registrant and Wells Fargo Bank, National Association, Inc., as trustee. (2)

4.2	Indenture, dated as of December 14, 2004, among Wynn Las Vegas, LLC, Wynn Las Vegas Capital Corp., the Guarantors set forth therein and U.S. Bank National Association, as trustee. (3)

4.3	Supplemental Indenture, dated as of December 14, 2004, among Wynn Las Vegas, LLC, Wynn Las Vegas Capital Corp., the Guarantors set forth therein and Wells Fargo Bank, National Association, as trustee. (3)

4.4	Form of Second Mortgage Note (included in Exhibit 4.1) (2)

4.5	Form of Notation of Guarantee (included in Exhibit 4.1) (2)

4.6	Registration Rights Agreement, dated as of December 14, 2004, by and among Wynn Las Vegas, LLC, Wynn Las Vegas Capital Corp., the Guarantor signatories thereto and Deutsche Bank Securities Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and SG Americas Securities, LLC. (4)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP. (1)

5.2	Opinion of Schreck Brignone. (1)

10.1	Agreement for Guaranteed Maximum Price Construction Services between Wynn Las Vegas, LLC and Marnell Corrao Associates, Inc. for Le Rêve. (5)

10.2	Change Order No. 1 to Agreement for Guaranteed Maximum Price Construction Services dated as of August 12, 2002, by and between Marnell Corrao Associates, Inc. as Contractor and Wynn Las Vegas, LLC. (6)

10.3	Change Order No. 2 to Agreement for Guarantee Maximum Price Construction Services, dated as of August 31, 2003, by and between Marnell Corrao Associates, Inc. as Contractor and Wynn Las Vegas, LLC. (7)

10.4	Change Order No. 3 to Agreement for Guarantee Maximum Price Construction Services, dated as of March 31, 2004, by and between Marnell Corrao Associates, Inc. as Contractor and Wynn Las Vegas. (8)

10.5	Change Order No. 4 to Agreement for Guarantee Maximum Price Construction Services, dated as of June 30, 2004, by and between Marnell Corrao Associates, Inc. as Contractor and Wynn Las Vegas. (9)

Exhibit No.	Description
10.6	Change Order No. 5 to Agreement for Guarantee Maximum Price Construction Services, dated as of August 30, 2004, by and between Marnell Corrao Associates, Inc. and Wynn Las Vegas, LLC. (10)

10.7	Change Order No. 6 to Agreement for Guarantee Maximum Price Construction Services, dated as of November 30, 2004, by and between Marnell Corrao Associates, Inc. and Wynn Las Vegas, LLC. (4)

10.8	Change Order No. 7 to Agreement for Guarantee Maximum Price Construction Services, dated as of December 30, 2004, by and between Marnell Corrao Associates, Inc. and Wynn Las Vegas, LLC. (4)

10.9	Amended and Restated Continuing Guaranty, dated October 22, 2002, by Austi, Inc. in favor of Wynn Las Vegas, LLC. (2)

10.10	Design/Build Agreement, dated June 6, 2002, by and between Wynn Las Vegas, LLC and Bomel Construction Company, Inc. (5)

10.11	Lump Sum Agreement, by and between Wynn Las Vegas, LLC and Wadsworth Golf Construction Company, effective as of February 18, 2003. (11)

10.12	Completion Guaranty, dated December 14, 2004, by Wynn Completion Guarantor, LLC in favor of Deutsche Bank Trust Company Americas, as the Bank Agent, and U.S. Bank National Association, as Indenture Trustee. (4)

10.13	Purchase Agreement, dated October 25, 2002, by and among Wynn Las Vegas, LLC, Wynn Las Vegas Capital Corp. and Stephen A. Wynn. (2)

10.14	Purchase Agreement, dated October 25, 2002, by and among Wynn Las Vegas, LLC, Wynn Las Vegas Capital Corp. and Aruze USA, Inc. (2)

10.15	License Agreement, dated October 31, 2002, by and between Wynn Las Vegas, LLC and Calitri Services and Licensing Limited Liability Company. (12)

10.16	Production Services Agreement, dated October 31, 2002, by and between Wynn Las Vegas, LLC and Productions Du Dragon, S.A. (12)

10.17	Acknowledgement and Agreement, dated as of September 1, 2004, among Wynn Las Vegas, LLC, Wells Fargo Bank, National Association and the lenders named therein. (13)

10.18	Third Amended and Restated Art Rental and Licensing Agreement, dated as of August 6, 2004, by and between Stephen A. Wynn and Wynn Las Vegas, LLC. (10)

10.19	Credit Agreement, dated as of December 14, 2004, among Wynn Las Vegas, LLC, Deutsche Bank Securities Inc., Deutsche Bank Trust Company Americas, Banc of America Securities LLC, Bank of America, N.A., Bear Stearns Corporate Lending Inc., Bear, Stearns & Co. Inc., JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Société Générale and SG Americas Securities, LLC. (3)

10.20	Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of December 14, 2004, made by Wynn Las Vegas, LLC, as trustor, to Nevada Title Company, as trustee, for the benefit of Deutsche Bank Trust Company Americas, as collateral agent. (4)

10.21	Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of December 14, 2004, made by Wynn Sunrise, LLC, as trustor, to Nevada Title Company, as trustee, for the benefit of Deutsche Bank Trust Company Americas, as collateral agent. (4)

10.22	Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of December 14, 2004, made by Wynn Golf, LLC, as trustor, to Nevada Title Company, as trustee, for the benefit of Deutsche Bank Trust Company Americas, as collateral agent. (4)

Exhibit No.	Description
10.23	Guarantee and Collateral Agreement, dated as of December 14, 2004, made by Wynn Resorts Holdings, LLC, Wynn Las Vegas, LLC, Wynn Show Performers, LLC, Wynn Las Vegas Capital Corp., Wynn Golf, LLC, World Travel, LLC, Las Vegas Jet, LLC, Wynn Sunrise, LLC and the other Grantors from time to time party thereto in favor of Deutsche Bank Trust Company Americas, as administrative agent. (4)

10.24	Master Disbursement Agreement, dated as of December 14, 2004, among Wynn Las Vegas, LLC, Wynn Las Vegas Capital Corp., Deutsche Bank Trust Company Americas and U.S. Bank National Association. (3)

10.25	Intercreditor Agreement, dated as of December 14, 2004, among Deutsche Bank Trust Company Americas, as bank agent, Deutsche Bank Trust Company Americas, as collateral agent, and U.S. Bank National Association, as trustee. (3)

10.26	Pledge and Security Agreement, dated as of December 14, 2004, made by Wynn Resorts Holdings, LLC, Wynn Las Vegas, LLC, Wynn Show Performers, LLC, Wynn Las Vegas Capital Corp., Wynn Golf, LLC, World Travel, LLC, Las Vegas Jet, LLC, Wynn Sunrise, LLC and the other Grantors from time to time party thereto in favor of Deutsche Bank Trust Company Americas, as administrative agent. (4)

10.27	Management Fees Subordination Agreement, dated as of December 14, 2004, by Wynn Resorts, Limited, Wynn Las Vegas, LLC, Wynn Las Vegas Capital Corp., and those subsidiaries of Wynn Las Vegas, LLC listed on Exhibit A hereto in favor of Deutsche Bank Trust Company Americas, as administrative agent, and U.S. Bank National Association, as trustee. (4)

10.28	Management Agreement, made as of December 14, 2004, by and among Wynn Las Vegas, LLC, Wynn Show Performers, LLC, Wynn Las Vegas Capital Corp., Wynn Golf, LLC, World Travel, LLC, Las Vegas Jet, LLC, Wynn Sunrise, LLC, and Wynn Resorts, Limited. (4)

10.29	Irrevocable Trust Agreement, dated as of December 14, 2004, by and among Wynn Las Vegas, LLC, Wynn Las Vegas Capital Corp., and Wells Fargo Bank, National Association, as Trustee. (4)

10.30	Amended and Restated Project Administration Services Agreement, dated December 14, 2004, between Wynn Las Vegas, LLC and Wynn Design & Development, LLC. (4)

10.31	Intellectual Property License Agreement, dated as of December 14, 2004, by and among Wynn Resorts Holdings, Wynn Resorts, Limited and Wynn Las Vegas, LLC. (4)

10.32	Employment Agreement, dated as of September 16, 2003 by and between Wynn Las Vegas, LLC and David Sisk. (1)

10.33	First Amendment to Employment Agreement, dated October 20, 2003, by and between Wynn Las Vegas, LLC and David Sisk. (1)

10.34	Employment Agreement, dated as of December 11, 2002 by and between Wynn Las Vegas, LLC and Arthur Nathan. (1)

10.35	First Amendment to Employment Agreement, dated August 28, 2003, by and between Wynn Las Vegas, LLC and Arthur Nathan. (1)

10.36	Employment Agreement, dated as of December 16, 2002 by and between Wynn Las Vegas, LLC and James E. Pettis. (1)

10.37	First Amendment to Employment Agreement, dated June 7, 2004, by and between Wynn Las Vegas, LLC and James E. Pettis. (1)

12.1	Statements re Computation of Ratios. (14)

Exhibit No.	Description

21.1	Subsidiaries of the Registrant. (1)

23.1	Consent of Deloitte & Touche LLP. (14)

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1). (1)

23.3	Consent of Schreck Brignone (included in Exhibit 5.2). (1)

24.1	Powers of Attorney (included in the signature pages to the Registration Statement). (1)

24.2	Powers of Attorney. (14)

25.1	Statement of Eligibility and Qualification on Form T-1 of U.S. Bank National Association, as trustee under the Indenture for Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp.’s 6 5/8% First Mortgage Notes due 2014. (1)

99.1	Form of Letter of Transmittal. (1)

99.2	Form of Notice of Guaranteed Delivery. (1)

99.3	Form of Letter to Clients. (1)

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees. (1)

(1)	Previously filed with the Registration Statement on Form S-4 (File No. 333-124052) filed by the Registrants on April 13, 2005.
(2)	Incorporated by reference from the Current Report on Form 8-K filed by Wynn Resorts on November 18, 2002.
(3)	Incorporated by reference from the Current Report on Form 8-K filed by Wynn Resorts on December 17, 2004.
(4)	Incorporated by reference from the Annual Report on Form 10-K filed by Wynn Resorts on March 15, 2005.
(5)	Incorporated by reference from the Form S-1 filed by Wynn Resorts on June 17, 2002.
(6)	Incorporated by reference from Amendment No. 1 to the Form S-1 filed by Wynn Resorts on August 20, 2002 (File No. 333-90600).
(7)	Incorporated by reference from the Quarterly Report on Form 10-Q filed by Wynn Resorts on November 13, 2003.
(8)	Incorporated by reference from the Quarterly Report on Form 10-Q filed by Wynn Resorts on May 5, 2004.
(9)	Incorporated by reference from the Quarterly Report on Form 10-Q filed by Wynn Resorts on August 3, 2004.
(10)	Incorporated by reference from the Quarterly Report on Form 10-Q filed by Wynn Resorts on November 4, 2004.
(11)	Incorporated by reference from the Quarterly Report on Form 10-Q filed by Wynn Resorts on May 15, 2003.
(12)	Incorporated by reference from the Annual Report on Form 10-K filed by Wynn Resorts on March 28, 2003.
(13)	Incorporated by reference from the Current Report on Form 8-K filed by Wynn Resorts on September 8, 2004.
(14)	Filed herewith.

Item 21(b). Financial Statement Schedules.

None. We have omitted financial statement schedules because they are not required or are not applicable, or the required information is shown in the financial statements or notes to the financial statements.

Item 22. Undertakings

The undersigned registrants hereby undertake that:

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(2) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(3) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 20, 2005.

WYNN LAS VEGAS, LLC

By:	WYNN RESORTS HOLDINGS, LLC,
its sole member

By:	WYNN RESORTS, LIMITED,
its sole member

By:	/s/ STEPHEN A. WYNN
Name:	Stephen A. Wynn
Title:	Chief Executive Officer

Signature	Title	Date

/s/ STEPHEN A. WYNN Stephen A. Wynn	Chairman of Board and Chief Executive Officer of Wynn Resorts, Limited (Principal Executive Officer)	May 20, 2005

/s/ JOHN STRZEMP John Strzemp	Executive Vice President and Chief Financial Officer of Wynn Resorts, Limited (Principal Financial and Accounting Officer)	May 20, 2005

* Kazuo Okada	Vice Chairman of Board Wynn Resorts, Limited	May 20, 2005

* Ronald J. Kramer	President and Director Wynn Resorts, Limited	May 20, 2005

* Robert J. Miller	Director Wynn Resorts, Limited	May 20, 2005

* John A. Moran	Director Wynn Resorts, Limited	May 20, 2005

* Alvin V. Shoemaker	Director Wynn Resorts, Limited	May 20, 2005

* Kiril Sokoloff	Director Wynn Resorts, Limited	May 20, 2005

* D. Boone Wayson	Director Wynn Resorts, Limited	May 20, 2005

* Elaine P. Wynn	Director Wynn Resorts, Limited	May 20, 2005

Signature	Title	Date

* Stanley R. Zax	Director Wynn Resorts, Limited	May 20, 2005

* Allan Zeman	Director Wynn Resorts, Limited	May 20, 2005

*By:	/S/ STEPHEN A. WYNN
Stephen A. Wynn Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 20, 2005.

WYNN LAS VEGAS CAPITAL CORP.

By:	/s/ STEPHEN A. WYNN
Name:	Stephen A. Wynn
Title:	Chief Executive Officer

Signature	Title	Date

/s/ STEPHEN A. WYNN Stephen A. Wynn	Chief Executive Officer and Director (Principal Executive Officer)	May 20, 2005

/s/ JOHN STRZEMP John Strzemp	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 20, 2005

* Kazuo Okada	Director	May 20, 2005

* Ronald J. Kramer	Director	May 20, 2005

* Robert J. Miller	Director	May 20, 2005

* John A. Moran	Director	May 20, 2005

* Alvin V. Shoemaker	Director	May 20, 2005

* Kiril Sokoloff	Director	May 20, 2005

* D. Boone Wayson	Director	May 20, 2005

* Elaine P. Wynn	Director	May 20, 2005

* Stanley R. Zax	Director	May 20, 2005

Signature	Title	Date

* Allan Zeman	Director	May 20, 2005

*By:	/S/ STEPHEN A. WYNN
Stephen A. Wynn Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 20, 2005.

LAS VEGAS JET, LLC

By:	WYNN LAS VEGAS, LLC,
its sole member

By:	WYNN RESORTS HOLDINGS, LLC,
its sole member

By:	WYNN RESORTS, LIMITED,
its sole member

By:	/s/ STEPHEN A. WYNN
Name:	Stephen A. Wynn
Title:	Chief Executive Officer

Signature	Title	Date

/s/ STEPHEN A. WYNN Stephen A. Wynn	Chairman of Board and Chief Executive Officer of Wynn Resorts, Limited (Principal Executive Officer)	May 20, 2005

/s/ JOHN STRZEMP John Strzemp	Executive Vice President and Chief Financial Officer of Wynn Resorts, Limited (Principal Financial and Accounting Officer)	May 20, 2005

* Kazuo Okada	Vice Chairman of Board Wynn Resorts, Limited	May 20, 2005

* Ronald J. Kramer	President and Director Wynn Resorts, Limited	May 20, 2005

* Robert J. Miller	Director Wynn Resorts, Limited	May 20, 2005

* John A. Moran	Director Wynn Resorts, Limited	May 20, 2005

* Alvin V. Shoemaker	Director Wynn Resorts, Limited	May 20, 2005

* Kiril Sokoloff	Director Wynn Resorts, Limited	May 20, 2005

* D. Boone Wayson	Director Wynn Resorts, Limited	May 20, 2005

Signature	Title	Date

* Elaine P. Wynn	Director Wynn Resorts, Limited	May 20, 2005

* Stanley R. Zax	Director Wynn Resorts, Limited	May 20, 2005

* Allan Zeman	Director Wynn Resorts, Limited	May 20, 2005

*By:	/S/ STEPHEN A. WYNN
Stephen A. Wynn Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 20, 2005.

WORLD TRAVEL, LLC

By:	WYNN LAS VEGAS, LLC,
its sole member

By:	WYNN RESORTS HOLDINGS, LLC,
its sole member

By:	WYNN RESORTS, LIMITED,
its sole member

By:	/s/ STEPHEN A. WYNN
Name:	Stephen A. Wynn
Title:	Chief Executive Officer

Signature	Title	Date

/s/ STEPHEN A. WYNN Stephen A. Wynn	Chairman of Board and Chief Executive Officer of Wynn Resorts, Limited (Principal Executive Officer)	May 20, 2005

/s/ JOHN STRZEMP John Strzemp	Executive Vice President and Chief Financial Officer of Wynn Resorts, Limited (Principal Financial and Accounting Officer)	May 20, 2005

* Kazuo Okada	Vice Chairman of Board Wynn Resorts, Limited	May 20, 2005

* Ronald J. Kramer	President and Director Wynn Resorts, Limited	May 20, 2005

* Robert J. Miller	Director Wynn Resorts, Limited	May 20, 2005

* John A. Moran	Director Wynn Resorts, Limited	May 20, 2005

* Alvin V. Shoemaker	Director Wynn Resorts, Limited	May 20, 2005

* Kiril Sokoloff	Director Wynn Resorts, Limited	May 20, 2005

* D. Boone Wayson	Director Wynn Resorts, Limited	May 20, 2005

Signature	Title	Date

* Elaine P. Wynn	Director Wynn Resorts, Limited	May 20, 2005

* Stanley R. Zax	Director Wynn Resorts, Limited	May 20, 2005

* Allan Zeman	Director Wynn Resorts, Limited	May 20, 2005

*By:	/S/ STEPHEN A. WYNN
Stephen A. Wynn Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 20, 2005.

WYNN SUNRISE, LLC

By:	WYNN LAS VEGAS, LLC,
its sole member

By:	WYNN RESORTS HOLDINGS, LLC,
its sole member

By:	WYNN RESORTS, LIMITED,
its sole member

By:	/s/ STEPHEN A. WYNN
Name:	Stephen A. Wynn
Title:	Chief Executive Officer

Signature	Title	Date

/s/ STEPHEN A. WYNN Stephen A. Wynn	Chairman of Board and Chief Executive Officer of Wynn Resorts, Limited (Principal Executive Officer)	May 20, 2005

/s/ JOHN STRZEMP John Strzemp	Executive Vice President and Chief Financial Officer of Wynn Resorts, Limited (Principal Financial and Accounting Officer)	May 20, 2005

* Kazuo Okada	Vice Chairman of Board Wynn Resorts, Limited	May 20, 2005

* Ronald J. Kramer	President and Director Wynn Resorts, Limited	May 20, 2005

* Robert J. Miller	Director Wynn Resorts, Limited	May 20, 2005

* John A. Moran	Director Wynn Resorts, Limited	May 20, 2005

* Alvin V. Shoemaker	Director Wynn Resorts, Limited	May 20, 2005

* Kiril Sokoloff	Director Wynn Resorts, Limited	May 20, 2005

* D. Boone Wayson	Director Wynn Resorts, Limited	May 20, 2005

Signature	Title	Date

* Elaine P. Wynn	Director Wynn Resorts, Limited	May 20, 2005

* Stanley R. Zax	Director Wynn Resorts, Limited	May 20, 2005

* Allan Zeman	Director Wynn Resorts, Limited	May 20, 2005

*By:	/S/ STEPHEN A. WYNN
Stephen A. Wynn Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 20, 2005.

WYNN SHOW PERFORMERS, LLC

By:	WYNN LAS VEGAS, LLC,
its sole member

By:	WYNN RESORTS HOLDINGS, LLC,
its sole member

By:	WYNN RESORTS, LIMITED,
its sole member

By:	/s/ STEPHEN A. WYNN
Name:	Stephen A. Wynn
Title:	Chief Executive Officer

Signature	Title	Date

/s/ STEPHEN A. WYNN Stephen A. Wynn	Chairman of Board and Chief Executive Officer of Wynn Resorts, Limited (Principal Executive Officer)	May 20, 2005

/s/ JOHN STRZEMP John Strzemp	Executive Vice President and Chief Financial Officer of Wynn Resorts, Limited (Principal Financial and Accounting Officer)	May 20, 2005

* Kazuo Okada	Vice Chairman of Board Wynn Resorts, Limited	May 20, 2005

* Ronald J. Kramer	President and Director Wynn Resorts, Limited	May 20, 2005

* Robert J. Miller	Director Wynn Resorts, Limited	May 20, 2005

* John A. Moran	Director Wynn Resorts, Limited	May 20, 2005

* Alvin V. Shoemaker	Director Wynn Resorts, Limited	May 20, 2005

* Kiril Sokoloff	Director Wynn Resorts, Limited	May 20, 2005

* D. Boone Wayson	Director Wynn Resorts, Limited	May 20, 2005

Signature	Title	Date

* Elaine P. Wynn	Director Wynn Resorts, Limited	May 20, 2005

* Stanley R. Zax	Director Wynn Resorts, Limited	May 20, 2005

* Allan Zeman	Director Wynn Resorts, Limited	May 20, 2005

*By:	/S/ STEPHEN A. WYNN
Stephen A. Wynn Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 20, 2005.

WYNN GOLF, LLC

By:	WYNN LAS VEGAS, LLC,
its sole member

By:	WYNN RESORTS HOLDINGS, LLC,
its sole member

By:	WYNN RESORTS, LIMITED,
its sole member

By:	/s/ STEPHEN A. WYNN
Name:	Stephen A. Wynn
Title:	Chief Executive Officer

Signature	Title	Date

/s/ STEPHEN A. WYNN Stephen A. Wynn	Chairman of Board and Chief Executive Officer of Wynn Resorts, Limited (Principal Executive Officer)	May 20, 2005

/s/ JOHN STRZEMP John Strzemp	Executive Vice President and Chief Financial Officer of Wynn Resorts, Limited (Principal Financial and Accounting Officer)	May 20, 2005

* Kazuo Okada	Vice Chairman of Board Wynn Resorts, Limited	May 20, 2005

* Ronald J. Kramer	President and Director Wynn Resorts, Limited	May 20, 2005

* Robert J. Miller	Director Wynn Resorts, Limited	May 20, 2005

* John A. Moran	Director Wynn Resorts, Limited	May 20, 2005

* Alvin V. Shoemaker	Director Wynn Resorts, Limited	May 20, 2005

* Kiril Sokoloff	Director Wynn Resorts, Limited	May 20, 2005

* D. Boone Wayson	Director Wynn Resorts, Limited	May 20, 2005

Signature	Title	Date

* Elaine P. Wynn	Director Wynn Resorts, Limited	May 20, 2005

* Stanley R. Zax	Director Wynn Resorts, Limited	May 20, 2005

* Allan Zeman	Director Wynn Resorts, Limited	May 20, 2005

*By:	/S/ STEPHEN A. WYNN
Stephen A. Wynn Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Second Amended and Restated Articles of Organization of Wynn Las Vegas, LLC. (1)

3.2	Second Amended and Restated Operating Agreement of Wynn Las Vegas, LLC. (1)

3.3	First Amended and Restated Articles of Incorporation of Wynn Las Vegas Capital Corp. (1)

3.4	Certificate of Amendment of the Articles of Incorporation of Wynn Las Vegas Capital Corp. (1)

3.5	First Amended and Restated Bylaws of Wynn Las Vegas Capital Corp. (1)

3.6	First Amendment to the First Amended and Restated Bylaws of Wynn Las Vegas Capital Corp. (1)

3.7	Second Amendment to the First Amended and Restated Bylaws of Wynn Las Vegas Capital Corp. (1)

3.8	Amended and Restated Articles of Organization of Wynn Golf, LLC. (1)

3.9	First Amended and Restated Operating Agreement of Wynn Golf, LLC. (1)

3.10	Second Amended and Restated Articles of Organization of Las Vegas Jet, LLC. (1)

3.11	Second Amended and Restated Operating Agreement of Las Vegas Jet, LLC. (1)

3.12	Articles of Organization of Wynn Sunrise, LLC. (1)

3.13	First Amended and Restated Operating Agreement of Wynn Sunrise, LLC. (1)

3.14	Second Amended and Restated Articles of Organization of World Travel, LLC. (1)

3.15	Second Amended and Restated Operating Agreement of World Travel, LLC. (1)

3.16	First Amended and Restated Articles of Organization of Wynn Show Performers, LLC. (1)

3.17	First Amended and Restated Operating Agreement of Wynn Show Performers, LLC. (1)

4.1	Indenture, dated as of October 30, 2002, governing the 12% Second Mortgage Notes due 2010 by and among Wynn Las Vegas, LLC; Wynn Las Vegas Capital Corp.; Desert Inn Water Company, LLC; Wynn Design & Development, LLC; Wynn Resorts Holdings, LLC; Las Vegas Jet, LLC; World Travel, LLC; Palo, LLC; Valvino Lamore, LLC; the Wynn Resorts, Limited Registrant and Wells Fargo Bank, National Association, Inc., as trustee. (2)

4.2	Indenture, dated as of December 14, 2004, among Wynn Las Vegas, LLC, Wynn Las Vegas Capital Corp., the Guarantors set forth therein and U.S. Bank National Association, as trustee. (3)

4.3	Supplemental Indenture, dated as of December 14, 2004, among Wynn Las Vegas, LLC, Wynn Las Vegas Capital Corp., the Guarantors set forth therein and Wells Fargo Bank, National Association, as trustee. (3)

4.4	Form of Second Mortgage Note (included in Exhibit 4.1) (2)

4.5	Form of Notation of Guarantee (included in Exhibit 4.1) (2)

4.6	Registration Rights Agreement, dated as of December 14, 2004, by and among Wynn Las Vegas, LLC, Wynn Las Vegas Capital Corp., the Guarantor signatories thereto and Deutsche Bank Securities Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and SG Americas Securities, LLC. (4)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP. (1)

5.2	Opinion of Schreck Brignone. (1)

10.1	Agreement for Guaranteed Maximum Price Construction Services between Wynn Las Vegas, LLC and Marnell Corrao Associates, Inc. for Le Rêve. (5)

Exhibit No.	Description

10.2	Change Order No. 1 to Agreement for Guaranteed Maximum Price Construction Services dated as of August 12, 2002, by and between Marnell Corrao Associates, Inc. as Contractor and Wynn Las Vegas, LLC. (6)
10.3	Change Order No. 2 to Agreement for Guarantee Maximum Price Construction Services, dated as of August 31, 2003, by and between Marnell Corrao Associates, Inc. as Contractor and Wynn Las Vegas, LLC. (7)

10.4	Change Order No. 3 to Agreement for Guarantee Maximum Price Construction Services, dated as of March 31, 2004, by and between Marnell Corrao Associates, Inc. as Contractor and Wynn Las Vegas. (8)

10.5	Change Order No. 4 to Agreement for Guarantee Maximum Price Construction Services, dated as of June 30, 2004, by and between Marnell Corrao Associates, Inc. as Contractor and Wynn Las Vegas. (9)

10.6	Change Order No. 5 to Agreement for Guarantee Maximum Price Construction Services, dated as of August 30, 2004, by and between Marnell Corrao Associates, Inc. and Wynn Las Vegas, LLC. (10)

10.7	Change Order No. 6 to Agreement for Guarantee Maximum Price Construction Services, dated as of November 30, 2004, by and between Marnell Corrao Associates, Inc. and Wynn Las Vegas, LLC. (4)

10.8	Change Order No. 7 to Agreement for Guarantee Maximum Price Construction Services, dated as of December 30, 2004, by and between Marnell Corrao Associates, Inc. and Wynn Las Vegas, LLC. (4)

10.9	Amended and Restated Continuing Guaranty, dated October 22, 2002, by Austi, Inc. in favor of Wynn Las Vegas, LLC. (2)

10.10	Design/Build Agreement, dated June 6, 2002, by and between Wynn Las Vegas, LLC and Bomel Construction Company, Inc. (5)

10.11	Lump Sum Agreement, by and between Wynn Las Vegas, LLC and Wadsworth Golf Construction Company, effective as of February 18, 2003. (11)

10.12	Completion Guaranty, dated December 14, 2004, by Wynn Completion Guarantor, LLC in favor of Deutsche Bank Trust Company Americas, as the Bank Agent, and U.S. Bank National Association, as Indenture Trustee. (4)

10.13	Purchase Agreement, dated October 25, 2002, by and among Wynn Las Vegas, LLC, Wynn Las Vegas Capital Corp. and Stephen A. Wynn. (2)

10.14	Purchase Agreement, dated October 25, 2002, by and among Wynn Las Vegas, LLC, Wynn Las Vegas Capital Corp. and Aruze USA, Inc. (2)

10.15	License Agreement, dated October 31, 2002, by and between Wynn Las Vegas, LLC and Calitri Services and Licensing Limited Liability Company. (12)

10.16	Production Services Agreement, dated October 31, 2002, by and between Wynn Las Vegas, LLC and Productions Du Dragon, S.A. (12)

10.17	Acknowledgement and Agreement, dated as of September 1, 2004, among Wynn Las Vegas, LLC, Wells Fargo Bank, National Association and the lenders named therein. (13)

10.18	Third Amended and Restated Art Rental and Licensing Agreement, dated as of August 6, 2004, by and between Stephen A. Wynn and Wynn Las Vegas, LLC. (10)

10.19	Credit Agreement, dated as of December 14, 2004, among Wynn Las Vegas, LLC, Deutsche Bank Securities Inc., Deutsche Bank Trust Company Americas, Banc of America Securities LLC, Bank of America, N.A., Bear Stearns Corporate Lending Inc., Bear, Stearns & Co. Inc., JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Société Générale and SG Americas Securities, LLC. (3)

Exhibit No.	Description

10.20	Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of December 14, 2004, made by Wynn Las Vegas, LLC, as trustor, to Nevada Title Company, as trustee, for the benefit of Deutsche Bank Trust Company Americas, as collateral agent. (4)
10.21	Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of December 14, 2004, made by Wynn Sunrise, LLC, as trustor, to Nevada Title Company, as trustee, for the benefit of Deutsche Bank Trust Company Americas, as collateral agent. (4)

10.22	Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of December 14, 2004, made by Wynn Golf, LLC, as trustor, to Nevada Title Company, as trustee, for the benefit of Deutsche Bank Trust Company Americas, as collateral agent. (4)

10.23	Guarantee and Collateral Agreement, dated as of December 14, 2004, made by Wynn Resorts Holdings, LLC, Wynn Las Vegas, LLC, Wynn Show Performers, LLC, Wynn Las Vegas Capital Corp., Wynn Golf, LLC, World Travel, LLC, Las Vegas Jet, LLC, Wynn Sunrise, LLC and the other Grantors from time to time party thereto in favor of Deutsche Bank Trust Company Americas, as administrative agent. (4)

10.24	Master Disbursement Agreement, dated as of December 14, 2004, among Wynn Las Vegas, LLC, Wynn Las Vegas Capital Corp., Deutsche Bank Trust Company Americas and U.S. Bank National Association. (3)

10.25	Intercreditor Agreement, dated as of December 14, 2004, among Deutsche Bank Trust Company Americas, as bank agent, Deutsche Bank Trust Company Americas, as collateral agent, and U.S. Bank National Association, as trustee. (3)

10.26	Pledge and Security Agreement, dated as of December 14, 2004, made by Wynn Resorts Holdings, LLC, Wynn Las Vegas, LLC, Wynn Show Performers, LLC, Wynn Las Vegas Capital Corp., Wynn Golf, LLC, World Travel, LLC, Las Vegas Jet, LLC, Wynn Sunrise, LLC and the other Grantors from time to time party thereto in favor of Deutsche Bank Trust Company Americas, as administrative agent. (4)

10.27	Management Fees Subordination Agreement, dated as of December 14, 2004, by Wynn Resorts, Limited, Wynn Las Vegas, LLC, Wynn Las Vegas Capital Corp., and those subsidiaries of Wynn Las Vegas, LLC listed on Exhibit A hereto in favor of Deutsche Bank Trust Company Americas, as administrative agent, and U.S. Bank National Association, as trustee. (4)

10.28	Management Agreement, made as of December 14, 2004, by and among Wynn Las Vegas, LLC, Wynn Show Performers, LLC, Wynn Las Vegas Capital Corp., Wynn Golf, LLC, World Travel, LLC, Las Vegas Jet, LLC, Wynn Sunrise, LLC, and Wynn Resorts, Limited. (4)

10.29	Irrevocable Trust Agreement, dated as of December 14, 2004, by and among Wynn Las Vegas, LLC, Wynn Las Vegas Capital Corp., and Wells Fargo Bank, National Association, as Trustee. (4)

10.30	Amended and Restated Project Administration Services Agreement, dated December 14, 2004, between Wynn Las Vegas, LLC and Wynn Design & Development, LLC. (4)

10.31	Intellectual Property License Agreement, dated as of December 14, 2004, by and among Wynn Resorts Holdings, Wynn Resorts, Limited and Wynn Las Vegas, LLC. (4)

10.32	Employment Agreement, dated as of September 16, 2003 by and between Wynn Las Vegas, LLC and David Sisk. (1)

10.33	First Amendment to Employment Agreement, dated October 20, 2003, by and between Wynn Las Vegas, LLC and David Sisk. (1)

10.34	Employment Agreement, dated as of December 11, 2002 by and between Wynn Las Vegas, LLC and Arthur Nathan. (1)

10.35	First Amendment to Employment Agreement, dated August 28, 2003, by and between Wynn Las Vegas, LLC and Arthur Nathan. (1)

Exhibit No.	Description

10.36	Employment Agreement, dated as of December 16, 2002 by and between Wynn Las Vegas, LLC and James E. Pettis. (1)
10.37	First Amendment to Employment Agreement, dated June 7, 2004, by and between Wynn Las Vegas, LLC and James E. Pettis. (1)

12.1	Statements re Computation of Ratios. (14)

21.1	Subsidiaries of the Registrant. (1)

23.1	Consent of Deloitte & Touche LLP. (14)

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1). (1)

23.3	Consent of Schreck Brignone (included in Exhibit 5.2). (1)

24.1	Powers of Attorney (included in the signature pages to the Registration Statement). (1)

24.2	Powers of Attorney. (14)

25.1	Statement of Eligibility and Qualification on Form T-1 of U.S. Bank National Association, as trustee under the Indenture for Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp.’s 6 5/8% First Mortgage Notes due 2014. (1)

99.1	Form of Letter of Transmittal. (1)

99.2	Form of Notice of Guaranteed Delivery. (1)

99.3	Form of Letter to Clients. (1)

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees. (1)

(1)	Previously filed with the Registration Statement on Form S-4 (File No. 333-124052) filed by the Registrants on April 13, 2005.
(2)	Incorporated by reference from the Current Report on Form 8-K filed by Wynn Resorts on November 18, 2002.
(3)	Incorporated by reference from the Current Report on Form 8-K filed by Wynn Resorts on December 17, 2004.
(4)	Incorporated by reference from the Annual Report on Form 10-K filed by Wynn Resorts on March 15, 2005.
(5)	Incorporated by reference from the Form S-1 filed by Wynn Resorts on June 17, 2002.
(6)	Incorporated by reference from Amendment No. 1 to the Form S-1 filed by Wynn Resorts on August 20, 2002 (File No. 333-90600).
(7)	Incorporated by reference from the Quarterly Report on Form 10-Q filed by Wynn Resorts on November 13, 2003.
(8)	Incorporated by reference from the Quarterly Report on Form 10-Q filed by Wynn Resorts on May 5, 2004.
(9)	Incorporated by reference from the Quarterly Report on Form 10-Q filed by Wynn Resorts on August 3, 2004.
(10)	Incorporated by reference from the Quarterly Report on Form 10-Q filed by Wynn Resorts on November 4, 2004.
(11)	Incorporated by reference from the Quarterly Report on Form 10-Q filed by Wynn Resorts on May 15, 2003.
(12)	Incorporated by reference from the Annual Report on Form 10-K filed by Wynn Resorts on March 28, 2003.
(13)	Incorporated by reference from the Current Report on Form 8-K filed by Wynn Resorts on September 8, 2004.
(14)	Filed herewith.